As filed with the Securities and Exchange Commission on June 16, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Kansas City Southern de México, S.A. de C.V.

(Exact Name of Registrant as Specified in Its Charter)

Kansas City Southern of Mexico

(Translation of Registrant’s name into English)

Mexico	4011	98-0519243
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

Montes Urales 625 Lomas de Chapultepec 11000 Mexico, D.F. Mexico + (5255) 9178-5686		CT Corporation 111 Eighth Avenue, 13th Floor New York, New York 10011 (212) 894-8940
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)		(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

William J. Wochner, Esq. Kansas City Southern 427 West 12th Street Kansas City, Missouri 64105 816-983-1324	Gary Kashar, Esq. White & Case LLP 1155 Avenue of the Americas New York, New York 10036 (212) 819-8200

Approximate date of commencement of proposed sale of the securities to the public: The exchange offer will commence as soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting Company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Prices	Amount of Registration Fee(1)
6.125% Senior Notes Due 2021	$200,000,000	100%	$200,000,000	$23,220

(1)	Calculated in accordance with Rule 457(f) under the Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not exchange the outstanding notes until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. We are not making an offer to exchange outstanding notes in any jurisdiction where the exchange offer is not permitted, and will not accept surrenders for exchange from holders in any such jurisdiction.

SUBJECT TO COMPLETION DATED JUNE 16, 2011

PROSPECTUS

Kansas City Southern de México, S.A. de C.V.

OFFER TO EXCHANGE

UP TO $200,000,000 6.125% SENIOR NOTES DUE 2021

WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED

FOR

ANY AND ALL OF ITS

OUTSTANDING UNREGISTERED $200,000,000 6.125% SENIOR NOTES DUE 2021

•

We are offering to exchange (the “exchange offer”) up to $200,000,000 of our new 6.125% Senior Notes due 2021 (the “exchange notes”) which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for any and all of our outstanding unregistered 6.125% Senior Notes due 2021 (the “outstanding notes”).

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The terms of the exchange notes are identical in all material respects to the terms of the outstanding notes, except that the new exchange notes are registered under the Securities Act and there are certain differences relating to the transfer restrictions and registration rights relating to the outstanding notes.

•	We will not receive any proceeds from the exchange offer.

•	You should carefully review the procedures for tendering your outstanding notes beginning on page 29 of this prospectus.

•	The exchange offer will expire at 5:00 p.m., New York City time, on , 2011 (the “expiration date”), unless extended.

•	We will exchange all outstanding notes that are validly tendered and not validly withdrawn by the expiration date.

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The outstanding notes are listed on the Global Exchange Market of the Irish Stock Exchange and we intend to cause the exchange notes to continue to be so listed. Except for the Global Exchange Market of the Irish Stock Exchange, we do not intend to apply to list the exchange notes on any securities exchange. Therefore, no active public market for the exchange notes may develop.

•	The exchange of outstanding notes for exchange notes generally will not be a taxable event for United States or Mexican federal income tax purposes.

•	You may withdraw tenders of outstanding notes at any time before 5:00 p.m., New York City time, on the expiration date.

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Outstanding notes not exchanged in the exchange offer will remain outstanding and be entitled to the benefits of the indenture under which they were issued, though generally will not have further registration rights.

You should carefully review the “Risk Factors” beginning on Page 13 of this prospectus.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with the resale of exchange notes received in exchange for outstanding notes where such broker-dealer acquired such outstanding notes as a result of market-making activities or other trading activities. We have agreed that starting on the date of completion of the exchange offer and ending on the close of business one year after that date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Neither the Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved the notes to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information contained in this prospectus is our own responsibility and has not been reviewed or authorized by the Mexican National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores, or the CNBV). The notice filing with the CNBV regarding the exchange notes does not imply any certification as to the investment quality of the exchange notes or our solvency. The exchange notes have not been and will not be registered at the Securities Section (Sección de Valores) of the RNV and, consequently, may not be offered or sold publicly in Mexico. Any Mexican investor who acquires the exchange notes does so at its own risk.

The date of this prospectus is                      , 2011

You may request a copy of any document that we have filed with the SEC at no cost, by writing the Corporate Secretary, P.O. 219335, Kansas City, Missouri 64121-9335 (or if by express delivery to 427 West 12th Street, Kansas City, Missouri 64105 or by calling Brian Banks at (816) 983-1382). To obtain timely delivery, security holders must request business and financial information about us that is not included or delivered in this prospectus no later than five business days before the expiration date,                     , 2011.

We have filed with the SEC under the Securities Act and the rules and regulations under the Securities Act a registration statement on Form S-4, including all amendments, exhibits, schedules and supplements, with respect to the exchange notes issuable pursuant to the exchange offer. Although this prospectus, which forms part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by the rules of the SEC. For further information about us and the exchange notes offered in this prospectus, you should refer to the registration statement, including its exhibits.

We are not making this exchange offer to, nor will we accept surrenders for exchange from, holders of outstanding notes in any jurisdiction in which the exchange offer would violate the securities or blue sky laws or where it is otherwise unlawful.

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “KCSM,” “we,” “our,” “us,” the “Company” or similar terms refer to Kansas City Southern de México, S.A. de C.V. together with its subsidiaries, and “KCS” means Kansas City Southern, a Delaware corporation that, as of September 12, 2005, became our ultimate parent. “Grupo KCSM” means Grupo KCSM, S.A. de C.V.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. In making a decision to exchange your outstanding notes for exchange notes, you must rely on your own examination of our business and the terms of this offering including the merits and risks involved. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus or the date of such information as specified in this prospectus, if different.

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NOTICE TO NEW HAMPSHIRE RESIDENTS

NEITHER THE FACT THAT A REGISTRATION STATEMENT, OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE OF NEW HAMPSHIRE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

MARKET DATA

We obtained the market and competitive position data used throughout this prospectus from internal surveys, as well as market research, publicly available information and industry publications as indicated herein. We have also included data from reports prepared by the Bank of Mexico (Banco de México), or the Central Bank, the Mexican National Institute of Statistics and Geography (Instituto Nacional de Estadística y Geografía) and the American Association of Railroads, or AAR. Industry publications, including those referenced here, generally state that the information presented therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Similarly, internal surveys and market research, while believed to be reliable, have not been independently verified, and neither we nor the initial purchasers in the note offering make any representation as to the accuracy of such information.

ENFORCEMENT OF CIVIL LIABILITIES

We are a sociedad anónima de capital variable (corporation with variable capital) organized under the laws of Mexico. Some of our officers and certain of the experts named herein are non-United States residents, and all or a significant portion of the assets of those persons may be, and the most significant portion of our assets are, located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon those persons or to enforce against them or against us in United States courts judgments predicated upon civil liability provisions of the United States federal or state securities laws. We have been advised by our Mexican counsel, White & Case, S.C., that there is doubt as to the enforceability, in original actions in Mexican courts, of liabilities predicated solely on the United States federal securities laws and as to the enforceability in Mexican courts of judgments of United States courts obtained in actions predicated upon the civil liability provisions of the United States federal securities laws.

Although our obligations to pay in U.S. dollars outside of Mexico are valid, it should be noted that pursuant to Article 8 of the Monetary Law (Ley Monetaria) of Mexico, in the event proceedings are brought in Mexico seeking performance of obligations, payment of obligations in foreign currency to be made in Mexico may be satisfied by delivering the equivalent in the currency of Mexico, or the Mexican Judgment Currency. It is unclear, however, whether the applicable rate of exchange applied by the Mexican court to determine the Mexican Judgment Currency is the rate prevailing at the time when the judgment is rendered or when the judgment is actually paid. Provisions purporting to limit our liability to discharge our obligations as described above, or purporting to give any legitimate party an additional course of action seeking indemnity or compensation for possible deficiencies arising or resulting from variations in rates of exchange, may not be enforceable in Mexico.

Additionally, if we were subject to a reorganization proceeding (concurso mercantil) in a Mexican court, our unsecured obligations under the exchange notes would be converted into pesos at the exchange rate prevailing at the time of the declaration of reorganization (concurso mercantil), and then from pesos into inflation indexed units (unidades de inversión), or UDIs at the conversion rate prevailing at the time. Moreover, under Mexican law and United States law, interest on unsecured indebtedness ceases to accrue on the date the reorganization (concurso mercantil) is declared. In addition, in the event of bankruptcy, Mexican law and United States law provide preferential treatment for certain claims, such as those relating to labor, taxes, and secured creditors.

ADDITIONAL INFORMATION

We file periodic reports and other information with the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act. We will also furnish other reports as we may determine appropriate or as the law requires. You may read and copy any documents we file at the SEC’s public reference room in Washington, D.C. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC’s Public Reference Room at Room 1580, 100 F Street, N.E., Washington, D.C. 20549, or call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, any filings we make electronically with the SEC will be available to the public over the Internet at the SEC’s website at http://www.sec.gov.

Copies of our latest audited consolidated annual financial statements and unaudited consolidated quarterly financial statements, if any, and copies of our by-laws (estatutos sociales), as well as the indenture relating to the notes (including forms of notes), will be available for inspection at the offices of the principal paying agent and any other paying agent.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the previously-filed documents referenced in the exhibit list contain certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Many of the forward-looking statements may be identified by the use of forward-looking words such as “believe,” “expect,” “could,” “anticipate,” “should,” “plan,” “estimate” and “potential,” among others. These forward-looking statements are based on our current plans and expectations and are subject to a number of risks and uncertainties that could cause our plans and expectations, including actual results, to differ materially from the forward-looking statements. These statements appear in a number of places in this prospectus and the previously-filed documents referenced in the exhibit list and include, but are not limited to, statements regarding our intent, belief or current expectations with respect to:

•	the effects of adverse general economic conditions affecting customer demand and the industries and geographic areas that produce and consume the commodities we transport;

•	the effects of general adverse conditions on the capital markets upon which we rely to provide some of our capital requirements;

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our ability to generate sufficient cash, including our ability to collect on our customer receivables, to pay principal and interest on our debt, meet our obligations and fund our other liquidity needs;

•	material adverse changes in economic and industry conditions including the availability of short and long-term financing, both within Mexico and the United States;

•	fuel prices and our ability to assess fuel surcharges;

•	our degree of leverage;

•	our potential need for and ability to obtain additional financing;

•	our ability to successfully implement our business strategy, including the strategy to convert customers from using trucking services to rail transportation services;

•	the impact of competition, including competition from other rail carriers and trucking companies in Mexico and the United States;

•	Mexican, United States and global economic, political and social conditions;

•	the effects of the North American Free Trade Agreement, or NAFTA, or any amendments thereto, on the level of trade among Mexico, the United States and Canada;

•	uncertainties regarding litigation we face and any future claims and litigation;

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the effects of employee training, stability of the existing information technology systems, technological improvements and capital expenditures on labor productivity, operating efficiencies, and service reliability;

•	any termination or revocation of our Concession by the Mexican government;

•	legal or regulatory developments in Mexico, the United States or Canada;

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natural events such as severe weather, fire, floods, hurricanes, earthquakes or other disruptions of our operating systems, structures and equipment or the ability of customers to produce or deliver their products;

•	market and regulatory response to climate change;

•	our ability to attract and retain qualified management personnel;

•	changes in labor costs and labor difficulties, including work stoppages affecting either our operations or our customers’ abilities to deliver goods for shipment;

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the outcome of existing or future claims and litigation, including those related to the Concession, environmental contamination, commercial and antitrust and other administrative law claims, personal injuries and occupational illnesses arising from hearing loss, repetitive motion and exposure to asbestos and diesel fumes;

•	acts of terrorism or war or risk of terrorist activities or war;

•	political and economic conditions in Mexico and the level of trade between Mexico and the United States;

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legislative, regulatory or legal developments in Mexico, the United States or Canada involving taxation, including enactment of new foreign, federal or state income or other tax rates, revisions of controlling authority, and the outcome of tax claims and litigation;

•	our compliance with and obligations under the concession title granted by the Mexican government;

•	fluctuations in the peso-dollar exchange rate; and

•	other factors described in this prospectus.

Forward-looking statements are only our current expectations and are based on our management’s beliefs and assumptions and on information currently available to our management. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements as a result of various factors, including, but not limited to, those identified under the section entitled “Risk Factors” in this prospectus. Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them in light of new information or future developments or to release publicly any revisions to these statements in order to reflect later events or circumstances or to reflect the occurrence of unanticipated events.

PRESENTATION OF FINANCIAL AND OTHER INFORMATION

References in this prospectus to “U.S. dollars,” “dollars” or “$” are to the lawful currency of the United States. References herein to “pesos” or “Ps.” are to the lawful currency of Mexico. While we maintain our financial books and records in dollars, we keep our tax books and records in pesos. Accordingly, we record in our financial records the dollar equivalent of the actual peso charges at the time incurred using the then prevailing exchange rate. We have made rounding adjustments to reach some of the figures included in this prospectus. As a result, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that precede them.

EXCHANGE RATES

The following table sets forth, for the periods indicated, the high, low, average period end and period end noon buying rates for the purchase and sale of dollars, expressed in pesos per dollar. On June 14, 2011 the exchange rate was Ps.11.87 per dollar. The rates shown below are in nominal pesos that have not been restated in constant currency units. No representation is made that the peso amounts referred to in this prospectus could have been or could be converted into dollars at any particular rate or at all.

Fiscal Year Ended December 31,	High	Low	Period Average	Period End
2006	11.48	10.43	10.90	10.88
2007	11.27	10.66	10.93	10.90
2008	13.92	9.92	11.13	13.77
2009	15.37	12.60	13.50	13.04
2010	13.18	12.16	12.63	12.38
2011 (as of June 14, 2011)	12.35	11.50	11.90	11.87

Source: The exchange rates from 2006 to 2011 are taken from Mexican Central Bank which are published in the Mexican Official Gazette of the Federation (Diario Oficial de la Federación).

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary may not contain all the information that may be important to you, and we urge you to read this entire prospectus carefully, including the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections and our financial statements and notes to those statements included elsewhere in this prospectus, before deciding to invest in the exchange notes.

Business Overview

We operate the primary commercial corridor of the Mexican railroad system, which allows us to participate significantly in the growing freight traffic between Mexico, the United States and Canada. Our rail lines consist of approximately 3,100 route miles. In addition, we have trackage rights entitling us to run our trains over 700 miles of track of other Mexican railroad operators. We provide freight transportation services under our 50-year Concession granted to us by the Mexican government (the “Concession”), during the first 30 years of which we are the exclusive provider, subject to certain trackage rights of other freight carriers. Our Concession is renewable for an additional period of up to 50 years, subject to certain conditions.

We believe our rail lines comprise the most strategically significant and most actively traveled rail corridor in Mexico. Our rail lines connect the most populated and industrialized regions of Mexico with the principal border gateway between Mexico and the United States at Nuevo Laredo, Tamaulipas and Laredo, Texas. In addition, we serve three of Mexico’s most important seaports at Lázaro Cárdenas, Michoacán on the Pacific Ocean and Tampico, Tamaulipas and Veracruz, Veracruz (through a trackage right granted by Ferrosur, S.A. de C.V., or Ferrosur, under its concession) on the Gulf of Mexico. As a result, we believe our routes are integral to Mexico’s foreign trade.

We seek to establish our railroad as the primary inland freight transporter linking Mexico with the United States and Canadian markets. As the operator of the primary and most direct rail corridor from Mexico City to the United States border, our route structure enables us to benefit from continuing growth resulting from the North American Free Trade Agreement, or NAFTA. We are the only Mexican railroad that serves the Mexico-United States border crossing at Nuevo Laredo-Laredo, which is the largest freight exchange point between Mexico and the United States. Through KCS’s United States rail subsidiaries, as well as through interchanges with other major United States railroads, we provide customers with access to an extensive network through which they may distribute products throughout North America and overseas.

We provide exclusive rail access to the port of Lazaro Cardenas on the Pacific Ocean. The Mexican government is developing the port at Lazaro Cardenas principally to serve Mexican markets and as an alternative to the congested U.S. west coast ports of Long Beach and Los Angeles. We are the sole provider of rail service to this port, which provides an alternate route for Asian traffic bound for the eastern, southern and midwestern United States. Traffic at Lazaro Cardenas consists of intermodal containers, minerals, iron, steel slabs, wire rods and fertilizers.

Our revenues are derived from the movement of a diversified mix of commodities and products mainly attributable to cross-border traffic with the United States. We transport chemical and petroleum products, industrial and consumer products, agricultural and mineral products, intermodal and automotive products, and coal. Our customers include leading international and Mexican corporations.

We were incorporated on November 22, 1996 and our United States tax identification number is 98-05192430. Our headquarters are located at Montes Urales 625, Lomas de Chapultepec, 11000 México, D.F., México. Our telephone number when calling from the United States is 011-52-55-9178-5686.

Kansas City Southern

We are a wholly-owned subsidiary of KCS. KCS’s principal U.S. subsidiary, The Kansas City Southern Railway Company (“KCSR”), is a U.S. Class I railroad. The rail network of KCSR, The Texas Mexican Railway Company (“Tex-Mex”) and us together comprise approximately 6,200 route miles extending from the midwest and southeast portions of the United States into Mexico.

The Concession

We hold a 50-year Concession granted by the Mexican Federal government, which took effect in June 1997 and may be renewed under certain conditions for up to an additional 50 years. The Concession allows us to provide freight transportation services over rail lines serving the northern and central portions of Mexico, and connects three of Mexico’s main ports with Mexico City, Monterrey and the Nuevo Laredo-Laredo border crossing. Our Concession is exclusive for the first 30 years of our operations, subject to certain mandatory trackage rights granted to Ferrosur, Ferrocarril Mexicano, S.A. de C.V., or Ferromex, two short line railroads and Ferrocarril y Terminal del Valle de México, S.A. de C.V., or FTVM. We have the right to use, during the full term of the Concession, all track and buildings that are necessary for our rail lines’ operation. Under the terms of the Concession, we are required to pay the Mexican government a concession duty equal to 0.5% of our gross revenues during the first 15 years of the concession period and, beginning on June 24, 2012, 1.25% of our gross revenues during the remainder of the period.

Under the Concession and Mexican railroad services law and regulations, we may freely set our rates unless the Secretaría de Comunicaciones y Transportes (Secretary of Communications) (“SCT”), in consultation with the Comisión Federal de Competencia (Mexican Antitrust Commission) (“COFECO”), determines that there is no effective competition in Mexico’s rail industry after taking into account alternative rail routes and modes of transportation. If COFECO determines that there is a lack of competition, the SCT will establish the basis for our rates. Our rates must be registered and applied in accordance with the Mexican railroad services law and regulations. In applying our rates, we must not make cross-subsidies, engage in tied sales or engage in other discriminatory pricing tactics. We are required to provide railroad services to all users on a fair and non-discriminatory basis and in accordance with efficiency and safety standards approved periodically by the SCT. In the event that we collect from customers rates higher than the registered rates, we must reimburse those customers with interest, and risk the revocation of the Concession.

Mexican railroad services law and regulations and the Concession establish several circumstances under which the Concession will terminate, including revocation by the SCT, voluntary surrender of our rights under the Concession, statutory appropriation, and our liquidation or bankruptcy. Specifically, the Mexican government, acting through the SCT, may revoke the Concession for the following reasons: (1) unjustified interruption of the operation of our rail lines; (2) any act or omission that restricts the ability of other Mexican railway concession holders to use our rail lines; (3) failure to make payments for damages caused during the performance of services; (4) repeatedly charging rates higher than the registered rates; (5) a change in our nationality; (6) our assignment of, or creation of liens on, the Concession without the prior approval of the SCT; (7) failure to maintain a performance bond and adequate insurance coverage as required by the Mexican railroad services law and regulations; and (8) noncompliance with any term or condition of the Mexican railroad services law and regulations or the Concession. In the case of items (5) or (6) above, the Concession will be automatically revoked. In the case of items (1) or (4), the Concession shall be revoked following the imposition of a sanction by the SCT which remains final and definitive on three occasions for the same type of breach. In the case of items (2), (3), (7) or (8), the Concession shall be revoked following the imposition of a sanction by the SCT which remains final and definitive on five occasions for the same type of breach. In the event that the Concession is revoked by the SCT, we will receive no compensation, and our rail lines and all other fixtures covered by the Concession, as well as all improvements made by us, will revert to the Mexican government. All other property not covered by the Concession, including movable railroad property we purchased from the Mexican government, as well as all locomotives and railcars we otherwise acquired, will remain our property. However, if we attempt to sell more than 15% of our equipment to a third party within 90 days of termination or revocation of our Concession, the Mexican government will have a right of first refusal to purchase the equipment on the same terms offered by the third party if no other concessionaire is likely to provide rail services over our rail lines and the equipment being sold is indispensable to the continuation of our rail services. After the Mexican government receives notice from us of our intention to sell the equipment, it will have 30 days to exercise its right of first refusal. In addition, the Mexican government will have the right to cause us to lease all of our service-related assets to the SCT for a term of at least one year, automatically renewable for additional one-year terms up to five years. The Mexican government must exercise this right within four months after revocation of the Concession.

The Concession requires us to make investments and undertake capital projects, including capital projects described in a business plan filed every five years with the SCT. Our minimum capital investment obligations for the remaining two years of the current business plan are as follows: $126.0 million and $132.0 million for 2011 and 2012, respectively. We are also responsible for compliance with efficiency and safety standards set forth in the Concession, which are based on standards of the AAR.

Under the Concession, we are responsible for all environmental damage that we may cause from and after the date of commencement of our operations in 1997. The Mexican government has agreed to indemnify us for any environmental liability relating to soil, subsoil or groundwater contamination attributable to the Mexican government’s operations occurring prior to the commencement of operations in accordance with the concession title in 1997. We assumed full responsibility for the operation of supply depots and shops and the supervision of infrastructure projects, as well as compliance with present and future environmental protection laws and regulations.

We are required by the Concession to obtain and maintain insurance policies in accordance with the terms of the Mexican railroad services law and regulations. Except under specific circumstances, we are responsible for damage caused to cargo transported by us over our lines, as well as for damage caused to third parties and their property as a result of our activities.

The Concession prohibits us from refusing to transport water to communities in need of such service because of geographical or demographical characteristics, provided that we are paid at the prescribed tariff rate. We are also required to transport mail, emergency supplies necessary for rescue and salvage operations, and members of the Mexican government’s armed forces. We must also grant a right of passage for all railroad equipment of the Mexican government’s armed forces. The Concession also requires us under certain circumstances to establish provisions to cover contingent labor liabilities that arise during the term of the Concession.

If the Mexican government legally terminates the Concession, public domain assets used in the operation of our rail lines would be owned, controlled and managed by the Mexican government. The Mexican government may also temporarily seize our rail lines and our assets used in operating our rail lines in the event of a natural disaster, war, significant public disturbances or imminent danger to the domestic peace or economy. In such events, the SCT may restrict our ability to exploit the Concession fully for such time and in such manner as the SCT deems necessary under the circumstances but only for the duration of any of the foregoing events.

Mexican law requires that the Mexican government pay us compensation if it effects a statutory appropriation for reasons of the public interest. With respect to a temporary seizure due to any cause other than international war, the Mexican railroad services law and regulations provide that the Mexican government will indemnify an affected concessionaire for an amount equal to damages caused and losses suffered. These payments may not be sufficient to compensate us for our losses and may not be timely made.

Under the Concession, the Mexican government has specifically reserved the right to grant exclusive rights to provide passenger service over our rail lines to a concessionaire other than us. Since we commenced operations, the Mexican government has provided a minimal level of passenger train service to certain areas within our service territory.

Government Regulation

Railroad Regulation

The Mexican railroad services law and regulations provide the overall general legal framework for the regulation of railroad services in Mexico. Under the Mexican railroad services law and regulations, a provider of railroad services, such as us, must operate under a concession granted by the SCT. Such a concession may only be granted to a Mexican corporation and may not be transferred or assigned without the approval of the SCT. The law permits foreign investors to hold up to 49% of the capital stock of such a corporation, unless a greater percentage of foreign investment is authorized by the Mexican Foreign Investment Commission. On October 5, 2004, KCS was notified by the Mexican Foreign Investment Commission of its approval of KCS’s acquisition of Grupo KCSM, our indirect controlling owner at that time. We are also subject to the General Law on National Assets (Ley General de Bienes Nacionales), which regulates all assets that fall within the public domain and by various other laws and regulations.

The SCT is responsible for regulating railroad services in Mexico. The SCT has broad powers to monitor our compliance with the Concession and it can require us to supply it with any technical, administrative and financial information it requests. We must comply with the investment commitments established in our business plan, which forms an integral part of the Concession, and must update the plan every five years. The SCT treats our business plans confidentially. The SCT monitors our compliance with efficiency and safety standards as set forth in the Concession. The SCT reviews, and may amend, these standards every five years.

The Mexican railroad services law and regulations provide the Mexican government certain rights in its relationship with us under the Concession, including the right to take over the management of our company and our railroad in certain extraordinary cases, such as imminent danger to national security. In the past, the Mexican government has used such a power with respect to other privatized industries, including the telecommunications industry, to ensure continued service during labor disputes.

In addition, under the Concession and the Mexican railroad services law and regulations, the SCT, in consultation with COFECO, under certain circumstances may determine that there is a lack of competition in the railroad industry, in which case the SCT would have the authority to set our rates for rail freight services.

Environmental Regulation

Our operations are subject to Mexican federal laws and regulations relating to the protection of the environment. The primary environmental law in Mexico is the General Law of Ecological Balance and Environmental Protection (Ley General de Equilibrio Ecológico y la Protección al Medio Ambiente). The Mexican federal agency in charge of overseeing compliance with, and enforcing the federal environmental laws, is the Ministry for the Environmental Protection and Natural Resources (Secretaría del Medio Ambiente y Recursos Naturales). The Attorney General for Environmental Protection (Procuraduría Federal de Protección al Ambiente) has the power to bring administrative proceedings and impose corrective actions and economic sanctions against companies that violate environmental laws, and temporarily or permanently close non-complying facilities. The Ministry for the Environment and Natural Resources and other authorized ministries have promulgated standards for, among other things, water discharge, water supply, emissions, noise pollution, hazardous substances, and transportation and handling of hazardous and solid waste. In addition, we are subject to the environmental laws and regulations issued by the governments of each of the states of Mexico where our facilities are located. The terms of the Concession also impose on us certain environmental law compliance obligations.

Noncompliance with applicable legal provisions may result in the imposition of fines, temporary or permanent shutdown of operations or other injunctive relief, criminal prosecution or the termination of our concession. We believe that all facilities that we operate are in substantial compliance with applicable environmental laws, regulations and agency agreements. There are currently no material legal or administrative proceedings pending against us with respect to any environmental matters, and we do not believe that continued compliance with environmental laws will have a material adverse effect on our financial condition or results of operations.

SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

This summary highlights information contained elsewhere in this prospectus and summarizes the material terms of the exchange offer. We refer you to “The Exchange Offer” in this prospectus for a more complete description of the terms of the exchange offer. You should read the entire prospectus carefully before deciding to exchange your outstanding notes for exchange notes.

The Exchange Offer	We are offering to exchange up to $200.0 million aggregate principal amount of exchange notes registered under the Securities Act for a like aggregate principal amount of outstanding notes. Outstanding notes may only be tendered in minimum denominations of $2,000 and integral multiples of $1,000.

In connection with the private offering of the outstanding notes, on May 20, 2011, we entered into a registration rights agreement which grants holders of the outstanding notes certain exchange and registration rights. This exchange offer is intended to satisfy our obligations under the registration rights agreement.

If the exchange offer is not completed within the time period specified in the registration rights agreement, we will be required to pay additional interest on the outstanding notes.

Exchange Notes	Up to $200.0 million aggregate principal amount of our 6.125% Senior Notes due 2021, or the exchange notes. The terms of the exchange notes are identical in all material respects to the terms of the outstanding notes, except that, because the offer and sale of the exchange notes will have been registered under the Securities Act, the exchange notes will not be subject to transfer restrictions, registration rights or the related provisions for increased interest if we default under the related registration rights agreement.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2011, unless extended. We may extend the exchange offer for any reason.

Interest on the Exchange Notes	Interest on the exchange notes will accrue at the rate of 6.125% from the date of the last periodic payment of interest on the outstanding notes or, if no interest has been paid, from the original issue date of the outstanding notes. No additional interest will be paid on outstanding notes tendered and accepted for exchange.

Resale of Exchange Notes	Based on existing interpretations by the staff of the SEC set forth in interpretive letters issued to third parties, we believe that the exchange notes may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, except as set forth below, so long as:

•	you are not a broker-dealer that acquired the outstanding notes from us or in market-making transactions or other trading activities;

•	you are acquiring the exchange notes in the ordinary course of your business;

•

at the time of the consummation of the exchange offer, you are not participating in, you do not intend to participate in, and you have no arrangement or understanding with any person to participate in, the distribution of the exchange notes within the meaning of the Securities Act; and

•	you are not our “affiliate” within the meaning of Rule 405 under the Securities Act.

If any of the statements above are not true, you cannot rely on the position of the SEC staff described above and you must, therefore, comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes, unless an exemption from these requirements is available to you. If you transfer any exchange notes without delivering a prospectus that meets the requirements of the Securities Act or without an exemption from registration of your exchange notes from those requirements, you may incur liability under the Securities Act. We will not assume or indemnify you against that liability. In addition, the SEC has not considered the exchange offer in the context of its interpretive letters and we cannot be sure that the staff of the SEC would make a similar determination with respect to the exchange offer as in such other circumstances.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer in exchange for outstanding notes that it acquired as a result of market-making activities or other trading activities must acknowledge in the letter of transmittal accompanying this prospectus that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer for such purposes. We have agreed that starting on the date of completion of the exchange offer and ending on the close of business one year after such date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.” We have agreed to use our reasonable best efforts to keep the exchange offer registration statement effective, supplemented and amended as required, to ensure that it is available for such resale of exchange notes during such period.

Consequences of Failure to Exchange Outstanding Notes for Exchange Notes	If you do not exchange outstanding notes for exchange notes, you will not be able to offer, sell or otherwise transfer your outstanding notes except:

•	in compliance with the registration requirements of the Securities Act and any other applicable securities laws;

•	pursuant to an exemption from the securities laws; or

•	in a transaction not subject to the securities laws.

Outstanding notes that remain outstanding after completion of the exchange offer will continue to bear a legend reflecting these restrictions on transfer. In addition, upon completion of the exchange offer, you will not be entitled to any rights to have the resale of outstanding notes registered under the Securities Act, and we currently do not intend to register under the Securities Act the resale of any outstanding notes that remain outstanding after the completion of the exchange offer. The transfer restrictions and the availability of exchange notes that are freely tradable could adversely affect the trading market for your outstanding notes.

Upon completion of the exchange offer, we may also redeem any outstanding notes that were not exchanged in the exchange offer in an amount of up to 2% of the original aggregate principal amount of notes issued at a redemption price of 100% of their principal amount plus accrued and unpaid interest, if any.

Conditions to Exchange Offer	The exchange offer is subject to customary conditions, including the following:

•	the exchange offer does not violate applicable law or any applicable interpretations of the SEC staff;

•	the outstanding notes are validly tendered in accordance with the exchange offer;

•	no action or proceeding would impair our ability to proceed with the exchange offer; and

•	any governmental approval has been obtained, that we believe, in our sole discretion, is necessary for the completion of the exchange offer as outlined in this prospectus.

Procedures for Tendering Outstanding Notes	If you wish to accept the exchange offer, you must complete, sign and date the letter of transmittal accompanying this prospectus and mail or otherwise deliver it, together with your outstanding notes to be exchanged and any other required documentation, to U.S. Bank National Association, the exchange agent, at the address specified on the cover page of the letter of transmittal. Alternatively, if your outstanding notes are held through DTC, you can tender your outstanding notes through DTC by following the procedures for book-entry transfer. See “The Exchange Offer — Book Entry Transfer.” You should direct questions regarding the tender of outstanding notes or the exchange offer generally to the exchange agent at one of its addresses specified in “The Exchange Offer — Exchange Agent.” See “The Exchange Offer — Procedures for Tendering” and “The Exchange Offer — Guaranteed Delivery Procedures.”

Guaranteed Delivery Procedures	If you wish to tender your outstanding notes and you cannot deliver the required documents to the exchange agent by the expiration date, you may tender your outstanding notes according to the guaranteed delivery procedures described under the heading “The Exchange Offer — Guaranteed Delivery Procedures.”

Acceptance of Outstanding Notes and Delivery of Exchange Notes	We will accept for exchange all outstanding notes that are properly tendered in the exchange offer before 5:00 p.m., New York City time, on the expiration date, as long as all of the terms and conditions of the exchange offer are met. We will deliver the exchange notes promptly following the expiration date.

Withdrawal Rights	You may withdraw the tender of your outstanding notes at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer. To withdraw, you must send a written notice of withdrawal to the exchange agent at one of its addresses specified in “The Exchange Offer — Exchange Agent” before 5:00 p.m., New York City time, on the expiration date. See “The Exchange Offer — Withdrawal of Tenders.”

Tax Consequences	We believe that the exchange of outstanding notes for exchange notes generally should not be a taxable transaction for United States or Mexican federal income tax purposes. For a discussion of certain other United States and Mexican federal tax considerations relating to the exchange of the outstanding notes for the exchange notes and the ownership and disposition of the exchange notes, see “Taxation.”

Exchange Agent	U.S. Bank National Association is the exchange agent. The address, telephone number and facsimile number of the exchange agent are set forth in “The Exchange Offer — Exchange Agent.”

Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes. We are making the exchange offer solely to satisfy our obligations under the registration rights agreement.

SUMMARY OF THE TERMS OF THE EXCHANGE NOTES

The following summary is provided solely for your convenience. This summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus. For a more detailed description of the exchange notes, See “Description of the Exchange Notes.”

The terms of the exchange notes and the outstanding notes are identical in all material respects, except that, because the offer of the exchange notes will have been registered under the Securities Act, the exchange notes will not be subject to transfer restrictions, registration rights or the related provisions for increased interest if we default under the related registration rights agreement. The exchange notes represent the same debt as the outstanding notes. Both the outstanding notes and the exchange notes are governed by the same indenture. We sometimes use the term “notes” in this prospectus to refer to both the outstanding notes and the exchange notes.

Issuer	Kansas City Southern de México, S.A. de C.V.

Securities Offered	$200,000,000 principal amount of 6.125% Senior Notes due 2021.

Maturity	The exchange notes will mature on June 15, 2021.

Interest Rate and Payment Dates	The exchange notes will have an interest rate of 6.125% per annum payable in cash on June 15 and December 15 of each year, beginning December 15, 2011.

Additional Amounts	Subject to certain exceptions, we will pay Additional Amounts (as defined under “Description of the Exchange Notes — Additional Amounts”) so that the net amount received by each holder of exchange notes after the payment of any Mexican withholding tax will be equal to the amount that would have been received by each such holder if no such withholding tax had been payable.

Optional Redemption	We may redeem the exchange notes, in whole or in part, at any time on or after June 15, 2016, at the redemption prices described under “Description of the Exchange Notes — Optional Redemption,” plus accrued and unpaid interest, if any.

In addition, before June 15, 2014, we may redeem up to 35% of the notes with net cash proceeds from specified equity offerings at the redemption price listed in “Description of the Exchange Notes — Optional Redemption,” plus accrued and unpaid interest, if any. However, we may only make such a redemption if at least 65% of the original aggregate principal amount of notes issued under the indenture remains outstanding after the redemption.

At any time prior to June 15, 2016, we may redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of notes redeemed plus the Applicable Premium (as defined under “Description of the Exchange Notes — Certain Definitions”) as of, and accrued and unpaid interest if any, to the date of redemption, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

Upon completion of this registered exchange offer, we may also redeem any notes which were not exchanged in this registered exchange offer in an amount up to 2% of the original aggregate principal amount of notes issued at a redemption price of 100% of their principal amount plus accrued interest, liquidated damages, if any, and any Additional Amounts.

In addition, we may at our option redeem the notes at any time at 100% of their principal amount plus any accrued and unpaid interest, if the Mexican withholding tax rate on payments of interest in respect of the notes is increased, as a result of a change in Mexican law, to a rate in excess of 4.9%.

Change of Control	Upon a Change of Control (as defined under “Description of the Exchange Notes — Certain Definitions”), we will be required to make an offer to purchase the exchange notes. The purchase price will be equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase.

Ranking	The exchange notes will rank equally in right of payment with our other senior indebtedness and senior in right of payment to our existing and future subordinated indebtedness.

The exchange notes (i) will be unsecured, unsubordinated indebtedness of ours; (ii) will rank pari passu in right of payment with all of our existing and future unsecured, unsubordinated indebtedness; (iii) will be senior in right of payment to all of our subordinated indebtedness; (iv) will be effectively subordinated to all of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and (v) will be structurally subordinated to all liabilities (including trade payables) of any of our subsidiaries.

As of March 31, 2011, we had total outstanding indebtedness of $920.8 million, consisting of (i) $772.3 million of senior unsecured indebtedness, (ii) $104.6 million of senior secured indebtedness and capital lease obligations and (iii) $43.9 million of unsecured debt with another wholly-owned subsidiary of KCS and equipment debt.

Certain Covenants	The indenture under which the outstanding notes were issued contains covenants that, among other things, restrict our ability to:

•	incur indebtedness;

•	pay dividends or make other distributions in respect of our stock;

•	issue guarantees;

•	enter into certain transactions with affiliates;

•	make restricted payments;

•	sell certain assets;

•	create liens;

•	engage in sale-leaseback transactions; and

•	engage in mergers, divestitures and consolidations.

However, these limitations will be subject to a number of important qualifications and exceptions. See “Description of the Exchange Notes — Covenants.”

Termination of Covenants	If, on any date following the date of the indenture, the notes have an investment grade rating from Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and Moody’s Investor Services, Inc., and no default or event of default has occurred and is continuing, most of the covenants under the indenture will be terminated. See “Description of the Exchange Notes — Covenants.”

Form and Denominations	The exchange notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Sinking Fund	There is no sinking fund for the notes.

Trading and Listing	The outstanding notes are listed on the Global Exchange Market of the Irish Stock Exchange. We intend to cause the exchange notes to continue to be listed on the Global Exchange Market of the Irish Stock Exchange. The exchange notes are a new issue of securities with no established trading market.

Irish Listing Agent	Arthur Cox Listing Services Limited will be the Irish listing agent in respect of the exchange notes in the event we are successful in causing their continued listing on the Global Exchange Market of the Irish Stock Exchange.

Trustee and Exchange Agent	U.S. Bank National Association is the Trustee and Exchange Agent for the exchange notes.

Governing Law	The indenture and the exchange notes will be governed by New York law.

Taxation	For a summary of the Mexican federal tax consequences and the United States federal income tax consequences of the exchange offer and the ownership and disposition of the exchange notes, see “Taxation.”

SUMMARY FINANCIAL AND OTHER INFORMATION

The following tables present our summary historical consolidated financial data as of and for the periods indicated. The consolidated balance sheet data as of March 31, 2011, and the statements of income data for the three months ended March 31, 2011 and 2010 have been derived from our unaudited consolidated financial statements, which are included elsewhere in this prospectus. We derived the summary consolidated financial data below as of and for the years ended December 31, 2010, 2009, 2008, 2007 and 2006, from our audited consolidated financial statements for these periods. The unaudited consolidated balance sheet data as of March 31, 2011, and the unaudited consolidated statements of income data for the three months ended March 31, 2011 and 2010 include all adjustments, consisting of normal, recurring adjustments, which management considers necessary for a fair presentation of our financial position and results of operations as of such date and for such periods. Operating results for the three months ended March 31, 2011 are not necessarily indicative of results that may be expected for the entire year or for any future period and should be read in conjunction with the annual financial statements. You should read the summary financial data in conjunction with “Presentation of Financial and Other Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and notes to those consolidated financial statements included in this prospectus.

In April 2007, we adopted corporate resolutions approving the legal Merger (“2007 Merger”) between us and our former parent, Grupo KCSM. The 2007 Merger was effective on May 8, 2007. KCSM, as the surviving company, cancelled the shares held by Grupo KCSM and issued the corresponding shares representing our new capital stock to each of the shareholders of Grupo KCSM, except for the shares held by itself. Grupo KCSM transferred all its assets and liabilities to us and any current liabilities between Grupo KCSM and us were extinguished. There was no cash exchanged between the parties in the 2007 Merger.

The 2007 Merger was completed between entities under common control with KCSM as the reporting entity. Grupo KCSM was a non-operating holding company with no material assets or operations and its balance sheet was limited to a deferred tax asset and other intercompany balances between Grupo KCSM and us. All intercompany amounts were eliminated and the remaining balances of Grupo KCSM were transferred to us at carrying value, except Grupo KCSM’s 2% ownership in Arrendadora KCSM, S.A. de C.V. (“Arrendadora KCSM”), which was transferred to NAFTA Rail, S.A. de C.V., a wholly owned subsidiary of KCS. The full effect of the 2007 Merger was applied prospectively in our financial statements in the second quarter of 2007.

During the first quarter of 2010, we elected to change our accounting policy for rail grinding costs from a capitalization method to a direct expense method. Previously, we capitalized rail grinding costs as an improvement to the rail. We believe it is preferable to expense these costs as incurred to eliminate the subjectivity in determining the period of benefit associated with rail grinding over which to depreciate the associated capitalized costs. We have reflected this change as a change in accounting principle from an accepted accounting principle to a preferable accounting principle in accordance with Accounting Standards Codification 250 “Accounting for Changes and Error Corrections.” Comparative financial statements for all periods have been adjusted to apply the change in accounting principle retrospectively.

	Three Months Ended March 31,		Year Ended December 31,
	2011	2010	2010	2009	2008	2007	2006
	(In millions of U.S. dollars)
Statement of Income Data:
Revenues	$218.2	$190.8	$794.7	$616.0	$818.5	$813.2	$774.0
Operating expenses	150.0	134.5	563.1	507.2	604.3	599.1	596.4

Operating income	68.2	56.3	231.6	108.8	214.2	214.1	177.6
Equity in net earnings of unconsolidated affiliates	0.8	1.5	6.6	2.9	7.4	5.6	5.9
Interest expense	(19.9)	(27.5)	(97.8)	(110.1)	(86.6)	(87.9)	(92.7)
Debt retirement costs	—	(14.9)	(52.5)	(0.6)	—	(6.9)	(2.6)
Foreign exchange gain (loss)	—	2.8	4.9	2.2	(21.3)	(0.9)	(10.5)
Other income, net	1.8	0.5	2.3	3.1	2.9	2.9	1.5

Income before income taxes	$50.9	$18.7	$95.1	$6.3	$116.6	$126.9	$79.2

Net income	$33.5	$11.1	$63.8	$6.4	$101.7	$96.7	$60.8

		As of March 31, 2011	As of December 31,
			2010	2009	2008	2007	2006
		(In millions of U.S. dollars)
Balance Sheet Data:
Total assets		$2,734.1	$2,699.0	$2,717.5	$2,636.0	$2,564.9	$2,486.8
Total debt and related company debt		920.8	924.6	1,136.1	958.4	850.7	875.9
Total liabilities		1,210.5	1,209.3	1,387.2	1,207.4	1,228.8	1,244.6
Total stockholders’ equity		1,523.6	1,489.7	1,330.3	1,428.6	1,336.1	1,243.6

	Three Months Ended March 31,		Year Ended December 31,
	2011	2010	2010	2009	2008	2007	2006
	(In millions of U.S. dollars)
Other Financial Data:
Depreciation and amortization	$21.2	$23.9	$94.0	$102.3	$103.1	$96.0	$89.3
Capital expenditures	37.0	21.8	101.0	128.6	229.8	236.1	114.8
Net cash provided by operating activities	66.6	56.6	171.7	141.4	159.4	263.0	153.8
Net cash used for investing activities	(31.9)	(16.8)	(49.9)	(149.3)	(229.7)	(228.4)	(111.7)
Net cash provided by (used for) financing activities	(4.1)	(23.5)	(177.4)	61.6	92.3	(32.1)	(34.9)
Cash dividends to stockholders (1)	—	—	—	3.2	7.1	—	—
Ratio Data:
Ratio of earnings to fixed charges (2)	3.1	1.5	1.8	1.0	2.1	2.1	1.6

(1)	On December 22, 2009 and September 22, 2008, we declared a cash dividend on our common stock, of $0.00067 per share and $0.00148 per share, respectively.

(2)	For the purpose of computing the ratio of earnings to fixed charges, earnings include pre-tax income excluding equity in earnings of unconsolidated affiliates, fixed charges, and distributed income of equity investments. Fixed charges include interest expensed and capitalized, amortization of debt expense and discount and the portion of rent that represents a reasonable approximation of the interest factor.

RISK FACTORS

You should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding to exchange your outstanding notes for exchange notes. The risks described below are not the only ones facing us or investments in Mexico in general. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. There are a number of factors, including those described below, which may adversely affect our ability to make payment on the exchange notes. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. See “Cautionary Statement Regarding Forward-Looking Statements” for cautionary statements regarding forward-looking statements.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

Risk Factors Relating to our Business

Our Concession is subject to revocation or termination in certain circumstances which would prevent us from operating our railroad and would have a material adverse effect on our business and financial condition.

We operate under the Concession, which is renewable for up to 50 years, subject to certain conditions. The Concession gives us exclusive rights to provide freight transportation services over our rail lines for the first 30 years of the 50-year Concession, subject to certain trackage and haulage rights granted to other concessionaires. The SCT, which is principally responsible for regulating railroad services in Mexico, has broad powers to monitor our compliance with the Concession and can require us to supply it with any technical, administrative and financial information it requests. Among other obligations, we must comply with the investment commitments established in our business plan, which forms an integral part of the Concession, and must update the plan every five years. The SCT treats our business plans confidentially. The SCT also monitors our compliance with efficiency and safety standards established in the Concession. The SCT reviews, and may amend, these standards every five years.

The Mexican Railroad Services Law and regulations provide the Mexican government certain rights in its relationship with us under the Concession, including the right to take over the management of us and our railroad in certain extraordinary cases, such as imminent danger to national security. In the past, the Mexican government has used such power with respect to other privatized industries, including the telecommunications industry, to ensure continued service during labor disputes. In addition, under Article 47 of the Mexican Railroad Services Law and regulations, the SCT, in consultation with COFECO reserves the right to set service rates if it determines that effective competition does not exist in the Mexican railroad industry. COFECO, however, has not published guidelines regarding the factors that constitute a lack of competition. It is, therefore, unclear under what particular circumstances COFECO would deem a lack of competition to exist. If the SCT intervenes and sets services rates, the rates it sets may be too low to allow us to operate profitably.

Under the Concession, we have the right to operate our rail lines, but we do not own the land, roadway or associated structures. If the Mexican government legally terminates the Concession, it would own, control and manage such public domain assets used in the operation of our rail lines. All other property not covered by the Concession, including all locomotives and railcars otherwise acquired, will remain our property. The Mexican government would have the right to cause us to lease all service-related assets to it for a term of at least one year, automatically renewable for additional one-year terms up to five years. The Mexican government must exercise this right within four months after revocation of the Concession. In addition, the Mexican government will also have a right of first refusal with respect to certain transfers by us of railroad equipment within 90 days after revocation of the Concession.

The Mexican government may also temporarily seize control of our rail lines and our assets in the event of a natural disaster, war, significant public disturbance or imminent danger to the domestic peace or economy. In such a case, the SCT may restrict our ability to exploit the Concession in such manner as the SCT deems necessary under the circumstances, but only for the duration of any of the foregoing events. Mexican law requires that the Mexican government pay compensation if it effects a statutory appropriation for reasons of the public interest. With respect to a temporary seizure due to any cause other than international war, the Mexican Railroad Services Law and regulations provide that the Mexican government will indemnify an affected concessionaire for an amount equal to damages caused and losses suffered. However, these payments may not be sufficient to compensate us for our losses and may not be timely made.

The SCT may revoke the Concession if we are sanctioned on three distinct occasions for unjustly interrupting the operation of our rail lines or for charging tariffs higher than the tariffs we have registered with the SCT. In addition, the SCT may revoke the Concession if, among other things, we are sanctioned on five distinct occasions because we restrict the ability of other Mexican rail operators to use our rail lines; we fail to make payments for damages caused during the performance of services; we fail to comply with any term or condition of the Mexican Railroad Services Law and regulations or the Concession; we fail to make the capital investments required under our five-year business plan filed with the SCT; or we fail to maintain an obligations compliance bond and insurance coverage as specified in the Mexican Railroad Services Law and regulations. In addition, the Concession would revoke automatically if we change our nationality or assign or create any lien on the Concession, or if there is a change in control of us, without the SCT’s approval. The SCT may also terminate the Concession as a result of our surrender of our rights under the Concession, or for reasons of public interest or upon our liquidation or bankruptcy. Revocation or termination of the Concession would prevent us from operating our railroad and would materially adversely affect our operations and the ability to make payments on our debt. If the Concession is terminated or revoked by the SCT for any reason, we would receive no compensation and our interest in our rail lines and all other fixtures covered by the Concession, as well as all improvements made by us, would revert to the Mexican government. See “Risk Factors — Risk Factors Relating to Ongoing Litigation” and “Business — Other Litigation.”

Our controlling stockholder’s interests may be different from ours.

As of April 1, 2005, KCS became our controlling stockholder with full power to direct our business. KCS on its own can make decisions and determine corporate transactions, mergers, consolidations, dividend payments, and other matters. The interests of KCS may be different from our interests and KCS may exercise influence over us in a manner inconsistent with our interests.

Failure to make capital expenditures could result in the revocation of our Concession and adversely affect our financial condition.

Our business is capital intensive and requires substantial ongoing expenditures for, among other things, additions and improvements to roadway, structures and technology, acquisitions, and maintenance and repair of our equipment and the rail system. Our failure to make necessary capital expenditures to maintain our operations could impair our ability to serve existing customers, accommodate increases in traffic volumes or result in increased derailments.

Our Concession from the Mexican government requires us to make investments and undertake capital projects. If we fail to make such capital investments, our business plan commitments with the Mexican government may be at risk, requiring us to seek waivers of our business plan. There is no assurance that such waivers, if requested, would be granted by the SCT. We may defer capital expenditures under our business plan with the permission of the SCT. However, the SCT might not grant this permission, and any failure by us to comply with the capital investment commitments in our business plan could result in sanctions imposed by the SCT, and could result in revocation of the Concession if sanctions are imposed on five occasions. We cannot assure that the Mexican government would grant any such permission or waiver. If such permission or waiver is not obtained in any instance and we are sanctioned, our Concession might be at risk of revocation, which would materially adversely affect our financial condition and results of operations. See “Our Concession is subject to revocation or termination in certain circumstances.”

We have funded, and expect to continue to fund, capital expenditures with funds from operating cash flows, equipment leases, and debt financing. We may not be able to generate sufficient cash flows from our operations or obtain sufficient funds from external sources to fund capital expenditure requirements. Even if financing is available, it may not be obtained on acceptable terms and within the limitations contained in the indentures and other agreements relating to our existing debt.

We compete against other railroads and other transportation providers.

Our operations are subject to competition from other railroads, particularly Ferromex and Ferrosur in Mexico, as well as from truck carriers, barge lines and other maritime shippers. Certain rail competitors are much larger and have significantly greater financial and other resources than us, which may enable our rail competitors to reduce rates and make our freight services less competitive. Our ability to respond to competitive pressures by matching rate reductions and decreasing rates without adversely affecting gross margins and operating results will depend on, among other things, the ability to reduce operating costs. Our failure to respond to competitive pressures, and particularly rate competition, in a timely manner could have a material adverse effect on our results of operations and financial condition.

In recent years, there has also been significant consolidation among major North American rail carriers. The resulting merged railroads could attempt to use their size and pricing power to block other railroads’ access to efficient gateways and routing options that are currently and have been historically available. There can be no assurance that further consolidation in the railroad industry, whether in the United States or Mexico, will not have an adverse effect on our operations.

Trucking, maritime and barge competitors, while able to provide rate and service competition to the railroad industry, are able to use public rights-of-way, require substantially smaller capital investment and maintenance expenditures than railroads and allow for more frequent and flexible scheduling. Continuing competitive pressures, any reduction in margins due to competitive pressures, future improvements that increase the quality of alternative modes of transportation in the locations in which we operate, or legislation or regulations that provide motor carriers with additional advantages, such as increased size of vehicles and reduced weight restrictions, could result in downward pressure on freight rates, which in turn could have a material adverse effect on our results of operations, financial condition and liquidity.

A central part of our growth strategy is based upon the conversion of truck traffic to rail. There can be no assurance we will have the ability to convert traffic from truck to rail transport or that the customers already converted will be retained. If the railroad industry in general is unable to preserve its competitive advantages vis-à-vis the trucking industry, projected revenue growth from our operations could be adversely affected. Additionally, the revenue growth attributable to our operations could be affected by, among other factors, an expansion in the availability, or an improvement in the quality, of the trucking services offered by Mexican carriers resulting from regulatory and administrative interpretations and implementation of certain provisions of the NAFTA and our inability to grow our existing customer base and capture additional cargo transport market share because of competition from the shipping industry and other railroads.

Our business strategy, operations and growth rely significantly on agreements with other railroads and third parties.

Operation of our rail network and our plans for growth and expansion rely significantly on agreements with other railroads and third parties, including joint ventures and other strategic alliances. Our operations are also dependent on interchange, trackage rights, haulage rights and marketing agreements with other railroads and third parties that enable us to exchange traffic and utilize trackage we do not own. Our ability to provide comprehensive rail service to our customers depends in large part upon our ability to maintain these agreements with other railroads and third parties. The termination of, or the failure to renew, these agreements could adversely affect our business, financial condition and results of operations. we are also dependent in part upon the financial health and efficient performance of other railroads with which we have agreements. There can be no assurance that we will not be materially adversely affected by operational or financial difficulties of other railroads.

Our operations are subject to certain trackage rights, haulage rights and interline service agreements with another Mexican rail carrier, some of which are in dispute.

Through our Concession from the Mexican government, we are required to grant short and long distance trackage rights to Ferromex. Applicable law stipulates that Ferromex similarly is required to grant to us rights to use portions of our tracks. These trackage rights have been granted under the Concession. The rates to be charged for use of the Trackage Rights after January 1, 2009 were agreed by Ferromex and us pursuant to the Trackage Rights Agreement, dated February 9, 2010. The Trackage Rights Agreement did not establish rates that may be charged for the right to use the trackage rights for the periods beginning in 1998 through December 31, 2008.

If an agreement with Ferromex for rates applicable for services or the periods prior to January 1, 2009 is not reached, the SCT is entitled to set the rates in accordance with Mexican law and regulations, which rates may not adequately compensate us. We are currently involved in judicial, civil and administrative proceedings and negotiations with Ferromex regarding the rates payable to each other for trackage rights, interline services and haulage rights for periods prior to January 1, 2009. Certain of these disputes continue under litigation. Any resolution of such procedures adverse to us could have a negative impact on our results of operations in a particular quarter or fiscal year.

We depend on the stability and availability of our information technology systems to operate our business.

We rely on information technology in all aspects of our business. A significant disruption or failure of our information technology systems, including our computer hardware, software and communications equipment, could result in service interruptions, safety failures, security violations, regulatory compliance failures and the inability to protect corporate information assets against intruders or other operational difficulties. Although we have taken steps to mitigate these risks, a significant disruption could adversely affect our results of operations, financial condition, liquidity and ability to compete effectively. Additionally, if we are unable to acquire or implement new technology, it may suffer a competitive disadvantage, which could also have an adverse effect on our results of operations, financial condition or liquidity.

Our business may be adversely affected by changes in general economic, weather and other conditions.

Our operations may be adversely affected by changes in the economic conditions of the industries and geographic areas that produce and consume the freight that we transport. The relative strength or weakness of the United States and Mexican economies affects the businesses served by us. Prolonged negative changes in domestic and global economic conditions or disruptions of either or both from the financial and credit markets, including the availability of short-term and long-term debt financing, may affect us, as well as the producers and consumers of the commodities that we transport and may have a material adverse effect on our results of operations, financial condition and liquidity.

The transportation industry is highly cyclical, generally tracking the cycles of the world economy. Although transportation markets are affected by general economic conditions, there are numerous specific factors within each particular market that may influence operating results. Some of our customers do business in industries that are highly cyclical, including the oil and gas, automotive, housing and agriculture industries. Any downturn in these industries could have a material adverse effect on operating results. Also, some of the products transported have had a historical pattern of price cyclicality which has typically been influenced by the general economic environment and by industry capacity and demand. For example, global steel and petrochemical prices have decreased in the past and reduced demand for automotive vehicles and related shipments may result in decreased prices. We cannot assure that prices and demand for these products will not decline in the future, adversely affecting those industries and, in turn, our financial condition or results.

Traffic congestion experienced in the United States railroad system may result in overall traffic congestion which would impact the ability to move traffic to and from Mexico and adversely affect our operations. This system congestion may also result in certain equipment shortages. Any similar congestion experienced by railroads in Mexico could have an adverse effect on our business and results of operations. In addition, the growth of cross-border traffic in recent years has contributed to congestion on the international bridge at the Nuevo Laredo-Laredo border gateway, which is expected to continue in the near future. This may adversely affect our business and results of operations.

Our operations may also be affected by natural disasters or adverse weather conditions. We operate in and along the Gulf of Mexico, and our facilities may be adversely affected by hurricanes, floods and other extreme weather conditions that could also adversely affect our shipping, agricultural, chemical and other customers. Significant reductions in the volume of rail shipments due to economic, weather, or other conditions could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

Our business may be affected by market and regulatory responses to climate change.

Our operations may be adversely affected by restrictions, caps, taxes, or other controls on emissions of greenhouse gases, including diesel exhaust. Restrictions on emissions could also affect our customers that use commodities that we transport to produce energy, use significant amounts of energy in producing or delivering the commodities we transport, or manufacture or produce goods that consume significant amounts of energy or burn fossil fuels, including coal-fired power plants, chemical producers, farmers and food producers, and automakers and other manufacturers. Significant cost increases, government regulation, or changes of consumer preferences for goods or services relating to alternative sources of energy or emissions reductions could materially affect the markets for the commodities we transport, which in turn could have a material adverse effect on our results of operations, financial condition and liquidity. Government incentives encouraging the use of alternative sources of energy could also affect certain customers and their respective markets for certain commodities we transport in an unpredictable manner that could alter traffic patterns, including, for example, the impacts of ethanol incentives on farming and ethanol producers. Any of these factors, individually or in conjunction with one or more of the other factors, or other unforeseen impacts of climate change could have a material adverse effect on our business, results of operations, financial condition and liquidity.

We are exposed to the credit risk of our customers and counterparties and their failure to meet their financial obligations could adversely affect our business.

Our business is subject to credit risk. There is a risk that a customer or counterparty will fail to meet its obligations when due. Customers and counterparties that owe us money may default on their obligations to us due to bankruptcy, lack of liquidity, operational failure or other reasons. Although we have procedures for reviewing our receivables and credit exposures to specific customers and counterparties to address present credit concerns, default risk may arise from events or circumstances that are difficult to detect or foresee. Some of our risk management methods depend upon the evaluation of information regarding markets, clients or other matters that are publicly available or otherwise accessible by us. That information may not, in all cases, be accurate, complete, up-to-date or properly evaluated. In addition, concerns about, or a default by, one customer or counterparty could lead to significant liquidity problems, losses or defaults by other customers or counterparties, which in turn could adversely affect us. We may be materially and adversely affected in the event of a significant default by our customers and counterparties.

Our business is subject to regulation by international, federal, state and local regulatory agencies, including tax, environmental, health, and safety laws and regulations that could require us to incur material costs or liabilities relating to tax, environmental, health, or safety compliance or remediation. Our failure to comply with these regulations could have a material adverse effect on our operations.

We are subject to income taxes and non-income-based taxes in Mexico. Significant judgment is required in determining the provision for income taxes and other tax liabilities. Changes in tax rates, enactment of new tax laws, and revisions of tax regulations could have a material adverse affect on our financial condition and operating results. Although we believe the tax estimates are reasonable, the final determination of tax audits, claims, or litigation could differ from what is reflected in our income tax provisions and accruals.

In the operation of a railroad, it is possible that derailments, explosions or other accidents may occur that could cause harm to the environment or to human life or health. As a result, we may incur costs in the future, which may be material, to address any such harm, including costs relating to the performance of clean-ups, natural resources damages and compensatory or punitive damages for harm to property or individuals.

Our operations are subject to Mexican federal and state laws and regulations relating to the protection of the environment, including standards for, among other things, water discharge, water supply, emissions, noise pollution, hazardous substances and transportation and handling of hazardous and solid waste. Under applicable Mexican law and regulations, administrative and criminal proceedings may be brought and economic sanctions imposed against companies that violate environmental laws and non-complying facilities may be temporarily or permanently closed. We are also subject to the laws of various jurisdictions and international conferences with respect to the discharge of materials into the environment and to environmental laws and regulations issued by the governments of each of the Mexican states in which our facilities are located. The terms of our Concession from the Mexican government also impose environmental compliance obligations on us. We cannot predict the effect, if any, that unidentified environmental matters or the adoption of additional or more stringent environmental laws and regulations would have on our results of operations, cash flows or financial condition. Failure to comply with any environmental laws or regulations may result in the termination of our Concession or in fines or penalties that may affect profitability.

We, as a common carrier by rail, are required by Mexican law to transport hazardous materials, which could expose us to significant costs and claims.

Under Mexican applicable laws, our common carrier responsibility requires us to transport hazardous materials. Any rail accident or other incident or accident on our network, facilities, or at the facilities of our customers involving the release of hazardous materials, including toxic inhalation hazard (or TIH) materials, could involve significant costs and claims for personal injury, property damage, and environmental penalties and remediation, which could have a material adverse effect on our results of operations, financial condition and liquidity.

Our business is vulnerable to rising fuel costs and disruptions in fuel supplies. Any significant increase in the cost of fuel that is not adequately covered by fuel surcharges, or severe disruption of fuel supplies, would have a material adverse effect on our business, results of operations and financial condition.

We incur substantial fuel costs in our railroad operations and these costs represent a significant portion of our transportation expenses. Significant price increases for fuel may have a material adverse effect on operating results. If we are unable to recapture our costs of fuel from our customers, operating results could be materially adversely affected. In addition, a severe disruption of fuel supplies resulting from supply shortages, political unrest, a disruption of oil imports, weather events, war or otherwise, and the resulting impact on fuel prices could materially adversely affect our operating results, financial condition and cash flows.

We currently meet, and expect to continue to meet, fuel requirements for our operations almost exclusively through purchases at market prices from PEMEX Refinación (“PEMEX”), the national oil company of Mexico, a government-owned entity exclusively responsible for the distribution and sale of diesel fuel in Mexico. We are party to a fuel supply contract with PEMEX of indefinite duration based on market prices. Either party may terminate the contract upon 30 days written notice to the other at any time. If the fuel contract is terminated and we are unable to acquire diesel fuel from alternate sources on acceptable terms, our operations could be materially adversely affected.

A majority of our employees belong to labor unions. Strikes or work stoppages could adversely affect operations.

Our union employees are covered by one labor agreement, which was signed on June 23, 1997 between us and the Sindicato de Trabajadores Ferrocarrileros de la República Mexicana (Mexican Railroad Union), for a term of 50 years, for the purpose of regulating the relationship between the parties and improving conditions for the union employees. As of March 31, 2011, approximately 80% of our employees are covered by this labor agreement. The compensation terms under this labor agreement are subject to renegotiation on an annual basis and all other terms are subject to negotiation every two years. Compensation terms covering the period from July 1, 2010 through June 30, 2011, and the retirement benefit were finalized during the third quarter of 2010. The union labor negotiation with the Mexican Railroad Union has not historically resulted in any strike, boycott, or other disruption in our business operations.

We face possible catastrophic loss and liability, and our insurance may not be sufficient to cover our damages or damages to others.

The operation of any railroad carries with it an inherent risk of catastrophe, mechanical failure, collision and property loss. In the course of our operations, spills or other environmental mishaps, cargo loss or damage, business interruption due to political developments, as well as labor disputes, strikes and adverse weather conditions, could result in a loss of revenues or increased liabilities and costs. Collisions, environmental mishaps or other accidents can cause serious bodily injury, death and extensive property damage, particularly when such accidents occur in heavily populated areas. Additionally, our operations may be affected from time to time by natural disasters such as earthquakes, volcanoes, floods, hurricanes or other storms. The occurrence of a major natural disaster, especially in the Mexico City area, which is the site of FTVM and significant portions of our customer base, could have a material adverse effect on our operations and our financial condition. We maintain insurance that is consistent with industry practice in compliance with the requirements of our Concession against the accident-related risks involved in the conduct of our business, property damage and business interruption due to natural disasters. However, this insurance is subject to a number of limitations on coverage, depending on the nature of the risk insured against. This insurance may not be sufficient to cover our damages or damages to others, and this insurance may not continue to be available at commercially reasonable rates. In addition, we are subject to the risk that one or more of our insurers may become insolvent and would be unable to pay a claim that may be made in the future. Even with insurance, if any catastrophic interruption of service occurs, we may not be able to restore service without a significant interruption to operations and an adverse effect on our financial condition.

Our business may be affected by future acts of terrorism, war or other acts of violence or crime.

Terrorist attacks, such as an attack on our chemical transportation activities, any government response thereto and war or risk of war may adversely affect our results of operations, financial condition, and cash flows. These acts may also impact our ability to raise capital or our future business opportunities. Our rail lines and facilities could be direct targets or indirect casualties of acts of terror, which could cause significant business interruption and damage to our property. In recent years, there have been reported incidents of train-related robberies in Mexico, including incidents involving our trains and infrastructure. Other acts of violence or crime could also adversely affect our business.

As a result, acts of terrorism or war or acts of crime or violence could result in increased costs and liabilities and decreased revenues for us. In addition, insurance premiums charged for some or all of the applicable coverage currently maintained by us could increase dramatically or certain coverage may not be adequate to cover losses or may not be available in the future.

Our operations are subject to economic and political risks.

The Mexican government has exercised, and continues to exercise, significant influence over the Mexican economy. Accordingly, Mexican governmental actions concerning the economy and state-owned enterprises could have a significant impact on Mexican private sector entities in general and on our operations in particular. We cannot predict the impact that the political landscape, including the recently implemented multiparty rule, will have on the Mexican economy. Furthermore, our financial condition, results of operations and prospects may be affected by currency fluctuations, inflation, interest rates, regulation, taxation, social instability and other political, social and economic developments in or affecting Mexico.

The Mexican economy in the past has suffered balance of payment deficits and shortages in foreign exchange provisions. Though Mexico has imposed foreign exchange controls in the past, there are currently no exchange controls in Mexico. Pursuant to the provisions of NAFTA, if Mexico experiences serious balance of payment difficulties or the threat of such difficulties in the future, Mexico would have the right to impose foreign exchange controls on investments made in Mexico, including those made by United States and Canadian investors. Any restrictive exchange control policy could adversely affect our ability to obtain dollars or to convert pesos into dollars for purposes of making interest and principal payments due on indebtedness, to the extent we may have to effect those conversions. This could have a material adverse effect on our business and financial condition.

Mexican national politicians are currently focused on certain regional political and social tensions, and reforms regarding fiscal and labor policies, gas, electricity, social security and oil have not been and may not be approved. The social and political situation in Mexico could adversely affect the Mexican economy, which in turn could have a material adverse effect on our business, financial condition and results of operations.

Downturns in the United States economy or in the trade between Mexico and the United States or Asia and fluctuations in the peso-dollar exchange rate would likely have adverse effects on our business and results of operations.

The level and timing of our activity is heavily dependent upon the level of Mexican-United States trade and the effects of NAFTA on such trade. Our operations depend on Mexican and United States markets for the products we transport, the relative position of Mexico and the United States in these markets at any given time, and tariffs or other barriers to trade. Downturns in the Mexican or United States economies or in trade between Mexico and the United States would likely have adverse effects on our results of operations and our ability to meet debt service obligations. In addition, we have invested significant amounts in developing our intermodal operations, including the Port of Lazaro Cardenas, in part to provide Asian importers with an alternative to west coast ports of the United States, and the level of intermodal traffic depends, to an extent, on the volume of Asian shipments routed through Lazaro Cardenas. Reduction in trading volumes which may be caused by factors beyond our control, including increased government regulations in light of recent concerns regarding the safety and quality of Asian-manufactured products, may adversely affect our business and results of operations.

Also, fluctuations in the peso-dollar exchange rate could lead to shifts in the types and volumes of Mexican imports and exports. Although a decrease in the level of exports of some of the commodities that we transport to the United States may be offset by a subsequent increase in imports of other commodities we haul into Mexico and vice versa, any offsetting increase might not occur on a timely basis, if at all. Future developments in Mexican-United States trade beyond our control may result in a reduction of freight volumes or in an unfavorable shift in the mix of products and commodities we carry.

Any devaluation of the peso would cause the peso cost of our dollar-denominated debt to increase, adversely affecting our ability to make payments on our indebtedness. Severe devaluation or depreciation of the peso may result in disruption of the international foreign exchange markets and may limit the ability to transfer pesos or to convert pesos into U.S. dollars for the purpose of making timely payments of interest and principal on the non-peso denominated indebtedness. Although the Mexican government currently does not restrict, and for many years has not restricted, the right or ability of Mexican or foreign persons or entities to convert pesos into U.S. dollars or to transfer foreign currencies out of Mexico, the Mexican government could, as in the past, institute restrictive exchange rate policies that could limit the ability to transfer or convert pesos into U.S. dollars or other currencies for the purpose of making timely payments of the U.S. dollar-denominated debt and contractual commitments.

Fluctuations in the peso-dollar exchange rates also have an effect on our reported operating results. A devaluation of the peso would cause reported peso-denominated revenues and expenses to decrease, and would increase reported foreign exchange loss due to our net monetary assets that are peso-denominated. Exchange rate variations also affect the calculation of taxes under Mexican income tax law, and an appreciation of the peso would cause an increase in the our reported income tax provision and effective income tax rate.

Mexico may experience high levels of inflation in the future which could adversely affect our results of operations.

Mexico has a history of high levels of inflation and may experience high inflation in the future. During most of the 1980s and during the mid and late 1990s, Mexico experienced periods of high levels of inflation. The annual rate of inflation for the last three years, as measured by changes in the National Consumer Price Index, as provided by Banco de México, were 4.4% in 2010, 3.6% in 2009 and 6.5% in 2008. A substantial increase in the Mexican inflation rate would have the effect of increasing some of our costs, which could adversely affect our results of operations and financial condition. High levels of inflation may also affect the balance of trade between Mexico and the United States, and other countries, which could adversely affect our results of operations.

Risk Factors Relating to Ongoing Litigation

We are party to various legal proceedings and administrative actions arising in the ordinary course of business including those specifically mentioned below:

We are involved in several disputes with the SCT, which if adversely resolved could have a negative impact on our business and operations.

On July 23, 2008, the SCT delivered notice to us of new proceedings against us, claiming, among other things, that we refused to grant Ferromex access to certain trackage over which Ferromex alleges it has trackage rights on six different occasions and, thus denied Ferromex the ability to provide service to a Mexican subsidiary of a large United States Auto Manufacturer at this location. On August 13, 2008, we filed a response to the SCT. On July 15, 2010, the SCT resolved to consolidate these six sanction proceedings into a single proceeding, determining that the actions that motivated the underlying claims constitute a single occasion. On August 19, 2010 Ferromex filed an appeal, which we consider to be without merit, challenging the consolidation. Management believes that even if we were to be found liable, a single sanction would be imposed and could be challenged in the Administrative and Fiscal Federal Court. The consolidation of the six proceedings into a single sanction makes it more likely that any unfavorable resolution will not have a material impact on our results of operations. However, an unexpected adverse resolution could have a material effect on our results of operations in a particular quarter of fiscal year.

We believe we have defenses to the imposition of sanctions for the foregoing proceedings and intends to vigorously contest these allegations. We do not believe that these SCT proceedings will have a material adverse effect on our results of operations or financial condition. However, if we are ultimately sanctioned by the SCT for “generic” sanctions on five occasions over the term of the Concession, we could be subject to possible future SCT action seeking revocation of the Concession.

Risk Factors Relating to the Exchange Notes and the Exchange Offer

Our leverage could adversely affect our ability to fulfill obligations under various debt instruments and operate our business.

As of March 31, 2011, our debt capitalization ratio (total debt as a percentage of total debt plus equity) was 37.7%. Our level of debt could make it more difficult for it to borrow money in the future, may reduce the amount of money available to finance operations and other business activities, exposes us to the risk of increased interest rates, makes it more vulnerable to general economic downturns and adverse industry conditions, and could reduce flexibility in planning for, or responding to, changing business and economic conditions. Our failure to comply with the financial and other restrictive covenants in our debt instruments, which, restrict or prohibit many actions, including, but not limited to, our ability to incur debt, create or suffer to exist liens, make prepayments of particular debt, pay dividends, make investments, engage in transactions with stockholders and affiliates, issue capital stock, sell certain assets, and engage in mergers and consolidations or in sale-leaseback transactions and require us to maintain specified financial ratios, could result in an event of default that, if not cured or waived, could have a material adverse effect on our business or prospects. If we do not have enough cash to service our debt, meet other obligations and fund other liquidity needs, we may be required to take actions such as requesting a waiver from lenders, reducing or delaying capital expenditures, selling assets, restructuring or refinancing all or part of the existing debt, or seeking additional equity capital. We cannot assure that any of these remedies can be effected on commercially reasonable terms or at all. In addition, the terms of existing or future debt agreements may restrict us from adopting some of these alternatives.

Our indebtedness exposes us to risks of exchange rate fluctuations because any devaluation of the peso would cause the cost of our dollar-denominated debt to increase and could place us at a competitive disadvantage in Mexico, compared to Mexican competitors that have less dollar-denominated debt and greater operating and financial flexibility than us.

A downturn in debt capital markets may increase the cost of borrowing and make financing difficult to obtain, each of which could have a material adverse effect on our results of operations and business.

Events in the financial markets may have an adverse impact on the debt capital markets and, as a result, credit may become more expensive and difficult to obtain. Lenders may impose more stringent restrictions on the terms of credit and there may be a general reduction in the amount of credit available in the markets in which we conduct business. The negative impact of tightening credit markets, and adverse changes in the debt capital markets generally may have a material adverse effect on our results of business and operations resulting from, but not limited to, an inability to finance capital expansion on favorable terms, if at all, increased financing cost or financial terms with increasingly restrictive covenants.

The failure of a bank to fund a request (or any portion of such request) by us to borrow money under our existing revolving credit facilities could reduce our ability to fund capital expenditures or otherwise properly fund our operations.

We and our subsidiaries are in an industry that requires continuing infrastructure improvements and acquisitions of capital assets, necessitating substantial expenditure of cash. We have existing revolving credit facilities with multiple banking institutions to provide additional liquidity. If any of the banking institutions that are a party to such credit facilities fails to fund a request (or any portion of such request) by us to borrow money under our credit facilities, our ability to fund capital expenditures, fund our operations and pay debt service could be reduced, each of which could result in a decline in the value of our stockholder’s investment.

The failure of any bank in which we deposit funds could reduce the amount of cash we have available to pay distributions and make additional investments.

Given the developments in the financial markets, financial institutions have additional capital risks. we have diversified cash and cash equivalents among several banking institutions in an attempt to minimize exposure to any one of these entities. However, the Federal Deposit Insurance Corporation, or “FDIC,” only insures amounts up to $250,000 per depositor per insured bank. We currently have cash and cash equivalents deposited in certain financial institutions in excess of federally insured levels. If any of the banking institutions in which we have deposited funds ultimately fails, we may lose our deposits to the extent they are in excess of $250,000. The loss of our deposits could reduce the amount of cash we have available to distribute or invest and could result in a decline in the value of each of our stockholder’s investment.

We may incur additional indebtedness in the future.

Despite our level of indebtedness, we may incur additional debt in the future. This could further exacerbate the risks described in this prospectus.

Holders who fail to exchange their outstanding notes will continue to be subject to restrictions on transfer and may have reduced liquidity after the exchange offer.

If you do not exchange your outstanding notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer applicable to the outstanding notes. The restrictions on transfer of your outstanding notes arise because we issued the outstanding notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the outstanding notes if they are registered under the Securities Act and applicable state securities laws, or are offered and sold under an exemption from these requirements. After the completion of this exchange offer, we will not be under any obligation to, and do not plan to, register the outstanding notes under the Securities Act.

In addition, we have not conditioned the exchange offer on receipt of any minimum or maximum principal amount of outstanding notes. As outstanding notes are tendered and accepted in the exchange offer, the principal amount of remaining outstanding notes will decrease. This decrease could reduce the liquidity of the trading market for the outstanding notes. We cannot assure you of the liquidity, or even the continuation, of the trading market for the outstanding notes following the exchange offer.

You must comply with the exchange offer procedures to receive exchange notes.

Holders are responsible for complying with all exchange offer procedures. The issuance of exchange notes in exchange for outstanding notes will only occur upon completion of the procedures described in this prospectus under “The Exchange Offer.” Therefore, holders of outstanding notes who wish to exchange them for exchange notes should allow sufficient time for timely completion of the exchange procedure. Neither we nor the exchange agent are obligated to extend the offer or notify you of any failure to follow the proper procedure or waive any defect if you fail to follow the proper procedure.

If you are a broker-dealer, your ability to transfer the new notes may be restricted.

A broker-dealer that purchased outstanding notes for its own account as part of market-making or trading activities must comply with the prospectus delivery requirements of the Securities Act when it resells the exchange notes. Our obligation to make this prospectus available to broker-dealers is limited, and, as a result, we cannot guarantee that a proper prospectus will be available to broker-dealers wishing to resell their exchange notes.

There is no public market for the exchange notes, a market may not develop, and you may have to hold your exchange notes to maturity.

The exchange notes are a new issue of securities and there is no existing trading market for the exchange notes. Although the initial purchasers have informed us that they intend to make a market in the exchange notes, they have no obligation to do so and may discontinue making a market at any time without notice. Accordingly, we cannot assure you that a liquid market will develop for the exchange notes, that you will be able to sell your exchange notes at a particular time or that the prices that you receive when you sell the exchange notes will be favorable.

The outstanding notes are listed on the Global Exchange Market of the Irish Stock Exchange. We intend to cause the exchange notes to continue to be so listed and designated, however we cannot assure investors that this application will be approved nor can we assure investors that an active trading market for the notes will ever develop or be maintained. The liquidity of any market for the exchange notes and the prices at which the exchange notes will trade, if a trading market develops, will depend on a number of factors, including:

•	the number of holders of exchange notes;

•	our operating performance and financial condition;

•	our ability to complete the offer to exchange the notes;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the exchange notes; and

•	prevailing interest rates.

In addition, the notes have not been registered with the Mexican National Securities Registry and therefore the notes may not be offered or sold publicly, or otherwise be the subject of brokerage activities in Mexico, except pursuant to a private placement exemption set forth under Article 8 of the Mexican Securities Market Law.

The market price for the exchange notes may be volatile.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices and liquidity of these securities. We cannot assure you that the market, if any, for the exchange notes will be free from similar disruptions. Any such disruptions could have an adverse effect on holders of the exchange notes.

Trading in the exchange notes may be affected by developments in emerging and other markets.

Securities of Mexican companies have been, to varying degrees, influenced by political, economic and market conditions in other emerging markets and other countries. Although economic conditions are different in each country, investors’ reactions to developments in one country may have effects on the securities of issuers in other countries, including Mexico. Continued volatility in the Latin American, Eastern European, Asian or other emerging capital markets may lead to increased volatility of other securities markets and may impact the price of the exchange notes. Events outside of Mexico, especially in other emerging market countries, may affect the price of, or our ability to meet our obligations under, the exchange notes. In addition, the Mexican financial and securities markets are, to varying degrees, influenced by political, economic and market conditions in more industrialized countries, particularly the United States. Among other events, increases in interest rates in the United States and, more generally, events that increase the opportunity cost of investing outside the United States may tend to decrease the attractiveness of securities investments in other countries, such as Mexico.

If a noteholder were to sue us, the noteholder may be paid in pesos in the event of a recovery of damages.

If proceedings are brought in Mexico seeking to enforce our obligations under the exchange notes, we may discharge those obligations by making payments in pesos. Under Article 8 of the Mexican Monetary Law (Ley Monetaria de los Estados Unidos Mexicanos), in the event that proceedings were brought in Mexico seeking to enforce our obligations under the exchange notes, we would not be required to discharge such obligations in Mexico in a currency other than Mexican currency. According to Article 8, an obligation in a currency other than Mexican currency, which is payable in Mexico, may be satisfied in Mexican currency at the rate of exchange in effect on the date and in the place payment occurs. Such rate is currently determined by the Mexican Central Bank every business day in Mexico, and published the following banking day in the Mexican Official Gazette (Diario Oficial de la Federación). As a result, if a payment is made by us in Mexico, depending upon the peso-dollar exchange rate on the payment date, peso payments made to exchange note holders may not be sufficient to obtain the dollars necessary to satisfy our obligations under the exchange notes.

Our obligations under the exchange notes would change in the event of our insolvency or bankruptcy.

Upon our declaration of insolvency (including concurso mercantil) or bankruptcy, our unsecured obligations under the exchange notes:

•

would be converted into pesos at the exchange rate prevailing at the time of such declaration and subsequently converted into UDIs, investment units indexed to the rate of Mexican inflation, at the peso-UDI exchange rate prevailing at the time of conversion, and payment would occur at the time claims of our creditors are satisfied;

•	would be dependent upon the outcome of the insolvency (including concurso mercantil) or bankruptcy proceedings;

•	would cease to accrue interest; and

•	would not be adjusted to take into account depreciation of the peso against the dollar occurring after such declaration of insolvency (including concurso mercantil) or bankruptcy.

Given the past volatility of Mexican exchange rates, noteholders may receive substantially less money in satisfaction of our obligations if the peso-dollar exchange rate changes between the date of the declaration of bankruptcy and the time of payment.

Your ability to require the repurchase of exchange notes upon a change of control may be limited.

Upon a change of control, we will be required to offer to repurchase all of the exchange notes then outstanding at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest. If a change of control were to occur, we may not have sufficient funds to pay the purchase price for the outstanding exchange notes tendered, and we expect that we would require third-party financing; however, we may not be able to obtain such financing on favorable terms, if at all. In addition, the terms of future senior indebtedness of us and our subsidiaries may prohibit certain events which would constitute such a change of control or require such senior indebtedness to be repurchased or repaid upon a change of control. Moreover, the exercise by the holders of their right to require us to purchase the exchange notes could cause a default under such senior indebtedness, even if the change of control itself does not, due to the financial effect of such repurchase on us and our subsidiaries. Our failure to repurchase tendered exchange notes at a time when the repurchase is required by the indenture would constitute an event of default under the indenture, which, in turn, may constitute an event of default under future debt. The change of control provision in the indenture will not necessarily afford you protection in the event of a highly leveraged transaction, including a reorganization, restructuring, merger or other similar transaction involving us, that may adversely affect you. These transactions may not involve a change in voting power or beneficial ownership, or even if they do, may not involve a change of the magnitude required under the definition of change of control in the indenture to trigger these provisions. Except as described under “Description of the Exchange Notes — Change of Control,” the indenture does not contain provisions that permit the holders of the exchange notes to require us to repurchase or redeem the exchange notes in the event of a takeover, recapitalization or similar transaction. Finally, the provisions under the indenture relative to our obligation to make an offer to purchase the exchange notes as a result of a change of control may be waived or modified with the written consent of the holders of a majority in principal amount of the exchange notes; accordingly, you may not be able to require the repurchase of your exchange notes upon a change of control even if you do not consent to the waiver of such obligation.

The exchange notes are unsecured obligations, and accordingly our assets may be insufficient to pay amounts due on your exchange notes.

The exchange notes will be our unsecured obligations. We and our subsidiaries may incur other debt, which may be substantial in amount, and which may in certain circumstances be secured. Because the exchange notes will be unsecured obligations, your right of repayment may be compromised in the following situations:

•	we enter into bankruptcy (including concurso mercantil), liquidation, reorganization, or other winding-up;

•	there is a default in payment under any of our secured debt; or

•	there is an acceleration of any of our secured debt.

If any of these events occurs, the secured lenders could foreclose on our assets in which they have been granted a security interest, in each case to your exclusion, even if an event of default exists under the indenture relating to the exchange notes at such time. As a result, upon the occurrence of any of these events, there may not be sufficient funds to pay amounts due on the exchange notes.

Servicing our indebtedness will require a significant amount of cash. Our ability to generate cash depends on a variety of factors, many of which are beyond our control.

Our ability to make payments on our indebtedness, including the exchange notes, will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive and other factors that are beyond our control. Our business may not be able to generate sufficient cash flow from operations and future borrowings may not be available to us in an amount sufficient to enable us to pay our indebtedness, including the exchange notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness on or before maturity. However, we may not be able to complete such refinancing on commercially reasonable terms or at all.

Failure to comply with restrictive covenants in our existing contractual arrangements could accelerate our repayment obligations under our debt.

The indentures relating to our outstanding debt securities contain a number of restrictive covenants, and any additional financing arrangements we enter into may contain additional restrictive covenants. These covenants restrict or prohibit many actions, including, but not limited to, our ability to incur debt, create or suffer to exist liens, make prepayments of particular debt, pay dividends, make investments, engage in transactions with stockholders and affiliates, issue capital stock, sell certain assets, and engage in mergers and consolidations or in sale-leaseback transactions. Failure to maintain compliance with the covenants contained in the indentures could constitute a default which could accelerate the payment of any amounts outstanding under these financial agreements.

If our subsidiaries default on their obligations to pay their indebtedness, we may not be able to make payments on the notes.

If our subsidiaries are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on their indebtedness, or if they otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing their indebtedness, we or they could be in default under the terms of the agreements governing such indebtedness. If our subsidiaries’ operating performance declines in the future, they may need to obtain waivers from the lenders in respect of their indebtedness to avoid being in default. However, our subsidiaries may not be able to obtain any requested waiver. In the event of a default, the holders of such indebtedness could elect to declare all funds borrowed thereunder to be due and payable, together with all accrued and unpaid interest, cease making further loans and institute foreclosure proceedings against our subsidiaries’ assets and such subsidiaries could be forced into bankruptcy or liquidation. Any of the foregoing could prevent us from paying principal, premium, if any, and interest on the exchange notes and substantially decrease the market value of the exchange notes.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligation under the registration rights agreement that we entered into on May 20, 2011 in connection with the private offering of the outstanding notes. We will not receive any cash proceeds from the issuance of the exchange notes. As consideration for issuing the exchange notes, we will receive in exchange a like principal amount of the outstanding notes. The outstanding notes surrendered in exchange for the exchange notes will be retired and cancelled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any change in our capitalization.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

We issued and sold the outstanding notes in a private offering on May 20, 2011. In connection with that issuance and sale, we entered into a registration rights agreement with the initial purchasers for the outstanding notes. In the registration rights agreement, we agreed to, among other things:

•

prepare and file with the SEC, as promptly as practicable, a registration statement relating to the offer to exchange the outstanding notes for the exchange notes, or the exchange offer registration statement, or, under certain circumstances, a “shelf” registration with respect to the outstanding notes or exchange notes, or the shelf registration statement;

•

use our reasonable best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act and to complete the exchange offer, or in the case of a shelf registration statement, as applicable, to be declared effective, within 360 days of May 20, 2011; and

•	keep the exchange offer open for not less than 20 business days after the date that notice of the exchange offer is mailed to the holders of the outstanding notes.

If the exchange offer has not been completed or a shelf registration statement, as applicable, has not been declared effective on or prior to the 360th day following May 20, 2011, or if any registration statement which has been declared effective ceases to be effective at any time at which it is required to be effective, we will pay registration default damages accrued at a rate of 0.25% per annum commencing on the day the registration statement ceases to be effective. The registration default damages will be payable in accordance with the interest payment provisions of the outstanding notes. The registration default damages will cease to accrue upon:

•

the completion of the exchange offer or the effectiveness of the shelf registration statement, as applicable, in the case of a registration default caused by the exchange offer not being completed, or a shelf registration statement, as applicable, not being declared effective, on or prior to the 360th day following May 20, 2011; or

•

the effectiveness of the registration statement which had ceased to be effective, in the case of a registration default caused by a registration statement that had been declared effective, but ceased to be effective at any time at which it was required to be effective.

The outstanding notes are listed on the Global Exchange Market of the Irish Stock Exchange. We intend to apply to list the exchange notes on the Global Exchange Market of the Irish Stock Exchange.

We have agreed to provide each holder of outstanding notes a copy of the prospectus that forms part of the registration statement.

Under the registration rights agreement, our obligations to register the exchange notes will terminate upon the completion of the exchange offer. However, we will be required to file a shelf registration statement for a continuous offering by the holders of the outstanding notes if:

•	due to any change in law or applicable interpretations by the staff of the SEC, we determine upon advice of our outside counsel that we are not permitted to effect the exchange offer;

•	for any other reason, the exchange offer is not consummated within 360 days of May 20, 2011;

•

any holder other than an initial purchaser for the outstanding notes is ineligible to participate in the exchange offer other than by reason of such holder being our “affiliate” (as defined in Rule 405 of the Securities Act);

•

based on their reasonable opinion, the initial purchasers for the outstanding notes so request in writing and delivered to us with respect to outstanding notes that are not eligible to be exchanged for exchange notes in the exchange offer that are held by them following consummation of the exchange offer; or

•

in the case that the initial purchasers for the outstanding notes participate in the exchange offer or otherwise acquire exchange notes from us under certain other provisions of the registration rights agreement and, in their reasonable opinion, do not receive freely tradable exchange notes in exchange for outstanding notes constituting any portion of an unsold allotment.

Except as otherwise permitted by the registration rights agreement, we will keep the shelf registration statement continuously effective, supplemented and amended as required by the Securities Act, for a period from the date the shelf registration statement is declared effective until the second anniversary of its effectiveness, or the earlier date upon which all the outstanding notes or exchange notes, as applicable, covered by the shelf registration statement have been sold pursuant to the shelf registration statement.

During any 365-day period, upon the occurrence of certain events, we will have the ability to suspend the disposition of outstanding notes or exchange notes pursuant to a registration statement or shelf registration statement for up to two periods of up to 30 days each, if we determine in our reasonable judgment and upon written advice of counsel that the continued effectiveness and use of the shelf registration statement would require the disclosure of confidential information or interfere with any financing, acquisition, reorganization or other material transaction involving us.

We will, in the event of the filing of a shelf registration statement, provide to each holder of outstanding notes that are covered by the shelf registration statement copies of the prospectus included in the shelf registration statement and notify each such holder when the shelf registration statement has become effective. The names of holders of outstanding notes that propose to sell the outstanding notes pursuant to the shelf registration statement will be included, as selling security holders, in such prospectus. We may require such holders to furnish us with information we require to include in the shelf registration statement and we may exclude them from such shelf registration statement if they fail to do so within a reasonable time. Selling holders of outstanding notes that are included in the shelf registration statement will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement which are applicable to the holder (including certain indemnification obligations).

Once the exchange offer is complete, we will have no further obligation to register any of the outstanding notes not tendered to us in the exchange offer. See “Risk Factors — Factors Relating to the Exchange Notes and the Exchange Offer — Your failure to tender outstanding notes in the exchange offer may affect their marketability.”

Effect of the Exchange Offer

Based on interpretations by the SEC staff set forth in Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), Shearman & Sterling (available July 2, 1993) and similar no-action letters, we believe that you may offer for resale, resell and otherwise transfer the exchange notes issued to you in the exchange offer without compliance with the registration and prospectus delivery requirements of the Securities Act, except as set forth below, so long as:

•	you are not a broker-dealer that acquired the outstanding notes from us or in market-making transactions or other trading activities;

•	you are acquiring the exchange notes in the ordinary course of your business;

•

at the time of the consummation of the registered exchange offer, you are not participating in, you do not intend to participate in and you have no arrangement or understanding with any person to participate in the distribution of the exchange notes within the meaning of the Securities Act; and

•	you are not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act.

If you are not able to make these representations, and any such other representations as may be necessary under applicable SEC rules, regulations and interpretations, you are a “restricted holder.” As a restricted holder, you will not be able to participate in the exchange offer, you may not rely on the interpretations of the SEC staff set forth in the no-action letters referred to above and you may sell your outstanding notes only in compliance with the registration and prospectus delivery requirements of the Securities Act or under an exemption from the registration requirements of the Securities Act or in a transaction not subject to the Securities Act.

In addition, each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for securities where such securities were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the date of consummation of the exchange offer and ending on the close of business one year after that date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.” In the registration rights agreement, we agreed to use our reasonable best efforts to keep the exchange offer registration statement effective, supplemented and amended as required, to ensure that it is available for such resales of exchange notes during such period.

Except as described above, this prospectus may not be used for an offer to resell, resale or other transfer of exchange notes.

To the extent outstanding notes are tendered and accepted in the exchange offer, the principal amount of outstanding notes that will be outstanding will decrease with a resulting decrease in the liquidity in the market for the outstanding notes. Outstanding notes that are still outstanding following the completion of the exchange offer, and that are not redeemed by us, will continue to be subject to transfer restrictions.

Terms of the Exchange Offer

Upon the terms and subject to the conditions of the exchange offer described in this prospectus and in the accompanying letter of transmittal, we will accept for exchange all outstanding notes validly tendered and not withdrawn before 5:00 p.m., New York City time, on the expiration date. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes accepted in the exchange offer. You may tender some or all of your outstanding notes pursuant to the exchange offer. However, outstanding notes may be tendered only in minimum denominations of $2,000 and integral multiples of $1,000 principal amount.

The terms of the exchange notes will be identical in all material respects to those of the outstanding notes, except that:

•	the offering of the exchange notes has been registered under the Securities Act;

•	the exchange notes will not be subject to transfer restrictions; and

•	the exchange notes will be issued free of any covenants regarding registration rights and free of any related provisions for additional interest.

The exchange notes will evidence the same debt as the outstanding notes and will be issued under and be entitled to the benefits of the same indenture under which the outstanding notes were issued. The outstanding notes and the exchange notes will be treated as a single series of debt securities under the indenture. For a description of the terms of the indenture and the exchange notes, see “Description of the Exchange Notes.”

The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange. As of the date of this prospectus, an aggregate of $200.0 million principal amount of outstanding notes is outstanding. This prospectus is being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC. Holders of outstanding notes do not have any appraisal or dissenters’ rights under applicable law or under the indenture in connection with the exchange offer.

We will be deemed to have accepted for exchange validly tendered outstanding notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of outstanding notes for the purposes of receiving the exchange notes from us and delivering the exchange notes to the tendering holders. Subject to the terms of the registration rights agreement, we expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under “Conditions” in this section of the prospectus. All outstanding notes accepted for exchange will be exchanged for exchange notes promptly following the expiration date. If we decide for any reason to delay for any period our acceptance of any outstanding notes for exchange, we will extend the expiration date for the same period.

If we do not accept for exchange any tendered outstanding notes because of an invalid tender, the occurrence of certain other events described in this prospectus or otherwise, such unaccepted outstanding notes will be returned, without expense, to the holder tendering them or the appropriate book-entry will be made, in each case, as promptly as practicable after the expiration date.

We are not making, nor is our board of directors making, any recommendation to you as to whether to tender or refrain from tendering all or any portion of your outstanding notes in the exchange offer. No one has been authorized to make any such recommendation. You must make your own decision whether to tender in the exchange offer and, if you decide to do so, you must also make your own decision as to the aggregate amount of outstanding notes to tender after reading this prospectus and the letter of transmittal and consulting with your advisers, if any, based on your own financial position and requirements.

Expiration Date; Extensions; Amendments

The term “expiration date” means 5:00 p.m., New York City time, on                     , 2011, unless we, in our sole discretion, extend the exchange offer, in which case the term expiration date shall mean the latest date and time to which the exchange offer is extended.

If we determine to extend the exchange offer, we will notify the exchange agent of any extension by oral or written notice. We will notify the registered holders of outstanding notes of the extension no later than 9:00 a.m., New York City time, on the business day immediately following the previously scheduled expiration date.

We reserve the right, in our sole discretion:

•	to delay accepting for exchange any outstanding notes;

•

to extend the exchange offer or to terminate the exchange offer and to refuse to accept outstanding notes not previously accepted if any of the conditions set forth below under “Conditions” in this section of the prospectus have not been satisfied by the expiration date; or

•	subject to the terms of the registration rights agreement to amend the terms of the exchange offer in any manner.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders of outstanding notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of the outstanding notes of the amendment.

During any extension of the exchange offer, all outstanding notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any outstanding notes that we do not accept for exchange for any reason without expense to the tendering holder as promptly as practicable after the expiration or earlier termination of the exchange offer.

Interest on the Exchange Notes and the Outstanding Notes

Any outstanding notes not tendered or accepted for exchange, or redeemed by us, will continue to accrue interest at the rate of 6.125% per annum in accordance with their terms. The exchange notes will accrue interest at the rate of 6.125% per annum from the date of the last periodic payment of interest on the outstanding notes or, if no interest has been paid, from the original issue date of outstanding notes. Interest on the exchange notes will be payable semi-annually in arrears on June 15 and December 15, commencing December 15, 2011. Interest on any outstanding notes not tendered or accepted for exchange will be payable semi-annually in arrears on June 15 and December 15 of each year, commencing on December 15, 2011.

Procedures for Tendering

Only a registered holder of outstanding notes may tender those notes in the exchange offer. To tender in the exchange offer:

•

a holder must complete, sign and date the letter of transmittal, have the signatures thereon guaranteed if required by the letter of transmittal, and mail or otherwise deliver such letter of transmittal, together with the outstanding notes and all other documents required by the letter of transmittal, to the exchange agent at one of the addresses set forth below under “Exchange Agent” in this section of the prospectus before 5:00 p.m., New York City time, on the expiration date;

•

the exchange agent must receive, before the expiration date, a timely confirmation of a book-entry transfer of the tendered outstanding notes into the exchange agent’s account at The Depository Trust Company, or DTC, or the depositary, and timely receipt by the exchange agent of an agent’s message (as defined below under “Book-Entry Transfer” in this section of the prospectus) and any other documents required by the letter of transmittal according to the procedure for book-entry transfer described below; or

•	the holder must comply with the guaranteed delivery procedures described below.

A tender of outstanding notes by a holder that is not withdrawn prior to the expiration date will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

The method of delivery of outstanding notes, letters of transmittal and all other required documents to the exchange agent, including delivery through DTC, is at the holder’s election and risk. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. If delivery is by mail, we recommend that holders use certified or registered mail, properly insured, with return receipt requested. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send letters of transmittal or other required documents to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender those notes should contact the registered holder promptly and instruct it to tender on the beneficial owner’s behalf.

We will determine, in our sole discretion, all questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes, and our determination will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes the acceptance of which would, in the opinion of us or our counsel, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular outstanding notes either before or after the expiration date. Our interpretation of the terms and conditions of the exchange offer as to any particular outstanding notes either before or after the expiration date, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes for exchange must be cured within such time as we shall determine. Although we intend to notify holders of any defects or irregularities with respect to tenders of outstanding notes for exchange, neither we nor the exchange agent nor any other person shall be under any duty to give such notification, nor shall any of them incur any liability for failure to give such notification. Tenders of outstanding notes will not be deemed to have been made until all defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders or, in the case of outstanding notes delivered by book-entry transfer within DTC, will be credited to the account maintained within DTC by the participant in DTC which delivered such outstanding notes, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

In addition, we reserve the right in our sole discretion (a) to purchase or make offers for any outstanding notes that remain outstanding after the expiration date, (b) as set forth below under “Conditions” in this section of the prospectus, to terminate the exchange offer and (c) to the extent permitted by applicable law, purchase outstanding notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

By signing, or otherwise becoming bound by, the letter of transmittal, each tendering holder of outstanding notes (other than certain specified holders) will represent to us that:

•	it is acquiring the exchange notes in the ordinary course of its business;

•	it is not engaging in and does not intend to engage in a distribution of the exchange notes;

•	it has no arrangements or understandings with any person to participate in the exchange offer for the purpose of distributing the exchange notes within the meaning of the Securities Act; and

•

it is not our “affiliate,” within the meaning of Rule 405 under the Securities Act, or, if it is our affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

If the tendering holder is a broker-dealer that will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities, it may be deemed to be an “underwriter” within the meaning of the Securities Act. Any such holder will be required to acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of these exchange notes. However, by so acknowledging and by delivering a prospectus, the holder will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Book-Entry Transfer

The exchange agent will establish a new account or utilize an existing account with respect to the outstanding notes at DTC promptly after the date of this prospectus, and any financial institution that is a participant in DTC’s systems may make book-entry delivery of outstanding notes by causing DTC to transfer these outstanding notes into the exchange agent’s account in accordance with DTC’s procedures for transfer. However, the exchange for the outstanding notes so tendered will only be made after timely confirmation of this book-entry transfer of outstanding notes into the exchange agent’s account, and timely receipt by the exchange agent of an agent’s message and any other documents required by the letter of transmittal. The term “agent’s message” means a message transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, that states that DTC has received an express acknowledgment from a participant in DTC tendering outstanding notes that are the subject of the book-entry confirmation stating (1) the aggregate principal amount of outstanding notes that have been tendered by such participant, (2) that such participant has received and agrees to be bound by the terms of the letter of transmittal and (3) that we may enforce such agreement against the participant.

Although delivery of outstanding notes must be effected through book-entry transfer into the exchange agent’s account at DTC, the letter of transmittal, properly completed and validly executed, with any required signature guarantees, or an agent’s message in lieu of the letter of transmittal, and any other required documents, must be delivered to and received by the exchange agent at one of its addresses listed below under “Exchange Agent” in this section of the prospectus before 5:00 p.m., New York City time, on the expiration date, or the guaranteed delivery procedure described below must be complied with.

Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

All references in this prospectus to deposit or delivery of outstanding notes shall be deemed to also refer to DTC’s book-entry delivery method.

Guaranteed Delivery Procedures

Holders who wish to tender their outstanding notes and (1) whose outstanding notes are not immediately available or (2) who cannot deliver a confirmation of book-entry transfer of outstanding notes into the exchange agent’s account at DTC, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date or (3) who cannot complete the procedure for book-entry transfer on a timely basis, may effect a tender if:

•	the tender is made through an eligible institution;

•

before the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, listing the principal amount of outstanding notes tendered, stating that the tender is being made thereby and guaranteeing that, within three business days after the expiration date, a duly executed letter of transmittal together with a confirmation of book-entry transfer of such outstanding notes into the exchange agent’s account at DTC, and any other documents required by the letter of transmittal and the instructions thereto, will be deposited by such eligible institution with the exchange agent; and

•

the properly completed and executed letter of transmittal and a confirmation of book-entry transfer of all tendered outstanding notes into the exchange agent’s account at DTC and all other documents required by the letter of transmittal are received by the exchange agent within three business days after the expiration date.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures described above.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, the exchange agent must receive a written or facsimile transmission notice of withdrawal at one of its addresses set forth below under “Exchange Agent” in this section of the prospectus. Any notice of withdrawal must:

•	specify the name of the person who tendered the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the principal amount of such outstanding notes;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered and include any required signature guarantees; and

•	specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of DTC.

We will determine, in our sole discretion, all questions as to the validity, form and eligibility (including time of receipt) of any notice of withdrawal, and our determination shall be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer and no exchange notes will be issued with respect thereto unless the outstanding notes so withdrawn are validly retendered. Properly withdrawn outstanding notes may be retendered by following one of the procedures described above under “Procedures for Tendering” in this section of the prospectus at any time prior to the expiration date.

Any outstanding notes that are tendered for exchange through the facilities of DTC, but that are not exchanged for any reason, will be credited to an account maintained with DTC for the outstanding notes as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer.

Conditions

Despite any other term of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes, and we may terminate the exchange offer as provided in this prospectus prior to the expiration date, if:

•	the exchange offer, or the making of any exchange by a holder of outstanding notes, would violate applicable law or any applicable interpretation of the SEC staff; or

•	the outstanding notes are not tendered in accordance with the exchange offer; or

•

you do not represent that you are acquiring the exchange notes in the ordinary course of your business, that you are not engaging in and do not intend to engage in a distribution of the exchange notes, and that you have no arrangements or understandings with any person to participate in a distribution of the exchange notes or you do not make any other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to render available the use of an appropriate form for registration of the exchange notes under the Securities Act; or

•

any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer; or

•	any governmental approval has not been obtained, which we believe, in our sole discretion, is necessary for the consummation of the exchange offer as outlined in this prospectus.

These conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions or may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of the right and each right shall be deemed an ongoing right which may be asserted at any time and from time to time.

If we determine in our reasonable judgment that any of the conditions are not satisfied, we may:

•

refuse to accept and return to the tendering holder any outstanding notes or credit any tendered outstanding notes to the account maintained within DTC by the participant in DTC which delivered the outstanding notes;

•

extend the exchange offer and retain all outstanding notes tendered before the expiration date, subject to the rights of holders to withdraw the tenders of outstanding notes (see “Withdrawal of Tenders” above in this section of the prospectus); or

•

waive the unsatisfied conditions with respect to the exchange offer prior to the expiration date and accept all properly tendered outstanding notes that have not been withdrawn or otherwise amend the terms of the exchange offer in any respect as provided under “Expiration Date; Extensions; Amendments” in this section of the prospectus.

In addition, we will not accept for exchange any outstanding notes tendered, and we will not issue exchange notes in exchange for any of the outstanding notes, if at that time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

Exchange Agent

U.S. Bank National Association has been appointed as the exchange agent for the exchange offer. All signed letters of transmittal and other documents required for a valid tender of your outstanding notes should be directed to the exchange agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

By Hand Delivery, Registered Mail or Overnight Carrier

U.S. Bank National Association

Corporate Trust Services

60 Livingston Avenue

St. Paul, Minnesota 55107

Attn: Specialized Finance

Facsimile Transmission:

(651) 495-8158

Confirm by Telephone:

(800) 934-6802

For Information With Respect to the Exchange Offer, Call:

the Exchange Agent at (800) 934-6802 or go to

www.usbank.com/corp_trust/bondholder_contact.html

Delivery to other than the above addresses or facsimile number will not constitute a valid delivery.

Fees and Expenses

We will bear the expenses of soliciting tenders. We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptance of the exchange offer. The principal solicitation is being made by mail; however, additional solicitation may be made by facsimile, telephone or in person by our officers and employees.

We will pay the expenses to be incurred in connection with the exchange offer. These expenses include fees and expenses of the exchange agent and the trustee, accounting and legal fees, printing costs, and related fees and expenses.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the transfer of outstanding notes pursuant to the exchange offer. If, however, exchange notes and/or substitute outstanding notes not exchanged are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the outstanding notes tendered hereby, or if tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal accompanying the prospectus, or if a transfer tax is imposed for any reason other than the transfer of outstanding notes pursuant to the exchange offer, the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted, the amount of such transfer taxes will be billed directly to the tendering holder.

Accounting Treatment

We will record the exchange notes in our accounting records at the same carrying values as the outstanding notes on the date of the exchange. Accordingly, we will recognize no gain or loss, for accounting purposes, as a result of the exchange offer.

Consequences of Failure to Exchange

Holders of outstanding notes who do not exchange their outstanding notes for exchange notes pursuant to the exchange offer will continue to be subject to the restrictions on transfer of the outstanding notes as set forth in the legend printed thereon as a consequence of the issuance of the outstanding notes pursuant to an exemption from the Securities Act and applicable state securities laws. Upon completion of the exchange offer, we may redeem any outstanding notes that were not exchanged in the exchange offer in an amount of up to 2% of the original aggregate principal amount of notes issued at a redemption price of 100% of their principal amount plus accrued and unpaid interest, if any. Outstanding notes not exchanged pursuant to the exchange offer and not redeemed by us will continue to accrue interest at 6.125% per annum, and will otherwise remain outstanding in accordance with their terms. Holders of outstanding notes do not have any appraisal or dissenters’ rights under applicable law in connection with the exchange offer.

In general, the outstanding notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Upon completion of the exchange offer, holders of outstanding notes will not be entitled to any rights to have the resale of outstanding notes registered under the Securities Act, and we currently do not intend to register under the Securities Act the resale of any outstanding notes that remain outstanding after completion of the exchange offer.

SELECTED FINANCIAL AND OTHER INFORMATION

The following tables present our summary historical consolidated financial data as of and for the periods indicated. The consolidated balance sheet data as of March 31, 2011, and the statements of income data for the three months ended March 31, 2011 and 2010 have been derived from our unaudited consolidated financial statements, which are included elsewhere in this prospectus. We derived the summary consolidated financial data below as of and for the years ended December 31, 2010, 2009, 2008, 2007 and 2006, from our audited consolidated financial statements for these periods. The unaudited consolidated balance sheet data as of March 31, 2011, and the unaudited consolidated statements of income data for the three months ended March 31, 2011 and 2010 include all adjustments, consisting of normal, recurring adjustments, which management considers necessary for a fair presentation of our financial position and results of income as of such date and for such periods. Operating results for the three months ended March 31, 2011 are not necessarily indicative of results that may be expected for the entire year or for any future period and should be read in conjunction with the annual financial statements. You should read the summary financial data in conjunction with “Presentation of Financial and Other Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and notes to those consolidated financial statements included in this prospectus.

In April 2007, we adopted corporate resolutions approving the legal Merger (“2007 Merger”) between us and our former parent, Grupo KCSM. The 2007 Merger was effective on May 8, 2007. KCSM, as the surviving company, cancelled the shares held by Grupo KCSM and issued the corresponding shares representing our new capital stock to each of the shareholders of Grupo KCSM, except for the shares held by itself. Grupo KCSM transferred all its assets and liabilities to us and any current liabilities between Grupo KCSM and us were extinguished. There was no cash exchanged between the parties in the 2007 Merger.

The 2007 Merger was completed between entities under common control with KCSM as the reporting entity. Grupo KCSM was a non-operating holding company with no material assets or operations and its balance sheet was limited to a deferred tax asset and other intercompany balances between Grupo KCSM and us. All intercompany amounts were eliminated and the remaining balances of Grupo KCSM were transferred to us at carrying value, except Grupo KCSM’s 2% ownership in Arrendadora KCSM, S.A. de C.V. (“Arrendadora KCSM”), which was transferred to NAFTA Rail, S.A. de C.V., a wholly owned subsidiary of KCS. The full effect of the 2007 Merger was applied prospectively in our financial statements in the second quarter of 2007.

During the first quarter of 2010, we elected to change our accounting policy for rail grinding costs from a capitalization method to a direct expense method. Previously, we capitalized rail grinding costs as an improvement to the rail. We believe it is preferable to expense these costs as incurred to eliminate the subjectivity in determining the period of benefit associated with rail grinding over which to depreciate the associated capitalized costs. We have reflected this change as a change in accounting principle from an accepted accounting principle to a preferable accounting principle in accordance with Accounting Standards Codification 250 “Accounting for Changes and Error Corrections”. Comparative financial statements for all periods have been adjusted to apply the change in accounting principle retrospectively.

	Three Months Ended March 31,		Year Ended December 31,
	2011	2010	2010	2009	2008	2007	2006
	(In millions of U.S. dollars)
Statement of Income Data:
Revenues	$218.2	$190.8	$794.7	$616.0	$818.5	$813.2	$774.0
Operating expenses	150.0	134.5	563.1	507.2	604.3	599.1	596.4

Operating income	68.2	56.3	231.6	108.8	214.2	214.1	177.6
Equity in net earnings of unconsolidated affiliates	0.8	1.5	6.6	2.9	7.4	5.6	5.9
Interest expense	(19.9)	(27.5)	(97.8)	(110.1)	(86.6)	(87.9)	(92.7)
Debt retirement costs	—	(14.9)	(52.5)	(0.6)	—	(6.9)	(2.6)
Foreign exchange gain (loss)	—	2.8	4.9	2.2	(21.3)	(0.9)	(10.5)
Other income, net	1.8	0.5	2.3	3.1	2.9	2.9	1.5

Income before income taxes	$50.9	$18.7	$95.1	$6.3	$116.6	$126.9	$79.2

Net income	$33.5	$11.1	$63.8	$6.4	$101.7	$96.7	$60.8

	As of March 31, 2011	As of December 31,
		2010	2009	2008	2007	2006
	(In millions of U.S. dollars)
Balance Sheet Data:
Total assets	$2,734.1	$2,699.0	$2,717.5	$2,636.0	$2,564.9	$2,486.8
Total debt and related company debt	920.8	924.6	1,136.1	958.4	850.7	875.9
Total liabilities	1,210.5	1,209.3	1,387.2	1,207.4	1,228.8	1,244.6
Total stockholders’ equity	1,523.6	1,489.7	1,330.3	1,428.6	1,336.1	1,243.6

	Three Months Ended March 31,		Year Ended December 31,
	2011	2010	2010	2009	2008	2007	2006
	(In millions of U.S. dollars)
Other Financial Data:
Depreciation and amortization	$21.2	$23.9	$94.0	$102.3	$103.1	$96.0	$89.3
Capital expenditures	37.0	21.8	101.0	128.6	229.8	236.1	114.8
Net cash provided by operating activities	66.6	56.6	171.7	141.4	159.4	263.0	153.8
Net cash used for investing activities	(31.9)	(16.8)	(49.9)	(149.3)	(229.7)	(228.4)	(111.7)
Net cash provided by (used for) financing activities	(4.1)	(23.5)	(177.4)	61.6	92.3	(32.1)	(34.9)
Cash dividends to stockholders (1)	—	—	—	3.2	7.1	—	—
Ratio Data:
Ratio of earnings to fixed charges (2)	3.1	1.5	1.8	1.0	2.1	2.1	1.6

(1)	On December 22, 2009 and September 22, 2008, we declared a cash dividend on our common stock of $0.00067 per share and $0.00148 per share, respectively.

(2)	For the purpose of computing the ratio of earnings to fixed charges, earnings include pre-tax income excluding equity in earnings of unconsolidated affiliates, fixed charges, and distributed income of equity investments. Fixed charges include interest expensed and capitalized, amortization of debt expense and discount and the portion of rent that represents a reasonable approximation of the interest factor.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis relates to our financial condition and results of operations for the relevant periods and is based on, and should be read in conjunction with, our financial statements appearing elsewhere in this prospectus. The following discussion and analysis contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under “Risk Factors.” Readers are strongly encouraged to consider these factors when evaluating forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the timing when, or by which, such performance or results will be achieved. As a result, actual outcomes or results could materially differ from those indicated in forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements” for cautionary statements concerning forward-looking statements.

Overview

We operate the primary commercial corridor of the Mexican railroad system, which allows us to participate significantly in the growing freight traffic between Mexico, the United States and Canada. Our rail lines consist of approximately 3,100 route miles. In addition, we have trackage rights entitling us to run our trains over 700 miles of track of other Mexican railroad operators. We provide freight transportation services under our 50-year Concession granted to us by the Mexican government, during the first 30 years of which we are the exclusive provider, subject to certain trackage rights of other freight carriers. Our Concession is renewable for additional period of up to 50 years subject to certain conditions.

We believe our rail lines comprise the most strategically significant and most actively traveled rail corridor in Mexico. Our rail lines connect the most populated and industrialized regions of Mexico with the principal border gateway between Mexico and the United States at Nuevo Laredo, Tamaulipas and Laredo, Texas. In addition, we serve three of Mexico’s most important seaports at Lazaro Cardenas, Michoacan on the Pacific Ocean and Tampico, Tamaulipas and Veracruz, Veracruz (through trackage rights granted by Ferrosur under its concession) on the Gulf of Mexico. As a result, we believe our routes are integral to Mexico’s foreign trade.

We seek to establish our railroad as the primary inland freight transporter linking Mexico with the United States and Canadian markets. As the operator of the primary and most direct rail corridor from Mexico City to the United States border, our route structure enables us to benefit from continuing growth in NAFTA trade. We are the only Mexican railroad that serves the Mexico-United States border crossing at Nuevo Laredo-Laredo, which is the largest freight exchange point between Mexico and the United States Through KCS’s United States rail subsidiaries, as well as through interchanges with other major United States railroads, we provide customers with access to an extensive network through which they may distribute products throughout North America and overseas.

Our revenues are derived from the movement of a diversified mix of commodities and products mainly attributable to cross-border traffic with the United States. We transport chemical and petroleum products, industrial and consumer products, agricultural and mineral products, intermodal and automotive products, and coal. Our customers include leading United States, international and Mexican corporations.

Our business is subject to a number of macroeconomic factors that affect our operating results, including the circumstances described under the heading, “Risk Factors.” These include factors outside our control, such as (i) the impact of inflation, political developments, exchange rates and other factors tied to Mexico, (ii) seasonality in our business and that of our customers, (iii) our dependence on global fuel prices for our operations, and (iv) our continuing obligations to the Mexican government arising out of the privatization of our rail lines in 1997 and our Concession, including our obligations in respect of required capital expenditures.

Recent Developments

On May 6, 2011, pursuant to an offer to purchase, we commenced a cash tender offer for all of our 7 5/8% Senior Notes due 2013 (the “7 5/8% Senior Notes”) and, pursuant to a separate offer to purchase, we commenced a cash tender offer for all of our 7 3/8% Senior Notes due 2014 (the “7 3/8% Senior Notes”). On May 20, 2011 and June 6, 2011, the Company purchased $22.6 million and $0.2 million of the 7 5/8% Senior Notes, respectively, and $133.8 million and $0.9 million of the 7 3/8% Senior Notes, respectively, tendered in accordance with the terms and conditions of the tender offers set forth in the offers to purchase using the proceeds received from the issuance of $200.0 million principal amount of 6 1/8% senior unsecured notes due June 15, 2021 (the “6 1/8% Senior

Notes”). On June 7, 2011, we used a portion of the net proceeds from the issuance of the 6 1/8% Senior Notes and cash on hand to redeem $9.6 million principal amount of the 7 5/8% Senior Notes and $30.3 million principal amount of the 7 3/8% Senior Notes which remained outstanding following the tender offers.

On May 20, 2011, we issued $200.0 million principal amount of 6 1/8% Senior Notes, at par, bearing interest semiannually at a fixed annual rate of 6 1/8%. We used proceeds from the issuance of the 6 1/8% Senior Notes and cash on hand to purchase $22.8 million principal amount of the 7 5/8% Senior Notes and $134.7 million principal amount of the 7 3/8% Senior Notes tendered under offers to purchase, to redeem $9.6 million principal amount of the 7 5/8% Senior Notes and $30.3 million principal amount of the 7 3/8% Senior Notes which remained outstanding following the tender offers, and pay all fees and expenses incurred in connection with the 6 1/8% Senior Notes offering and the tender offers. The 6 1/8% Senior Notes are redeemable at our option, in whole or in part, on and after June 15, 2016, at the following redemption prices (expressed as percentages of principal amount) if redeemed during the 12-month period commencing on June 15 of the following years, plus any accrued and unpaid interest to the date of redemption: 2016 — 103.063%, 2017 — 102.042%, 2018 — 101.021% and 2019 —100.000%. In addition, we may redeem up to 35% of the 6 1/8% Senior Notes at a redemption price equal to 106.125% any time prior to June 15, 2014 from the proceeds of the sale of our capital stock or the capital stock of KCS and the notes are redeemable, in whole but not in part, at our option at their principal amount, plus any accrued unpaid interest in the event of certain changes in the Mexican withholding tax rate.

The 6 1/8% Senior Notes are denominated in dollars and are unsecured, unsubordinated obligations, rank pari passu in right of payment with our existing and future unsecured, unsubordinated obligations, and are senior in right of payment to our future subordinated indebtedness. In addition, the 6 1/8% Senior Notes include certain covenants which are customary for these types of debt instruments and borrowers with similar credit ratings. The 6 1/8% Senior Notes contain certain covenants that, among other things, prohibit or restrict us from taking certain actions, including the ability to incur debt, pay dividends or make other distributions in respect of our stock, issue guarantees, enter into certain transactions with affiliates, make restricted payments, sell certain assets, create liens, engage in sale-leaseback transactions and engage in mergers, divestitures and consolidations. However, these limitations are subject to a number of important qualifications and exceptions.

Financial Presentation and Accounting Policies

Critical Accounting Policies and Estimates.

Our accounting and financial reporting policies are in conformity with U.S. GAAP. The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Management believes that the following accounting policies and estimates are critical to an understanding of our historical and future performance. KCSM is a wholly-owned subsidiary of KCS and does not have an Audit Committee of the Board of Directors. Management has discussed the development and selection of the following critical accounting estimates with the Audit Committee of Board of Directors of KCS and the Audit Committee has reviewed the selection, application and disclosure of our critical accounting policies and estimates.

Capitalization, Depreciation and Amortization of Property and Equipment (including Concession Assets)

Due to the highly capital intensive nature of the railroad industry, capitalization and depreciation of property and equipment is a substantial portion of our financial statements. Property and equipment, including Concession assets, comprised approximately 83% of our total assets as of March 31, 2011, and related depreciation and amortization comprised approximately 14% of total operating expenses for the year ended March 31, 2011.

Our annual capital expenditures are primarily for capital replacement programs which are generally constructed by employees. We capitalize costs for self-constructed additions and improvements to property including direct labor and material, indirect overhead costs, and interest during long-term construction projects. Direct costs are charged to capital projects based on the work performed and the material used. Indirect overhead costs are allocated to capital projects as a standard percentage, which is evaluated annually, and applied to direct labor and material costs. Asset removal costs are estimated based on a standard cost of labor to install capital replacement assets. For purchased assets, all costs necessary to make the asset ready for its intended use are capitalized. Expenditures that significantly increase asset values or extend useful lives are capitalized. Repair and maintenance costs are expensed as incurred.

Properties and equipment are carried at cost and are depreciated primarily on the group method of depreciation, which we believe closely approximates a straight line basis over the estimated useful lives measured in years. Costs incurred by us to acquire the Concession rights and related assets, as well as subsequent improvements to the concession assets, are capitalized and amortized over the lesser of the current expected Concession term, including probable renewal, or the estimated useful lives of the assets and rights. Remaining properties, primarily technology and leasehold improvements, are depreciated using the straight line method over the lesser of estimated useful or lease lives.

We follow the group method of depreciation which applies a composite rate to classes of similar assets rather than to individual assets. Composite depreciation rates are based upon our estimates of the expected average useful lives of assets as well as expected net salvage value at the end of their useful lives. In developing these estimates, we utilize periodic depreciation studies performed by an independent engineering firm. Depreciation rate studies are performed every three years for equipment and every six years for road property (rail, ties, ballast, etc.). The depreciation studies take into account factors such as:

•	Statistical analysis of historical patterns of use and retirements of each asset class;

•	Evaluation of any expected changes in current operations and the outlook for the continued use of the assets;

•	Evaluation of technological advances and changes to maintenance practices; and

•	Historical and expected salvage to be received upon retirement.

The depreciation studies may also indicate that the recorded amount of accumulated depreciation is deficient or in excess of the amount indicated by the study. Any such deficiency or excess is amortized as a component of depreciation expense over the remaining useful lives of the affected asset class, as determined by the study. We also monitor these factors in non-study years to determine if adjustments should be made to depreciation rates.

Also under the group method of depreciation, the cost of railroad property and equipment (net of salvage or sales proceeds) retired or replaced in the normal course of business is charged to accumulated depreciation with no gain or loss recognized. The cost of the property and equipment retired is based on actual historical costs. Gains or losses on dispositions of land or non-railroad property and abnormal retirements of railroad property are recognized through income. A retirement of railroad property would be considered abnormal if the cause of the retirement is unusual in nature and its actual life is significantly shorter than what would be expected for that group based on the depreciation studies. An abnormal retirement could cause the Company to reevaluate the estimated useful life of the impacted asset class. There were no significant gains or losses from abnormal retirements of property or equipment for the three months ended March 31, 2011 and for the years ended December 31, 2010, 2009 or 2008, respectively.

Effective as of October 1, 2010, we reduced depreciation rates on certain locomotive assets based on reassessment of the adequacy of the accumulated depreciation provision. Depreciation expense on the asset base as of year-end 2010 will be lower on an annual basis by approximately $13.0 million as a result of the change in locomotive rates.

During the year ended December 31, 2009, we engaged an independent engineering firm to assist management in performing a depreciation study on equipment as well as to assess the adequacy of the accumulated provision for road property. The results of the study determined that overall our depreciation rates should be lowered to better reflect asset usage and replacement patterns. This change in accounting estimate was implemented effective January 1, 2009. The full year reduction of depreciation expense in 2009 resulting from the change in depreciation and amortization rates was $1.9 million.

During the year ended December 31, 2009, we extended our useful life estimates for our Concession assets. At the time the Concession was granted, because there was no previous experience with the Mexican government granting railroad concessions to private companies and due to the lack of experience in working with the SCT and operating under the Concession rights, we used the shorter of the estimated useful life of the underlying assets or the current Concession term, which ends in 2047, as the useful life estimate for Concession assets. As part of the our on-going assessment of useful lives of property, a determination was made in the fourth quarter of 2009 that it was probable that the Concession would be renewed for an additional 50-year term at the end of the current term. The evaluation of the useful lives of Concession assets considered the aggregation of the following facts and circumstances:

•

Our operations are an integral part of the KCS operations strategy, and related investment analyses and operational decisions assume that our cross-border rail business operates into perpetuity, and do not assume that Mexico operations terminate at the end of the current Concession term;

•

Our executive management is dedicated to ensuring compliance with the various provisions of the Concession agreement and positive relationships with the SCT and other Mexican federal, state, and municipal governmental authorities;

•

During the time since the Concession was granted, the relationships between us and the various Mexican governmental authorities have matured and the guidelines for operating under the Concession have become more defined with experience;

•	Specifically in late 2009, we saw meaningful improvements in its relations with the SCT as well as other government authorities; and

•	There are no known supportable sanctions or compliance issues that would cause the SCT to revoke the Concession or prevent us from renewing the Concession.

Based on the above factors, we determined that it was probable that the Concession would be renewed for an additional 50-year term beyond the current term, and that the capital assets required to operate under the Concession would be depreciated over the shorter of the asset group’s useful life or the current Concession term plus one additional 50-year term, effective as of October 1, 2009. Considering the asset base in service at the time of this reassessment, this lengthening of the assumed Concession term reduced annual depreciation expense by approximately $10.4 million.

We have continued to monitor our relationship with the SCT and other Mexican governmental authorities and compliance with terms of the Concession. As of March 31, 2011, we continue to believe that it is probable that the Concession will be renewed for an additional 50-year term at the end of the current term.

Estimation of the average useful lives of assets and net salvage values require significant management judgment. Estimated average useful lives may vary over time due to changes in physical use, technology, asset strategies and other factors that could have an impact on the retirement experience of the asset classes. Accordingly, changes in the asset’s estimated useful lives could materially impact future period’s depreciation expense. Depreciation and amortization expense for the three months ended March 31, 2011 was $21.2 million and for the year ended December 31, 2010 was $94.0 million. If the weighted average useful lives of assets were changed by one year, annual depreciation and amortization expense would change approximately $2.9 million.

Long-lived assets are reviewed for impairment when events or circumstances indicate that the carrying amount of an asset may not be recoverable. If impairment indicators are present and the estimated future undiscounted cash flows are less than the carrying value of the long-lived assets, the carrying value would be reduced to the estimated fair value. Future cash flow estimates for an impairment review would be based on the lowest level of identifiable cash flows. As of March 31, 2011 and for the years ended December 31, 2010 and 2009 there were no indicators of impairment.

Provision for Income Taxes.

Our deferred income taxes represent a substantial net liability. For financial reporting purposes, management determines the current tax liability, as well as deferred tax assets and liabilities, in accordance with the liability method of accounting for income taxes. The provision for income taxes is the sum of income taxes both currently payable and deferred into the future. Currently payable income taxes represent the liability related to the income tax returns for the current year and anticipated tax payments resulting from income tax audits while the net deferred tax expense or benefit represents the change in the balance of deferred tax assets or liabilities as reported on the balance sheet. The changes in deferred tax assets and liabilities are determined based upon the changes in differences between the carrying amount of assets and liabilities for financial reporting purposes and the basis of assets and liabilities for tax purposes as measured using the enacted tax rates that management estimates will be in effect when these differences reverse.

In addition to estimating the future tax rates applicable to the reversal of tax differences, management must make certain assumptions regarding whether tax differences are permanent or temporary. If the differences are temporary, management must estimate the timing of their reversal, and whether taxable operating income in future periods will be sufficient to fully recognize any gross deferred tax assets. The tax provision has additional complexities such as the impacts of exchange rate variations and inflation, both of which can have a significant impact on the calculations. Finally, we are required to pay the greater of income tax or the Entrepreneurial Tax of Unique Rate (referred to by its Spanish acronym, IETU or Flat Tax) annually. Accordingly, management believes that the estimates related to the provision for income taxes are critical to our results of operations.

The general principles and complexities of income tax accounting apply to the calculation of the statutorily required employee profit sharing expense, current liability and deferred liability. The employee profit sharing expense is recorded within compensation and benefits in the consolidated statement of income.

For the three months ended March 31, 2011 and for the year ended December 31, 2010, income tax expense totaled $17.4 million and $31.3 million, respectively. For every 1% change in the 2011 effective tax rate, income tax expense would have changed by $0.5 million. If the exchange rate used at March 31, 2011 increased by Ps.0.10 from Ps.12.1 per U.S. dollar to Ps.12.2 per U.S. dollar, the tax expense would have decreased by approximately $0.4 million. For an increase of 1% in the Mexican inflation rate the tax expense would have increased by approximately $0.1 million.

Results of Operations

The following summarizes our consolidated income statement components (in millions).

	Three Months Ended March 31,		Change Dollars
	2011	2010
Revenues	$218.2	$190.8	$27.4
Operating expenses	150.0	134.5	15.5

Operating income	68.2	56.3	11.9
Equity in net earnings of unconsolidated affiliates	0.8	1.5	(0.7)
Interest expense	(19.9)	(27.5)	7.6
Debt retirement costs	—	(14.9)	14.9
Foreign exchange gain	—	2.8	(2.8)
Other income, net	1.8	0.5	1.3

Income before income taxes	50.9	18.7	32.2
Income tax expense	17.4	7.6	9.8

Net income	$33.5	$11.1	$22.4

Revenues

The following summarizes revenues (in millions), carload/unit statistics (in thousands) and revenues per carload/unit:

	Revenues			Carloads and Units			Revenue per Carload/Unit
	Three Months Ended March 31,		% Change	Three Months Ended March 31,		% Change	Three Months Ended March 31,		% Change
	2011	2010		2011	2010		2011	2010
Chemical and petroleum	$44.4	$42.2	5%	24.3	25.3	(4)%	$1,827	$1,668	10%
Industrial and consumer products	53.1	46.5	14%	40.3	36.7	10%	1,318	1,267	4%
Agriculture and minerals	49.0	48.6	1%	27.9	30.6	(9)%	1,756	1,588	11%

Total general commodities	146.5	137.3	7%	92.5	92.6	—%	1,584	1,483	7%
Coal	4.6	3.1	48%	4.7	4.3	9%	979	721	36%
Intermodal	33.3	24.8	34%	87.4	69.7	25%	381	356	7%
Automotive	29.1	20.6	41%	18.4	16.2	14%	1,582	1,272	24%

Carload revenues, carloads and units	213.5	185.8	15%	203.0	182.8	11%	1,052	1,016	4%

Other revenue	4.7	5.0	(6)%

Total revenues(i)	$218.2	$190.8	14%

(i) Included in revenues:
Fuel surcharge	$25.2	$18.1

Freight revenues include both revenue for transportation services and fuel surcharges. For the three months ended March 31, 2011, revenues increased $27.4 million compared to the same period in 2010, primarily due to positive pricing impacts, an 11% increase in carload/unit volumes and increased fuel surcharge. In addition, revenues increased due to fluctuations in the value of the U.S. dollar against the value of the Mexican peso for revenues denominated in Mexican pesos. Revenue per carload/unit increased by

4% for the three months ended March 31, 2011, compared to the same period in 2010, reflecting favorable commodity mix in addition to the factors discussed above.

Our fuel surcharge is a mechanism to adjust revenue based upon changing fuel prices. Fuel surcharges are calculated differently depending on the type of commodity transported. For most commodities, fuel surcharge is calculated using a fuel price from a prior time period that can be as much as 60 days earlier. In a period of volatile fuel prices or changing customer business mix, changes in fuel expense and fuel surcharge may differ.

The following discussion provides an analysis of revenues by commodity group:

Revenues by commodity group for the three months ended March 31, 2011

Chemical and petroleum. Revenues increased $2.2 million for the three months ended March 31, 2011, compared to the same period in 2010, primarily due to an increase in pricing, partially offset by a decrease in volume. Petroleum revenues increased due to a Mexican government initiated oil export program that began in 2010 that effectively increased the length of haul. Volume in agrichemicals decreased due to lost business. This volume decrease was partially offset by an increase in chemicals used to manufacture glass and paint as a result of continuing growth in the automotive industry.

Industrial and consumer products. Revenues increased $6.6 million for the three months ended March 31, 2011, compared to the same period in 2010, primarily due to increases in volume and fuel surcharge. Metals and scrap business growth was primarily due to growing demand for slab and steel coil driven by continuing growth in the automotive industry and appliance manufacturing.

Agricultural and mineral. Revenues increased $0.4 million for the three months ended March 31, 2011, compared to the same period in 2010, due to increases in price, fluctuations in the value of the U.S. dollar against the value of the Mexican peso, fuel surcharge and continued strength in food products. These increases were partially offset by a decrease in volume in grain due to a decline in cross-border traffic into Mexico as availability of crops from a strong Mexico local harvest has been sufficient to meet the demand.

Coal. Revenues increased $1.5 million for the three months ended March 31, 2011, compared to the same period in 2010, primarily due to increases in pricing and length of haul related to new petroleum coke business.

Intermodal. Revenues increased $8.5 million for the three months ended March 31, 2011, compared to the same period in 2010, primarily due to an increase in volume and fuel surcharge. Growth was driven by increased automotive parts traffic, conversion of cross border truck traffic to rail and trans-Pacific container volume.

Automotive. Revenues increased $8.5 million for the three months ended March 31, 2011, compared to the same period in 2010, primarily due to increases in pricing, volume and fluctuations in the value of the U.S. dollar against the value of the Mexican peso. The volume increase was driven by strong year over year growth in North American automobile sales, new cross border vehicle routings and the introduction of new automobile models.

Operating Expenses

Operating expenses, as shown below (in millions) increased $15.5 million for the three months ended March 31, 2011, when compared to the same period in 2010, primarily due to increased compensation and benefits rates, higher diesel fuel prices, and the effect of fluctuations in the value of the U.S. dollar against the value of the Mexican peso for operating expenses denominated in Mexican pesos.

	Three months Ended March 31,		Change
	2011	2010	Dollars	Percent
Compensation and benefits	$30.7	$22.5	$8.2	36%
Purchased services	31.1	32.0	(0.9)	(3)%
Fuel	33.8	26.4	7.4	28%
Equipment costs	20.5	18.5	2.0	11%
Depreciation and amortization	21.2	23.9	(2.7)	(11)%
Materials and other	12.7	11.2	1.5	13%

Total operating expenses	$150.0	$134.5	$15.5	12%

Compensation and benefits. Compensation and benefits increased $8.2 million for the three months ended March 31, 2011, compared to the same period in 2010, primarily due to an increase in statutory profit sharing expense and annual salary and benefit rate increases. In addition, compensation and benefits increased due to fluctuations in the value of the U.S. dollar against the value of the Mexican peso.

Purchased services. Purchased services expense decreased $0.9 million for the three months ended March 31, 2011, compared to the same period in 2010, primarily due to lower corporate expenses. This decrease was partially offset by an increase in volume-sensitive costs, primarily locomotive maintenance expense, security and terminal services.

Fuel. Fuel expense increased $7.4 million for the three months ended March 31, 2011, compared to the same period in 2010. The increase was driven by higher diesel fuel prices as the average fuel price per gallon increased by approximately 21%, fluctuations in the value of the U.S. dollar against the value of the Mexican peso and higher volume.

Equipment costs. Equipment costs increased $2.0 million for the three months ended March 31, 2011, compared to the same period in 2010, primarily due to the increase in the use of other railroads’ freight cars and higher locomotive lease expense.

Depreciation and amortization. Depreciation and amortization expenses decreased $2.7 million for the three months ended March 31, 2011, compared to the same period in 2010, primarily due to a change in estimate related to certain locomotive depreciation rates based on reassessment of the adequacy of the accumulated depreciation provisions, which was effective October 1, 2010. This decrease was partially offset by higher depreciation expense due to a larger asset base. Depreciation expense on the asset base as of year-end 2010 is expected to be lower on a quarterly basis by approximately $3.3 million as a result of the change in locomotive rates.

Materials and other. Materials and other expenses increased $1.5 million for the three months ended March 31, 2011, compared to the same period in 2010, primarily due to higher derailment expense and an increase in other employee expenses. These increases were partially offset by the settlement of a legal dispute in the first quarter of 2010.

Non-Operating Income and Expenses

Equity in net earnings of unconsolidated affiliates. Equity in earnings from unconsolidated affiliates was $0.8 million for the three months ended March 31, 2011, compared to $1.5 million for the same period in 2010. Significant components of this change are as follows:

•

Our equity in earnings of FTVM was $0.8 million for the three months ended March 31, 2011, compared to $0.2 million for the same period in 2010. The increase is primarily due to an increase in volumes.

•	Our equity in earnings of Mexrail, Inc. (“Mexrail”) was $1.3 million for the three months ended March 31, 2010. On June 30, 2010, we sold our 49% ownership interest in Mexrail to KCS.

Interest expense. Interest expense decreased $7.6 million for the three months ended March 31, 2011, compared to the same period in 2010, primarily due to lower average debt balances and interest rates. During the three months ended March 31, 2011, the average debt balance was $922.3 million compared to $1,136.3 million for the same period in 2010.

Debt retirement cost. Debt retirement costs decreased $14.9 million for the three months ended March 31, 2011, compared to the same period in 2010. In the first quarter of 2010, we purchased $296.3 million of the 9 3/8% senior notes due May 1, 2012 and we recorded debt retirement costs of $14.9 million related to the tender premium and the write-off of unamortized debt issuance costs. We did not incur debt retirement cost in the first quarter of 2011.

Foreign exchange gain. Foreign exchange gain decreased $2.8 million for the three months ended March 31, 2011, compared to the same period in 2010, due to fluctuations in the value of the U.S. dollar against the value of the Mexican peso.

Other income, net. Other income, net increased $1.3 million for the three months ended March 31, 2011, compared to the same period in 2010, primarily attributable to miscellaneous income.

Income tax expense. Income tax expense increased by $9.8 million for the three months ended March 31, 2011, compared to the same period in 2010, due to higher pre-tax income. The effective income tax rate was 34.2% and 40.6% for the three months ended March 31, 2011 and 2010, respectively. The decrease in the effective tax rate was primarily due to foreign exchange rate fluctuations and higher pre-tax income.

Year Ended December 31, 2010 Compared to the Year Ended December 31, 2009

The following summarizes the consolidated income statement components (in millions):

	2010	2009	Change Dollars
Revenues	$794.7	$616.0	$178.7
Operating expenses	563.1	507.2	55.9

Operating income	231.6	108.8	122.8
Equity in net earnings of unconsolidated affiliates	6.6	2.9	3.7
Interest expense	(97.8)	(110.1)	12.3
Debt retirement costs	(52.5)	(0.6)	(51.9)
Foreign exchange gain	4.9	2.2	2.7
Other income, net	2.3	3.1	(0.8)

Income before income taxes	95.1	6.3	88.8
Income tax expense (benefit)	31.3	(0.1)	31.4

Net income	$63.8	$6.4	$57.4

Revenues

The following table summarizes revenues (in millions), carload/unit statistics (in thousands) and revenue per carload/unit:

	Revenues			Carloads and Units			Revenue per Carload/Unit
	2010	2009	% Change	2010	2009	% Change	2010	2009	% Change

Chemical and petroleum	$168.0	$139.4	21%	96.8	88.8	9%	$1,736	$1,570	11%
Industrial and consumer products	187.6	154.5	21%	150.6	134.3	12%	1,246	1,150	8%
Agriculture and minerals	201.8	166.6	21%	121.5	114.8	6%	1,661	1,451	14%

Total general commodities	557.4	460.5	21%	368.9	337.9	9%	1,511	1,363	11%
Coal	14.7	12.9	14%	18.2	16.4	11%	808	787	3%
Intermodal	115.4	78.4	47%	324.4	228.2	42%	356	344	4%
Automotive	91.3	50.4	81%	64.8	47.7	36%	1,409	1,057	33%

Carloads revenues, carloads and units	778.8	602.2	29%	776.3	630.2	23%	1,003	956	5%

Other revenue	15.9	13.8	15%

Total revenues(i)	$794.7	$616.0	29%

(i) Included in revenues:
Fuel surcharge	$81.9	$49.8

Freight revenues include both revenue for transportation services and fuel surcharges. For the year ended December 31, 2010, revenues increased $178.7 million compared to 2009, primarily due to the overall increase in carload/unit volumes resulting from the improvement in the economy and the conversion of traffic to rail, positive pricing impacts and increased fuel surcharge. In addition, revenues increased due to fluctuations in the value of the U.S. dollar against the value of the Mexican peso for revenues denominated in Mexican pesos. In the third quarter of 2010, revenues for certain commodity groups were affected by Hurricane Alex as customers were required to use alternate carriers or modes of transportation until rail service was restored. We currently estimate the related effect on our third quarter 2010 financial results was approximately $28.0 million of lost revenue before related avoided costs. Revenue per carload/unit increased by 5.0% for the year ended December 31, 2010, compared to the same period in 2009, reflecting favorable commodity mix in addition to the factors discussed above.

Our fuel surcharge is a mechanism to adjust revenue based upon changing fuel prices. Fuel surcharges are calculated differently depending on the type of commodity transported. For most commodities, fuel surcharge is calculated using a fuel price from a prior time period that can be as much as 60 days earlier. In a period of volatile fuel prices or changing customer business mix, changes in fuel expense and fuel surcharge may differ.

The following discussion provides an analysis of revenues by commodity group:

Revenues by Commodity Group for 2010

Chemical and petroleum. Revenues increased $28.6 million for the year ended December 31, 2010 compared to 2009, primarily due to increases in volume and pricing. Volume increased as a result of an increase in petroleum revenues due to a Mexican government initiated oil export program. Additionally, plastic product shipments increased primarily due to conversion from truck traffic to rail and higher demand.

Industrial and consumer products. Revenues increased $33.1 million for the year ended December 31, 2010 compared to 2009, primarily due to increases in volume, fuel surcharge and pricing. Metals and scrap business growth was primarily due to growing demand for slab and steel coil. This growth was partially offset by a decrease in beer volumes due to a change in a customer’s distribution network.

Agricultural and mineral. Revenues increased $35.2 million for the year ended December 31, 2010 compared to 2009, due to increases in price and volume. Food products showed continued strength primarily due to increased distiller dried grain shipments from the United States. Grain revenue increased in the first half of 2010 as a portion of the traffic lost to vessel in 2009 was converted back to rail in 2010.

Coal. Revenues increased $1.8 million for the year ended December 31, 2010 compared to 2009, as increases in volume and fuel surcharge were offset by a decrease in the average length of haul.

Intermodal. Revenues increased $37.0 million for the year ended December 31, 2010 compared to 2009, primarily due to an increase in volume. Growth was driven by increased automotive parts traffic, conversion of cross border truck traffic to rail, trans-Pacific container volume, the emergence of cross border international cargo and improvement in the economy.

Automotive. Revenues increased $40.9 million for the year ended December 31, 2010 compared to 2009, primarily due to increases in volume and pricing. The volume increase was driven by strong year over year growth in North American automobile sales, a shift in production from the United States to Mexico and new cross border vehicle routings.

Operating Expenses

Operating expenses, as shown below (in millions), increased $55.9 million for the year ended December 31, 2010, when compared to 2009, primarily due to increased carload/unit volumes and the effect of fluctuations in the value of the U.S. dollar against the value of the Mexican peso for operating expenses denominated in Mexican pesos.

	2010	2009	Change
			Dollars	Percent
Compensation and benefits	$90.1	$77.4	$12.7	16%
Purchased services	126.7	110.4	16.3	15%
Fuel	119.2	86.9	32.3	37%
Equipment costs	78.1	87.3	(9.2)	(11)%
Depreciation and amortization	94.0	102.3	(8.3)	(8)%
Materials and other	55.0	42.9	12.1	28%

Total operating expenses	$563.1	$507.2	$55.9	11%

Compensation and benefits. Compensation and benefits increased $12.7 million for the year ended December 31, 2010, compared to 2009, primarily due to increases in annual wage and salary rates, annual incentive compensation expense and statutory profit sharing. In addition, compensation and benefits increased due to fluctuations in the value of the U.S. dollar against the value of the Mexican peso. These increases were partially offset by the decrease in post-employment benefit obligations as a result of the completion of negotiations with the labor union in the third quarter of 2010.

Purchased services. Purchased services expense increased $16.3 million for the year ended December 31, 2010, compared to 2009. We recognized a deferred credit of $6.1 million related to the partial cancellation of a maintenance contract in third quarter of 2009. In addition, purchased services increased due to increases in corporate expenses, volume-sensitive costs primarily security, terminal services and joint facilities. These increases were partially offset by lower locomotive maintenance as a result of a newer locomotive fleet and having fewer locomotives covered by maintenance agreements.

Fuel. Fuel expense increased $32.3 million for the year ended December 31, 2010, compared to 2009. The increase was driven by higher consumption due to the increase in traffic volume, higher fuel prices and fluctuations in the value of the U.S. dollar against the value of the Mexican peso.

Equipment costs. Equipment costs decreased $9.2 million for the year ended December 31, 2010, compared to 2009, primarily due to a decrease in freight car lease expense which was partially offset by the use of other railroads’ freight cars.

Depreciation and amortization. Depreciation and amortization expense decreased $8.3 million for the year ended December 31, 2010, compared to 2009, primarily due to extending the estimated useful lives of certain concession assets, which was effective October 1, 2009 and a change in estimate related to locomotives, which was effective October 1, 2010. These decreases were partially offset by higher depreciation expense due to a larger asset base. Depreciation expense on the asset base as of year-end 2010 is expected to be lower on an annual basis by approximately $13.0 million as a result of the change in locomotive rates.

Materials and other. Materials and other expenses increased $12.1 million for the year ended December 31, 2010, compared to 2009, primarily due an increase in other leases expense, roadway materials and other employee expenses.

Non-Operating Expenses

Equity in net earnings of unconsolidated affiliates. Equity in earnings from unconsolidated affiliates was $6.6 million and $2.9 million for the years ended December 31, 2010 and 2009, respectively. Significant components of this change were as follows:

•	Our equity in earnings of FTVM increased by $1.9 million for the year ended December 31, 2010, compared to 2009, primarily due to an increase in volumes.

•

Our equity in earnings of Mexrail, Inc. (“Mexrail”) increased by $1.8 million for the year ended December 31, 2010, compared to 2009, primarily due to an increase in carload/unit volumes during the first half of 2010. On June 30, 2010, we sold our 49% ownership interest in Mexrail to KCS for $41.0 million based upon an independent valuation, which resulted in a gain of $0.7 million.

Interest expense. Interest expense decreased $12.3 million for the year ended December 31, 2010, compared to 2009, primarily due to lower average debt balances and interest rates. In addition, in the second quarter of 2009, We recognized interest expense related to an unfavorable litigation outcome.

Debt retirement costs. Debt retirement costs increased $51.9 million for the year ended December 31, 2010, compared to 2009. On December 20, 2010, We purchased $142.6 million principal amount of the 7 5/8% Senior Notes due December 2013 (the “7 5/8% Senior Notes”) and $31.9 million principal amount of the 12 1/2% Senior Notes due April 2016 (the “12 1/2% Senior Notes”) and recognized debt retirement costs of $19.0 million related to the tender premiums, the write-off of unamortized debt issuance costs and original issue discount. On September 30, 2010, we redeemed the remaining $63.7 million principal amount of the 9 3/8% Senior Notes due 2012 (the “9 3/8% Senior Notes”) and recognized debt retirement costs of $1.9 million related to the call premium and the write-off of unamortized debt issuance costs. On June 4, 2010, we redeemed $100.0 million principal amount of the 9 3/8% Senior Notes and $70.0 million principal amount of the 12 1/2% Senior Notes, and paid $11.1 million of call premiums, and other expenses related to the redemptions. In addition, we wrote-off $5.6 million of unamortized debt issuance costs and original issue discount associated with the redemption of the notes. In the first quarter of 2010, we purchased $296.3 million of the 9 3/8% Senior Notes. We recorded debt retirement costs of $14.9 million related to the tender premium and the write-off of unamortized debt issuance costs. In March 2009, we repaid all amounts outstanding under our Credit Agreement and upon termination, wrote-off $0.6 million of unamortized debt issuance costs related to this debt.

Foreign exchange. Fluctuations in the value of the U.S. dollar against the value of the Mexican peso for the years ended December 31, 2010 and 2009, resulted in foreign exchange gains of $4.9 million and $2.2 million, respectively.

Other income, net. Other income, net decreased $0.8 million for the year ended December 31, 2010, compared to 2009. This decrease was primarily attributable to lower miscellaneous interest income, partially offset by a gain on sale of Mexrail recognized in the second quarter of 2010.

Income tax expense (benefit). For the year ended December 31, 2010, our income tax expense was $31.3 million, an increase of $31.4 million as compared to a benefit of $0.1 million for 2009. The effective income tax rate was 32.9% for the year ended December 31, 2010, as compared to (1.6%) for 2009. The changes in income tax expense and the effective tax rate were primarily due to higher pre-tax income, the recognition of a tax benefit in 2009 for the change in the Mexican statutory tax rates, foreign exchange rate fluctuations and inflation, partially offset by the reduction of a deferred tax asset valuation allowance in 2010 and a tax benefit from the June 2010 Mexrail sale.

Year Ended December 31, 2009 Compared to the Year Ended December 31, 2008

The following summarizes the consolidated income statement components (in millions).

	2009	2008	Change Dollars
Revenues	$616.0	$818.5	$(202.5)
Operating expenses	507.2	604.3	(97.1)

Operating income	108.8	214.2	(105.4)
Equity in net earnings of unconsolidated affiliates	2.9	7.4	(4.5)
Interest expense	(110.1)	(86.6)	(23.5)
Debt retirement costs	(0.6)	—	(0.6)
Foreign exchange gain (loss)	2.2	(21.3)	23.5
Other income, net	3.1	2.9	0.2

Income before income taxes	6.3	116.6	(110.3)
Income tax (benefit) expense	(0.1)	14.9	(15.0)

Net income	$6.4	$101.7	$(95.3)

Revenues

The following table summarizes revenues (in millions), carload/unit statistics (in thousands) and revenue per carload/unit:

	Revenues			Carloads and Units			Revenue per Carload/Unit
	2009	2008	% Change	2009	2008	% Change	2009	2008	% Change
Chemical and petroleum	$139.4	$143.2	(3)%	88.8	80.6	10%	$1,570	$1,777	(12)%
Industrial and consumer products	154.5	223.6	(31)%	134.3	180.6	(26)%	1,150	1,238	(7)%
Agriculture and minerals	166.6	225.7	(26)%	114.8	141.5	(19)%	1,451	1,595	(9)%

Total general commodities	460.5	592.5	(22)%	337.9	402.7	(16)%	1,363	1,471	(7)%
Coal	12.9	20.7	(38)%	16.4	21.7	(24)%	787	954	(18)%
Intermodal	78.4	86.5	(9)%	228.2	260.9	(13)%	344	332	4%
Automotive	50.4	101.1	(50)%	47.7	96.2	(50)%	1,057	1,051	1%

Carloads revenues, carloads and units	602.2	800.8	(25)%	630.2	781.5	(19)%	956	1,025	(7)%

Other revenue	13.8	17.7	(22)%

Total revenues(i)	$616.0	$818.5	(25)%

(i) Included in revenues:
Fuel surcharge	$49.8	$62.3

Freight revenues include both revenue for transportation services and fuel surcharges. For the year ended December 31, 2009, revenues decreased $202.5 million compared to 2008, primarily due to the overall decrease in carload/unit volumes due to the downturn in the economy and the effect of unfavorable fluctuations in the value of the U.S. dollar against the value of the Mexican peso for revenues denominated in Mexican pesos, partially offset by an increase in core pricing.

Our fuel surcharge is a mechanism to adjust revenue based upon changing fuel prices. Fuel surcharges are calculated differently depending on the type of commodity transported. For most commodities, fuel surcharge is calculated using a fuel price from a prior time period that can be as much as 60 days earlier. In a period of volatile fuel prices or changing customer business mix, changes in fuel expense and fuel surcharge may significantly differ.

The following discussion provides an analysis of revenues by commodity group:

Revenues by commodity group for 2009

Chemical and petroleum. Revenues decreased $3.8 million for the year ended December 31, 2009 compared to 2008, primarily due to unfavorable fluctuations in the value of the U.S. dollar against the value of the Mexican peso, an unfavorable change in product mix and reduced length of haul. Revenues decreased in chemical products and plastic products used to manufacture glass and paint as a result of the downturn in the automotive and construction industries. This decrease was partially offset by an increase in petroleum volumes.

Industrial and consumer products. Revenues decreased $69.1 million for the year ended December 31, 2009 compared to 2008, due to a decrease in volume and unfavorable fluctuations in the value of the U.S. dollar against the value of the Mexican peso. Metals and scrap volume decreased due to continued adverse steel market conditions which began in late 2008. Cement exports decreased due to the continued slowdown of the construction industry. Pulp and scrap paper imports decreased due to the continued slowdown in the economy and higher product prices. Additionally, beer volume decreased as a result of a change in a customer’s distribution network.

Agricultural and mineral. Revenues decreased $59.1 million for the year ended December 31, 2009 compared to 2008, due to a decrease in volume and unfavorable fluctuations in the value of the U.S. dollar against the value of the Mexican peso. Grain traffic accounted for the majority of the decrease as traffic patterns shifted due to a combination of factors. There was an abundant supply of grain, primarily corn that was grown in Mexico, as well as an abundant supply of alternative grains, which drove a change in origination and traffic patterns. In addition, significantly lower vessel freight rates from United States ports along the Gulf of Mexico drove a substitution from rail to vessel for certain shipments to Mexico.

Coal. Revenues decreased $7.8 million for the year ended December 31, 2009 compared to 2008, primarily due to decreases in volume and length of haul. Petroleum coke shipments within Mexico decreased due to a market slowdown in the cement and steel industries.

Intermodal. Revenues decreased $8.1 million for the year ended December 31, 2009 compared to 2008, primarily due to a decrease in volume due to the loss of business driven by unfavorable fluctuation in the value of U.S. dollar against the value of the Mexican peso. Steamship volume decreases were driven by reduced demand in consumer retail and continued aggressive truck competition. This decrease was partially offset by a fourth quarter increase in cross border automotive part shipments.

Automotive. Revenues decreased $50.7 million for the year ended December 31, 2009 compared to 2008, due to a decline in volume and unfavorable fluctuations in the value of the U.S. dollar against the value of the Mexican peso. The volume decrease was driven by the continued overall downturn in the automotive industry caused by consumer uncertainty and tightening credit markets. In addition, the bankruptcy of two United States automotive companies resulted in several unscheduled plant shutdowns. The decline in volume was partially offset by United States government incentive programs that were established during the second and third quarters of 2009.

Operating Expenses

Operating expenses, as shown below (in millions), decreased $97.1 million for the year ended December 31, 2009, when compared to 2008, primarily due to decreased carload/unit volumes, the effect of favorable fluctuations in the value of the U.S. dollar against the value of the Mexican peso for operating expenses denominated in Mexican pesos, and cost containment measures. Certain prior period amounts have been reclassified to conform to the current year presentation.

			Change
	2009	2008	Dollars	Percent
Compensation and benefits	$77.4	$106.5	$(29.1)	(27)%
Purchased services	110.4	138.3	(27.9)	(20)%
Fuel	86.9	112.6	(25.7)	(23)%
Equipment costs	87.3	100.2	(12.9)	(13)%
Depreciation and amortization	102.3	103.1	(0.8)	(1)%
Materials and other	42.9	43.6	(0.7)	2%

Total operating expenses	$507.2	$604.3	$(97.1)	(16)%

Compensation and benefits. Compensation and benefits decreased $29.1 million for the year ended December 31, 2009, compared to 2008, primarily due to labor reductions in response to declining carload/unit volumes, with further expense decreases due to favorable fluctuations in the value of the U.S. dollar against the value of the Mexican peso.

Purchased services. Purchased services expense decreased $27.9 million for the year ended December 31, 2009, compared to 2008. The decrease is primarily due to lower locomotive maintenance expense as a result of fewer locomotives in service, newer fleet and renegotiated maintenance contracts. Corporate expenses, switching and terminal services decreased as a result of cost containment measures and lower volumes, respectively. In addition, we recognized a deferred credit of $6.1 million related to the partial cancellation of a maintenance contract in 2009.

Fuel. Fuel expense decreased $25.7 million for the year ended December 31, 2009, compared to 2008. The decrease was driven by lower consumption due to the decrease in traffic volume, favorable fluctuations in the value of the U.S. dollar against the value of the Mexican peso and increased fuel efficiency.

Equipment costs. Equipment costs decreased $12.9 million for the year ended December 31, 2009, compared to 2008, primarily due to a decrease in the use of other railroads’ freight cars, partially offset by an increase in certain car lease expenses.

Depreciation and amortization. Depreciation and amortization expense decreased $0.8 million for the year ended December 31, 2009, compared to 2008, primarily due to the full year impact of lower rates based on the scheduled depreciation study completed in 2009. In addition, depreciation expense decreased due to a change in the estimated useful lives of certain concession assets. These decreases were partially offset by an increase in depreciation expense due to a larger asset base.

Materials and other. Materials and other expenses decreased $0.7 million for the year ended December 31, 2009, compared to 2008, primarily due to fewer derailments, lower average cost per derailment, decrease in other employee expenses and concession duty. These decreases were partially offset by increases in freight loss and damage expense, and legal settlements in 2009. In addition, 2008 included a reduction in a legal provision.

Non-Operating Expenses

Equity in net earnings of unconsolidated affiliates. Equity in earnings from unconsolidated affiliates was $2.9 million and $7.4 million for the years ended December 31, 2009 and 2008, respectively. Significant components of this change are as follows:

•

Our equity in earnings of FTVM was $1.3 million for the year ended December 31, 2009, compared to $4.7 million for 2008. The decrease is primarily due to a decline in volume due to the downturn in the economy and a favorable adjustment related to negotiation of a maintenance agreement recorded in 2008.

•

Our equity in earnings of Mexrail, Inc. was $1.6 million for the year ended December 31, 2009, compared to $2.7 million for 2008. This decrease was primarily due to a reduction in carload/unit volumes attributable to the overall economic downturn.

Interest expense. Interest expense increased $23.5 million for the year ended December 31, 2009, compared to 2008. The increase was attributable to higher debt balances and average interest rates. In addition, in 2009, we recognized interest expense from an unfavorable litigation outcome.

Foreign exchange. For the year ended December 31, 2009, the foreign exchange gain was $2.2 million compared to a foreign exchange loss of $21.3 million for 2008, primarily due to fluctuations in the value of the U.S. dollar against the value of the Mexican peso.

Other income, net. Other income, net consists primarily of miscellaneous interest income. For the year ended December 31, 2009, other income, net was $3.1 million, compared to $2.9 million for 2008.

Income tax (benefit) expense. For the year ended December 31, 2009, income tax benefit was $0.1 million, a decrease of $15.0 million as compared to $14.9 million tax expense for 2008. The effective income tax rate was (1.6%) for the year ended December 31, 2009, as compared to 12.8% for 2008. The changes in income tax expense and the effective income tax rate were due to lower pre-tax income in 2009, foreign exchange rate fluctuations and a change in Mexican tax rates for the years 2010 through 2013.

Liquidity and Capital Resources

Overview

Our primary uses of cash are to support operations; maintain and improve our railroad; pay debt service costs; acquire new and maintain existing locomotives, rolling stock and other equipment; and meet other obligations. Our cash flow from operations has historically been sufficient to fund operations, maintenance capital expenditures and debt service. External sources of cash (principally bank debt, public and private debt and leases) have been used to refinance existing indebtedness and to fund acquisitions, new investments and equipment additions. During the first quarter of 2011, our cash flow from operations was sufficient to fund capital expenditures and other investing activities. On March 31, 2011, total available liquidity (the unrestricted cash balance plus revolving credit facility availability) was $167.6 million, compared to available liquidity at March 31, 2010 of $108.9 million.

We believe, based on current expectations, that cash and other liquid assets, operating cash flows, access to debt capital markets and other available financing resources will be sufficient to fund anticipated operating, capital and debt service requirements and other commitments in the foreseeable future.

As of March 31, 2011, we had a debt to capitalization ratio (total debt as a percentage of total debt plus total equity) of 37.7%. Our primary sources of liquidity are cash flows generated from operations, access to debt capital markets and borrowings under our revolving credit facility. Although we have had adequate access to the debt capital markets, as a non-investment grade company, the financial terms under which funding is obtained often contain restrictive covenants. The covenants constrain financial flexibility by restricting or prohibiting certain actions, including the ability to incur additional debt for any purpose other than refinancing existing debt, create or suffer to exist additional liens, make prepayments of particular debt, pay dividends on common stock, make investments, engage in transactions with stockholders and affiliates, sell certain assets, and engage in mergers and consolidations or in sale leaseback transactions. These restrictions, however, are subject to a number of qualifications and exceptions that provide us with varying levels of additional borrowing capacity. We were in compliance with all of our debt covenants as of March 31, 2011.

Our operating results and financing alternatives can be unexpectedly impacted by various factors, some of which are outside of our control. For example, if we were to experience a reduction in revenues or a substantial increase in operating costs or other liabilities, our earnings could be significantly reduced, increasing the risk of non-compliance with debt covenants. Additionally, we are subject to economic factors surrounding debt and capital markets and our ability to obtain financing under reasonable terms is subject to market conditions. Volatility in capital markets and the tightening of market liquidity could impact our access to capital. Further, our cost of debt can be impacted by independent rating agencies, which assign debt ratings based on certain factors including credit measurements such as interest coverage and leverage ratios, liquidity and competitive position.

Standard & Poor’s Rating Services (“S&P”) and Moody’s Investors Service (“Moody’s”) each rate our debt and corporate credit as noninvestment grade and provide their view of our outlook. These ratings and outlooks change from time to time and can be found on the websites of S&P and Moody’s.

Cash Flow Information and Contractual Obligations

Summary cash flow data follows (in millions):

	Three Months Ended March 31,		Year Ended December 31,
	2011	2010	2010	2009	2008
Cash flows provided by (used for):
Operating activities	$66.6	$56.6	$171.7	$141.4	$159.4
Investing activities	(31.9)	(16.8)	(49.9)	(149.3)	(229.7)
Financing activities	(4.1)	(23.5)	(177.4)	61.6	92.3

Net increase (decrease) in cash and cash equivalents	30.6	16.3	(55.6)	53.7	22.0
Cash and cash equivalents beginning of year	37.0	92.6	92.6	38.9	16.9

Cash and cash equivalents end of period	$67.6	$108.9	$37.0	$92.6	$38.9

Operating Cash Flows. Net operating cash flows for the first quarter of 2011 increased $10.0 million as compared to the same period in 2010, primarily as a result of increased net income from positive pricing impacts, higher carload/unit volumes due to the continued improvement in the economy and insurance proceeds related to hurricane damage. These increases were partially offset by changes in working capital items resulting mainly from the timing of certain payments and receipts.

Net operating cash flows for the year ended December 31, 2010 increased $30.3 million to $171.7 million. The increase in operating cash flows was primarily the result of increased net income from higher carload/unit volumes due to the improvement in the economy and our cost control program. Net operating cash flows for the year ended December 31, 2009 decreased $18.0 million to $141.4 million. The decrease in operating cash flows was primarily a result of lower net income from reduced carload/unit volumes due to the downturn in the economy.

Investing Cash Flows. Net investing cash outflows for the first quarter of 2011 increased $15.1 million as compared to the same period in 2010, primarily due to higher capital expenditures and net proceeds received from repayment of a loan to a related company during the first quarter of 2010. Additionally, we acquired an intermodal facility in Mexico in the first quarter of 2010.

Net investing cash outflows were $49.9 million and $149.3 million for the years ended December 31, 2010 and 2009, respectively. This $99.4 million decrease was primarily due to net proceeds received from repayment of a related company loan, proceeds from the sale of our 49% ownership interest in Mexrail, and lower capital expenditures. The decrease was partially offset by the acquisition of an intermodal facility in Mexico in the first quarter of 2010. Net investing cash outflows for the year ended December 31, 2009 decreased $80.4 million as compared to 2008, as a result of a reduced capital program in response to decreased operating cash flows. Additional information regarding capital expenditures is provided below.

Financing Cash Flows. Financing cash inflows were generated from the issuance of long-term debt, proceeds from related company debt and a capital contribution from our shareholders. Financing cash outflows were used for the repayment of debt and associated costs and capital reductions paid to our shareholders. Financing cash flows for the three months ended March 31, 2011 and 2010, and for the years ended December 31, 2010, 2009 and 2008 are discussed in more detail below:

•	Net financing cash outflows for the first quarter of 2011 were $4.1 million, reflecting repayments of long term debt.

•

Net financing cash inflows for the first quarter of 2010 were $23.5 million. During the three months ended March 31, 2010, we purchased $296.3 million of the 9 3/8% Senior Notes due 2012 and paid debt cost of $18.9 million, which was partially offset by the proceeds from the issuance of the 8.0% Senior Notes due 2018 of $295.7 million.

•

Net financing cash outflows for the year ended December 31, 2010 were $177.4 million. During 2010, we repaid $715.8 million of outstanding debt and paid $54.7 million in debt costs. During the year, we received net proceeds of $480.7 million from the issuance of the 6 5/8% Senior Notes and the 8.0% Senior Notes and $17.4 million from a borrowing from a wholly-owned subsidiary of KCS. In addition, we received $95.0 million of proceeds from a capital contribution from our shareholders.

•

Net financing cash inflows for the year ended December 31, 2009 were $61.6 million. During 2009, we received net proceeds of $189.0 million from the issuance of the 12 1/2% Senior Notes and proceeds of $21.6 million from a borrowing from a wholly-owned subsidiary of KCS, partially offset by the capital reduction paid to our shareholders and repayment of borrowings under our prior credit agreement, which was terminated.

•

Net financing cash inflows for the year ended December 31, 2008 were $92.3 million, resulting primarily from the financing of locomotive purchases, partially offset by the repayments of debt. During 2008, we received $125.0 million from financing locomotives purchased in late 2007 and the first half of 2008.

Contractual Obligations. The following table outlines the material obligations under long-term debt, operating lease and other contractual commitments on March 31, 2011 (in millions). Typically, payments for operating leases, other contractual obligations and interest on long-term debt are funded through operating cash flows. Principal payment obligations on long-term debt are typically refinanced by issuing new long-term debt. If operating cash flows are not sufficient, funds received from other sources, including borrowings under revolving credit facilities and proceeds from property and other asset dispositions might also be available. These obligations are customary transactions similar to those entered into by others in the transportation industry.

	Payments Due by Period
	Total	April 1 to December 31, 2011	1-3 Years	3-5 Years	More Than 5 Years
Long-term debt (including interest and capital lease obligations)	$1,329.2	$65.0	$459.8	$80.8	$723.6
Operating leases	316.4	46.9	118.1	59.5	91.9
Capital expenditure obligations(i)	224.2	92.2	132.0	—	—
Other contractual obligations(ii)	218.5	23.1	86.1	44.0	65.3

Total contractual obligations	$2,088.3	$227.2	$796.0	$184.3	$880.8

(i)	Capital expenditure obligations include minimum capital expenditures under our Concession.

(ii)	Other contractual obligations include purchase commitments and certain maintenance agreements.

In the normal course of business, we enter into long-term contractual requirements for future goods and services needed for the operations of the business. Such commitments are not in excess of expected requirements and are not reasonably likely to result in performance penalties or payments that would have a material adverse effect on our liquidity. Such commitments are not included in the above table.

Capital Expenditures

Capital expenditures are generally funded with cash flows from operations. We have historically used external sources such as loans or lease financing for capacity and equipment acquisition.

The following summarizes the capital expenditures by type (in millions):

	Three Months Ended March 31,		Year Ended December 31,
	2011	2010	2010	2009	2008
Roadway capital program	$21.8	$14.4	$73.8	$65.7	$107.8
Equipment	1.0	1.7	5.6	8.8	36.6
Capacity	—	—	—	0.2	27.9
Locomotive acquisitions	—	—	—	1.0	79.2
Information technology	0.4	1.6	5.6	2.9	5.4
Other	4.9	1.0	28.6	12.7	7.6

Total capital expenditures (accrual basis)	28.1	18.7	113.6	91.3	264.5
Change in capital accruals	8.9	3.1	(12.6)	37.3	(34.7)

Total cash capital expenditures	$37.0	$21.8	$101.0	$128.6	$229.8

Generally, our capital program consists of capital replacement. Our 2011 capital expenditures are currently expected to be approximately $150 million.

The following table summarizes certain property statistics as of:

	Three Months Ended March 31,		Year Ended December 31,
	2011	2010	2010	2009	2008
Track miles of rail installed(a)	25	2	30	18	31
Cross ties installed	95,525	83,803	319,527	268,201	258,205

(a)	The increase in rail installed in 2010 reflects additional capital activities due to improved economic conditions.

Debt and Capital Structure

The following table summarizes the components of the capital structure (in million):

	Three Months Ended March 31, 2011	Year Ended December 31,
		2010	2009	2008
Debt due within one year	$11.2	$11.2	$11.0	$9.9
Long-term debt and related company debt	909.6	913.4	1,125.1	948.5

Total debt	920.8	924.6	1,136.1	958.4
Stockholders’ equity	1,523.6	1,489.7	1,330.3	1,428.6

Total debt plus equity	$2,444.4	$2,414.3	$2,466.4	$2,387.0

The following is a discussion of the contractual obligations:

Revolving Credit Facility. On August 30, 2010, we entered into a secured credit agreement (the “2010 Credit Agreement”) with various lenders and other institutions as named in the 2010 Credit Agreement which provides us with (i) a three-year revolving credit facility in an amount up to $100.0 million (the “Revolving Facility”) and, (ii) a letter of credit and a swing line facility (the “Swing Line Facility”) in an amount up to $10.0 million each, which constitutes usage under the Revolving Facility. At our option, the outstanding principal balance of loans under the Revolving Facility will bear interest at either (i) the greater of (a) The Bank of Nova Scotia’s base rate, (b) federal funds rate plus 50 basis points or (c) one-month London Interbank Offered Rate (“LIBOR”) plus 100 basis points (the “Base Rate”) plus a spread depending on our leverage ratio or (ii) LIBOR plus a spread depending on our leverage ratio. The outstanding principal balance of loans under the Swing Line Facility will bear interest at the Base Rate plus a spread depending on our leverage ratio.

The 2010 Credit Agreement is secured by the accounts receivable and certain of our locomotives and certain of our subsidiaries and the pledge of equity interests of certain of our subsidiaries. In addition, we and certain of our subsidiaries agreed to subordinate payment of intercompany debt and certain of our subsidiaries guaranteed repayment of the amounts due under the 2010 Credit Agreement. The 2010 Credit Agreement contains affirmative and negative covenants that are customary for credit agreements of this type, including financial covenants related to a leverage ratio and an interest coverage ratio as defined in the 2010 Credit Agreement.

As of March 31, 2011, we had no outstanding amount under the Revolving Facility.

9 3/8% Senior Notes. On April 19, 2005, we issued $460.0 million principal amount of 9 3/8% senior unsecured notes due May 1, 2012 (the “9 3/8% Senior Notes”), which bear interest semiannually at a fixed annual rate of 9 3/8%. The 9 3/8% Senior Notes are redeemable at our option in whole or in part on or after May 1, 2009, subject to certain limitations, at the following redemption prices (expressed in percentages of principal amount), plus any accrued and unpaid interest: 2009 — 104.688%, 2010 — 102.344% and thereafter — 100.000%. In addition, the 9 3/8% Senior Notes are redeemable, in whole but not in part, at our option at their principal amount, plus any accrued and unpaid interest in the event of certain changes in the Mexican withholding tax rate.

On January 7, 2010, pursuant to an offer to purchase, we commenced a cash tender offer for a portion of our 9 3/8% Senior Notes. On January 22, 2010, the Company purchased $290.0 million of the tendered 9 3/8% Senior Notes in accordance with the terms and conditions of the tender offer set forth in the offer to purchase using the proceeds received from the issuance of $300.0 million principal amount of 8.0% senior unsecured notes due in February 1, 2018 (the “8.0% Senior Notes”). On February 1, 2010, we

purchased an additional $6.3 million of the 9 3/8% Senior Notes. On June 4, 2010, we redeemed $100.0 million principal amount of the 9 3/8% Senior Notes and on September 30, 2010, we used available cash to redeem the remaining $63.7 million principal amount of outstanding 9 3/8% Senior Notes.

7 5/8% Senior Notes. On November 21, 2006, we issued $175.0 million principal amount of 7 5/8% senior unsecured notes due December 1, 2013 (the “7 5/8% Senior Notes”), which bear interest semiannually at a fixed annual rate of 7 5/8%. The 7 5/8% Senior Notes are redeemable at our option in whole or in part on or after December 1, 2010, subject to certain limitations, at the following redemption prices (expressed in percentages of principal amount), plus any accrued and unpaid interest: 2010 — 103.813%, 2011 — 101.906% and 2012 — 100.000%. In addition, the 7 5/8% Senior Notes are redeemable, in whole but not in part, at our option at their principal amount, plus any accrued and unpaid interest in the event of certain changes in the Mexican withholding tax rate.

On November 2, 2010, pursuant to an offer to purchase, we commenced a cash tender offer for our 7 5/8% Senior Notes and a consent solicitation. On December 20, 2010, we purchased $142.6 million principal amount of the tendered 7 5/8% Senior Notes in accordance with the terms and conditions of the tender offer set forth in the offer to purchase using the proceeds received from the issuance of $185.0 million principal amount of 6 5/8% senior unsecured notes due December 15, 2020 (the “6 5/8% Senior Notes”). See “— Recent Developments.”

7 3/8% Senior Notes. On May 16, 2007, we issued $165.0 million principal amount of 7 3/8% senior unsecured notes due June 1, 2014 (the “7 3/8% Senior Notes”), which bear interest semiannually at a fixed annual rate of 7 3/8%. The 7 3/8% Senior Notes are redeemable at our option, in whole but not in part, at 100% of their principal amount, plus any accrued and unpaid interest, in the event of certain changes in the Mexican withholding tax rate, and in whole or in part, on or after June 1, 2011, subject to certain limitations, at the following redemption prices (expressed as percentages of principal amount) plus any accrued and unpaid interest: 2011 — 103.688%, 2012 — 101.844% and 2013 — 100.000%. See “— Recent Developments.”

12 1/2% Senior Notes. On March 30, 2009, we issued $200.0 million principal amount of 12 1/2% senior unsecured notes due April 1, 2016 (the “12 1/2% Senior Notes”), which bear interest semiannually at a fixed annual rate of 12 1/2%. The 12 1/2% Senior Notes were issued at a discount to par value, resulting in an $11.0 million discount and a yield to maturity of 13 3/4%. We used a portion of the net proceeds from the offering to repay all amounts outstanding under a credit agreement entered into on June 14, 2007 (the “2007 Credit Agreement”). The 12 1/2% Senior Notes are redeemable at our option in whole or in part on and after April 1, 2013, at the following redemption prices (expressed as percentages of principal amount) plus any accrued and unpaid interest: 2013 — 106.250%, 2014 — 103.125% and 2015 — 100.000%. In addition, the notes are redeemable, in whole but not in part, at our option at their principal amount, plus any accrued unpaid interest in the event of certain changes in the Mexican withholding tax rate. On June 4, 2010, we redeemed $70.0 million principal amount of the 12 1/2% Senior Notes.

On November 2, 2010, pursuant to an offer to purchase, we commenced a cash tender offer for any and all of our 12 1/2% Senior Notes. On December 20, 2010, we purchased $31.9 million of the tendered 12 1/2% Senior Notes in accordance with the terms and conditions of the tender offer set forth in the offer to purchase using the proceeds received from the issuance of the 6 5/8% Senior Notes.

8.0% Senior Notes. On January 22, 2010, we issued the 8.0% Senior Notes due February 1, 2018, which bear interest semiannually at a fixed annual rate of 8.0%. The 8.0% Senior Notes were issued at a discount to par value, resulting in a $4.3 million discount and a yield to maturity of 8 1/4%. We used the net proceeds from the issuance of the 8.0% Senior Notes and cash on hand to purchase $290.0 million principal amount of the 9 3/8% Senior Notes tendered under an offer to purchase and pay all fees and expenses incurred in connection with the 8.0% Senior Notes offering and the tender offer. The 8.0% Senior Notes are redeemable at our option, in whole or in part, on and after February 1, 2014, at the following redemption prices (expressed as percentages of principal amount) plus any accrued and unpaid interest: 2014 — 104.000%, 2015 — 102.000% and 2016 — 100.000%. In addition, we may redeem up to 35% of the 8.0% Senior Notes any time prior to February 1, 2013 at par value plus coupon from the proceeds of the sale of our capital stock or in KCS and the notes are redeemable, in whole but not in part, at our option at their principal amount, plus any accrued unpaid interest in the event of certain changes in the Mexican withholding tax rate.

6 5/8% Senior Notes. On December 20, 2010, we issued the 6 5/8% Senior Notes, which bear interest semiannually at a fixed annual rate of 6 5/8%. We used the net proceeds from the issuance of the 6 5/8% Senior Notes and cash on hand to purchase $142.6 million principal amount of the 7 5/8% Senior Notes and $31.9 million principal amount of the 12 1/2% Senior Notes tendered under an offer to purchase and pay all fees and expenses incurred in connection with the 6 5/8% Senior Notes offering and the tender offers. The 6 5/8% Senior Notes are redeemable at our option, in whole or in part, on and after December 15, 2015, at the following redemption prices (expressed as percentages of principal amount) plus any accrued and unpaid interest: 2015 — 103.313%, 2016 — 102.208%, 2017 — 101.104% and 2018 —100.000%. In addition, we may redeem up to 35% of the 6 5/8% Senior Notes at a redemption price equal to 106.625% any time prior to December 15, 2015 at par value plus coupon from the proceeds of the sale of our capital stock or KCS and the notes are redeemable, in whole but not in part, at our option at their principal amount, plus any accrued unpaid interest in the event of certain changes in the Mexican withholding tax rate.

All of our senior notes described above are denominated in dollars and are unsecured, unsubordinated obligations, rank pari passu in right of payment with our existing and future unsecured, unsubordinated obligations, and are senior in right of payment to our future subordinated indebtedness. Our senior notes contain certain covenants that, among other things, prohibit or restrict us for taking certain actions, including the ability to incur debt, pay dividends or make other distributions in respect of our stock, issue guarantees, enter into certain transactions with affiliates, make restricted payments, sell certain assets, create liens, engage in sale-leaseback transactions and engage in mergers, divestitures and consolidations. However, these limitations are subject to a number of important qualifications and exceptions.

Locomotive Financing Agreements

5.737% Financing Agreement. On February 26, 2008, we entered into a financing agreement with Export Development Canada (“EDC”) for an aggregate principal amount of $72.8 million. We used the proceeds to finance 85% of the purchase price of forty new SD70ACe locomotives delivered and purchased by us in late 2007 and early 2008. We granted EDC a security interest in the locomotives to secure the loan. The financing agreement requires us to make thirty equal semi-annual principal payments of approximately $2.4 million plus interest at an annual rate of 5.737%, with the final payment due and payable on February 28, 2023.

6.195% Financing Agreement. On September 24, 2008, we entered into a financing agreement with DVB Bank AG (“DVB”) for an aggregate principal amount of $52.2 million. We received the loan principal amount on September 26, 2008 and used the proceeds to finance approximately 80% of the purchase price of twenty-nine ES44AC locomotives delivered and purchased by us in June 2008. We granted DVB a security interest in the locomotives to secure the loan. The financing agreement requires us to make sixty equal quarterly principal payments plus interest at an annual rate of 6.195%, with the final payment due and payable on September 29, 2023.

Both locomotive financing agreements contain representations, warranties and covenants typical of such equipment loan agreements. Events of default in the financing agreements include, but are not limited to, certain payment defaults, certain bankruptcy and liquidation proceedings and the failure to perform any covenants or agreements contained in the financing agreement. Any event of default could trigger acceleration of our payment obligations under the terms of the financing agreements.

Loan Agreement between KCSM and a wholly-owned subsidiary of KCS

On September 29, 2009, we entered into an unsecured loan agreement (the “Loan Agreement”) with a wholly-owned subsidiary of KCS. Pursuant to the terms of the Loan Agreement, we received $21.6 million for general corporate purposes. The Loan Agreement requires us to make annual interest payments at a rate of 7.5%, with the principal payment due on September 29, 2012. On October 1, 2010, we entered into an amended loan agreement (the “Amendment Agreement”) with a wholly-owned subsidiary of KCS. Pursuant to the terms of the Amendment Agreement the principal amount of the loan was increased from $21.6 million to $39.0 million and the annual interest rate was decreased from 7.5% to 4.25%.

Capital Leases

In January 2008, we entered into an equipment lease agreement for 60 ballast cars. The lease is a capital lease with a 5-year term and total future minimum lease payments of about $9.0 million.

Operating Leases

Locomotive operating leases. In 1998, we entered into a locomotive operating lease agreement covering 75 locomotives which expires in 2020. The lease agreement containes standard provisions for this type of transaction, including the option to either purchase the assets or return the assets to the lessor at the end of the lease term.

In April 2007, we entered into an equipment lease agreement with High Ridge Leasing LLC, or High Ridge, for 30 GE locomotives delivered to us in December 2006 and January 2007. Pursuant to this lease, we agreed to sell the locomotives to High Ridge and to lease the locomotives from High Ridge for an initial term of twenty years.

Railcar operating leases. We lease certain railcars under standard rail industry agreements which are classified as operating leases. The length of the term of these agreements ranges on average from 4 to 18 years.

Locomotive Maintenance Agreements

We entered into locomotive maintenance agreements with various contractors, under which these contractors provide both routine maintenance and major overhauls of our locomotive fleet in accordance with the requirements of the United States Federal Railroad Administration. Our locomotive maintenance contracts mature at various times between 2014 and 2024.

Track Maintenance and Rehabilitation Agreement

In May 2000, we entered into a track maintenance and rehabilitation agreement with a Mexican subsidiary of Alstom Mexicana, S.A. de C.V., or Alstom. The agreement expires in 2012. Under this agreement, the contractor performed a major rehabilitation of the line and provides routine maintenance between Celaya and Lazaro Cardenas, approximately 350 miles. Maintenance and rehabilitation expense amounted to $4.3 million in 2010, $3.9 million in 2009 and $4.7 million in 2008. Maintenance and rehabilitation expense amount for the three months ended March 31, 2011 was $1.1 million.

Sources and Availability of Raw Materials

Our fuel expenses are a significant portion of our operating expenses. We meet, and expect to continue to meet, our fuel requirements almost exclusively through purchases at market prices from PEMEX, a government-owned entity exclusively responsible for the distribution and sale of diesel fuel in Mexico. We are party to a fuel supply contract with PEMEX, which may be terminated at any time by either party upon 30 days written notice to the other. We experienced increases in our average price of fuel per gallon of 15.9% in 2010, 2.2% in 2009 and 7.0% in 2008. During the three months ended March 31, 2011, we experienced increases in our average price of fuel per gallon of 13.4%.

Seasonality

The majority of our customers are industrial in nature, including automobile manufacturers, grain distribution companies and industrial plants. Our freight revenue typically increases during the third quarter of our fiscal year due to a number of factors, including increased production and overstocking of inventory by our customers in anticipation of the end of the year holiday season and also as a result of changes in our customers’ order patterns in response to the annual announcement of price increases for the next year. Such factors demand an increase in the level of our operations, which typically results in an increase in our freight revenue for the third quarter of our fiscal year. We typically experience some decrease in freight revenue at the end of our fourth quarter and beginning of our first quarter due to a decrease in our customers’ productivity during and after the winter holidays.

Quantitative and Qualitative Disclosures About Market Risks

We utilize various financial instruments that have certain inherent market risks. These instruments have not been entered into for trading purposes. The following information describes the key aspects of certain financial instruments that have market risk to us.

Based upon the borrowing rates available to us for indebtedness with similar terms and average maturities, the fair value of debt was approximately $984.8 million and $981.2 million at March 31, 2011 and December 31, 2010, respectively, compared with a carrying value of $920.8 million and $924.6 million at March 31, 2011 and December 31, 2010, respectively.

Foreign Exchange Sensitivity. We use the dollar as our functional currency. Our results of operations reflect revaluation gains and losses that we record in the process of remeasuring certain transactions from pesos to dollars. Therefore, we have exposure to fluctuations in the value of the peso. We manage this risk by monitoring our peso denominated cash inflows and outflows. For example, a hypothetical 10% increase in the U.S. dollar to the Mexican peso exchange rate on net peso denominated monetary assets of Ps.624.7 million at March 31, 2011 would result in a foreign exchange loss of approximately $4.7 million and a 10% decrease in the exchange rate would result in a foreign exchange gain of approximately $5.7 million.

Inflation risk. United States generally accepted accounting principles require the use of historical cost, which does not reflect the effects of inflation on the replacement cost of property. Due to the capital intensive nature of our business, the replacement cost of our assets would be substantially greater than the amounts reported under the historical cost basis.

BUSINESS

Business Overview

We operate the primary commercial corridor of the Mexican railroad system, which allows us to participate significantly in the growing freight traffic between Mexico, the United States and Canada. Our rail lines consist of approximately 3,100 route miles. In addition, we have trackage rights entitling us to run our trains over 700 miles of track of other Mexican railroad operators. We provide freight transportation services under our 50-year Concession, granted to us by the Mexican government, during the first 30 years of which we are the exclusive provider, subject to certain trackage rights of other freight carriers. Our Concession is renewable for an additional period of up to 50 years subject to certain conditions.

We believe our rail lines comprise the most strategically significant and most actively traveled rail corridor in Mexico. Our rail lines connect the most populated and industrialized regions of Mexico with the principal border gateway between Mexico and the United States at Nuevo Laredo, Tamaulipas and Laredo, Texas. In addition, we serve three of Mexico’s most important seaports at Lazaro Cardenas, Michoacan on the Pacific Ocean and Tampico, Tamaulipas and Veracruz, Veracruz (through trackage rights granted by Ferrosur, under its concession) on the Gulf of Mexico. As a result, we believe its routes are integral to Mexico’s foreign trade.

We seek to establish our railroad as the primary inland freight transporter linking Mexico with the United States and Canadian markets. As the operator of the primary and most direct rail corridor from Mexico City to the United States border, our route structure enables us to benefit from continuing growth resulting from NAFTA. We are the only Mexican railroad that serves the Mexico-United States border crossing at Nuevo Laredo-Laredo, which is the largest freight exchange point between Mexico and the United States. Through KCS’s United States rail subsidiaries, as well as through interchanges with other major United States railroads, we provide customers with access to an extensive network through which they may distribute products throughout North America and overseas.

Our revenues are derived from the movement of a diversified mix of commodities and products predominantly attributable to cross-border traffic with the United States. We transport chemical and petroleum products, industrial and consumer products, agricultural and mineral products, intermodal and automotive products, and coal. Our customers include leading international and Mexican corporations.

Kansas City Southern

We are a wholly-owned subsidiary of KCS. KCS’s principal United States subsidiary, KCSR, is one of seven Class I railroad in the United States. The rail network of KCSR, Tex-Mex, and us together comprise approximately 6,200 route miles extending from the midwest and southeast portions of the United States into Mexico and connects with other Class I railroads providing shippers with an effective alternative to other railroad routes and giving direct access to Mexico and the southeast United States through less congested traffic hubs. As a result of KCS’s acquisition of control over us, we have become more fully coordinated into KCS’s NAFTA growth strategy, which includes KCSR’s established strategic alliances and marketing agreements with other railroads.

Rail Security

KCS and its rail subsidiaries have made a concentrated, multi-disciplinary effort since the terrorist attacks on the United States on September 11, 2001, to continue securing KCS’s assets and personnel against the risk of terrorism and other security risks. Many of the specific measures KCS utilizes for these efforts are required to be kept confidential through arrangements with government agencies, such as the Department of Homeland Security, (“DHS”), or through jointly-developed and implemented strategies and plans with connecting carriers. To protect the confidentiality and sensitivity of the efforts we have made to safeguard against terrorism and other security incidents, the following paragraphs will provide only a general overview of some of these efforts. We utilize a security plan based on an industry wide security plan developed by Association of American Railroad, (“AAR”) members which focuses on comprehensive risk assessments in five areas — hazardous materials; train operations; critical physical assets; military traffic; and information technology and communications. The security plan is kept confidential, with access to the plan tightly limited to members of management with direct security and anti-terrorism implementation responsibilities. We participate with other AAR members in periodic drills under the industry plan to test and refine its various provisions.

KCS’s security activities range from periodically mailing each employee a security awareness brochure (which is also posted under the “Employees” tab on KCS’s internet website, www.kcsouthern.com) to its ongoing development and implementation of security plans for rail facilities in areas labeled by the DHS as High Threat Urban Areas (“HTUAs”). KCS’s other activities to bolster security against terrorism include, but are not limited to, the following:

•	Conferring regularly with other railroads’ security personnel and with industry experts on security issues;

•	Analyzing routing alternatives and other strategies to reduce the distances that certain chemicals, which might be toxic if inhaled, are transported;

•	Initiating a series of over 20 voluntary action items agreed to between AAR and DHS as enhancing security in the rail industry; and

•	Conducting periodic security training as part of the scheduled training for operating employees and managers.

In addition, in 2008 KCS created a new leadership role titled “Director of Homeland Security” to oversee the ongoing and increasingly complex security efforts. KCS identified and retained an individual to fill the position who has an extensive law enforcement background, including being formerly employed as an analyst with the Federal Bureau of Investigation (“FBI”) for 12 years. This member of management remains a member of the FBI’s Joint Terrorism Task Force and is a valuable asset to us in implementing and developing anti-terrorism and other security initiatives.

While the risk of theft and vandalism is higher in Mexico, we remain among the safest mode of transportation for freight shipments in Mexico. Our record in rail safety is due in large part to the implementation of a multi-layered, safety and security process throughout our network. In addition to having our own internal system of checks and balances, the process is connected to, and supported by a high level of federal, state and local law enforcement. A primary focus of this effort involves maintaining train velocity, which reduces the likelihood for incidents to occur. By moving customers’ shipments more efficiently, we are keeping the cargo secure.

The Concession

We hold a Concession from the Mexican government until June 2047 (exclusive through 2027, subject to certain trackage and haulage rights granted to other concessionaires), which is renewable under certain conditions for additional periods of up to 50 years. The Concession is to provide freight transportation services over rail lines which are a primary commercial corridor of the Mexican railroad system. These lines include the shortest, most direct rail passageway between Mexico City and Laredo, Texas and serve most of Mexico’s principal industrial cities and three of its major shipping ports. We have the right to use, but do not own, all track and buildings that are necessary for the rail lines’ operation. We are obligated to maintain the right of way, track structure, buildings and related maintenance facilities to the operational standards specified in the Concession agreement and to return the assets in that condition at the end of the Concession period. We are required to pay the Mexican government a concession duty equal to 0.5% of gross revenues during the first 15 years of the Concession period and, beginning on June 24, 2012, 1.25% of such revenues during the remainder of the period.

Under the Concession and Mexican law, we may freely set rates unless the Mexican government determines that there is no effective competition in Mexico’s rail industry. We are required to register our rates with the Mexican government and to provide railroad services to all users on a fair and non-discriminatory basis and in accordance with efficiency and safety standards approved periodically by the Mexican government. In the event that rates charged are higher than the registered rates, we must reimburse customers with interest, and risk the revocation of the Concession.

Mexican railroad services law and regulations and the Concession establish several circumstances under which the Concession will terminate: revocation by the Mexican government, statutory appropriation, or our voluntary surrender of our rights or liquidation or bankruptcy. The Concession requires the undertaking of capital projects, including those described in a business plan filed every five years with the Mexican government. We filed our third business plan with the Mexican government in December 2007 in which we committed to certain minimal investment and capital improvement goals, which may be waived by the Mexican government upon application for relief for good cause. The Mexican government may also revoke our exclusivity after 2017 if it determines that there is insufficient competition.

The Concession is subject to early termination or revocation under certain circumstances. In the event that the Concession is revoked by the Mexican government, we will receive no compensation. Rail lines and all other fixtures covered by the Concession, as well as all improvements made by us or third parties, will revert to the Mexican government. All other property not covered by the Concession, including all locomotives and railcars otherwise acquired, will remain our property. The Mexican government will have the right to cause us to lease all service-related assets to it for a term of at least one year, automatically renewable for additional one-year terms up to five years. The Mexican government must exercise this right within four months after revocation of the Concession. In addition, the Mexican government will have a right of first refusal with respect to certain transfers by us of railroad equipment within 90 days after any revocation of the Concession. The Mexican government may also temporarily seize the rail lines and assets used in operating the rail lines in the event of a natural disaster, war, significant public disturbances, or imminent danger to the domestic peace or economy for the duration of any of the foregoing events; provided, however, that Mexican law requires that the Mexican government pay us compensation equal to damages caused and losses suffered if it effects a statutory appropriation for reasons of the public interest. These payments may not be sufficient to compensate us for our losses and may not be timely made.

Our Strategy

Our strategic objective is to increase our revenues by offering efficient and reliable service which we believe will enable us to capture increased traffic volumes resulting from growth in the Mexican domestic and foreign trade markets and the integration of the North American economy through NAFTA.

The principal components of our strategy are to:

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Increase revenue growth by converting traffic from trucking to rail transport. We believe that we have converted and will continue to convert traffic from trucking to rail transport in part by offering (i) a more efficient, reliable and safe customer-oriented rail service and (ii) significant advantages over trucking, such as the ability to carry larger volumes, for longer distances, at lower rates with greater security and reliability.

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Exploit growth in Mexican domestic and foreign trade. We believe that growth in Mexican commerce, as well as expected growth in international trade flows as a result of NAFTA, among other factors, should enable us to continue to increase our revenues. We believe that our routes are integral to Mexico’s continued development and that we are well-positioned to capitalize on trade expansion as a result of NAFTA growth between Mexico, the United States and Canada, as well as Mexico’s free trade agreements with the European Union, Japan and other Latin American countries. We believe that NAFTA trade and other Mexican foreign trade will continue to grow over the long term.

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Increase operating efficiency and productivity. We continue to develop operating initiatives to support our strategy, including the implementation of railroad operating practices designed to reduce labor costs and increase employee productivity, such as the computerization of operations management systems, the rationalization of train dispatching systems and employee training. We also intend to continue our investment plan, including obtaining more fuel efficient locomotives and larger capacity railcars, maintaining our rail infrastructure to United States’ Class I railroad standards, making capital improvements on our secondary rail lines, building new freight yards, transload facilities and intermodal terminals, and enhancing our communications systems.

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Exploit port development at Lazaro Cardenas. We provide exclusive rail access to the port of Lazaro Cardenas on the Pacific Ocean. The Mexican government is developing the port at Lazaro Cardenas principally to serve Mexican markets and as an alternative to the congested United States west coast ports of Long Beach and Los Angeles. We are the sole provider of rail service to this port, which provides an alternate route for Asian traffic bound for the eastern, southern and midwestern United States. Traffic at Lazaro Cardenas is both domestic and import traffic, consisting of intermodal containers, minerals, iron, steel slabs, wire rods and fertilizers.

Our Strengths

We believe that we have the following key competitive strengths which will enable us to achieve our strategic objectives:

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Full voting and operational control by KCS. We believe that control by KCS has resulted and will continue to result in expanded service options for our customers through a fuller coordination into KCS’s NAFTA growth strategy, which includes KCS’s established strategic alliance and marketing agreements with other railroads, as well as facilitate our continuation and enhancement of United States railroad operating best practices.

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Exclusive Concession to operate Mexico’s primary rail corridor. Our Concession gives us exclusive rights to provide freight transportation services over our rail lines for the initial 30 years of our 50-year Concession, subject to certain trackage rights. Our core routes constitute a strategic portion of the shortest, most direct rail route between key industrial and commercial regions of Mexico and the southern, midwestern and eastern United States. Our rail lines provide exclusive rail access to the Mexico-United States border crossing at Nuevo Laredo, the most important interchange for freight between the Mexico and the United States, through our 745-mile route from Mexico City to Nuevo Laredo. We operate the southern half of the international rail bridge, which spans the Río Grande to connect Nuevo Laredo with Laredo. Tex-Mex operates the northern half of the international rail bridge. In addition, our rail system serves three of Mexico’s most important seaports at Lazaro Cardenas, Michoacan on the Pacific Ocean and Tampico, Tamaulipas and Veracruz, Veracruz (through trackage rights granted by Ferrosur under its concession) on the Gulf of Mexico. We serve 16 Mexican states including the cities of Monterrey and Mexico City. These areas collectively represented 67.9% of Mexico’s total population in 2010 and accounted for over 68.9% of its estimated gross domestic product in 2009. We also have the right under the Concession to serve Guadalajara, Mexico’s third largest city, through trackage rights.

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Strategically positioned to capitalize on growth in Mexico’s foreign trade. We believe that our routes are integral to Mexico’s foreign trade. Our route structure enables us to benefit from growing trade resulting from the increasing integration of the North American economies through NAFTA. We are also well-positioned to capitalize on trade expansion as a result of Mexico’s free trade agreements with the European Union, Japan and other Latin American countries. As the operator of the primary and most direct rail corridor from the United States border to Mexico City over which the majority of NAFTA traffic is hauled, we believe that we provide the vital link for customers who wish to connect the major industrialized centers of Mexico with the United States and Canadian markets. At the United States border crossing at Laredo, we interchange directly with the Union Pacific Railroad Company, Tex-Mex, and through Tex-Mex we interchange with the rail networks of two other major United States railroads, the BNSF Railway Company and the KCSR. Through these interchanges, we provide our customers with access to an extensive rail network in the United States and Canada through which they may distribute their products in North America and overseas.

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Solid customer base. We serve major Mexican companies and leading international corporations operating in Mexico. As of March 31, 2011, approximately 200 customers represent 93% or more of our revenues. Our customer base is as diversified as the mix of commodities and products that we haul. We believe that we have built our customer base by offering safe, reliable service and competitive prices.

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Class I railroad operating practices. We have implemented railroad operating practices in use on Class I United States and Canadian railroads to reduce costs and enhance profitability by upgrading our rolling stock and introducing state-of-the-art locomotives, which comply with United States standards. We are also continuing to develop operating initiatives such as the computerization of our operations, management and customer service systems, the rationalization of train dispatching and employee training.

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Strategic capital investment and improvement program. We are continuing the implementation of our capital expenditure and improvement program. We have made significant capital expenditures and improvements to increase capacity and operating efficiencies. We have extensively overhauled the locomotives and rolling stock we acquired from the Mexican government. In December 2006 and January 2007, we took delivery of 30 new ES44AC locomotives manufactured by General Electric Company (“GE”). In April 2007, we entered into an equipment lease agreement with High Ridge Leasing, LLC (“High Ridge”), pursuant to which we agreed to sell these locomotives to High Ridge and lease them for an initial term of twenty years. In April 2007, we entered into a definitive agreement with Electro-Motive Diesel (“EMD”), to purchase 40 new SD70ACe locomotives which were received in 2007 and early 2008. In August 2007, we entered into a definitive agreement with GE to purchase 50 new ES44AC locomotives. We received these locomotives in December 2007 and June 2008. The acquisition of these locomotives improves the fuel efficiency and average age of our locomotive fleet. We also continue to improve our railcar fleet through operating leases. In addition to maintenance of equipment and track rehabilitation projects, we have extended rail sidings to permit longer trains to operate on our main route. Since privatization, we have used technology to significantly increase the railcar capacity of the international bridge at Nuevo Laredo-Laredo and reduced congestion by conducting Mexican customs formalities at our Sánchez freight yard in Nuevo Laredo rather than on the bridge itself. By equipping the trains on our main line with end-of-train devices (which monitor air pressure and railcar and hose connections) and installing infrared hot box detectors (which detect when an axle journal or bearing on a train is overheated) and other equipment along our routes, we have reduced the size of some train crews from six to two, increased the efficiency of the operation and tracking of our locomotives and railcars and eliminated the need to stop trains intermittently for inspections. We have built and are leasing new intermodal terminals near the facilities of customers along our lines and have enlarged tunnels over a portion of our route to accommodate double-stack intermodal trains. On March 3, 2010, we acquired an intermodal facility in Toluca, State of Mexico. In mid 2006, we installed a version of KCSR’s Management Control System, which provides increased control and improvements to our operations.

We have significantly improved the operations of our rail lines by focusing on providing reliable and comprehensive customer service, implementing United States and Canadian railroad operating practices and making capital improvements to our track, systems and equipment designed to reduce costs and increase operating efficiencies.

Network

Our rail lines extend from Mexico City, Toluca and Aguascalientes to the United States border crossings at Nuevo Laredo and Matamoros and to seaports on the Gulf of Mexico and the Pacific Ocean. Our main track consists of core and feeder routes. Our core routes serve the principal industrial and population centers of Mexico while our feeder lines connect with three of Mexico’s most important seaports at Lazaro Cardenas, Michoacan on the Pacific Ocean and Tampico, Tamaulipas and Veracruz, Veracruz (through trackage rights granted by Ferrosur under its concession), on the Gulf of Mexico. As a result, we believe our routes are integral to Mexico’s foreign trade.

We currently have intermodal terminals located in Monterrey, Toluca, San Luís Potosi, and also access to intermodal terminals at Queretaro, Guadalajara, Ramos Arizpe and La Encantada. In addition, we have direct access to intermodal terminals at the ports of Lazaro Cardenas and Tampico and to intermodal terminals at Veracruz through interline service with Ferrosur and at Altamira and Manzanillo through interline service with Ferromex, and in Mexico City through FTVM. We also have access to intermodal terminals at Laredo operated by Tex-Mex and the Union Pacific Railroad Company, which we are using to develop international intermodal business.

Markets Served

Chemical and petroleum. The chemical and petrochemical products we transport consist of petrochemical products imported from the United States into Mexico like plastic and domestic traffic consisting of fuel transported from PEMEX refineries to regional distribution centers and power plants owned by the Comisión Federal de Electricidad (the Mexican Federal Electricity Commission, or CFE), the Mexican government-owned electric utility. CFE is a major user of fuel oil, much of which is transported from PEMEX refineries to CFE power generating plants near our rail lines. We operate a unit train dedicated to transporting these fuels for CFE. We transport fuel oil from PEMEX refineries located in Salamanca and Tula to Lazaro Cardenas.

Industrial and consumer products. The industrial and consumer products that we transport include home appliances, textiles, ceramic tile, scrap paper, glass, paper, beer and pulp. We also transport a variety of industrial products such as machinery, including boilers, generators, turbines, tanks and transformers, processed foods and nonperishable products. Processed food products produced in Mexico are both exported for consumption abroad and consumed domestically. Currently, trucks transport a significant percentage of processed foods and nonperishable products. We believe there are opportunities for revenue growth in the industrial products segment, including manufactured products and paper products, mainly through the conversion of cargo from Mexican and United States companies from truck to rail transport.

We believe that bulk products such as paper, including tissue paper, corrugated paper, brown paper, newsprint and other packaging paper, and pulp can be shipped at cost-effective rates by rail from manufacturing plants located near our rail lines to regional distribution centers and directly to the retailer. The majority of the paper and forest products presently carried on our rail lines consist of scrap paper, printing paper, brown paper and wood pulp imported from the southeastern United States, Canada and Texas to paper mills, newspaper publishers, and printers in major population centers in Mexico.

Large volumes of paper products are manufactured in Mexico at plants near our rail lines by companies for domestic and international consumption, or are imported into Mexico by United States paper companies.

Agricultural and minerals. The United States, and Canada are the dominant suppliers of agricultural products to Mexico and a significant amount of the agro-industrial products carried over our rail lines are imports, consisting primarily of grains, grain products (principally corn, soybeans and wheat), as well as seeds and feed grains, imported to Mexico from the United States and Canada. In Mexico, these grains are used principally for human consumption and for feed. These products enter Mexico by rail at the United

States border crossings at Nuevo Laredo and Matamoros and by ship at the ports of Tampico, Altamira, Veracruz and Lazaro Cardenas from where they are transported by rail to storage and processing facilities in Mexico City, Monterrey, Puebla, Torreon, Veracruz, and other cities.

Coal. The coal products we transport consist mainly of petcoke, a product used as a fuel in the cement process. Eighty percent of this product is transported along Tampico — Huichapan and Altamira — Valles routes. Petcoke is transported from Corpus Christi, Texas to Montaña, San Luis Potosi, and Apaxco, Hidalgo.

Automotive. The automotive products we transport consist primarily of automotive parts imported into Mexico for assembly in Mexican auto plants, and finished vehicles exported to the United States and Canada, and to some extent imported finished vehicles. We are still working to convert the potential for growth in the domestic automobile distribution market through automotive ramps at Aguascalientes, Monterrey and Toluca. We believe that we will enhance our ability to move finished automobiles cost-effectively in the international and domestic markets.

Intermodal. Our intermodal freight business consists primarily of hauling freight containers or truck trailers on behalf of steamship lines, motor carriers, and intermodal marketing companies with rail carriers serving as long-distance haulers. We serve and support the Mexican and United States markets, as well as cross border traffic between the United States and Mexico. We believe the port of Lazaro Cardenas continues to be a strategically beneficial location for ocean carriers and big box retailers. Lazaro Cardenas is providing shippers with a cost-effective and efficient alternative to other North American west coast ports.

Sales and Marketing

Our marketing and sales efforts are designed to grow and expand our current business base by focusing on truck conversion up the supply chain and securing existing traffic with current customers through long-term contracts. Emphasis is placed on attracting new business in the United States, Canada and Mexico. We believe these efforts will continue to benefit from NAFTA as well as the development of the port of Lazaro Cardenas.

With respect to intermodal customers, we will be working in conjunction with the rest of the KCS rail lines in offering single line services between Lazaro Cardenas and the United States, Mexico City and the United States, and Monterrey and the United States. We will also develop services for Lazaro Cardenas into Mexico City and Monterrey.

A significant portion of our contracts are both quoted and settled in U.S. dollars, and the vast majority of additional freight services are quoted in U.S. dollars and settled at a U.S. dollar-Mexican peso exchange rate which approximates a U.S. dollar-denominated contract.

Management Control System, or MCS

In mid-2006, we upgraded our communication infrastructure and systems by installing KCS’s computerized MCS management control system. This state-of-the-art system designed to provide better analytical tools for management to use in its decision-making processes. MCS, among other things, delivers work orders to yard and train crews to ensure that the service being provided reflects what was sold to the customer. The system also tracks individual shipments as they move across the rail system, compares that movement to the service sold to the customer and automatically reports the shipment’s status to the customer and to operations management. If a shipment falls behind schedule, MCS automatically generates alerts and proposes actions to be promptly initiated.

In July 2006, we initiated operations with MCS with a completely new telecommunications infrastructure which includes Automated Equipment Identification, or AEI, readers and computer hardware in all the yards around our network. MCS provides information related with trip plans by car, giving the customer the ability to track and trace their own equipment running in KCSM’s system. All internal processes have been defined to work with the philosophy of a “scheduled railroad” which will provide us the opportunity to provide better and more consistent service to our customers in the near future.

MCS is providing more accurate and timely information on, among other things, terminal dwell time, car velocity through terminals and priority of switching to meet schedules. We have developed a data warehouse and analytical tools to convert data into information to provide improved support for decision making processes at the management level. By making decisions based upon that information, we are improving service quality, utilization of locomotives, rolling stock, crews, yards, and line of road and, thereby, reducing cycle times and costs. With the implementation of service scheduling, we have improved customer service through improved advanced planning and real-time decision support. By designing all new business processes around workflow technology, we are more effectively following key operating statistics to measure productivity and improve our operating performance.

Revenue Management System, or RMS

We deployed RMS during the first quarter of 2007. Benefits of the system include more accurate and timely revenue projections and improved cash collections leveraging MCS. RMS enhances the transportation waybill and matches it against a new central price repository, which consists of both our published prices and foreign prices that are electronically transmitted and received through the Rate EDI Network. The system utilizes this re-engineered revenue waybill to drive downstream revenue accounting, financial reporting and decision support processes.

Train Dispatching System

We presently utilize two types of train dispatching systems:

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A radio-based track warrant control system is in place over approximately 1,677 miles of track, representing approximately 65% of our total main track. It utilizes direct radio communication between dispatchers and engineers combined with specific track assignments to coordinate train movements and dispatching.

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A centralized traffic control system, or CTC system, which allows a central dispatcher in Monterrey to manage track operations between Huehuetoca, Estado de Mexico and Nuevo Laredo, Tamaulipas is in place over an aggregate distance of 889 track miles, representing approximately 35% of our total main track.

To improve operating efficiencies, the dispatchers covering all portions of our total main track, under both the radio-based track warrant control and CTC systems, are now using the same computer system.

Documentation and Billing System

We have developed, tested and fully implemented a state-of-the-art documentation and billing system that allows our customers to use the internet to track and trace their railcars, access online documentation and use predetermined templates to expedite the process and ensure consistency and quality of information.

Online Customer Service

In the customer service area, we have converted our internet home page into a comprehensive tool permitting customers to track the delivery of their shipments and obtain a wide range of information regarding our services. Besides providing information about our business areas and services, our website provides customers with access to multiple services including:

•	electronic waybilling;

•	“Track and Trace;”

•	AEI (Automated Equipment Identification) readouts;

•	our graphical rail network;

•	equipment order monitoring;

•	rate inquiries;

•	equipment historical information;

•	an automatic delivery reporting feature which can be customized by the user based on the day of the week and delivery time and can handle up to 10 delivery recipients;

•	invoice inquiries; and

•	train schedule and other information.

Accounting Information System

In the third quarter of 2010, we upgraded to a more current version of System Application and Products, or SAP. This upgrade resulted in limited changes to our business processes and did not materially affect the Company’s internal control over financial reporting.

Subsidiaries and Principal Affiliates

Arrendadora KCSM

Arrendadora KCSM, S. de R.L. de C.V., or Arrendadora KCSM, our 100%-owned subsidiary, was incorporated on September 27, 2002 as a sociedad anónima de capital variable (variable capital corporation), under the laws of Mexico, and its only operation is the leasing of railroad equipment. On August 30, 2006, at the Shareholders’ Meeting of Arrendadora KCSM, the corporate name was formally changed to Arrendadora KCSM, S.A. de C.V. On December 7, 2007 after receiving shareholder approval, Arrendadora KCSM amended its by-laws to transform Arrendadora KCSM into a sociedad de responsabilidad limitada de capital variable, or S. de R.L. de C.V. (limited liability corporation).

KCSM Holdings

KCSM Holdings LLC, or KCSM Holdings, was formed on December 11, 2006, as a limited liability company under the laws of the State of Delaware. Currently, KCSM Holdings only purpose is to own ten (10) of our Variable Class II shares of stock. We own one hundred percent of the outstanding membership interests of KCSM Holdings.

FTVM

FTVM was incorporated as a sociedad anónima de capital variable (variable capital corporation), under the laws of Mexico. The corporate purpose of FTVM is to provide railroad services as well as ancillary services, including those related to interconnection, switching and haulage services. We own a 25% interest in this company. The other shareholders of FTVM, each owning 25%, are Ferromex, Ferrosur and the Mexican government.

Highstar Harbor Holdings Mexico

Highstar Harbor Holdings Mexico, S. de R.L. de C.V., or HHH Mexico was formed as a sociedad de responsabilidad limitada de capital variable, or S. de R.L. de C.V. (limited liability corporation). We acquired HHH Mexico on March 3, 2010. We own 99.99% of the capital stock of HHH Mexico and the remaining 0.01% is owned by Nafta Rail. HHH Mexico through its subsidiaries operates an intermodal facility in Toluca, State of Mexico.

Competition

We face significant competition from trucks and other railroads and expect such competition to continue to be significant. In general, most freight in Mexico is transported by truck or rail. Freight terminating or originating in our service territory is primarily transported by truck. Competition with other modes of transportation is generally based on rates charged, as well as the quality and reliability of the service provided. We believe that other competitive factors for freight transport are lead time for orders, protection of goods, transit time, adequacy of the equipment and the provision of other value added services such as traceability of shipments and availability of rates through the internet.

Some sectors of our freight traffic, notably intermodal freight, experience price competition from trucks, although the operating efficiencies we are achieving may lessen the impact of price competition. Although truck transport has generally been more expensive than rail transport, in some circumstances, the trucking industry can provide effective rate and service competition, because trucking requires smaller capital investments and maintenance expenditures and allows for more frequent and flexible scheduling.

We believe that we may be able to capture freight traffic currently being carried by truck in part as a result of the following factors:

•	Rail transport prices are generally lower than truck prices. This is due in part to the fact that less labor is required to haul cargo by rail; and

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With our customer service structure and substantial capital improvements, we believe that we have created a customer-oriented business which, together with our other competitive advantages, is making our freight services more attractive than those presently offered by trucking concerns.

We also face competition from the other privatized railroads companies in Mexico, particularly from Ferromex. In November 2005, Grupo Mexico, the controlling shareholder of Ferromex acquired control of Ferrosur, creating Mexico’s largest railway. These merged operations are much larger than us, and they serve most of the major ports and cities in Mexico and together own fifty percent of FTVM, which serves industries located within Mexico City.

We have experienced, and continue to experience, competition from Ferromex. Ferromex’s rail lines link Mexico City with United States border crossings at Piedras Negras, Ciudad Juarez, Nogales and Mexicali and also serves the city of Guadalajara and the ports of Tampico on the Gulf of Mexico and Manzanillo on the Pacific Ocean. The Union Pacific Railroad Company owns a minority interest in Ferromex. Ferromex directly competes with us in some areas of our service territory, including Tampico and Mexico City. We experience aggressive price competition with Ferromex in freight rates. This rate competition has adversely affected and may continue to adversely affect our financial results. In addition, we encounter direct competition from Ferrosur on the Mexico City to Veracruz route.

Under our Concession, we are required to grant trackage rights to Ferromex, Ferrosur, two short line railroads and FTVM. These rights will give Ferromex more direct access to the Queretaro and Mexico City markets. In turn, the other railroads are required to grant trackage rights to us which will allow us to directly access the Guadalajara market, Mexico’s third largest industrial and commercial center, via Ferromex routes.

The Mexican Railroad Services Law and regulations and the Concession contain various other provisions designed to introduce competition in the provision of railroad services. While the Mexican Railroad Services Law and regulations allow us to establish our operating policies and freight service rates, we are subject to limited rate regulation in certain circumstances. With respect to freight services over our rail lines, the SCT may grant concessions to third parties or rights to other rail carriers additional to those set forth in the Concession beginning in June 2027.

Although we believe that services provided within our service territory by maritime transportation are generally complementary to our operations, we do face limited competition from the shipping industry with respect to certain products, including chemicals transported by barges.

NAFTA called for Mexican trucks to have unrestricted access to highways in United States border states by 1995 and full access to all United States highways by January 2000. However, the United States did not follow that timetable because of concerns over Mexico’s trucking safety standards. In February 2001, a NAFTA tribunal ruled in an arbitration between the United States and Mexico that the United States must allow Mexican trucks to cross the border and operate on United States highways. On March 14, 2002, as part of its agreement under NAFTA, the U.S. Department of Transportation issued safety rules that allow Mexican truckers to apply for operating authority to transport goods beyond the 20-mile commercial zones along the United States-Mexico border. These safety rules require Mexican motor carriers seeking to operate in the United States to, among other things, pass safety inspections, obtain valid insurance with a United States registered insurance company, conduct alcohol and drug testing for drivers and obtain a U.S. Department of Transportation identification number. Under the rules issued by the U.S. Department of Transportation, it was expected that the border would have been opened to Mexican motor carriers in 2002. However, in January 2003, in response to a lawsuit filed in May 2002 by a coalition of environmental, consumer and labor groups, the United States Court of Appeals for the Ninth Circuit in San Francisco issued a ruling which held that the rules issued by the U.S. Department of Transportation violated federal environmental laws because the Department of Transportation failed to adequately review the impact on air quality in the United States of rules allowing Mexican carriers to transport beyond the 20-mile commercial zones along the United States-Mexico border. The Court of Appeals ruling required the U.S. Department of Transportation to provide an Environmental Impact Statement of the Mexican truck plan and to certify compliance with the United States Clean Air Act. The U.S. Department of Transportation subsequently requested the United States Supreme Court to review the Court of Appeals ruling and, on December 15, 2003, the United States Supreme Court granted the U.S. Department of Transportation’s request. On June 7, 2004, the United States Supreme Court unanimously overturned the Court of Appeals ruling. There can be no assurance that truck transport between Mexico and the United States will not increase substantially in the future. Any such increase in truck traffic could affect our ability to continue converting traffic to rail from truck transport because it may result in an expansion in the availability, or an improvement in the quality, of the trucking services offered by Mexican carriers.

Government Regulation

Railroad Regulation

The Mexican Railroad Services Law and regulations provide the overall general legal framework for the regulation of railroad services in Mexico. Under the Mexican Railroad Services Law and regulations, a provider of railroad services, such as us, must operate under a concession granted by the SCT. Such a concession may only be granted to a Mexican corporation and may not be transferred or assigned without the approval of the SCT. The law permits foreign investors to hold up to 49.0% of the capital stock of such a corporation, unless a greater percentage of foreign investment is authorized by the Mexican Foreign Investment Commission. On October 5, 2004, KCS was notified by the Mexican Foreign Investment Commission of its approval of KCS’s acquisition of our indirect controlling owner. We are also subject to the Ley General de Bienes Nacionales (the General Law on National Assets), which regulates all assets that fall within the public domain and by various other laws and regulations.

The SCT is principally responsible for regulating railroad services in Mexico. The SCT has broad powers to monitor our compliance with the Concession and it can require us to supply it with any technical, administrative and financial information it requests. We must comply with the investment commitments established in our business plan, which forms an integral part of the Concession, and must update the plan every five years. The SCT treats our business plans confidentially. The SCT monitors our compliance with efficiency and safety standards as set forth in the Concession. The SCT reviews, and may amend, these standards every five years.

The Mexican Railroad Services Law and regulations provide the Mexican government certain rights in its relationship with us under the Concession, including the right to take over our management and our railroad in certain extraordinary cases, such as imminent danger to national security. In the past, the Mexican government has used such a power with respect to other privatized industries, including the telecommunications industry, to ensure continued service during labor disputes.

In addition, under the Concession and the Mexican Railroad Services Law and regulations, the SCT, in consultation with COFECO, under certain circumstances may determine that there is a lack of competition in the railroad industry, in which case the SCT would have the authority to set our rates for rail freight services.

Environmental Regulation

In the operation of a railroad, it is possible that derailments, explosions, or other accidents may occur that could cause harm to the environment or to human life or health. As a result, we may incur costs in the future, which may be material, to address any such harm, including costs relating to the performance of clean-ups, natural resources damages and compensatory or punitive damages for harm to property or individuals.

Our operations are subject to Mexican federal and state laws and regulations relating to the protection of the environment. The primary environmental law in Mexico is the General Law of Ecological Balance and Environmental Protection, or the Ecological Law. The Mexican federal agency in charge of overseeing compliance with and enforcement of the Ecological Law is the Secretaría del Medio Ambiente y Recursos Naturales, Ministry of Environmental Protection and Natural Resources, or Semarnat. The regulations issued under the Ecological Law and technical environmental requirements issued by Semarnat have promulgated standards for, among other things, water discharge, water supply, emissions, noise pollution, hazardous substances and transportation, and handling of hazardous and solid waste. As part of its enforcement powers, Semarnat is empowered to bring administrative and criminal proceedings and impose economic sanctions against companies that violate environmental laws and temporarily, or even permanently, close non-complying facilities. We are also subject to the laws of various jurisdictions and international conferences with respect to the discharge of materials into the environment and to environmental laws and regulations issued by the governments of each of the Mexican states in which our facilities are located. The terms of our Concession from the Mexican government also impose environmental compliance obligations on us. We cannot predict the effect, if any, that unidentified environmental matters or the adoption of additional or more stringent environmental laws and regulations would have on our results of operations, cash flows or financial condition. Failure to comply with any such environmental laws or regulations may result in the termination of our Concession or in fines or penalties that may affect profitability.

Description of Property

Our headquarters, which we lease, are located at Montes Urales 625, Col. Lomas de Chapultepec, C.P. 11000 Mexico, D.F., Mexico. We also own offices located at Av. Manuel L. Barragan 4850 Norte, Colonia Hidalgo, C.P. 64420, Monterrey, Nuevo Leon, Mexico.

Under our Concession from the Mexican government, we have the right to operate approximately 3,100 route miles. In addition, we have trackage rights entitling us to run our trains over 700 miles of track of other Mexican railroads operators, but do not own the land, roadway or associated structures. The Concession requires us to make investments as described in a business plan filed every five years with the Mexican government. We may defer capital expenditures with respect to our five-year business plan with the permission of the SCT. However, should the SCT not grant this permission, our failure to comply with the commitments in our business plan could result in fines and ultimately the Mexican government revoking the Concession. See “Risk Factors — Our Concession is subject to revocation or termination in certain circumstances which would prevent us from operating our railroad and would have a material adverse effect on our business and financial condition.”

Equipment Configuration

We owned or leased units of equipment as follows:

	March 31, 2011		December 31,
			2010		2009		2008
	Leased	Owned	Leased	Owned	Leased	Owned	Leased	Owned
Locomotives	105	265	105	267	105	267	105	352

Rolling Stock:
Box cars	1,285	178	1,293	178	1,327	178	1,689	539
Gondolas	2,238	1,506	2,238	1,506	2,261	1,698	2,565	1,686
Hoppers	1,503	328	1,503	328	1,564	331	1,972	316
Flat cars (intermodal and other)	108	438	108	438	311	436	308	414
Auto racks	1,541	—	1,541	—	1,548	—	1,555	—
Tank cars	692	—	681	—	501	—	500	17
Other	—	—	—	—	—	48	—	54

Total	7,367	2,450	7,364	2,450	7,512	2,691	8,589	3,026

	March 31, 2011	December 31,
Average Age (in years):		2010	2009	2008
Road locomotives	13.2	12.9	11.9	12.7
All locomotives	18.2	17.9	16.9	16.4

Property and Facilities

We operate numerous facilities, including terminals for intermodal and other freight, rail yards for train-building, switching, storage-in-transit (the temporary storage of customer goods in rail cars prior to shipment) and other activities; offices to administer and manage operations; dispatch centers to direct traffic on the rail network; crew quarters to house train crews along the rail line; and shops and other facilities for fueling, maintenance, and repair of locomotives and maintenance of freight cars and other equipment.

Improvements, Maintenance and Repair

As of March 31, 2011, Alstom performed locomotive maintenance, and General Electric Company performed locomotive maintenance and overhauls for us at its facilities under various maintenance agreements covering both owned and leased locomotives. The freight cars’ maintenance is provided by Progress Rail Services de México, S.A. de C.V. at our main facilities covering both owned and leased freight cars. In addition, Alstom performs track maintenance on certain of our track structures.

Our maintenance-of-way personnel coordinate the maintenance of our track, hiring third parties primarily to perform roadway repairs and track laying and surfacing. We may also purchase other maintenance-of-way services from time to time, including when we lack in-house expertise to perform services or when the nature or location of the required maintenance work makes the hiring of third parties a cost-effective alternative to utilizing our personnel to perform such maintenance.

Our capital improvements program is described in more detail under the caption “Risk Factors,” in the discussion of “Failure to make capital expenditures could result in the revocation of our Concession and adversely affect our financial condition,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Insurance

Our present insurance program coverage insures against accidents related to risks involved in the conduct of our business, and is consistent with industry practice and the requirements of our Concession and the Mexican Railroad Services Law and Regulations and its by-laws and regulations. Our insurance policies also provide for “per-accident” amounts which vary depending upon the nature of the risks insured against. Our policies are renewable on an annual basis; the current policy covers the period from October 1, 2010 through September 30, 2011. The Mexican Railroad Services Law and Regulations provide that, if we receive insurance proceeds in respect of any damage to our rail lines, those proceeds shall be applied to the repair or remediation of such damages.

Employees and Labor Relations

Our union employees are covered by one labor agreement, which was signed on June 23, 1997, between us and the Sindicato de Trabajadores Ferrocarrileros de la República Mexicana (Mexican Railroad Union), for the purpose of regulating the relationship between the parties and improving conditions for the union employees. Approximately 80% of our employees are covered by this labor agreement. The compensation terms under this labor agreement are subject to renegotiation on an annual basis and all other terms are subject to negotiation every two years. Compensation terms covering the period from July 1, 2010 through June 30, 2011, and the retirement benefit were finalized during the third quarter of 2010. The union labor negotiation with the Mexican Railroad Union has not historically resulted in any strike, boycott, or other disruption in our business operations.

Other Litigation

Settlement Agreement. On February 9, 2010, (i) we and (ii) Ferromex, Ferrosur, Minera México, S.A. de C.V., Infraestructura y Transportes Ferroviarios, S.A. de C.V., Infraestructura y Transportes México, S.A. de C.V., Líneas Ferroviarias de México, S.A. de C.V., Grupo Ferroviario Mexicano, S.A. de C.V., and Grupo México, S.A.B. de C.V. (jointly, the “Ferromex Parties”) entered into a Settlement Agreement (the “Settlement Agreement”).

Pursuant to the Settlement Agreement, the parties agreed to completely, definitively and irrevocably terminate (i) certain disputes, procedures and controversies among us and the Ferromex Parties, in connection with the merger between Ferromex and Ferrosur, including our involvement in such procedures as an interested party; and (ii) the lawsuit filed against us and the Mexican Government in connection with several disputes, procedures and controversies before judicial authorities with respect to the acquisition of the shares of Ferrocarril del Noreste, S.A. de C.V. (now KCSM) by Grupo Transportación Ferroviaria Mexicana, S.A. de C.V., in 1997 (the “Settlement Procedures”). The parties waived their rights to any future actions derived from or related to the Settlement Procedures.

Under the Settlement Agreement, Ferrosur agreed to grant us certain trackage and switching rights within Veracruz, México, and switching rights in the Puebla-Tlaxcala zone. In a related agreement, the parties further agreed to amend the FTVM by-laws to, among other changes, grant certain veto and voting rights to us at the shareholders’ and the board of directors’ levels.

In November 2005, Ferromex acquired control of and merged with Ferrosur creating Mexico’s largest railway, though such merger had been previously rejected by COFECO. The Settlement Agreement provided that if COFECO did not authorize the merger of Ferromex and Ferrosur, the Settlement Agreement would be terminated twelve months after the relevant resolution of the Governmental Authority is issued or when the unwinding is effective, whichever is later. On March 25, 2011, this contingency was removed when the Collegiate Circuit Federal Court dismissed an appeal by the COFECO and the merger between Ferromex and Ferrosur became final.

Certain Disputes with Ferromex. We and Ferromex use certain trackage rights, haulage rights, and interline services (the “Services”) provided by each other. The rates to be charged for these Services after January 1, 2009, were agreed to pursuant to the Trackage Rights Agreement, dated February 9, 2010 (the “Trackage Rights Agreement”), between us and Ferromex. The rates payable for these Services for the period beginning in 1998 through December 31, 2008 are still not resolved. If an agreement with Ferromex for rates applicable for Services or the periods prior to January 1, 2009 is not reached, the SCT is entitled to set the rates in accordance with Mexican law and regulations. We and Ferromex both initiated administrative proceedings seeking a determination by the SCT of the rates to be paid in connection with the Services. The SCT issued rulings in 2002 and 2008 setting the rates for the Services and both we and Ferromex challenged these rulings.

In addition, we are currently involved in judicial, civil and administrative proceedings and negotiations with Ferromex regarding the rates payable for the Services for the periods prior to January 1, 2009. Although we and Ferromex have challenged these matters based on different grounds and these cases continue to evolve, management believes the amounts recorded related to these matters are adequate.

While the outcome of these matters cannot be predicted with certainty, we do not believe, when finally resolved, that these disputes will have a material effect on our results of operations or financial condition. However, an unexpected adverse resolution could have a material effect on the results of operations in particular quarter or fiscal year.

SCT Sanction Proceedings. In April 2006, the SCT initiated proceedings against us, claiming that we had failed to make certain minimum capital investments projected for 2004 and 2005 under our five-year business plan filed with the SCT prior to our April 2005 acquisition by KCS (collectively, the “Capital Investment Proceedings”). We responded to the SCT by providing evidence in support of our investments and explaining why we believe sanctions were not appropriate. On March 24, 2011, we received a final decision from the Tax and Administration Court that the sanctions were null and void.

On July 23, 2008, the SCT delivered notice to us of proceedings against us, claiming, among other things, that we refused to grant Ferromex access to certain trackage over which Ferromex alleges it has trackage rights on six different occasions and, thus denied Ferromex the ability to provide service to a Mexican subsidiary of a large United States Auto Manufacturer at this location. On August 13, 2008, we filed a response to the SCT. On July 15, 2010, the SCT resolved to consolidate these six sanctioning proceedings into a single proceeding, determining that the actions that motivated the underlying claims constitute a single occasion. On August 19, 2010 Ferromex filed an appeal, which we consider to be without merit, challenging the consolidation. Management believes that even if we were to be found liable, a single sanction would be imposed and could be challenged in the Administrative and Fiscal Federal Court. The consolidation of the six proceedings into a single sanction makes it more likely that any unfavorable resolution will not have a material impact on our results of operations. However, if we are ultimately sanctioned by the SCT for “generic” sanctions on five occasions over the term of the Concession, we could be subject to possible future SCT action seeking revocation of the Concession.

Contractual Agreements. In the normal course of business, we enter into various contractual agreements related to commercial arrangements and the use of other railroads’ or governmental entities’ infrastructure needed for the operations of the business. We are involved or may become involved in certain disputes involving transportation rates, product loss or damage, charges, and interpretations related to these agreements. While the outcome of these matters cannot be predicted with certainty, we do not believe, when finally resolved, that these disputes will have a material effect on our results of operations or financial condition. However, an unexpected adverse resolution could have a material effect on the results of operations in a particular quarter or fiscal year.

Credit Risk. We continually monitor risks related to the economy changes and certain customer receivable concentrations. Significant changes in customer concentration or payment terms, deterioration of customer credit-worthiness or further weakening in economic trends could have a significant impact on the collectability of our receivables and operating results. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. We have recorded provisions for uncollectability based on our best estimate at March 31, 2011.

Income Tax. Tax returns filed by us from 2004 through the current year remain open to examination by the taxing authorities. The 2004 and 2005 tax returns are currently under examination. We believe that no provision is required as we expect to resolve these audits without adjustment. However, an unexpected adverse resolution could have a material effect on the results of operations in a particular quarter or fiscal year.

MANAGEMENT

Board of Directors of KCSM

Our estatutos sociales (Bylaws) provide that our Board of Directors shall consist of a minimum of three directors and three alternates and a maximum of seven directors and seven alternates. Our Board of Directors is responsible for the management of KCSM.

Our current members of the Board of Directors are as follows:

Name	Year of Appointment	Position Held	Age
Michael R. Haverty	1997	Chairman of the Board	66
David L. Starling	2009	Vice President of the Board	61
David R. Ebbrecht	2009	Director	45
Patrick J. Ottensmeyer	2006	Director	54

The current alternate directors of KCSM are Brian P. Banks, John E. Derry, Carl Harrison and Edward Scott.

Michael R. Haverty was elected as Director in 1997 and as Chairman of the Board of Directors in 2005. On August 1, 2010, Mr. Haverty was appointed Executive Chairman of KCS. Since 1995, he has served as a Director of KCS and served as a President and Chief Executive Officer of KCS. Mr. Haverty is also Chairman of the Executive Committee of KCSM. Mr. Haverty has served as a Director of The Panama Canal Railway Company (“PCRC”), an affiliate of KCS, since 1996 and as Co-Chairman of the Board of Directors of that company since 1999. Mr. Haverty served as Chairman and Chief Executive Officer of Haverty Corporation from 1993 to 1995, acted as an independent executive transportation adviser from 1991 to 1993, and served as President and Chief Operating Officer of the Atchison, Topeka and Santa Fe Railway Company from 1989 to 1991.

Mr. Haverty has led KCS’s rail operations since 1995. He came to KCS with extensive executive experience in the management of rail operations. Mr. Haverty also has strong experience in corporate finance, managing capital intensive organizations, international business, government and international relations, relations with the Mexican government and strategic planning.

David L. Starling was elected as a Director in 2009. In August 2010, Mr. Starling was appointed President and Chief Executive Officer of KCS. Mr. Starling served as President and Chief Operating Officer of KCS from July 1, 2008 to July 31, 2010. Mr. Starling has served as Vice Chairman of the Board of Directors of PCRC, an affiliate of KCS, since July 2008. Prior to joining KCS, Mr. Starling served as President and Director General of PCRC from 1999 through June 2008. From 1988 through 1999, Mr. Starling served in various leadership positions for American President Lines including most recently Vice President Central Asia responsible for China, Taiwan.

Mr. Starling has extensive executive experience in the North American rail industry and in intermodal and global shipping logistics. Mr. Starling has significant rail operations leadership experience developed in his job as President and Director General of PCRC, where he supervised the reconstruction and subsequent operation of the company.

David R. Ebbrecht was elected as a Director in September 2009. Mr. Ebbrecht was appointed Executive Vice President — Operations of KCS in March 2011. Mr. Ebbrecht served as Senior Vice President — Operations of KCS from August 2009 until recently being appointed to his current position. Mr. Ebbrecht has been in a variety of operating positions with KCS since 2001 include the following: General Director System Transportation Center, General Superintendent Network Operations, AVP International Material Logistics, AVP International Business Development, and AVP Network Operations. Prior to joining KCS in 2001, Mr. Ebbrecht served at CSX Transportation where he was a Director of Train Operations/Division Superintendent, District Superintendent, and Locomotive Maintenance Plant Manager.

Mr. Ebbrecht has extensive leadership experience in rail operations and broad familiarity with rail operations in Mexico. He is also experienced in international logistics and business development.

Patrick J. Ottensmeyer was elected as Director in 2006. Mr. Ottensmeyer has served as Executive Vice President Sales and Marketing of KCS since October 2008. Mr. Ottensmeyer joined KCS in May 2006 as Executive Vice President and Chief Financial Officer of KCS and as our Chief Financial Officer. Prior to joining KCS, Mr. Ottensmeyer served as Chief Financial Officer of

Intranasal Therapeutics, Inc., from 2001 to May 2006. From 2000 to 2001, he served as Corporate Vice President Finance and Treasurer of Dade-Behring Holdings, Inc. From 1993 to 1999, Mr. Ottensmeyer served as Vice President Finance and Treasurer at Burlington Northern Santa Fe Corporation, BNSF Railway and their predecessor companies.

Mr. Ottensmeyer has significant business experience and knowledge of the financial and marketing aspects of the rail industry. He is also very experienced with cross-border rail operations.

On November 21, 2007, the shareholders elected our directors for an indefinite term. Under Mexican law, they will remain in place until new directors are elected at a subsequent shareholders’ meeting.

Executive Officers of KCSM

Our executive officers serve at the discretion of our Board of Directors. Our current executive officers and their titles are as follows:

Name	Year of Appointment	Position Held	Age
José Guillermo Zozaya Delano	2006	President and Executive Representative	59
Michael W. Upchurch	2008	Chief Financial Officer	50
Mary K. Stadler	2009	Chief Accounting Officer	52
Guillermo Ernesto Palacios Chávez	2006	Labor Relations Director	54
Oscar Augusto Del Cueto Cuevas	2009	Senior Vice President — Operations	45
William J. Wochner	2007	General Counsel	63
David W. Eaton	2005	Senior Vice President — Sales and Marketing	43

José Guillermo Zozaya Delano, President and Executive Representative, has been serving us since April 20, 2006. Mr. Zozaya has 35 years of experience in law and government relations, most recently as the legal and government relations director for ExxonMobil México, S.A. de C.V., where he spent the last nine years. He has extensive experience in mergers and acquisitions, contracts and assisting multinational organizations develop their business through government relations.

Michael W. Upchurch, Chief Financial Officer, was appointed our Chief Financial Officer on October 16, 2008. Mr. Upchurch has served as Executive Vice President and Chief Financial Officer of KCS since October 2008. Mr. Upchurch joined The Kansas City Southern Railway Company in March 2008 as Senior Vice President Purchasing and Financial Management. Prior to joining KCS, Mr. Upchurch served as Senior Vice President Finance of Red Development LLC, from December 2007 through February 2008. From September 2006 through December 2007, Mr. Upchurch worked as an independent consultant providing financial consulting services. From 1990 through September 2006, Mr. Upchurch served in various senior financial leadership positions at Sprint Nextel Corporation and its predecessor, Sprint Corporation, including Senior Vice President Financial Operations, Senior Vice President Finance Sprint Business Solutions and Senior Vice President Finance Long Distance Division.

Mary K. Stadler, Chief Accounting Officer, was appointed Chief Accounting Officer on March 2, 2009, and acts as our principal accounting officer. Ms. Stadler has served as Senior Vice President and Chief Accounting Officer of KCS since March 2009. From April 1990 through August 2008, Ms. Stadler served in various finance leadership positions at Sprint Nextel Corporation and its predecessor, Sprint Corporation, including Vice President — Finance Operations and most recently served as its Vice President — Assistant Controller.

Guillermo Ernesto Palacios Chavez, Labor Relations Director, joined us in June 1997. Mr. Palacios was promoted to Labor Relations Director in April 2005. He worked for Ferrocarriles Nacionales de México, S.A. de C.V. from 1993 to 1997, and participated in the opening of the private investment of the Mexican railroad system and the segmentation and forming of the companies that would receive the corresponding Concessions from the Federal Government.

Oscar Augusto Del Cueto Cuevas, Senior Vice President — Operations, Mr del Cueto was appointed Senior Vice President — Operations in March 2011. Mr. Del Cueto served as our Vice President— Operations from August 2009 to March 2010 and Vice President — Transportation from October 2007 to August 2009. Before his appointment, Mr. Del Cueto occupied several positions within KCSM. Mr. Del Cueto has over 19 years of railroad expertise. Prior to joining us, Mr. Del Cueto worked for Ferrocarriles Nacionales de Mexico, S.A. de C.V. from 1990 to 1997. He participated in a railway management program at Michigan University and he also holds a communication degree from a Mexican University.

William J. Wochner, General Counsel, was appointed as our General Counsel in May 2007. Mr. Wochner has served as Senior Vice President and Chief Legal Officer of KCS and KCSR since February 2007. Mr. Wochner served as Vice President and Interim General Counsel of KCS and KCSR from December 2006 to January 2007. From September 2006 to December 2006, Mr. Wochner served as Vice President and Associate General Counsel of KCS and KCSR. From March 2005 to September 2006, Mr. Wochner served as Vice President, Sales and Marketing/Contracts for KCSR. From February 1993 to March 2005, Mr. Wochner served as Vice President and General Solicitor of KCSR.

David W. Eaton, Senior Vice President — Sales and Marketing, was appointed Senior Vice President — Sales and Marketing on November 1, 2009. Mr. Eaton joined us in August 2005, as Vice President for Corporate Affairs, and in March 2008 he was appointed Vice President for Corporate Affairs and Right of Way Protection. Mr. Eaton is a member of the Board of Directors of the American Chamber of Commerce-Monterrey division and Chairman of the AmCham International Trade Committee. Mr. Eaton is a graduate of the University of Arizona College of Law and holds a masters degree in commercial law from the Instituto Tecnológico y de Estudios Superiores de Monterrey. Before joining us, Mr. Eaton was the managing partner of Monterrey Business Consultants and a tenured professor of international business at the Instituto Tecnológico y de Estudios Superiores de Monterrey.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The Compensation and Organization Committee (the “KCS Compensation Committee”) of our ultimate parent, KCS, is responsible for establishing our executive compensation policies and overseeing our executive compensation practices. The KCS Compensation Committee is comprised solely of directors who do not serve as executive officers of KCS or any of its subsidiaries, who we refer to as “Non-Management Directors” of KCS, each of whom meets the independence requirements of the New York Stock Exchange (“NYSE”), qualifies as an outside director under Section 162(m) of the Internal Revenue Code of 1986, as amended, and is considered a non-employee director under Rule 16b-3 under the Exchange Act. The KCS Compensation Committee works with the human resources department of KCSM to implement the executive compensation policies and comply with Mexican labor law and custom.

All members of the KCSM Board of Directors and our Chief Financial Officer are compensated by our affiliate, KCSR. Except for David R. Ebbrecht, disclosure of these individuals’ compensation may be reviewed in KCS’s 2011 Proxy Statement filed with the SEC on March 30, 2011. No officer or director of KCS or KCSR received additional compensation for his or her service as a director or officer of KCSM. No additional information relating to our directors’ or our Chief Financial Officer’s compensation is disclosed in this prospectus.

The creation of KCS stockholder value is the most important responsibility of our Board of Directors and executive officers. The KCS Compensation Committee believes our compensation practices and programs are appropriately designed to motivate our executives to meet this goal and to hold them accountable for all aspects of our performance, with the ultimate objective of promoting long-term KCS stockholder value and enhancing the strength of KCS and its subsidiaries in the North American surface transportation industry.

Philosophy

We compensate our executive officers in accordance with an executive compensation philosophy consisting of the following elements:

Market competitive positioning

•

Base salary — The KCS Compensation Committee seeks to provide competitive levels of fixed compensation that reflect our executives’ respective job scopes and responsibilities. The base salary is intended to provide a regular base income for an executive, commensurate with his or her position and to reward the acquisition of critical skills and competencies. On average, the KCS Compensation Committee seeks to pay executives a base salary that is at about the local country market 50th percentile, subject to incumbent-specific and internal equity/value considerations.

•	Target annual incentive award opportunities — Target annual incentive awards for executives based in Mexico may be above the market median practice in Mexico.

Role of incentive compensation

•

Annual incentives — The purpose of our annual cash incentive awards is to motivate and reward the achievement of predetermined company financial goals that are based on the needs of the business. Annual incentive program awards for Named Executive Officers (as defined elsewhere in this prospectus) are awarded based on achievement of KCS company-wide performance measures that are designed to provide target awards for year-over-year financial improvement.

•

Long-term incentives — Our long-term incentives are designed to encourage executive retention, align the interests of our executives with those of KCS’s stockholders, facilitate executive stock ownership and reward the achievement of long-term financial goals of KCS and its subsidiaries, including KCSM.

Our executive compensation program is intended to achieve the following objectives:

•	Recruitment and retention of highly-qualified executives;

•	Motivate our executives to achieve our operating and strategic goals;

•	Align our executives’ interests with those of KCS’s stockholders by rewarding them based on the creation of KCS stockholder value; and

•	Deliver executive compensation in a responsible and cost-effective manner.

Peer Competitive Market Group

In early 2010, the independent compensation consultant to the KCS Compensation Committee (the “Compensation Consultant”) assisted the KCS Compensation Committee in identifying the primary competitive market for the purpose of enabling the KCS Compensation Committee to perform a benchmarking analysis of executives’ base salaries, annual incentive compensation, and long-term incentive compensation. In connection with this analysis and prior benchmarking analyses, KCS defined its primary United States and Mexico competitive market as transportation and mature, capital-intensive companies with annual revenues of less than $3.5 billion that participate in the Compensation Consultant’s Executive Compensation Database. In 2010, the KCS peer group was comprised of the following companies, all of which had revenues in 2009 between $658 million and $3.5 billion:

• A.O. Smith Corp.	• The GEO Group, Inc.	• National Semiconductor Corp.
• AGL Resources, Inc.	• Hayes Lemmerz International Inc.	• NorthWestern Corporation
• Alexander & Baldwin, Inc.	• Herman Miller Inc.	• Pinnacle West Capital
• Beckman Coulter, Inc.	• HNI Corp.	• PNM Resources Inc.
• Brady Corp.	• IDACORP Inc.	• Portland General Electric Co.
• Carpenter Technology Corp.	• IDEX Corporation	• The Scotts Miracle-Gro Company
• Cephalon Inc.	• JetBlue Airways Corporation	• Southern Union Co.
• Crown Castle International Corp.	• Kaman Industrial Technologies	• Terra Industries Inc.
• Donaldson Co. Inc.	• Kennametal Inc.	• Thomas & Betts Corp.
• DPL Inc.	• Magellan Midstream Partners LP	• The Toro Co.
• Dynegy, Inc.	• Martin Marietta Materials, Inc.	• Tupperware Brands Corp.
• Ferrellgas Partners LP	• Media General Inc.	• UIL Holdings Corp.
• Garmin Ltd.	• MetroPCS Communications Inc.	• UniSource Energy Corp.
• GATX Corp.	• Millipore Corp.	• Warnaco Group, Inc.
	• Mirant Corp.	• Westar Energy Inc.

General industry companies that participate in the Compensation Consultant’s Mexico Compensation Database were used to benchmark base salaries for KCSM executives. General industry information is used instead of industry-specific data because of insufficient transportation industry participants in Mexico. The general industry companies used to benchmark KCSM base salaries consisted of the following companies, all of which had revenues in 2009 between $388 million and $2.2 billion:

• Cemex	• Grupo Alfa	• Pepsico de México
• Coca-Cola Femsa	• Grupo KUO	• Pfizer México, S.A.de C.V.
• Gamesa	• Hewlett Packard (Mexico subsidiary)	• Procter & Gamble (Mexico subsidiary)
• Glaxo SmithKline (Mexico subsidiary)	• IBM de México	• Sabritas
• GRUMA	• Kellogg (Mexico subsidiary)	• Smurfit Carton y Papel de México, S.A. de C.V.
• Maseca

For KCSM executives, base salaries were targeted at about the 50th percentile of the local country market data. Annual and long-term incentive targets for KCSM’s Named Executive Officers are set in the same manner as the target awards for KCSM executives who fall within the same salary grade. Because these target awards are intended to approximate the market 50th percentile of the U.S. market, the target award may be above the market median practice in Mexico. The KCS Compensation Committee has not identified a targeted market position for perquisites or benefits for KCSM’s executive officers. However, as described in more detail below, we provide perquisites to the KCSM officers, including the “Named Executive Officers,” defined below, consistent with applicable law and general practice in Mexico. The targeted total direct compensation levels for our executives are, generally, at the 50th percentile of observed local country market practices as determined by compensation surveys. Please see the “Compensation Committee Review of our Executive Compensation Program” for disclosure regarding where actual payments fall within targeted compensation levels.

Compensation Determination and Implementation

The KCS Compensation Committee uses benchmarking analyses of our peer companies, internal pay equity analyses and other tools in setting the compensation of senior management on an annual basis to confirm that the compensation packages for KCS’s executives, including KCSM’s Named Executive Officers are in line with the compensation philosophy adopted by the KCS Compensation Committee.

Pay packages for the top executives are recommended by the Chairman and Vice Chairman of our Board of Directors to the KCS Compensation Committee early each year. Our President and Executive Representative is not involved in setting the compensation of our Named Executive Officers. Our Chairman, Vice Chairman and the KCS Compensation Committee, with the advice of the Compensation Consultant, consider competitive market data on salaries, target annual incentives and long-term incentives, as well as internal equity and each executive’s individual responsibility, salary grade, experience, and overall performance. The KCS Compensation Committee reserves the right to exercise discretion to increase or decrease compensation taking into account such factors as a material change in an executive’s responsibilities. The amount of compensation realized or potentially realizable by our executives does not directly impact the level at which future pay opportunities are set or the programs in which they participate.

The targeted total direct compensation levels for our executives are, generally, at the 50th percentile of observed local country market practices as determined by compensation surveys. Please see the “Compensation Committee Review of our Executive Compensation Program” for disclosure regarding where actual payments fall within targeted compensation levels.

Elements Of Compensation

The primary elements of our 2010 executive officer compensation package are described below.

Compensation Element	Purpose	Characteristic
Base Salary	To provide a fixed element of pay for an individual’s primary duties and responsibilities.	Base salaries are reviewed annually and are set based on competitiveness versus the external local country market, and internal equity considerations.
Annual Incentive	To encourage and reward the achievement of specified financial goals on an annual basis.	Performance-based cash award opportunity; amount earned is based on actual results relative to pre-determined goals.
Statutory Profit Sharing	To reward the achievement of positive statutory income, calculated in accordance with Mexican law.	Statutorily required cash award opportunity.
Long-Term Incentives
Restricted Stock	To align the executives’ interests with those of KCS investors (via creation of stockholder value), to encourage KCS stock ownership, and to provide an incentive for retention.	Service-based long-term incentive opportunity; award value depends on KCS share price.
Stock Options	To facilitate the attraction and KCS stockholder alignment of new hires and promoted executives and to provide a retention incentive for other executives.	Performance based long-term incentive opportunity; amounts realized are dependent upon share price appreciation.
Perquisites	To provide perquisites to KCSM’s executives as required by Mexican law or provided by companies against which we compete.	Consistent with perquisite practices in the United States or Mexico generally, as the executive is classified. In Mexico, we provide the following perquisites: (1) annual Christmas bonus, (2) vacation and vacation premium payments, (3) food stipend, (4) automotive allocation or leased company car, (5) gasoline coupons, (6) 100% of the executive’s share of social security fees, (7) a limited reimbursement of expenses for financial planning services in accordance with the KCS Financial Planning Reimbursement Policy, (8) educational assistance and (9) personal security for Mr. Zozaya and his family.

Compensation Element	Purpose	Characteristic
Benefits	To provide for basic life and disability insurance, medical coverage, and retirement income.	KCSM provides a basic amount of group life insurance coverage and matches executives’ contributions into a savings fund up to certain legal limits.
Change in Control
Benefits

To provide stability during a change in control by encouraging executives to cooperate with and achieve a change in control approved by the Board, without being distracted by the possibility of termination of employment or demotion after the change in control.

KCSM has agreed to pay cash severance in the event of a termination under certain defined circumstances following a change in control to its President and Executive Representative.
Severance
Compensation	To assist the Company in attracting and retaining key executive officers.	In addition to severance benefits required by Mexico law, KCSM has contractually agreed to pay its President and Executive Representative one year’s base salary following an involuntary termination of employment.

Details regarding these elements, as well as other components and considerations of our executive compensation strategy, are set forth below.

Base Salary

Our President and Executive Representative and the other KCSM officers for whom compensation information is provided in the Management Compensation Tables in this prospectus (referred to herein as “Named Executive Officers”) are paid a base salary to provide a basic level of regular income for services rendered during the year. The KCS Compensation Committee, taking into account recommendations from the Chairman and Vice Chairman of our Board of Directors, and advice from the Compensation Consultant, determines the level of base salaries and annual adjustments, if any, for the Named Executive Officers and other senior executives for whom the KCS Compensation Committee has responsibility. Although the KCS Compensation Committee generally targets the 50th percentile of the peer group for the relevant country in setting base salary levels, actual executive salaries may vary from this targeted 50th percentile positioning as the KCS Compensation Committee considers each Named Executive Officer’s level of responsibility, experience and our performance, as well as a Named Executive Officer’s individual performance. The KCS Compensation Committee exercises subjective judgment and varies the weightings of these factors with respect to each Named Executive Officer. In March 2010, the KCS Compensation Committee approved salary increases for all members of KCSM’s management team, including the Named Executive Officers. Each Named Executive Officer received a 3.75% base salary increase in accordance with market median salary increases in Mexico.

Annual Incentive Awards

In February 2010, the KCS Compensation Committee approved the 2010 Annual Incentive Plan (the “2010 AIP”) model for our Named Executive Officers. The KCS Compensation Committee was satisfied that the 2009 Annual Incentive Plan that it implemented achieved its objectives and that the 2010 AIP should be modeled in a similar fashion. In order for there to be any payout to our Named Executive Officers under the 2010 AIP, KCS was required to generate positive unadjusted free cash flow on a consolidated basis and to achieve a consolidated operating ratio of 78.8% or better based on its internal 2010 financial performance plan. Unadjusted free cash flow is defined as cash flow from operations, less cash used for capital expenditures and other investment activities (including capital expenditures), less dividends paid. Consolidated operating ratio is defined as the Company’s consolidated operating expenses divided by the Company’s consolidated revenues. The KCS Compensation Committee required the generation of positive unadjusted free cash flow on a consolidated basis in order to reward management to the extent it achieved a commitment made to KCS’s stockholders to operate KCS with positive free cash flow. The KCS Compensation Committee used the consolidated operating ratio as the other performance metric given that it is a well-established performance measure used by railroads to measure their efficiency and also is easily communicated to and understood by employees.

Each Named Executive Officer was assigned incentive targets at the threshold, target and maximum incentive performance levels that were a percentage of the Named Executive Officer’s 2010 base salary, as follows:

	Percentage of Base Salary
Named Executive Officer	Threshold Performance Level	Target Performance Level	Maximum Performance Level
Mr. Zozaya	30%	60%	120%
Mr. Eaton	17.5%	35%	70%
Mr. del Cueto	17.5%	35%	70%
Mr. Polack(a)	15%	30%	60%

(a)	Mr. Polack resigned his employment with KCSM effective April 30, 2011.

The target percentage assigned for each performance level depended on the executive’s salary grade and was set such that the amount of the potential payment would maintain the Named Executive Officer’s target total direct compensation at the approximate market 50th percentile level of our benchmark peer group.

Following are the 2010 operating ratio incentive targets, as well as the percentage payout of the executive’s total incentive target, for these metrics:

Performance Level	Consolidated Operating Ratio	Percentage Payout at Total Incentive Target
Threshold	78.8%	50%
Target	77.8%	100%
Maximum	76.8%	200%

For the year ended December 31, 2010, KCS had positive free cash flow and a consolidated operating ratio of 73.2%. As a result of this, the Named Executive Officers each earned a 2010 AIP payment at the maximum performance level. The amount of each Named Executive Officer’s 2010 AIP payment is included in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.

Each year, the KCS Compensation Committee will determine whether an annual incentive program will be adopted for that year and will establish participation, award opportunities and corresponding performance measures and goals, considering general market practices and its own subjective assessment of the effectiveness of such program in meeting its goals of motivating and rewarding our executives.

Statutory Profit Sharing

Our Named Executive Officers (other than Mr. Zozaya) may be eligible to receive a statutory profit sharing (“PTU”) payment under Mexican law. The KCSM company-wide PTU payment is calculated as 10% of pre-tax income as modified by Mexican law. The maximum PTU payment that may be paid to any of our Named Executive Officers is equal to the maximum individual PTU payment made to our union employees. Currently, to the extent that a Named Executive Officer is eligible to receive a PTU payment and an Annual Incentive Plan (“AIP”) payment in the same year, the AIP payment amount is reduced by the amount of the PTU payment paid to such officer so that the Named Executive Officer receives the greater amount of PTU for which the officer is eligible or the amount of AIP for which the officer is eligible. The amount of each Named Executive Officer’s PTU payment for 2010 is included in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.

Long-Term Incentives

2008 Stock Option and Performance Award Plan (the “2008 Plan”). The purpose of the 2008 Plan is to allow employees, directors and consultants of KCS and its affiliates, including KCSM, to acquire or increase equity ownership in KCS. These grants are intended to directly align the interests of such employees, directors and consultants with those of KCS’s stockholders, to give such executives and directors a strong incentive to maximize stockholder returns on a long-term basis and to aid in our recruitment and retention of key talent necessary to ensure our continued success. The 2008 Plan provides for the award of KCS stock options (including incentive stock options), KCS restricted shares, KCS restricted share units, KCS bonus shares, KCS stock appreciation rights (“SARs”), KCS limited stock appreciation rights (“LSARs”), KCS performance units and/or KCS performance shares to officers, directors and employees. Awards under the 2008 Plan are made at the discretion of the KCS Compensation Committee, which is empowered to determine the terms and conditions of each award. Specific awards may be granted singly or in combination with other awards. The 2008 Plan was approved by the stockholders of the KCS on October 7, 2008 and replaced the 1991 Amended and Restated Stock Option and Performance Award Plan (the “1991 Plan”), which ceased being used on October 14, 2008 with respect to the issuance of new awards. The purpose of the 1991 Plan and the types of awards provided for in the 1991 Plan were generally the same as the 2008 Plan. Awards granted under the 1991 Plan continue to be governed by that plan and their respective award agreements until vesting or expiration. The stock options and restricted share awards described in the Summary Compensation Table were awarded under the 2008 Plan.

The KCS Compensation Committee does not time stock option grants or other equity awards to our executives with the release of material non-public information relating to KCS, KCSM or any other subsidiary of KCS. Further, the KCS Compensation Committee does not grant KCS stock options at a discounted exercise price.

2010 Executive Long-Term Incentive Program

During 2009, the KCS Compensation Committee and management began to develop a new long-term incentive plan (the “2010 LTI Program”) to replace the 2007-2009 Long-Term Incentive Program following its expiration in early 2010. The Compensation Consultant was engaged to assist in the process, including performing interviews with each member of the KCS Compensation Committee and with members of KCS senior management, to help the KCS Compensation Committee develop guiding principles, and to provide input and design alternatives for the KCS Compensation Committee’s consideration.

Following discussions with KCS Compensation Committee members and KCS management, several guiding principles were outlined to help guide the development of the 2010 LTI Program. Specifically, the KCS Compensation Committee concluded that the 2010 LTI Program should:

•	Motivate sustained improvement in our operating performance;

•	Support execution of KCS’s long-term business strategy;

•	Provide a balanced program based on performance, share price leverage and employee retention;

•	Maintain flexibility to dovetail with our other talent management tools of KCS;

•	Maintain KCS’s external competitiveness; and

•	Be simple and transparent.

Consistent with these principles, KCS articulated a desire to focus the 2010 LTI Program on retention and performance-based upside potential. Management of KCS suggested that the 2010 LTI Program should be a single year equity grant with a return to multi-year performance based grants in 2011. This single-year grant better reflected the volatile economic climate and the difficultly of determining long-term strategic goals with any level of certainty. The KCS Compensation Committee took each of these recommendations under advisement and agreed with the logic and conclusions of management.

On March 1, 2010, the KCS Compensation Committee approved the 2010 LTI Program, which was comprised of a one-time grant of KCS non-qualified stock options (50%) and KCS restricted stock (50%). Each of the KCS stock option awards and the KCS restricted stock awards was designed to become fully-vested at the end of the three-year period following the grant date of March 1, 2010, generally subject to the holder’s continuous employment through the vesting date.

To provide a further incentive to management to increase KCS’s stock price and return to its stockholders, the KCS Compensation Committee included a vesting accelerator for each type of award, stipulating that the KCS option awards would become exercisable early, and the KCS restricted stock awards would vest early, in three tranches for each 10% compounded increase in the closing market price of KCS common stock over the closing market price of its common stock on the grant date of the awards. In order to vest early, the closing market price of KCS common stock was required to remain at the increased level for 30 consecutive trading days. The KCS option exercise price was the “fair market value” of KCS common stock as defined in the 2008 Plan, which was the closing market price of the stock as reported by the New York Stock Exchange on the date of grant, which on March 1, 2010 was $35.41 per share. Based on this price, the awards would vest early as follows:

Portion of Stock Options That Become Cumulatively Exercisable and Restricted Stock That Becomes Cumulatively Vested	Target Share Price Goal - 30 Consecutive Trading Days
1/3 of Total Options/Shares Awarded	$38.95
1/3 of Total Options/Shares Awarded	$42.85
1/3 of Total Options/Shares Awarded	$47.14

The following awards were granted to our Named Executive Officers under the 2010 LTI Program:

Name	Number of Non-Qualified Stock Options Granted Under the 2010 LTI Program	Number of Shares of Restricted Stock Granted Under the 2010 LTI Program
José Guillermo Zozaya Delano	13,700	6,500
David Weiler Eaton	2,000	1,000
Oscar Augusto del Cueto Cuevas	2,000	1,000
Cesar Alfredo Polack Belaunde	1,050	500

Each tranche of the 2010 LTI Program vested early as a result of satisfying the early vesting requirements described above. The first tranche vested on November 18, 2010, the second tranche vested on December 7, 2010 and the third tranche vested on January 6, 2011.

Perquisites

Consistent with applicable law and perquisite practices in Mexico generally, KCS provides the following perquisites to its Named Executive Officers: (1) annual Christmas bonus equal to 30 days of wages or salary (Mexican law requires an annual Christmas bonus equal to at least 15 days of wages or salary), (2) vacation and vacation premium payments of 50% (Mexican law requires a vacation premium of at least 25%), (3) food stipend (up to a maximum of 1,747 Mexican pesos per month under Mexican law), (4) automotive allocations or use of a leased company car (and maintenance for the leased car), (5) gasoline coupons and (6) 100% payment of the employee’s social security fees. KCS also provides a limited reimbursement of expenses for financial planning services to the Named Executive Officers in accordance with the KCS Financial Planning Reimbursement Policy and from time to time will reimburse executives for reasonable educational expenses for an approved business related course of study. The annual Christmas bonus is a payment in the amount equal to one month’s salary, prorated based on time with the Company. Executives based in Mexico have a number of vacation days as set forth in their respective employment agreements and a corresponding vacation premium equal to 50% of their earned vacation days, generally paid on or around their annual anniversary date, in accordance with KCSM’s payroll policy.

In 2010, Mr. Zozaya was provided with a leased vehicle for a portion of the year and used a personal vehicle purchased later in the year using funds provided by KCSM in the form of a vehicle bonus to fund a portion of the purchase price of the vehicle. Mr. Zozaya no longer uses a vehicle leased by KCSM, but may do so in a future year. KCSM also provides Mr. Zozaya and his family with personal security given his position as the lead executive officer of the Company.

The KCS Compensation Committee believes these perquisites are conservative, but reasonable and consistent with KCS’s overall compensation program, industry practice and applicable law, and better enable KCSM to attract and retain high-performing employees for key positions. The KCS Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to our Named Executive Officers. The KCS Compensation Committee does not plan to materially increase the perquisites currently provided, subject to requirements under Mexican law.

Benefits

KCSM provides certain benefit programs that are designed to be competitive within the marketplace from which it recruits its employees. The majority of employee benefits provided to KCSM’s Named Executive Officers are offered through broad-based plans available to KCSM management employees generally.

We provide accident, medical and life insurance for our executives based in Mexico. Each of our Named Executive Officers may contribute to a savings fund up to 13% of his base salary up to Ps. 2,271 monthly, the legal maximum. KCSM makes a matching contribution to each such Named Executive Officer’s savings fund. In addition, KCSM is required under Mexican law to make certain severance payments to any employee (including a Named Executive Officer) who is terminated without cause.

Executive Stock Ownership Guidelines

In 2006, the KCS Compensation Committee implemented stock ownership guidelines for our Named Executive Officers and other members of senior management, imposing threshold KCS common stock ownership requirements. Under these guidelines, a fixed share approach is used, with the number of shares required for each executive determined by salary grade. The ownership requirement for each salary grade was calculated in 2006, in two steps:

•	First, a dollar value was calculated by multiplying a factor (ranging from 1 to 5) by the salary grade midpoint.

•

Second, this dollar amount was divided by the one-year average daily closing stock price (at the time the guidelines were established) to determine a “fixed” number of shares to serve as the ownership guideline going forward.

The employee stock ownership guidelines for the Named Executive Officers are as follows:

	Number of KCS Shares Required	Value of KCS Shares Required(a)
José Guillermo Zozaya Delano	38,700	$1,852,182
David Weiler Eaton	7,400	$354,164
Oscar Augusto del Cueto Cuevas	7,400	$354,164
Cesar Alfredo Polack Belaunde	5,900	$282,374

(a)	Value of shares required is based on the Company’s closing stock price as of December 31, 2010.

The KCS Compensation Committee will periodically review the continued appropriateness of the fixed share ownership guidelines. Executives are given five years, commencing on the later of the date the guidelines were implemented or their start date, to meet the required share holdings. If an executive fails to timely comply with the ownership guidelines, then not less than 50% of any future annual incentive payments will be paid in KCS restricted shares until compliance is achieved.

KCS shares that count in determining compliance with the stock ownership guidelines are shares beneficially owned by the executive, KCS shares held by the executive in any KCS benefit plan, KCS restricted shares at the time of grant (even if not yet vested), KCS performance shares when earned (even if not yet vested), and KCS shares issued and retained on exercise of KCS stock options.

Change in Control Benefits

Purpose. Various compensation arrangements applicable to our Named Executive Officers provide for award and account vesting and separation pay upon a change in control or the occurrence of certain events after a change in control. These arrangements are designed to:

•	preserve our ability to compete for executive talent;

•

provide stability during a change in control by encouraging executives to cooperate with and achieve a change in control of KCS approved by the KCS Board, without being distracted by the possibility of termination of employment or demotion after the change in control; and

•	encourage an acquirer to evaluate whether to retain our executives by making it more expensive to dismiss our executives rather than its own.

Please see “Potential Payments upon Termination of Employment or Change in Control” for a detailed discussion of our severance benefits and a discussion of why the KCS Compensation Committee believes the current levels of post-employment termination compensation and benefits are appropriate and consistent with our compensation objectives.

Compensation Committee Review of our Executive Compensation Program

In early 2010, at the direction of the KCS Compensation Committee, the Compensation Consultant performed a competitive executive compensation analysis to assess the competitiveness of the compensation of the executives of KCS and its subsidiaries, including

KCSM’s Named Executive Officers. The results of this analysis were presented to the KCS Compensation Committee in March 2010. The Compensation Consultant analyzed the market competitiveness of the following elements for each of the covered executive positions:

•	Base salary;

•	Target annual incentive award opportunity (award that may be earned for achieving expected annual performance results);

•	Target total cash compensation (salary plus target annual incentive award opportunity);

•	Annualized expected value of long-term incentive grants/awards (estimated value on date of grant); and

•	Target total direct compensation (target total cash compensation plus the annualized expected value of long-term incentive awards).

In performing the study, KCSM’s executive positions were initially “matched,” based on the Compensation Consultant’s understanding of the positions’ primary duties and responsibilities, to similar positions in Towers Watson’s 2009 Executive Compensation Data Bank.

As stated above, the KCS Compensation Committee seeks to provide base salaries, target total cash and target total direct compensation that is on average consistent with median market (i.e., comparably-sized transportation and mature capital intensive companies) practices, recognizing internal equity and incumbent-specific considerations such as performance, future potential, and tenure with KCSM. Based on the findings of the study described above, the KCS Compensation Committee believes that our targeted executive compensation levels are “competitive” in aggregate, within a +/- 15% of the target market 50th percentile (i.e., 85% to 115% of target market 50th percentile).

The results of this study found that (i) KCSM’s base salaries are, on average, aligned with approximately local country market 50th percentile levels; (ii) KCSM’s target total cash compensation levels are on average within a competitive range around the Mexican market median; (iii) KCSM’s target annual incentive award opportunities, expressed as a percentage of salary, are, on average, aligned with the Mexican market 50th percentile level; and (iv) KCSM’s target long-term incentive award opportunities, and resulting target total direct compensation levels, are, on average, consistent with Mexican market median practices. Results for individual officers varied. For the five Named Executive Officers as a group, average competitive positioning for base salary was 103%, and for total direct compensation 127%, of the target market 50th percentile.

Role of Compensation Consultant

For assistance in fulfilling its responsibilities, the KCS Compensation Committee retained the Compensation Consultant to review and independently assess various aspects of our compensation programs, including the compensation of individuals serving as executives of KCSM, and to advise the KCS Compensation Committee in making its executive compensation decisions for 2010. The Compensation Consultant is engaged by and reports directly to the KCS Compensation Committee and has been retained again for 2011. The Compensation Consultant’s role in 2010 was to provide market data, including market trend data, to the KCS Compensation Committee, to advise the KCS Compensation Committee regarding KCS’s executive compensation, including the compensation of the KCSM Named Executive Officers, relative to the market data, and to make recommendations to the KCS Compensation Committee regarding compensation structure and components. The KCS Compensation Committee may or may not adopt the Compensation Consultant’s recommendations. Typically, the KCS Compensation Committee considers internal factors, such as individual performance and KCS strategy, in addition to the Compensation Consultant’s recommendations.

Specifically, in 2010, the Compensation Consultant:

•	analyzed the competitiveness of compensation provided to KCSM’s executives;

•	assisted with developing the 2010 LTI Program and grant guidelines;

•	provided detail regarding current executive compensation trends;

•	reviewed the KCS Annual Incentive Plan as applied to senior and executive management of KCS and KCSM; and

•	assisted with determining appropriate compensation for newly hired and promoted executives.

SUMMARY COMPENSATION TABLE

The following table provides certain information concerning the compensation for all services rendered to us during the years ended December 31, 2010, 2009 and 2008, by each person service as a Named Executive Officer in 2010. The Named Executive Officers are (1) each person serving as our principal executive officer (i.e., our President and Executive Representative) during the year ended December 31, 2010, (2) each person serving as our principal financial officer (i.e., our Chief Financial Officer) during the year ended December 31, 2010 and (3) each of our three other most highly-compensated individuals who were serving as executive officers as of December 31, 2010. All members of KCSM’s Board of Directors and our Chief Financial Officer are compensated by our affiliate, KCSR. Except for David R. Ebbrecht, disclosure of these individual’s compensation during the past year may be reviewed in KCS’s 2011 Proxy Statement filed with the SEC on March 30, 2011. No additional information relating to such individuals’ compensation is disclosed in this prospectus.

Name and Principal Position	Year	Salary ($)(3)	Bonus ($)	Stock Awards ($)(4)		Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)(6)	All Other Compensation ($)(7)		Total ($)
José Guillermo Zozaya Delano,	2010	$367,648	$0	$230,165		$218,624	$441,178	$334,333		$1,591,948
President and Executive Representative of KCSM	2009	$329,279	$108,613	$0		$0	$0	$114,007	(8)	$551,899
	2008	$306,772	$0	$123,560		$0	$118,134	$109,538	(8)	$658,004

David Weiler Eaton,	2010	$167,234	$0	$35,410		$31,916	$114,867	$26,968		$376,395
Vice President — Sales & Marketing(1)	2009	$138,693	$28,867	$202,510		$0	$4,860	$25,730		$400,660

Oscar Augusto del Cueto Cuevas,	2010	$156,356	$0	$35,410		$31,916	$107,253	$25,313		$356,248
Vice President — Operations(1)	2009	$120,691	$27,010	$124,630	(9)	$0	$4,860	$23,273		$300,464

Cesar Alfredo Polack Belaunde,	2010	$159,614	$0	$17,705		$16,756	$93,572	$37,250		$324,897
Vice President — Engineering(2)	2009	$144,413	$23,817	$0		$0	$4,860	$32,363		$205,453
	2008	$138,160	$0	$80,314		$0	$35,766	$31,245		$285,485

All actual payouts reported above (other than the aggregate grant date fair value for stock and option awards) are paid in Mexican pesos. The amounts reported in this table were converted from Mexican pesos at a conversion rate of Mexican pesos per U.S. dollar as reported by Banco de México on December 31 of each year as follows:

Year	Conversion Rate (Mexican Pesos per U.S. Dollar)
2010	12.3571
2009	13.0587
2008	13.5383

(1)	Neither of Messrs. Eaton or del Cueto were Named Executive Officers in 2008.

(2)	Mr. Polack resigned his employment with KCSM effective April 30, 2011.

(3)	Reflects actual salary received.

(4)	This column presents the aggregate grant date fair value of stock awards made in 2010, 2009 or 2008, as applicable, computed in accordance with FASB ASC Topic 718. For additional information, refer to Note 12 to KCS’s consolidated financial statements in its annual report on Form 10-K for the year ended December 31, 2010, as filed with the SEC.

(5)	This column presents the aggregate grant date fair value of option awards made in 2010, 2009 or 2008, as applicable, computed in accordance with FASB ASC topic 718. For additional information, refer to Note 12 to KCS’s consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC.

(6)	Amounts in this column include Annual Incentive Plan payments for all Named Executive Officers and Mexican statutory profit sharing payments (i.e., PTU payments) for Messrs. Eaton, del Cueto and Polack. As President and Executive Representative of KCSM, Mr. Zozaya is not eligible to receive PTU payments under Mexican law.

(7)	“All Other Compensation” for 2010 for the Named Executive Officers consists of:

Name	Christmas Bonus ($)	Life Insurance Premiums ($)	Vacation Bonus ($)	Food Stipends ($)	Auto Maintenance And Gasoline ($)	Auto Leases ($)	Savings Fund ($)	Social Security ($)	Other ($)		Total ($)
Zozaya	$30,637	$9,478	$6,127	$1,697	$3,884	$13,502	$2,197	$1,157	$265,654	(a)	$334,333
Eaton	$13,936	$884	$3,252	$1,697	$1,968	$0	$2,197	$1,240	$1,794	(b)	$26,968
del Cueto	$13,030	$866	$2,606	$1,697	$2,139	$0	$2,197	$1,240	$1,538	(c)	$25,313
Polack	$13,301	$1,832	$3,104	$1,697	$7,080	$6,799	$2,197	$1,240	$0		$37,250

(a)	Includes a one-time vehicle bonus ($17,571), personal security expenses ($242,387) and airfare paid for Mr. Zozaya’s spouse to travel with him on company business where her presence was required ($5,696).

(b)	Includes airfare paid for Mr. Eaton’s spouse to travel with him on company business where her presence was required.

(c)	Includes airfare paid for Mr. del Cueto’s spouse to travel with him on company business where her presence was required.

(8)	Amounts adjusted from those reported in prior years to include spouse airfare for Company events that was unintentionally omitted.

(9)	The maximum value of performance shares awarded to Mr. del Cueto in 2009 was $21,408.

GRANTS OF PLAN-BASED AWARDS

The following table provides information for each of the Named Executive Officers regarding 2010 grants of annual incentive awards, KCS restricted shares, earned KCS performance shares and KCS stock options.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)(4)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)
José Guillermo Zozaya Delano		$110,295	$220,589	$441,178
	03/01/2010				6,500	13,700	$35.41	$448,789
David Weiler Easton		$29,266	$58,532	$117,064
	03/01/2010				1,000	2,000	$35.41	$67,326
Oscar Augusto del Cueto Cuevas		$27,362	$54,725	$109,449
	03/01/2010				1,000	2,000	$35.41	$67,326
Cesar Alfredo Polack Belaunde		$23,945	$47,884	$95,768
	03/01/2010				500	1,050	$35.41	$34,461

(1)	The amounts reflected in these columns represent the threshold, target and maximum amounts that could have been earned under our 2010 AIP. Actual amounts paid under our 2010 AIP are shown in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.” For more information on the performance metrics applicable to these awards, see “Compensation Discussion and Analysis – Annual Incentive Awards.”

(2)	The amounts in this column reflect KCS restricted stock awards granted under the 2008 Plan. These shares will vest three years from the date of grant, however, the vesting of these shares will accelerate in 1/3 increments if KCS’s stock price remains equal to or above $38.95, $42.85 and $47.14, respectively. The first target was met on November 18, 2010 and 1/3 of the shares vested. The second target was met on December 7, 2010 and 1/3 of the shares vested. The third target was met on January 6, 2011 and 1/3 of the shares vested.

(3)	The amounts in this column reflect KCS non-qualified stock option awards granted under the 2008 Plan. These options will become exercisable in 3 years, however, the vesting will accelerate in 1/3 increments if KCS’s stock price remains equal to or above $38.95, $42.85 and $47.14, respectively. The first target was met on November 18, 2010 and 1/3 of the options became exercisable. The second target was met on December 7, 2010 and 1/3 of the options became exercisable. The third target was met on January 6, 2011 and 1/3 of the options became exercisable.

(4)	These employees are paid in Mexican pesos. The threshold, target and maximum non-equity incentive plan award amounts were converted from Mexican pesos at a conversion rate of 12.3571 Mexican pesos per U.S. dollar, the conversion rate reported by Banco de México on December 31, 2010.

Summary of Employment Agreements

Pursuant to Mexican law, all of our employees are subject to employment agreements with us. Each Named Executive Officer is a party to an employment agreement, which remains in effect until terminated or modified. For information regarding potential payments to the Named Executive Officers upon termination of employment or change in control, see “Potential Payments Upon Termination of Employment or Change in Control” below.

José Guillermo Zozaya Delano

On April 19, 2006, the Company appointed José Guillermo Zozaya Delano as the President and Executive Representative of KCSM and Grupo Transportación Ferroviaria Mexicana, S.A. de C.V., KCSM’s former direct parent. In connection with Mr. Zozaya’s appointment, KCSM entered in an employment agreement dated April 20, 2006. Under the employment agreement, Mr. Zozaya is entitled to receive a monthly salary, certain additional benefits as required by Mexican labor law, as well as an automobile allowance and an annual bonus eligibility ranging from 30% to 60% of his annual salary based on the Company’s financial performance and the achievement by Mr. Zozaya of personal performance goals. The employment agreement was subsequently amended on May 29, 2009, to provide Mr. Zozaya with enhanced severance benefits if, within two years after a change in shareholder control, his employment is terminated by KCSM without cause or he resigns for good reason. For information regarding these benefits, see “Severance Benefits for Mr. Zozaya following a Change in Shareholder Control” below.

David Weiler Eaton Keener, Cesar Alfredo Polack, Oscar Augusto del Cueto Cuevas

The Company entered into employment agreements with Messrs. Keener, Polack and Cuevas dated October 5,2005, September 11, 2003 and January 18, 1999, respectively, for indefinite terms. Under the agreements, each of Messrs. Keener, Polack and Cuevas is entitled to a monthly base salary, overtime payments payable in accordance with Mexican law and a year-end bonus equivalent to 30 days of salary, prorated for employment less than one year. The agreements contain standard confidentiality provisions consistent with the requirements of Mexican law. The agreements may not be terminated unless the employee does not have the ability and skills to develop his responsibilities according to his position.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information for each of the Named Executive Officers regarding outstanding KCS stock options, unvested KCS stock awards and unearned KCS stock awards held by them as of December 31, 2010.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares of Units of Stock That Have Not Vested ($)(3)
José Guillermo Zozaya Delano	9,134	4,566	$35.41	02/29/20
					22,166	$1,060,865
David Weiler Eaton	1,334	666	$35.41	02/29/20
					7,333	$350,957
Oscar Augusto del Cueto Cuevas	1,334	666	$35.41	02/29/20
					10,333	$494.537
Cesar Alfredo Polack Belaunde	700	350	$35.41	02/29/20
					3,166	$151,525

(1)	The exercisable dates of the KCS options listed in this column are shown in the following table, and are subject to acceleration on a change of control of KCS or upon the death or disability of a named executive officer.

Name	Number of Securities (#)	Exercisable Date
Zozaya	4,567	11/19/2010
	4,567	12/08/2010
	4,566	01/07/2011
Eaton	667	11/19/2010
	667	12/08/2010
	666	01/07/2011
del Cueto	667	11/19/2010
	667	12/08/2010
	666	01/07/2011
Polack	350	11/19/2010
	350	12/08/2010
	350	01/07/2011

(2)	The vesting dates of the KCS restricted shares listed in this column are shown in the following table.

Name	Number of Securities (#)	Vesting Date
Zozaya	2,166	01/06/2011
	16,000	04/20/2011
	4,000	05/01/2011
Eaton	333	01/06/2011
	7,000	11/28/2014
del Cueto	333	01/06/2011
	750	04/20/2012
	3,500	10/31/2012
	1,650	01/31/2013
	4,100	11/28/2014
Polack	166	01/06/2011
	400	02/17/2011
	2,600	01/31/2013

(3)	The amount in this column is calculated by multiplying the closing price of KCS common stock on the NYSE on December 31, 2010, which was $47.86, by the number of shares of stock that have not vested.

OPTION EXERCISES AND STOCK VESTED

The following table provides information for each of the Named Executive Officers regarding KCS stock option exercises and vesting of KCS stock awards during 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
José Guillermo Zozaya Delano	N/A	N/A	47,400	$1,626,163
David Weiler Eaton	N/A	N/A	3,682	$131,149	(2)
Oscar Augusto Del Cueto Cuevas	N/A	N/A	2,513	$92,597
Cesar Alfredo Polack Belaunde	N/A	N/A	3,749	$128,501

(1)

The amounts in these columns were calculated by multiplying the number of shares of stock by the fair market value of KCS common stock on the NYSE on the vesting date, or if the market was not open on such date, the fair market value of KCS common stock on the NYSE on the next preceding trading date. For awards granted prior to November 1, 2008, the fair market value was calculated by averaging the high and low stock price. For awards granted after November 1, 2008, the fair market value equaled the closing price.

(2)	Issuance of 513 ($16,914 of the value realized) of these shares was deferred and these shares will be paid on January 1, 2014. This amount was calculated using the fair market value of KCS common stock on the date of vesting, which was $32.97 per share and does not represent the actual amount that will be recognized upon payment.

NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last Fiscal Year ($)		Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
José Guillermo Zozaya Delano	—		—	—	—	—
David Weiler Eaton	$16,914	(1)	—	$7,638	—	$24,552	(2)
Oscar Augusto Del Cueto Cuevas	—		—	—	—	—
Cesar Alfredo Polack Belaunde(2)	—		—	—	—	—

(1)	Mr. Eaton elected to defer the receipt of 513 vested shares awarded to him until January 1, 2014. The amount in this column was calculated using the fair market value of KCS common stock on the date of vesting, which was $32.97 per share and does not represent the actual amount that will be recognized upon payment.

(2)	Calculated using the fair market value of KCS common stock on December 31, 2010, which was $47.86 per share and does not represent the actual amount that will be recognized upon payment.

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT OR CHANGE IN CONTROL

We are required under Mexican law to provide certain termination benefits to all employees, including our Named Executive Officers. We have provided additional termination benefits to certain of our executives, as described below, in order to remain competitive with benefits offered in the market, as well as to facilitate our retention and recruitment efforts. Additionally, we believe that events triggering payment of termination benefits are standard and consistent with market practice.

Severance Benefits Other than After a Change in Control

Pursuant to the terms of his employment agreement, Mr. Zozaya is entitled to a severance payment equal to one year’s base salary upon the termination of his employment without cause, as well as other termination benefits provided pursuant to the terms of his employment agreement with KCSM.

None of KCSM’s Named Executive Officers is eligible to receive payments upon a voluntary termination of employment or a termination of employment for cause.

Severance Benefits for Mr. Zozaya following a Change in Shareholder Control

The KCS Compensation Committee believes that the occurrence of a change in shareholder control transaction involving KCS or KCSM may create uncertainty regarding the continued employment of Mr. Zozaya because many changes in shareholder control transactions result in significant organizational changes, particularly at the key management level. Effective May 2009, KCSM agreed to provide Mr. Zozaya with enhanced severance benefits if, within two years after a change in shareholder control, his employment is terminated by KCSM without cause or he resigns for good reason. Severance benefits under Mr. Zozaya’s employment agreement do not become due upon a mere change in shareholder control. Instead, severance benefits are only provided if there is a “double trigger,” meaning that Mr. Zozaya must also be terminated without cause or resign for good reason in the specified period following a change in shareholder control. The “double trigger” mechanism is intended to:

•	encourage Mr. Zozaya to stay with KCSM during a change in shareholder control, thus helping to provide stability to KCSM during a critical time;

•

mitigates any potential disincentive for Mr. Zozaya when he is implementing a change in shareholder control, particularly when the acquiring company may not require his services following completion of the transaction; and

•	protect Mr. Zozaya from termination without cause or an adverse change in position following a change in control.

In the event of a termination of employment by KCSM without cause or a resignation of Mr. Zozaya for good reason (as defined below) within a two year period after a “change in shareholder control” (as defined below), (a) Mr. Zozaya will be eligible to receive, in addition to any other severance benefits for which he is eligible under Mexican law, a lump sum payment equal to the product of (i) the rate of his annual base salary as of the date of termination, multiplied by (ii) two, and less (iii) the aggregate amount of other severance payments for which he is eligible under Mexican law, (b) any unvested or unexercisable KCS equity awards shall become immediately vested or exercisable, as applicable, and (c) if applicable, Mr. Zozaya will have the opportunity to purchase the executive vehicle assigned to him at the time, in accordance with KCSM’s vehicle policy. In addition, KCSM will transfer the right to Mr. Zozaya to use the telephone number corresponding to the cellular telephone assigned to him by KCSM. Pursuant to the terms of the 1991 Plan and the 2008 Plan, and the applicable award agreements thereunder, all unvested KCS equity awards granted to our Named Executive Officers will immediately vest upon a termination following a change in shareholder control (see “Other Compensatory Plans that Provide Benefits on Retirement or Termination of Employment” for a more detailed discussion).

Definition of “for cause.” The employment agreement of Mr. Zozaya generally defines termination “for cause” in the context of a termination of employment following a change in shareholder control to include the rescission of employment by KCSM without liability to KCSM as provided for by the Federal Labor Law of Mexico, including termination for the commission of any criminal offense or the failure of the executive to comply with his obligations while performing his duties.

Definition of “good reason.” The employment agreement of Mr. Zozaya generally defines “good reason” in the context of a resignation by him following a change in shareholder control to include any of the following events:

•	a significant reduction or other significant negative change in the responsibilities, powers or duties of the executive;

•	a reduction of the remunerations of the executive;

•

KCSM requiring the executive to perform his regular duties from any office or site located more than sixty (60) kilometers from the place where he had performed his duties prior to receiving such order; or

•	any other action or omission on the part of KCSM that would constitute a breach of the executive’s employment agreement or a violation of the Federal Labor Law of Mexico.

Triggering Events. Mr. Zozaya’s employment agreement generally provides that the following events (which we refer to as “triggering events”) constitute a “change in shareholder control:”

•

the majority of the members of the KCS Board of Directors are replaced during any twelve (12) month period with directors whose election or appointment was not submitted or resolved by the majority of the members of the KCS Board of Directors serving immediately prior to such election or appointment; or

•

any person or group of persons has acquired during a twelve (12) month period ending on the date of the most recent acquisition by such person or group of ownership of stock of KCS possessing 30% or more of the total voting power of the outstanding stock of KCS; or

•	any person or group has acquired ownership of stock of KCS that constitutes more than 50% of the total fair market value or total voting power of the outstanding stock KCS; or

•

any person or group has acquired during a twelve (12) month period ending on the date of the most recent acquisition by such person or group assets of KCS that have a total gross fair market value of more than 40% of the total gross fair market value of all of the assets KCS immediately before such acquisition; or

•

any individual person or legal entity or any group of persons other than KCS or its affiliates, subsidiaries, or related entities (the “KCS Group”), directly or indirectly acquires ownership of more than 50% of the outstanding stock of KCSM; or

•

any individual person or legal entity or any group of persons other than the KCS Group acquires KCSM assets representing a gross fair market value of more than 51% of the total gross fair market price for all KCSM assets immediately prior to such acquisition; or

•

the majority of the members of the KCSM Board of Directors is replaced with board members whose appointment or election has not been approved by the entities of the KCS Group that are shareholders in KCSM.

Other Compensatory Plans that Provide Benefits on Termination of Employment or Change in Control

Certain compensation plans available to the Named Executive Officers have accounts that become vested upon certain events, including: (a) the Named Executive Officer’s retirement, death or certain termination of employment, (b) a change in control of KCS or (c) a change in the Named Executive Officer’s responsibilities following a change in control.

2008 Plan. Subject to the terms of the specific award agreements, under the 2008 Plan, the termination of affiliation of a grantee of a KCS equity award by reason of death, Disability, Retirement or on account of a Change of Control KCS (as such terms are defined in the 2008 Plan) may accelerate the ability to exercise such award.

Death or Change of Control KCS

Upon the death, or upon the termination of affiliation on account of a Change of Control of KCS, of a grantee of an award under the 2008 Plan, unless otherwise specified in the award agreement,

(i) the grantee’s restricted shares and restricted share units, if any, that were forfeitable will become nonforfeitable,

(ii) any options or SARs not exercisable at that time will become nonforfeitable and exercisable and the grantee’s personal representative or other transferee upon death may exercise such options or SARs up to the earlier of the expiration of the option or SAR term, one year after the death of the grantee, or 10 years from the grant date of the award,

(iii) the benefits payable with respect to any performance share or performance unit for which the performance period has ended will become nonforfeitable, and the benefits payable with respect to any performance share or performance unit for which the performance period has not ended will become nonforfeitable in the amount that would be earned for such performance period if the performance goals for such performance period were met at target, and

(iv) any shares subject to a deferred stock award will become nonforfeitable.

Disability or Retirement

Upon the termination of affiliation by reason of Disability or Retirement of a grantee of an award under the 2008 Plan, unless otherwise specified in the award agreement,

(i) the grantee’s restricted shares and restricted share units, if any, that were forfeitable will become nonforfeitable in a number determined by multiplying the total number of restricted shares and restricted share units by a fraction, the numerator of which is the number of 12-month periods of employment commencing on the grant date that have been completed by the grantee, and the denominator of which is the total number of 12-month periods in the period of restriction,

(ii) any options or SARs not exercisable at that time will become nonforfeitable and exercisable and the grantee or the grantee’s legal representative (or the grantee’s transferee upon the death of the grantee) may exercise such options or SARs up to the earliest of the expiration of the option or SAR term, one year following the grantee’s termination of affiliation by reason of Disability, five years following the grantee’s termination of affiliation by reason of Retirement or 10 years from the grant date of the award,

(iii) the benefits payable with respect to any performance share or performance unit for which the performance period has ended will become nonforfeitable, and the benefits payable with respect to any performance share or performance unit for which the performance period has not ended will be forfeited, and

(iv) any shares subject to a deferred stock award will become nonforfeitable.

Other Termination of Affiliation

Upon the termination of affiliation of a grantee of an award under the 2008 Plan for any reason other than death, Disability, Retirement, or on account of a Change of Control of KCS, then, unless otherwise specified in the award agreement,

(i) the grantee’s restricted shares and restricted share units, if any, that were forfeitable on the date of the grantee’s termination of affiliation, are forfeited on that date,

(ii) any options or SARs not exercisable at that time will be forfeited, and any options or SARs that are vested and exercisable or become exercisable at that time may be exercised by the grantee up to the earlier of the expiration of the option or SAR term, three months following the grantee’s termination of affiliation, or 10 years from the grant date of the award; provided, however, that if termination of affiliation is for Cause (as defined in the 2008 Plan), then any unexercised options or SARs will be forfeited,

(iii) the benefits payable with respect to any performance share or performance unit for which the performance period has ended but which are not vested will be forfeited, and the benefits payable with respect to any performance share or performance unit for which the performance period has not ended will be forfeited, and

(iv) any nonvested shares subject to a deferred stock award will be forfeited.

1991 Plan. Subject to the terms of the specific award agreements, under the 1991 Plan, the death or disability, retirement or other Termination of Affiliation (as such terms are defined in the 1991 Plan) of a grantee of an award or a Change of Control of KCS (as defined in the 1991 Plan) may accelerate the ability to exercise an award, as described below.

Death, Disability or Retirement

Upon the death, disability or retirement of a grantee of an award under the 1991 Plan,

(i) the grantee’s restricted shares, if any, that were forfeitable will become nonforfeitable unless otherwise provided in the specific award agreement,

(ii) any options or stock appreciation rights (“SARs”) not exercisable at that time become exercisable and the grantee (or his or her personal representative or transferee under a will or the laws of descent and distribution) may exercise such options or SARs up to the earlier of (A) the expiration of the option or SAR term or (B) 12 months from the date of death or disability or five years from the date of retirement, and

(iii) the benefits payable with respect to any performance share or performance unit for which the performance period has not ended will be determined based upon a formula described in the 1991 Plan or the applicable award agreement.

Change of Control KCS

Upon a Change of Control of KCS (as defined in the 1991 Plan),

(i) a grantee’s restricted shares, if any, that were forfeitable become nonforfeitable,

(ii) any options or SARs not exercisable at that time become immediately exercisable,

(iii) we will pay to the grantee, for any performance share or performance unit for which the performance period has not ended as of the date of the Change of Control KCS, a cash payment based on a formula described in the 1991 Plan or the applicable award agreement, and

(iv) all LSARs (which may be granted in tandem with options awarded under the 1991 Plan) are automatically exercised upon a Change of Control of KCS that is not approved by our Incumbent Board (as such terms are defined in the 1991 Plan). Upon exercise of an LSAR, the grantee may receive a cash payment based upon the difference between the fair market value on the date of the Change of Control of KCS or other specified date and the per share exercise price of the related option and the related option is canceled.

Termination of Affiliation

If a grantee has a Termination of Affiliation (as defined in the 1991 Plan) for any reason other than for Cause (as defined in the 1991 Plan), death, disability or retirement, then

(i) the grantee’s restricted shares, if any, to the extent forfeitable on the date of the grantee’s Termination of Affiliation, are forfeited on that date,

(ii) any unexercised options or SARs, to the extent exercisable immediately before the grantee’s Termination of Affiliation, may be exercised in whole or in part, up to the earlier of the expiration of the option or SAR term or three months after the Termination of Affiliation, and

(iii) any performance shares or performance units for which the performance period has not ended as of the Termination of Affiliation will terminate immediately upon that date.

Trusts Securing the Rights of the Officers, Directors, Employees and Former Employees

KCS has established a series of grantor trusts (commonly referred to as “rabbi” trusts) that are intended to secure the rights of our officers, directors, employees, former employees and others (each a “Beneficiary”) under various contracts, benefit plans, agreements, arrangements and commitments. The function of each trust is to receive contributions from KCS and, following a change in control of KCS (as defined by the trust), if KCS fails to honor certain obligations to a Beneficiary, the trust shall distribute to the Beneficiary amounts accumulated in such Beneficiary’s trust account, or in the general trust account, to discharge such obligations as they become due, to the extent of available trust assets. The trusts require that we be solvent as a condition to making distributions. Trusts have been established with respect to the employment continuation commitments under employment agreements, the 1991 Plan and the 2008 Plan, among others. New trusts were executed on February 24, 2011. The new trusts are revocable by the KCS Board of Directors until a change in control of KCS.

Tables Summarizing Payments Upon Employment Termination or Change in Control

The following tables summarize the estimated payments that would be made under each contract, agreement, plan or arrangement which provides for payments to a Named Executive Officer at, following, or in connection with any termination of employment, including by death, disability, or dismissal without cause or resignation for good reason. With respect to a change in control, the following tables show the value of equity that vests on a change in control and, with respect to Mr. Zozaya, the amount of severance payable if his employment is terminated without cause or he resigns with good reason within two years following a change in control. None of our Named Executive Officers is eligible to receive payments from KCSM on their retirement that are not generally made to all salaried KCSM employees pursuant to Mexican law or custom. In accordance with SEC regulations, we do not report any amount to be provided under any arrangement (including the severance compensation, the Christmas bonus, vacation premium, food stipend, savings account balance, government mandated severance payments, life insurance payments and disability payments) that does not discriminate in scope, terms or operation in favor of our Named Executive Officers and which is available generally to all salaried KCSM employees. The following tables do not repeat information provided in the Summary Compensation Table or the Outstanding Equity Awards at Year-End Table, except to the extent the amount payable would be enhanced by the termination event.

For purposes of the quantitative disclosure in the following tables, and in accordance with SEC regulations, we have assumed that the termination took place on December 31, 2010, and that the price per share of KCS common stock was $47.86, the closing market price on that date.

	José Guillermo Zozaya Delano(a)
Benefit	Death	Disability	Change in Control	Without Cause or Good Reason
Cash Severance	$—	$—	$750,603	$375,302
Equity (Intrinsic Value)
Unvested Restricted Stock	$1,060,865	$957,200	$1,060,865	$—
Unexercisable Options	$56,847	$56,847	$56,847	$—

Total	$1,117,712	$1,014,047	$1,117,712	$—

Total	$1,117,712	$1,014,047	$1,868,315	$375,302

	David Weiler Eaton Keener(a)
Benefit	Death	Disability	Change in Control	Without Cause or Good Reason
Cash Severance	$—	$—	$—	$—
Equity (Intrinsic Value)
Unvested Restricted Stock	$350,957	$350,957	$350,957	$—
Unexercisable Options	$8,292	$8,292	$8,292	$—

Total	$359,249	$359,249	$359,249	$—

Total	$359,249	$359,249	$359,249	$—

	Oscar Augusto del Cueto Cuevas(a)
Benefit	Death	Disability	Change in Control	Without Cause or Good Reason
Cash Severance	$—	$—	$—	$—
Equity (Intrinsic Value)
Unvested Restricted Stock	$494,537	$494,537	$494,537	$—
Unexercisable Options	$8,292	$8,292	$8,292	$—

Total	$502,829	$502,829	$502,829	$—

Total	$502,829	$502,829	$502,829	$—

	Cesar Polack Belaunde(a)
Benefit	Death	Disability	Change in Control	Without Cause or Good Reason
Cash Severance	$—	$—	$—	$—
Equity (Intrinsic Value)
Unvested Restricted Stock	$151,525	$151,525	$151,525	$—
Unexercisable Options	$4,358	$4,358	$4,358	$—

Total	$155,883	$155,883	$155,883	$—

Total	$155,883	$155,883	$155,883	$—

(a)	Cash severance payments to our Named Executive Officers are paid in Mexican pesos. All cash severance amounts were converted from Mexican pesos at a conversion rate of 12.3571 Mexican pesos per U.S. dollar, the conversion rate reported by Banco de México on December 31, 2010.

DIRECTOR COMPENSATION

All of the members of our Board of Directors, including the Chairman, are compensated by our parent, KCS, or by our affiliate, KCSR. Except for David R. Ebbrecht, disclosure of these individuals’ compensation from KCS or KCSR may be reviewed in KCS’s 2010 Proxy Statement filed with the SEC on March 30, 2010. No officer or director of KCS or KCSR receives any additional compensation for his service as director of KCSM. No additional information relating to our directors’ compensation is disclosed in this prospectus.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the ownership of our outstanding shares of stock as of March 31, 2011. Pursuant to our bylaws, our capital stock is divided in fixed and variable portion. The fixed portion of the capital stock with no withdrawal rights is 600,000 shares. The variable portion of the capital stock is unlimited. Our capital stock is divided into Class I Shares, representing the fixed portion of our stated capital, and Class II Shares, representing the variable portion of our capital, fully subscribed and paid for, without a par value expression.

	Shares
	Class I	Class II	Total	%
Shareholders:
Nafta Rail, S.A. de C.V.	600,000	3,227,033,430	3,227,633,430	67.44%
Kara Sub, Inc.	—	1,195,368,147	1,195,368,147	24.97%
KCS Investment I, Ltd.	—	312,634,746	312,634,746	6.53%
Caymex Transportation, Inc.	—	49,873,902	49,873,902	1.04%
KCSM Holdings LLC	—	10	10	0.02%

TOTAL	600,000	4,784,910,235	4,785,510,235	100.00%

CERTAIN TRANSACTIONS

We engage in related party transactions with certain of our affiliates and related parties, some of which are of a recurring nature. Financial information with respect to certain material related party transactions is set forth in Note 7 to our consolidated financial statements included elsewhere in this prospectus. The following summarizes the material transactions we engaged in with our principal affiliates and related parties.

Sale of Mexrail, Inc.

On June 10, 2010, we sold our 49% ownership interest in Mexrail, Inc. to KCS for $41.0 million based upon an independent valuation, which resulted in a gain of $0.7 million. The sale resulted in a $4.3 million tax benefit due to excess tax over book basis in the investment.

Prepayment Freight Services Agreement

On December 23, 2009, we and KCSR entered into a prepayment freight services agreement. KCSR paid us $25.0 million for the railroad services rendered by us to KCSR during 2010. On December 21, 2007, we and KCSR entered into a prepayment freight services agreement. KCSR paid us $41.3 million for the railroad services rendered by us to KCSR from 2008 through 2009.

Loan Agreement between us and a wholly-owned subsidiary of KCS

On September 29, 2009, we entered into an unsecured loan agreement (the “Loan Agreement”) with a wholly-owned subsidiary of KCS. Pursuant to the terms of the Loan Agreement, we received $21.6 million for general corporate purposes. The Loan Agreement requires us to make annual interest payments at a rate of 7.5%, with the principal amount due on September 29, 2012. On October 1, 2010, we entered into an amended loan agreement (the “Amendment Agreement”) with a wholly-owned subsidiary of KCS. Pursuant to the terms of the Amendment Agreement the principal amount of the loan was increased from $21.6 million to $39.0 million and the annual interest rate was decreased from 7.5% to 4.25%.

Revolving Credit Agreement

We, as lender and KCSR, as borrower, entered into a Revolving Credit Agreement effective as of April 1, 2008 (the “Revolving Agreement”), pursuant to the terms of which we may make one or more loans from time to time during the term of the Revolving Agreement. The Revolving Agreement is secured by certain assets of KCSR and terminates on December 31, 2013. As of March 31, 2011 and December 31, 2010, we had no outstanding amount under the Revolving Agreement.

Locomotive Purchase Agreements

In 2008, we entered into an agreement to purchase 16 locomotives from KCSR which were planned to be repowered per an agreement with Electro-Motive Diesel. Eleven of the locomotives were purchased in 2008; the remaining 5 were purchased in the first quarter of 2009. As of December 31, 2009, all 16 locomotives have been repowered.

Loan Agreement between us and PCRC

On December 28, 2007, we and PCRC entered into a loan agreement (the “Loan”), pursuant to which we loaned PCRC $4.2 million. The term of the Loan is eight years and the Loan bears interest at rate per annum equal to four hundred basis points over the British Bankers Association LIBOR Rate applicable for the quarter. In December 2009, PCRC paid $2.0 million in advance of its scheduled payments. On April 21, 2010, PCRC paid the remaining balance of the Loan.

Software Agreement

On December 22, 2007, we and KCSR entered into a software license agreement which granted us a non-exclusive, non-assignable and non-transferable license to access management control software and revenue control software on the KCSR computer system through a remote connection. We paid KCSR a license fee of $3.0 million for use of the software from July 2006 through December 2007. On January 1, 2008, we and KCSR entered into a software license agreement which granted us the right to access and use the software on KCSR’s computer software system. We paid KCSR $16.4 million under the terms of this agreement.

Management Services Agreement

On December 31, 2005, we and KCS entered into a Management Services Agreement under which KCS provides to us general guidance, oversight, consultation and management services in connection with our business and operations. The Management Services Agreement became effective as of April 1, 2005 and will continue in full force and effect until terminated by one party by providing written notice to the other party. In January 2008, we prepaid to KCS $20.0 million for shared services which were provided during 2008 and we received a 3 percent discount on services provided as a result of the prepayment. For the three months ended March 31, 2011, and for the years 2010, 2009 and 2008, KCS charged $6.3 million, $28.0 million, $26.6 million and $28.3 million, respectively, to us under the agreement. On October 1, 2010, we prepaid KCSR $17.5 million for shared services which will be provided by KCSR during 2011.

DESCRIPTION OF SIGNIFICANT INDEBTEDNESS

The description of our significant indebtedness appears in the section entitled “Management Discussion and Analysis of Financial Condition and Results of Operations” — “ Capital Structure”.

DESCRIPTION OF THE EXCHANGE NOTES

We issued the outstanding notes and will issue the exchange notes under an indenture (the “Indenture”), dated as of May 20, 2011, between us, as issuer, and U.S. Bank National Association, as trustee, (in such capacity, the “Trustee”) and as principal paying agent (in such capacity, a “Paying Agent”). Copies of the Indenture are available upon request from us. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. Whenever particular capitalized defined terms of the Indenture not otherwise defined in this prospectus are referred to, such defined terms are incorporated in this prospectus by reference. For definitions of certain capitalized terms used in the following summary, see “— Certain Definitions.” For purposes of this “Description of Notes” section, references to “KCSM,” “we,” “our,” “us,” the “Company” or similar terms refer to Kansas City Southern de Mexico, S.A. de C.V. only, and such references do not include any of its subsidiaries.

The form and terms of the exchange notes are the same in all material respects as the form and terms of the outstanding notes, except that the exchange notes will have been registered under the Securities Act and therefore will not bear legends restricting their transfer. The outstanding notes have not been registered under the Securities Act and are subject to transfer restrictions.

Basic Terms of the Exchange Notes

The exchange notes:

•	will be unsecured, unsubordinated obligations of ours, initially limited to $200,000,000 aggregate principal amount;

•	will mature on June 15, 2021;

•

will bear interest at the rate per annum shown on the cover page of this prospectus from the Closing Date, or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semiannually (to holders of record (the “holders”) at the close of business on the June 1 or December 1 immediately preceding the Interest Payment Date) on June 15 and December 15 of each year, commencing December 15, 2011;

•	will be issued only in fully registered form, without coupons, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof (see “— Form and Denomination”); and

•

will not bear a service charge for any registration of transfer or exchange of the notes, but we may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Principal of, premium, if any, and interest on the exchange notes will be payable, and the exchange notes may be exchanged or transferred, at our office or our agent’s office in the Borough of Manhattan, The City of New York (which initially will be the corporate trust office of the Trustee at U.S. Bank Trust National Association, Corporate Trust Services, 100 Wall Street, Suite 1600, New York, New York 10005); provided that, at our option, payment of interest may be made by check mailed to the holders at their addresses as they appear in the exchange notes register.

Subject to the limitations set forth under “— Covenants — Limitation on Indebtedness,” we may Incur additional Indebtedness. At our option, this additional Indebtedness may consist of additional notes (“additional notes”) that have terms identical to the notes issued on the original issue date and the exchange notes. Holders of additional notes would have the right to vote together with holders of notes issued on the original issue date and the related exchange notes as one class.

For purposes of the Indenture, the U.S. dollar equivalent of any amounts denominated in a foreign currency (including pesos) shall be calculated using the noon dollar buying rate in New York City for wire transfers of such currency as published by the Federal Reserve Bank of New York on the date such foreign currency amount is received, Incurred or paid.

Ranking of Exchange Notes Against Other Debt

The exchange notes:

•	will be unsecured, unsubordinated Indebtedness of ours;

•	will rank pari passu in right of payment with all of our existing and future unsecured, unsubordinated Indebtedness;

•	will be senior in right of payment to all of our subordinated Indebtedness;

•	will be structurally subordinated to all of our secured Indebtedness to the extent of the value of the assets securing such Indebtedness; and

•	will be effectively subordinated to all liabilities (including Trade Payables) of any of our subsidiaries.

As of March 31, 2011, we had total outstanding indebtedness of $920.8 million, consisting of (i) $772.3 million of senior unsecured indebtedness, (ii) $104.6 million of senior secured indebtedness and capital lease obligations and (iii) $43.9 million of unsecured debt with another wholly-owned subsidiary of KCS and equipment debt.

Optional Redemption

The exchange notes will be redeemable, at our option, in whole at any time or in part from time to time, on and after June 15, 2016, upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the 12-month period commencing on June 15 of the year set forth below, plus, in each case, accrued interest, liquidated damages, if any, and any Additional Amounts (as defined in “Additional Amounts” in this section of the prospectus) to the date of redemption (subject to the right of holders of record on a record date to receive interest due on an interest payment date that is on or prior to such date of redemption):

Year	Percentage
2016	103.063%
2017	102.042%
2018	101.021%
2019 and thereafter	100.000%

In addition, at any time prior to June 15, 2014, we may redeem up to 35% of the principal amount of the exchange notes with the Net Cash Proceeds of one or more Equity Offerings by KCSM or KCS, to the extent the Net Cash Proceeds thereof are contributed to KCSM or used to purchase Capital Stock (other than Disqualified Stock) of KCSM from KCSM, at a redemption price equal to 106.125% of the principal amount thereof, plus accrued interest, liquidated damages, if any, and any Additional Amounts to the redemption date; provided, however, that after giving effect to any such redemption:

(1)	at least 65% of the original aggregate principal amount of the exchange notes remains outstanding; and

(2)	any such redemption must be made within 90 days of such Equity Offering and must be made in accordance with certain procedures set forth in the Indenture.

At any time prior to June 15, 2016, KCSM may also redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest if any, to the date of redemption, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

Upon completion of this registered exchange offer as described herein, we may also redeem any exchange notes which were not exchanged in this exchange offer in an amount up to 2% of the original aggregate principal amount of the notes issued at a redemption price of 100% of their principal amount plus accrued interest, liquidated damages, if any, and any Additional Amounts to the redemption date.

Optional Redemption Upon Change in Mexican Withholding Tax Rate

The exchange notes will be subject to redemption, in whole but not in part, at our option at any time at 100.0% of their principal amount, together with accrued interest, liquidated damages, if any, and any Additional Amounts owing thereon, if any, to the redemption date, in the event we become or would become obligated to pay, on the next date on which any amount would be payable with respect to the exchange notes, any Additional Amounts in excess of those attributable to a withholding tax rate of 4.9% as a result of a change in or amendment to the laws (including any regulations or general rules promulgated thereunder) of Mexico (or any political subdivision or taxing authority thereof or therein), or any change in or amendment to any official position regarding the application, administration or interpretation of such laws, regulations or general rules, including a holding of a court of competent jurisdiction, which change or amendment is announced or becomes effective on or after the date of this prospectus. We shall not, however, have the right to redeem the exchange notes from a holder pursuant to this paragraph except to the extent that we are obligated to pay additional amounts to such holder that are greater than the additional amounts that would be payable based on a Mexican withholding tax rate of 4.9%. See “Additional Amounts” in this section of the prospectus.

Selection and Notice

Except with respect to notes to be redeemed pursuant to the fourth paragraph set forth under the heading “ — Optional Redemption” above, in the case of any partial redemption, selection of the notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed or, if the notes are not listed on a national securities exchange, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate; provided that no note of $2,000 in principal amount at maturity or less shall be redeemed in part. If any note is to be redeemed in part only, the notice of redemption relating to such note shall state the portion of the principal amount at maturity thereof to be redeemed. A note in principal amount at maturity equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on the notes to be redeemed if we have deposited with the applicable paying agent funds in satisfaction of the redemption price.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the Indenture. Reference is made to the Indenture for the full definitions of all terms as well as any other capitalized terms used herein for which no definition is provided.

For purposes of the following definitions, the covenants described under “Covenants” in this section of the prospectus and the Indenture generally, all calculations and determinations shall be made in accordance with GAAP as in effect on the Closing Date. Where calculations or amounts are determined with reference to reports filed with the SEC or the Trustee, the information contained in such reports shall (solely for the purposes of the Indenture) be adjusted to the extent necessary to conform to GAAP as in effect on the Closing Date.

“Acquired Indebtedness” means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition by us or a Restricted Subsidiary and not Incurred in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary or such Asset Acquisition; provided that Indebtedness of such Person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or such Asset Acquisition shall not be Acquired Indebtedness.

“Adjusted Consolidated Net Income” means, for any period, our and our Restricted Subsidiaries’ aggregate net income (or loss) for such period determined in conformity with GAAP; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication): (i) the net income or loss of any Person (other than net income attributable to a Restricted Subsidiary) in which any Person (other than us or any of our Restricted Subsidiaries) has a joint interest and the net income of any Unrestricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to us or our Restricted Subsidiaries by such other Person or such Unrestricted Subsidiary during such period; (ii) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the “Limitation on Restricted Payments” covenant described below (and in such case, except to the extent includible pursuant to clause (i) above), the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with us or any of our Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by us or any of our Restricted Subsidiaries; (iii) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary; (iv) any gains or losses (on an after-tax basis) attributable to Asset Sales; and (v) all non-recurring extraordinary gains and losses.

“Adjusted Consolidated Net Tangible Assets” means the total amount of our assets and those of our Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets following the Closing Date (but including write-ups in connection with accounting for acquisitions in conformity with GAAP), after deducting therefrom (i) all of our current liabilities and those of our Restricted Subsidiaries (excluding intercompany items) and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent internally available quarterly or annual consolidated balance sheet of KCSM and that of our Restricted Subsidiaries, prepared in conformity with GAAP.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Premium” means, with respect to any note on any redemption date, the greater of:

(1)	1.0% of the principal amount of the note; or

(2)	the excess, if any, of:

(a)	the present value at such redemption date of (i) the redemption price of the note at June 15, 2016 (such redemption price being set forth in the table appearing above under the caption “— Optional Redemption”) plus (ii) all required interest payments due on the note through June 15, 2016, (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)	the principal amount of the note.

“Asset Acquisition” means (i) an investment by us or any of our Restricted Subsidiaries in any other Person pursuant to which such Person shall become our Restricted Subsidiary or shall be merged into or consolidated with us or any of our Restricted Subsidiaries; provided that such Person’s primary business is related, ancillary or complementary to the businesses of KCSM and those of our Restricted Subsidiaries on the date of such investment or (ii) an acquisition by us or any of our Restricted Subsidiaries of the property and assets of any Person other than any of our Restricted Subsidiaries that constitute substantially all of a division or line of business of such Person; provided that the property and assets acquired are related, ancillary or complementary to the businesses of KCSM and those of our Restricted Subsidiaries on the date of such acquisition.

“Asset Disposition” means the sale or other disposition by us or any of our Restricted Subsidiaries (other than to us or a Restricted Subsidiary) of (i) all or substantially all of the Capital Stock of any of our Restricted Subsidiaries or (ii) all or substantially all of the assets that constitute a division or line of business of KCSM or of that of any of our Restricted Subsidiaries.

“Asset Sale” means any sale, transfer or other disposition (including by way of merger, consolidation or sale leaseback transaction) in one transaction or a series of related transactions by us or any of our Restricted Subsidiaries to any Person other than us or any of our Restricted Subsidiaries of (i) all or any of the Capital Stock of any Restricted Subsidiary, (ii) all or substantially all of the property and assets of an operating unit or business of us or any of our Restricted Subsidiaries or (iii) any other property and assets of KCSM or any of our Restricted Subsidiaries (other than the Capital Stock, property or assets of an Unrestricted Subsidiary) outside our or such Restricted Subsidiaries’ ordinary course of business and, in each case, that is not governed by the provisions of the Indenture applicable to mergers, consolidations and sales of all or substantially all of our assets; provided that “Asset Sale” shall not include (a) sales or other dispositions of inventory, receivables and other current assets, (b) sales or other dispositions of assets for consideration at least equal to the Fair Market Value of the assets sold or disposed of, provided that the consideration received would satisfy clause (2)(A)(ii) of the “Limitation on Asset Sales” covenant, (c) swaps of locomotives or rolling stock with any Affiliate in cases where the Fair Market Value of the locomotives or rolling stock received is at least equal to the Fair Market Value of the locomotives or rolling stock transferred, (d) any sale, transfer or other disposition of property to a Person who leases such property back to us or any of our Restricted Subsidiaries within 180 days following the date of the acquisition of such property by us or any of our Restricted Subsidiaries, or (e) sales or other dispositions of property or assets, in a single transaction or in a related series of transactions, having a fair market value of less than $10.0 million.

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the notes, compounded annually) on the total obligations of the lessee for rental payment during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

“Average Life” means, at any date of determination with respect to any debt security, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (b) the amount of such principal payment by (ii) the sum of all such principal payments.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in the equity of such Person, whether now outstanding or issued after the Closing Date, including, without limitation, all Common Stock and Preferred Stock.

“Capitalized Lease Obligation” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP.

“Change of Control” means such time as (i) KCS ceases to be the ultimate “beneficial owner” (defined in Rule 13d-3 under the Exchange Act) of Voting Stock representing more than 50.0% of the total voting power of the total Voting Stock of KCSM; or (ii) individuals who on the Closing Date constitute the Board of Directors of KCSM (together with any new directors whose election by the Board of Directors or by KCSM’s stockholders was approved by a vote of a majority of the members of such Board of Directors then in office who either were members of such Board of Directors on the Closing Date or whose election or nomination for election was previously so approved or who were appointed by KCS) cease for any reason to constitute a majority of the members of such Board of Directors then in office.

“Closing Date” means the date on which the notes were originally issued under the Indenture.

“Common Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or nonvoting) of such Person’s equity, other than Disqualified Stock of such Person, whether now outstanding or issued after the Closing Date, including all Common Stock (other than Disqualified Stock). For purposes of this definition, “Common Stock” shall include all shares, interests, participations and equivalents corresponding to common stock (other than Disqualified Stock) under the laws of the jurisdiction in which such Person is organized.

“Concession Title” means our right for a period of 30 years to be the exclusive provider (subject to certain trackage rights) of freight transportation services over the Northeast Rail Lines and for an additional 20 years to be a non-exclusive provider of such services granted by the Mexican government pursuant to the Concession Title, subject in all cases to the terms and conditions of the Concession Title, as in effect on June 23, 1997.

“Consolidated EBITDA” means, for any period, the sum of the amounts for such period of (i) Adjusted Consolidated Net Income, (ii) Consolidated Interest Expense, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income, (iii) income taxes and IETU (Impuesto Especial Tasa Unica) taxes to the extent such amounts were deducted in calculating Adjusted Consolidated Net Income (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or Asset Sales), (iv) depreciation expense, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income, (v) amortization expense, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income, (vi) non-cash expenses related to statutory employee profit-sharing, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income, (vii) debt retirement costs relating to the redemption, refinancing or prepayment of Indebtedness, and (viii) all other non-cash items reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), all as determined on a consolidated basis for us and our Restricted Subsidiaries in conformity with GAAP; provided that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by (B) the quotient of (1) the number of shares of outstanding Common Stock of such Restricted Subsidiary not owned on the last day of such period by us or any of our Restricted Subsidiaries divided by (2) the total number of shares of outstanding Common Stock of such Restricted Subsidiary on the last day of such period.

“Consolidated Interest Expense” means, for any period, the aggregate amount of interest in respect of Indebtedness (including amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with GAAP; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing; the net costs (net of benefits) associated with Interest Rate Agreements; and interest paid (by any Person) with respect to Indebtedness that is Guaranteed or secured by us or any of our Restricted Subsidiaries) and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by us and our Restricted Subsidiaries during such period; excluding, however, (i) (a) any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof) and (b) any amount of such interest of any Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary, if the Adjusted Consolidated Net Income of such Restricted Subsidiary is excluded in the calculation of Consolidated EBITDA pursuant to the definition thereof (but only in the same proportion as the Adjusted Consolidated Net Income of such Restricted Subsidiary is excluded from the calculation of Consolidated EBITDA pursuant to the definition thereof) and (ii) any premiums, fees and expenses (and any amortization or write-off thereof) payable in connection with the offer of the Existing Securities and the notes, the exchange offer or the shelf registration statement with respect to the Existing Securities and the notes, all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (x) the aggregate amount of consolidated Indebtedness of ours and of our Restricted Subsidiaries (“Consolidated Total Indebtedness”) as of the last day of the Four Quarter Period to (y) Consolidated EBITDA for such Four Quarter Period. For purposes of calculating the Consolidated Total Leverage Ratio, Consolidated EBITDA and Consolidated Total Indebtedness shall, if necessary, be calculated on a pro forma basis in a manner consistent with the second sentence of the definition of “Interest Coverage Ratio.”

“Credit Facilities” means, one or more debt facilities, commercial paper facilities or indentures, in each case with banks or other institutional lenders or a trustee, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or issuance of notes, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by KCSM or a Restricted Subsidiary in connection with an Asset Sale that is designated as Designated Non-cash Consideration pursuant to a certificate signed by two officers of KCSM or such Restricted Subsidiary, as applicable (one of whom must be the principal executive officer, the principal financial officer, treasurer or the principal accounting officer of KCSM or such Restricted Subsidiary, as applicable), setting forth the basis of such valuation. The Fair Market Value of each item of Designated Non-cash Consideration shall be determined at the time received and without giving effect to subsequent changes in value.

“Disqualified Stock” means any class or series of Capital Stock of any Person that by its terms or otherwise is (i) required to be redeemed prior to the Stated Maturity of the notes; (ii) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the notes; or (iii) convertible into or exchangeable for Capital Stock referred to in clause (i) or (ii) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the notes; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an asset sale or change of control occurring prior to the Stated Maturity of the notes shall not constitute Disqualified Stock if the asset sale or change of control provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in the “Limitation on Asset Sales” and “Repurchase of Notes upon a Change of Control” covenants described below and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to our repurchase of such notes as are required to be repurchased pursuant to the “Limitation on Asset Sales” and “Repurchase of Notes upon a Change of Control” covenants described below.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private offer and sale of Capital Stock (other than Disqualified Stock).

“Existing Securities” means our 7 5/8% Senior Notes due 2013, 7 3/8% Senior Notes due 2014, 12 1/2% Senior Notes due 2016, 8% Senior Notes due 2018 and 6.625% Senior Notes Due 2020 outstanding as of the Closing Date.

“Fair Market Value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a Board Resolution.

“Four Quarter Period” means, with respect to any specified Transaction Date, the then most recent four fiscal quarters immediately prior to the Transaction Date for which internal financial statements are available.

“GAAP” means U.S. generally accepted accounting principles as in effect as of the Closing Date, including those set forth in:

(1)	the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

(2)	the opinions and pronouncements of the Public Company Accounting Oversight Board;

(3)	statements and pronouncements of the Financial Accounting Standards Board;

(4)	such other statements by such other entities as approved by a significant segment of the accounting profession; and

(5)	the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

“Government Securities” means direct obligations of, obligations fully and unconditionally guaranteed by, or participation in pools consisting solely of (or repurchase transactions relating to) obligations of or obligations fully and unconditionally guaranteed by the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the option of the issuer thereof.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing (whether pursuant to a guaranty, a fianza, an aval or otherwise) any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements or by agreements to keep-well), to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business or obligations arising, in the ordinary course of business, from contracting for interline railroad services. The term “Guarantee” used as a verb has a corresponding meaning.

“Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an “Incurrence” of Acquired Indebtedness; provided that the accrual of interest, the accretion of original issue discount or the payment of any interest on any Indebtedness in the form of additional Indebtedness with the same terms shall be considered an Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person at any date of determination (without duplication), (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto, but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (i) or (ii) above or (v), (vi) or (vii) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than twelve months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables, (v) all obligations of such Person as lessee under Capitalized Lease Obligations (but not operating leases), (vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the Fair Market Value of such asset at such date of determination and (B) the amount of such Indebtedness, (vii) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person and (viii) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided (A) that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the unamortized portion of the original issue discount of such Indebtedness at the time of its issuance as determined in conformity with GAAP, (B) that money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of interest on such Indebtedness shall be deemed not to be “Indebtedness” and (C) that Indebtedness shall not include any liability for federal, state, local or other taxes of any jurisdiction.

“Interest Coverage Ratio” means, on any Transaction Date, the ratio of (i) the aggregate amount of Consolidated EBITDA for the Four Quarter Period to (ii) the aggregate Consolidated Interest Expense during such Four Quarter Period. In making the foregoing calculation, (A) pro forma effect shall be given to any Indebtedness Incurred or repaid during the Reference Period (other than Indebtedness Incurred or repaid under a revolving credit or similar arrangement to the extent of the commitment thereunder (or under any predecessor revolving credit or similar arrangement) in effect on the last day of such Four Quarter Period unless any portion of such Indebtedness is projected, in the reasonable judgment of our senior management, to remain outstanding for a period in excess of 12 months from the date of the Incurrence thereof), in each case as if such Indebtedness had been Incurred or repaid on the first day of such Reference Period; (B) Consolidated Interest Expense attributable to interest on any Indebtedness computed on a pro forma basis as contemplated by the foregoing clause (A) and bearing a floating interest rate shall be computed as if the rate in effect on the Transaction Date (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period; (C) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur during such Reference Period as if they had occurred and such proceeds had been applied on the first day of such Reference Period; and (D) pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into us or any Restricted Subsidiary during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period; provided that, to the extent that clause (C) or (D) of this sentence requires that pro forma effect be given to an Asset Acquisition or Asset Disposition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired or disposed for which financial information is available.

“Interest Rate Agreement” means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

“Investment” in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on our balance sheet or that of our Restricted Subsidiaries) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include (i) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and (ii) the Fair Market Value of the Capital Stock (or any other Investment), held by us or any of our Restricted Subsidiaries, of (or in) any Person that has ceased to be a Restricted Subsidiary, including, without limitation, by reason of any transaction permitted by clause (3) of the “Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries” covenant; provided that the value of any Investment outstanding at any time shall be deemed to be equal to the amount of such Investment on the date made, less the return of capital to us and our Restricted Subsidiaries with respect to such Investment (up to the amount of such Investment on the date made). For purposes of the definition of “Unrestricted Subsidiary” and the “Limitation on Restricted Payments” covenant described below, (i) ”Investment” shall include the Fair Market Value of the assets (net of liabilities (other than liabilities to us or any of our Restricted Subsidiaries)) of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary, (ii) the Fair Market Value of the assets (net of liabilities (other than liabilities to us or any of our Restricted Subsidiaries)) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary shall be considered a reduction in outstanding Investments and (iii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P, or if S&P or Moody’s or both shall not make a rating on the notes publicly available, an equivalent rating by another nationally recognized statistical rating agency selected by KCSM (as certified by its Board of Directors).

“KCS” means Kansas City Southern, a Delaware corporation, and its successors and assigns.

“KCSM” means Kansas City Southern de Mexico, S.A. de C.V., a sociedad anonima de capital variable organized under the laws of Mexico, and its successors and assigns.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

“Mexico” means the Estados Unidos Mexicanos (the United Mexican States) and any branch of power, ministry, department, authority or statutory corporation or other entity (including a trust), owned or controlled directly or indirectly by the Estados Unidos Mexicanos or any of the foregoing or created by law as a public entity.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Cash Proceeds” means (a) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to us or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of (i) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of KCSM and our Restricted Subsidiaries, taken as a whole, (iii) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale and (iv) appropriate amounts to be provided by us or any of our Restricted Subsidiaries as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP and (b) with respect to any issuance or sale of Capital Stock, including, without limitation, a Public Equity Offering, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to us or any of our Restricted Subsidiaries) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agent’s fees, discounts or commissions and brokerage, consultant and other fees Incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Northeast Rail Lines” means that portion of the Mexican railroad system that is the subject of the Concession Title.

“Offer to Purchase” means an offer to purchase notes by us from the holders commenced by mailing a notice to the Trustee and each holder that, unless otherwise required by applicable law, shall state: (i) the covenant pursuant to which the offer is being made and that all notes validly tendered will be accepted for payment on a pro rata basis; (ii) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Payment Date”); (iii) that any note not tendered will continue to accrue interest pursuant to its terms; (iv) that, unless we default in the payment of the purchase price, any note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date; (v) that holders electing to have a note purchased pursuant to the Offer to Purchase will be required to surrender the note, together with the form entitled “Option of the Holder to Elect Purchase” on the reverse side thereof completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date; (vi) that holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such holder, the principal amount of notes delivered for purchase and a statement that such holder is withdrawing his election to have such notes purchased; and (vii) that holders whose notes are being purchased only in part will be issued notes equal in principal amount at maturity to the unpurchased portion thereof surrendered; provided that each note purchased and each note issued shall be in a minimum principal amount of $2,000 or integral multiples of $1,000 in excess thereof. On the Payment Date, we shall (i) accept for payment on a pro rata basis notes or portions thereof tendered pursuant to an Offer to Purchase; (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all notes or portions thereof so accepted; and (iii) deliver, or cause to be delivered, to the Trustee all notes or portions thereof so accepted together with an Officers’ Certificate specifying the notes or portions thereof accepted for payment by us. The Paying Agent shall promptly mail to the holders of the notes so accepted, payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such holders a note equal in principal amount at maturity to any unpurchased portion of the note surrendered. We will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the Paying Agent for an Offer to Purchase. We will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that we are required to repurchase the notes pursuant to an Offer to Purchase.

“Permitted Investment” means (i) an Investment in us or one of our Restricted Subsidiaries or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all of its assets to us or one of our Restricted Subsidiaries; provided that such Person’s primary business is related, ancillary or complementary to the businesses of KCSM and our Restricted Subsidiaries on the date of such Investment; (ii) Temporary Cash Investments; (iii) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP; (iv) stock, obligations or securities received in satisfaction of judgments; (v) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described below under the caption “ — Covenants — Limitation on Asset Sales”; (vi) any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of KCSM; (vii) any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of KCSM or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or (B) litigation, arbitration or other disputes; (viii) Investments represented by Interest Rate Agreements or Currency Rate Agreements or other agreements or arrangements designed to protect KCSM or any Restricted Subsidiary from fluctuations in interest rates, currency exchange rates and the price of commodities, including fuel, and not for speculative purposes; and (ix) Investments, in any Person, having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), taken together with all other Investments made pursuant to this clause (ix) that are at the time outstanding, of up to the greater of $150.0 million or 5% of our Adjusted Consolidated Net Tangible Assets.

“Permitted Liens” means (i) Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (ii) statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (iii) Liens Incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security; (iv) Liens Incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers’ acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature Incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money); (v) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of the business of KCSM or any of our Restricted Subsidiaries; (vi) Liens (including extensions and renewals thereof) upon real or personal property acquired after the Closing Date; provided that (a) such Lien is created solely for the purpose of securing Indebtedness Incurred, in accordance with the “Limitation on Indebtedness” covenant described below, to finance the cost (including the cost of improvement, lease or construction) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation or the lease of such property, (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100.0% of such cost and (c) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item; (vii) licenses, leases or subleases granted to others that do not materially interfere with the ordinary course of the business of KCSM and our Restricted Subsidiaries, taken as a whole; (viii) Liens encumbering property or assets under construction arising from progress or partial payments by one of the customers of KCSM or our Restricted Subsidiaries relating to such property or assets; (ix) any interest or title of a lessor or licensor in the property subject to any Capitalized Lease Obligation, Sale/Leaseback Transaction, operating lease or license agreement; (x) Liens arising from filing Uniform Commercial Code or similar financing statements regarding leases; (xi) Liens on property of, or on shares of stock or Indebtedness of, any Person existing at the time such Person becomes, or becomes a part of, any Restricted Subsidiary; provided that such Liens do not extend to or cover any of our property or assets or any Restricted Subsidiary other than the property or assets acquired; (xii) Liens in favor of us or any Restricted Subsidiary; (xiii) Liens arising from the rendering of a final judgment or order against us or any of our Restricted Subsidiaries that does not give rise to an Event of Default; (xiv) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof; (xv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (xvi) Liens encumbering customary initial deposits and margin deposits, and other Liens, in each case, securing Indebtedness under Interest Rate Agreements and Currency Agreements and forward contracts, options, futures contracts, futures options or similar agreements or arrangements designed solely to protect us or any of our Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities; (xvii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by us or any of our Restricted Subsidiaries in the ordinary course of business; (xviii) Liens on or sales of receivables; (xix) Liens on any assets acquired by us or any Restricted Subsidiary after the Closing Date, which Liens were in existence prior to the acquisition of such assets (to the extent that such Liens were not created in contemplation of or in connection with such acquisition), provided that such Liens are limited to the assets so acquired and the proceeds thereof; (xx) Liens existing or arising under the Concession Title; (xxi) Liens Incurred in accordance with the Indenture in favor of the Trustee under the Indenture; and (xxii) Liens securing Indebtedness permitted under the Indenture in an aggregate principal amount not in excess of $75.0 million.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity.

“Preferred Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s preferred or preference equity, whether now outstanding or issued after the Closing Date, including, without limitation, all series and classes of such preferred stock or preference stock.

“Public Equity Offering” means an underwritten primary public offering of our Common Stock pursuant to Mexican law or pursuant to an effective registration statement under the Securities Act.

“Reference Period” means, with respect to any specified Transaction Date, the period beginning on the first day of the Four Quarter Period and ending on such Transaction Date.

“Released Indebtedness” means, with respect to any Asset Sale, Indebtedness (i) which is owed by us or any Restricted Subsidiary (the “Obligors”) prior to such Asset Sale, (ii) which is assumed by the purchaser or any affiliate thereof in connection with such Asset Sale and (iii) with respect to which the Obligors receive written unconditional releases from each creditor no later than the closing date of such Asset Sale.

“Restricted Subsidiary” means any Subsidiary of ours other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group and its successors.

“Sale/Leaseback Transaction” means an arrangement entered into after the Closing Date relating to property now owned or hereafter acquired by KCSM or any Restricted Subsidiary whereby KCSM or such Restricted Subsidiary transfers such property to a Person and leases it back from such Person; provided, however, that any such arrangement that is concluded within 180 days following the date of the acquisition of such property being transferred shall not be considered a Sale/Leaseback Transaction.

“Secured Debt Cap” means, on any Transaction Date, an amount equal to the aggregate amount of the Consolidated EBITDA of KCSM for the Four Quarter Period times 1.75. In making the foregoing calculation, (A) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur during such Reference Period as if they had occurred and such proceeds had been applied on the first day of such Reference Period, and (B) pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into us or any Restricted Subsidiary during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period; provided that, to the extent that clause (A) or (B) of this sentence requires that pro forma effect be given to an Asset Acquisition or Asset Disposition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired or disposed for which financial information is available.

“Significant Subsidiary” means, at any date of determination, any of our Restricted Subsidiaries that, together with its Subsidiaries, (i) for our most recent fiscal year, accounted for more than 10.0% of the consolidated revenues of KCSM and our Restricted Subsidiaries or (ii) as of the end of such fiscal year, was the owner of more than 10.0% of our consolidated assets and those of our Restricted Subsidiaries, all as set forth on our most recently available consolidated financial statements for such fiscal year.

“Stated Maturity” means (i) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and (ii) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

“Subsidiary” means, with respect to any Person, any corporation, association or other business entity of which more than 50.0% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

“Temporary Cash Investment” means any of the following: (i) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof; (ii) time deposit accounts, certificates of deposit and money market deposits denominated and payable in U.S. dollars maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $200.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by S&P or Moody’s or any money-market fund denominated and payable in U.S. dollars sponsored by a registered broker dealer or mutual fund distributor; (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above; (iv) commercial paper denominated and payable in U.S. dollars, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of ours) organized and in existence under the laws of the United States of America or any state thereof with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P; (v) securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or Moody’s; (vi) Certificados de la Tesorería de la Federación (Cetes) or Bonos de Desarrollo del Gobierno Federal (Bondes) issued by the Mexican government and maturing not more than 180 days after the acquisition thereof; (vii) Investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (vi) above; (viii) demand deposit accounts with United States banks (or Mexican banks specified in clause (ix) of this definition) maintained in the ordinary course of business; and (ix) certificates of deposit, bank promissory notes and bankers’ acceptances denominated in pesos, maturing not more than 180 days after the acquisition thereof and issued or guaranteed by any one of the five largest banks (based on assets as of the immediately preceding December 31) organized under the laws of Mexico and which are not under intervention or controlled by the Instituto para la Protección del Ahorro Bancario or any successor thereto.

“Trade Payables” means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

“Transaction Date” means, with respect to the Incurrence of any Indebtedness by us or any of our Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to June 15, 2016; provided, however, that if the period from the redemption date to June 15, 2016, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means (i) any Subsidiary of ours that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. Our Board

of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of ours) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of any Restricted Subsidiary, or owns or holds any Lien on any of our property or that of any Restricted Subsidiary; provided that (A) any Guarantee by us or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an “Incurrence” of such Indebtedness and an “Investment” by us or such Restricted Subsidiary (or both, if applicable) at the time of such designation; (B) either (I) the Subsidiary to be so designated has total assets of $1,000 or less or (II) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the “Limitation on Restricted Payments” covenant described below and (C) if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (A) of this proviso would be permitted under the “Limitation on Indebtedness” and “Limitation on Restricted Payments” covenants described below. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that (x) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred for all purposes of the Indenture and (y) no Default or Event of Default shall have occurred and be continuing at the time of or immediately after giving effect to such designation. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with such Trustee a copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” means, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person, excluding, however, any class or kind of Capital Stock which has limited or restricted voting rights (i.e., having the power to vote for the election of a minority of the directors, managers or other voting members of the governing body of each class) under the By-laws of such Person or under Mexican law.

“Wholly Owned” means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director’s qualifying shares or Investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.

Covenants

Covenant Termination

From and after any time that:

(a)	the notes have an Investment Grade Rating from both the Rating Agencies, and

(b)	no Default or Event of Default has occurred and is continuing under the Indenture,

we and our Restricted Subsidiaries will not be subject to the provisions of the Indenture described below in this section of the prospectus:

•	“Limitation on Indebtedness,”

•	“Limitation on Restricted Payments,”

•	“Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries,”

•	“Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries,”

•	“Limitation on Issuances of Guarantees by Restricted Subsidiaries,”

•	“Limitation on Transactions with Stockholders and Affiliates,”

•	“Limitation on Sale/Leaseback Transactions,” and

•	“Limitation on Asset Sales.”

Limitation on Indebtedness

We will not, and will not permit any of our Restricted Subsidiaries to, Incur any Indebtedness (other than the notes and Indebtedness existing on the Closing Date); provided that we may Incur Indebtedness if after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Interest Coverage Ratio would be greater than 2.0:1.

Notwithstanding the foregoing, we and any of our Restricted Subsidiaries (except as specified below) may Incur each and all of the following:

(a)	(1)	Indebtedness owed:

(A)	to us evidenced by a promissory note; or

(B)	to any of our Restricted Subsidiaries; provided that any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to us or another Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause;

(2)	Indebtedness issued in exchange for, or the net proceeds of which are or will be used to refinance, repay or refund, then outstanding Indebtedness (other than Indebtedness Incurred under clause (1), (3), (9) or (10) of this paragraph), and any refinancings thereof in an amount not to exceed the amount so refinanced, repaid or refunded (plus premiums, accrued interest (including amounts paid in respect of Mexican withholding tax thereon), fees and expenses); provided that Indebtedness the proceeds of which are used to refinance, repay or refund the notes or Indebtedness that is pari passu with, or subordinated in right of payment to, the notes shall only be permitted under this clause if:

(A)	in case the notes are refinanced in part or the Indebtedness to be refinanced is pari passu with the notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is pari passu with, or subordinate in right of payment to, the remaining notes;

(B)	in case the Indebtedness to be refinanced is subordinated in right of payment to the notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the notes, at least to the extent that the Indebtedness to be refinanced is subordinated to the notes; and

(C)	such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded; and provided further that in no event may our Indebtedness be refinanced by means of any Indebtedness of any Restricted Subsidiary pursuant to this clause (2);

(3)	Indebtedness:

(A)	in respect of workers compensation claims, self insurance obligations and performance, surety or appeal bonds provided in the ordinary course of business;

(B)	under Currency Agreements, Interest Rate Agreements or other agreements or arrangements designed to protect KCSM or any Restricted Subsidiary from fluctuations in currency exchange rates, interest rates and the price of commodities, including fuel, and not for speculative purposes; provided, that such agreements do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder; and

(C)

arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any of our obligations or those of any of our Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the acquisition or disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any

Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), and in the case of a disposition, in a principal amount not to exceed the gross proceeds actually received by us or any Restricted Subsidiary in connection with such disposition;

(4)	Indebtedness of KCSM, to the extent the net proceeds thereof are promptly used to purchase notes tendered in an Offer to Purchase made as a result of a Change of Control;

(5)	Indebtedness of KCSM or a Restricted Subsidiary, to the extent the net proceeds thereof are promptly deposited to defease the notes as described below under “—Defeasance” and “—Satisfaction and Discharge”;

(6)	Guarantees of Indebtedness of KCSM by any Restricted Subsidiary provided the Guarantee of such Indebtedness is permitted by and made in accordance with the “Limitation on Issuances of Guarantees by Restricted Subsidiaries” covenant described below;

(7)	Guarantees of Indebtedness of a Restricted Subsidiary by KCSM provided such Indebtedness is permitted to be incurred under the Indenture;

(8)	Indebtedness of KCSM or a Restricted Subsidiary Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property or assets used in KCSM’s or such Restricted Subsidiary’s business (including Indebtedness represented by Capitalized Lease Obligations, mortgage financings or purchase money obligations) in an aggregate amount not to exceed at any one time outstanding the greater of $250 million or 15.0% of our Adjusted Consolidated Net Tangible Assets; and Attributable Debt of KCSM or a Restricted Subsidiary in respect of Sale/Leaseback Transactions in an aggregate principal amount not to exceed $250 million;

(9)	Indebtedness of KCSM not to exceed $550 million at any time outstanding, $300 million of which must be Incurred under Credit Facilities or accounts receivable securitizations; and

(10)	Indebtedness of Restricted Subsidiaries not to exceed $75 million at any time outstanding.

(b)	Notwithstanding any other provision of this “Limitation on Indebtedness” covenant, the maximum amount of Indebtedness that we or a Restricted Subsidiary may Incur pursuant to this “Limitation on Indebtedness” covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies or interest rates.

(c)	For purposes of determining any particular amount of Indebtedness under this “Limitation on Indebtedness” covenant:

(1)	Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included; and

(2)	any Liens granted pursuant to the equal and ratable provisions referred to in the “Limitation on Liens” covenant described below shall not be treated as Indebtedness.

For purposes of determining compliance with this “Limitation on Indebtedness” covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses or is entitled to be Incurred pursuant to the first paragraph of this covenant, we, in our sole discretion, will be permitted to classify such item of Indebtedness at the time of its incurrence (or later reclassify) in any manner that complies with this covenant.

Limitation on Restricted Payments

We will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

(1)	declare or pay any dividend or make any distribution on or with respect to our Capital Stock or that of such Restricted Subsidiary (other than (x) dividends or distributions payable solely in shares of our Capital Stock or that of such Restricted Subsidiary (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of such Capital Stock, and (y) pro rata dividends or distributions on Common Stock of Restricted Subsidiaries held by minority stockholders) held by Persons other than us or any of our Restricted Subsidiaries;

(2)	purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of KCSM (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Person;

(3)	make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of ours that is subordinated in right of payment to the notes; or

(4)	make any Investment, other than a Permitted Investment, in any Person;

(such payments or any other actions described in clauses (1) through (4) above being collectively “Restricted Payments”) if, at the time of, and after giving effect to, the proposed Restricted Payment:

(A)	a Default or Event of Default shall have occurred and be continuing;

(B)	we could not Incur at least $1.00 of Indebtedness under the first paragraph of the “Limitation on Indebtedness” covenant; or

(C)	the aggregate amount of all Restricted Payments (the amount, if other than in cash, to be determined in good faith by our Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) made on or after January 1, 2005 (other than a Restricted Payment consisting solely of a declaration of a dividend which was not paid within 60 days after the date of the declaration thereof) shall exceed the sum of (without duplication):

(i)	50.0% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100.0% of the amount of such loss) (determined by excluding income resulting from transfers of assets by us or a Restricted Subsidiary to an Unrestricted Subsidiary) accrued on a cumulative basis during the period (taken as one accounting period) beginning on January 1, 2005 and ending on the last day of the last fiscal quarter preceding the Transaction Date for which internal financial statements are available at the time of such Restricted Payment, plus

(ii)	the aggregate net cash proceeds received by us on or after January 1, 2005 from a capital contribution or the issuance and sale of our Capital Stock (other than Disqualified Stock) to a Person who is not a Subsidiary of ours, including an issuance or sale permitted by the Indenture of Indebtedness for cash subsequent to the Closing Date upon the conversion of such Indebtedness into our Capital Stock (other than Disqualified Stock), or from the issuance to a Person who is not a Subsidiary of ours of any options, warrants or other rights to acquire our Capital Stock (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the notes), plus

(iii)	an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in any Person on or after January 1, 2005 resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to us or any Restricted Subsidiary, or from the Net Cash Proceeds from the sale of any such Investment, or from the release of any Guarantee of Indebtedness (except to the extent amounts are paid under such Guarantee), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”), not to exceed, in each case, the amount of Investments previously made by us or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

The foregoing provision shall not be violated by reason of:

(a)	the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph;

(b)	the redemption, repurchase, retirement, defeasance or other acquisition for value of our Indebtedness that is subordinated in right of payment to the notes, including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (a)(2) of the second paragraph of the “Limitation on Indebtedness” covenant;

(c)	the making of any Restricted Payment in exchange for, or out of the proceeds of a substantially concurrent capital contribution or issuance and sale of, shares of our Capital Stock (other than Disqualified Stock) (or options, warrants or other rights to acquire such Capital Stock);

(d)	payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of our property and assets;

(e)	the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of KCSM or any Restricted Subsidiary of KCSM held by any current or former officer, director or employee of KCSM or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $5.0 million in any twelve-month period;

(f)	the declaration or payment of dividends on our Common Stock following a Public Equity Offering of such Common Stock, of up to 6.0% per annum of the Net Cash Proceeds received by us in such Public Equity Offering;

(g)	the reorganization of our capital stock into equity quotes or equity interests in the event of our conversion (transformación) into a sociedad de responsibilidad limitada or other form of internal corporate transformation or reorganization;

(h)	the making of other Restricted Payments in an aggregate amount, taken together with all other Restricted Payments made pursuant to this clause (h), of up to $125.0 million; and

(i)	the making of any Restricted Payment if, at the time of the making of such payment, and after giving pro forma effect thereto (including, without limitation, the Incurrence of any Indebtedness to finance such payment), the Consolidated Total Leverage Ratio would not exceed 2.5 to 1;

provided that, except in cases of the payment of a dividend under clause (a) and the repurchase, redemption or other acquisition of our Capital Stock under clause (c), no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth herein.

Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payment referred to in clause (b) thereof, a Restricted Payment made in exchange for Capital Stock referred to in clause (c) thereof, and the Net Cash Proceeds from any issuance of Capital Stock referred to in clause (c) thereof) shall be included in calculating whether the conditions of clause (C) of the first paragraph of this “Limitation on Restricted Payments” covenant have been met with respect to any subsequent Restricted Payments. In the event the proceeds of an issuance of our Capital Stock are used for the redemption, repurchase or other acquisition of notes or Indebtedness that is pari passu with the notes, then the Net Cash Proceeds of such issuance shall be included in clause (C) of the first paragraph of this “Limitation on Restricted Payments” covenant only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of indebtedness.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

We will not permit any Restricted Subsidiary to create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:

•	pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by us or any other Restricted Subsidiary;

•	pay any Indebtedness owed to us or any other Restricted Subsidiary;

•	make loans or advances to us or any other Restricted Subsidiary; or

•	transfer any of its property or assets to us or any other Restricted Subsidiary.

The foregoing provisions shall not restrict any encumbrances or restrictions:

(1)	existing on the Closing Date;

(2)	existing under or by reason of applicable law, rule, regulation or order;

(3)	existing with respect to any Person or the property or assets of such Person acquired by us or any Restricted Subsidiary, existing at the time of such acquisition and not Incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired;

(4)	in the case of transfers of any property or assets of a Restricted Subsidiary to us or any other Restricted Subsidiary:

(a)	that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset;

(b)	existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any of our property or assets or the property or assets of any Restricted Subsidiary not otherwise prohibited by the Indenture; or

(c)	arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of our property or assets or the property or assets of any Restricted Subsidiary in any manner material to us or to any Restricted Subsidiary;

(5)	any encumbrances or restrictions of the type referred to in the bullet points above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (4) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of senior management or the Board of Directors of KCSM, no more restrictive as a whole with respect to such encumbrances and restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing;

(6)	with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary; or

(7)	for the benefit of any holder of a Lien permitted under the “Limitation on Liens” covenant.

Nothing contained in this “Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries” covenant shall prevent us or any Restricted Subsidiary from (1) creating, Incurring, assuming or suffering to exist any Liens otherwise permitted in the “Limitation on Liens” covenant or (2) restricting the sale or other disposition of our property or assets or those of any of our Restricted Subsidiaries that secure Indebtedness of ours or any of our Restricted Subsidiaries.

Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries

We will not and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except:

(1)	to us or a Wholly Owned Restricted Subsidiary;

(2)	issuances of director’s qualifying shares or sales to foreign nationals of shares of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law;

(3)	if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the “Limitation on Restricted Payments” covenant if made on the date of such issuance or sale; or

(4)	issuances of Common Stock that has no preference with respect to dividends or upon liquidation, the Net Cash Proceeds of which are promptly applied as provided in paragraph (2) of the “Limitation on Asset Sales” covenant.

Limitation on Issuances of Guarantees by Restricted Subsidiaries

We will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee any Indebtedness of ours which is pari passu with or subordinate in right of payment to the notes (“Guaranteed Indebtedness”), unless:

•

such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for Guarantees (a “Subsidiary Guarantee”) of payment of the notes by such Restricted Subsidiary; and

•

such Restricted Subsidiary waives, and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against us or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee until the notes have been paid in full, in U.S. dollars;

provided that this paragraph shall not be applicable to any Guarantee of any Restricted Subsidiary (x) that existed at the time such Person became a Restricted Subsidiary and was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or (y) of Indebtedness in an aggregate principal amount not to exceed the greater of (a) $150 million and (b) an amount equal to the Secured Debt Cap on the date on which such Guarantee is to be Incurred.

If the Guaranteed Indebtedness is (A) pari passu with the notes, then the Guarantee of such Guaranteed Indebtedness shall be pari passu with, or subordinated to, the Subsidiary Guarantee or (B) subordinated to the notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantees at least to the extent that the Guaranteed Indebtedness is subordinated to the notes.

Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary shall provide by its terms that it shall be automatically and unconditionally released and discharged upon:

•

any sale, exchange or transfer, to any person not an Affiliate of ours, of all of our and each Restricted Subsidiary’s Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture); or

•	the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

Limitation on Transactions with Stockholders and Affiliates

We will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 10.0% or more of any class of our Capital Stock or with any Affiliate of ours or any Restricted Subsidiary, except upon fair and reasonable terms no less favorable to us or such Restricted Subsidiary than could be obtained, at the time of such transaction, or if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm’s-length transaction with a Person that is not such a holder or an Affiliate.

The foregoing limitation does not limit, and shall not apply to:

(1)	transactions:

(A)	approved by a majority of the disinterested members of the Board of Directors;

(B)	for which we or a Restricted Subsidiary delivers to the Trustee a written opinion of a United States nationally recognized investment banking firm (or their Mexican affiliate) stating that the transaction is fair to us or such Restricted Subsidiary from a financial point of view; or

(C)	involving consideration of $10.0 million or less;

(2)	the payment of reasonable and customary regular fees to the directors and officers of KCSM;

(3)	any payments or other transactions pursuant to any tax-sharing agreement between us and any of our Subsidiaries with which we file a consolidated tax return or with which we are part of a consolidated group for tax purposes;

(4)	contributions in cash to our common equity capital by KCS or one of its Subsidiaries;

(5)	any Restricted Payments not prohibited by the “Limitation on Restricted Payments” covenant, or any Permitted Investment;

(6)	any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by KCSM or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(7)	transactions between or among KCSM and/or its Restricted Subsidiaries;

(8)	transactions with a Person (other than an Unrestricted Subsidiary of KCSM) that is an Affiliate of KCSM solely because KCSM owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(9)	any issuance of Equity Interests (other than Disqualified Stock) of KCSM to Affiliates of KCSM;

(10)	loans or advances to employees in the ordinary course of business not to exceed $2.0 million in the aggregate at any one time outstanding;

(11)	any transaction between us or any of our Subsidiaries on the one hand and KCS or any of its Affiliates on the other hand, relating to the provision of transportation or transportation-related services; and

(12)	swaps of locomotives or rolling stock not constituting Asset Sales by virtue of clause (c) of the definition thereof.

Notwithstanding the foregoing, any transaction covered by the first paragraph of this “Limitation on Transactions with Stockholders and Affiliates” covenant and not covered by clauses (2) through (12) of this paragraph:

(i)	the aggregate amount of which exceeds $50.0 million in value, must be approved or determined to be fair in the manner provided for in clause (1)(A) or (B) above; and

(ii)	the aggregate amount of which exceeds $125.0 million in value, must be determined to be fair in the manner provided for in clause (1)(B) above; provided that such approval or determination of fairness shall not be required with respect to any equipment lease with an Affiliate, provided that an Officer’s Certificate is furnished to the Trustee certifying that the terms of the equipment lease are no less favorable to us than the terms offered by an unrelated party.

Limitation on Liens

We will not, and will not permit any Restricted Subsidiary to, create, Incur, assume or suffer to exist any Lien on any of our or any Restricted Subsidiary’s assets or properties, or on any shares of Capital Stock or Indebtedness of any Restricted Subsidiary, without making effective provision for all of the notes and all other amounts due under the Indenture to be directly secured equally and ratably with (or, if the obligation or liability to be secured by such Lien is subordinated in right of payment to the notes, prior to) the obligation or liability secured by such Lien.

The foregoing limitation does not apply to:

(1)	Liens existing on the Closing Date,

(2)	Liens securing Indebtedness in an aggregate principal amount not to exceed the greater of (x) $550 million and (y) an amount equal to the Secured Debt Cap on the date on which such Lien is to be Incurred,

(3)	Liens granted after the Closing Date on any of the assets or Capital Stock of KCSM or our Restricted Subsidiaries created in favor of the holders,

(4)	Liens with respect to the assets of a Restricted Subsidiary granted by such Restricted Subsidiary to us or a Wholly Owned Restricted Subsidiary to secure Indebtedness owing to us or such other Restricted Subsidiary,

(5)	Liens securing Indebtedness which is Incurred to refinance secured Indebtedness which is permitted to be Incurred under clause (a)(2) of the second paragraph of the “Limitation on Indebtedness” covenant; provided that such Liens do not extend to or cover any of our property or assets or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced,

(6)	Liens on any property or assets of a Restricted Subsidiary securing Indebtedness of such Restricted Subsidiary permitted under the “Limitation on Indebtedness” covenant, or

(7)	Permitted Liens.

Limitation on Sale/Leaseback Transactions

KCSM will not, and will not permit any Restricted Subsidiary to enter into any Sale/Leaseback Transaction with respect to any property, except that KCSM or any Restricted Subsidiary may enter into a Sale/ Leaseback Transaction if:

•

it would be entitled to Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to item (a)(8) under the “Limitation on Indebtedness” covenant;

•	the net proceeds received by KCSM or any Restricted Subsidiary in connection with such Sale/ Leaseback Transaction are at least equal to the Fair Market Value of such property; and

•	the transfer of such property is permitted by, and KCSM or any Restricted Subsidiary applies the proceeds of such transaction in compliance with, the “Limitation on Asset Sales” covenant.

Limitation on Asset Sales

We will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless:

(1)	the consideration received by us or such Restricted Subsidiary is at least equal to the Fair Market Value of the assets sold or disposed of; and

(2)	at least 75.0% of the consideration received (excluding any amount of Released Indebtedness) consists of (i) cash, (ii) Temporary Cash Investments , (iii) any securities, notes or other obligations received by KCSM or any such Restricted Subsidiary from such transferee that are within 90 days, converted by KCSM or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion or (iv) Designated Non-cash Consideration, provided that the aggregate fair market value of all Designated Non-cash Consideration that has been received by KCSM and its Restricted Subsidiaries pursuant to this clause (2) in respect of such and all prior Asset Sales shall not exceed $40.0 million. Any cash or cash equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration in accordance with the indenture relating to the notes shall have the effect of reducing the aggregate amount of Designated Non-cash Consideration received by the Company under this provision by the amount of cash or cash equivalents so received.

In the event and to the extent that the Net Cash Proceeds received by us or any of our Restricted Subsidiaries from one or more Asset Sales occurring on or after the Closing Date in any period of 12 consecutive months exceed 10.0% of Adjusted

Consolidated Net Tangible Assets (determined as of the date closest to the commencement of such 12-month period for which a quarterly or annual consolidated balance sheet of ours and our subsidiaries is internally available), then we shall or shall cause a Restricted Subsidiary to:

(A)	within 12 months after the date Net Cash Proceeds so received exceeds 10.0% of Adjusted Consolidated Net Tangible Assets:

(i)	apply an amount equal to such excess Net Cash Proceeds to permanently repay our unsubordinated Indebtedness, or Indebtedness of any of our Restricted Subsidiaries, in each case owing to a Person other than us, or any of our Restricted Subsidiaries; or

(ii)	invest an equal amount, or the amount not so applied pursuant to clause (i) (or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement), in property or assets (other than current assets) of a nature or type that are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, ours and our Restricted Subsidiaries existing on the date of such investment;

(B)	apply (no later than the end of the 12-month period referred to in clause (A)) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (A)) as provided in the following paragraph of this “Limitation on Asset Sales” covenant. The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 12-month period as set forth in clause (A) above and not applied as so required by the end of such period shall constitute “Excess Proceeds”; or

(C)	to the extent of the balance of any Net Cash Proceeds after application thereof in accordance with clauses (A) and (B) above, use such Net Cash Proceeds for any general corporate purposes permitted by the terms of the Indenture.

If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this “Limitation on Asset Sales” covenant totals at least $50.0 million, we must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the holders (and if required by the terms of any Indebtedness that is pari passu with the notes (“Pari Passu Indebtedness”), from the holders of such Pari Passu Indebtedness) on a pro rata basis the maximum principal amount of notes (and Pari Passu Indebtedness) that can be purchased with the Excess Proceeds on such date, at a purchase price equal to 100.0% of the principal amount of the notes (and Pari Passu Indebtedness), plus, in each case, accrued interest (if any) to the date of purchase.

Repurchase of Notes upon a Change of Control

We must commence, within 30 days of the occurrence of a Change of Control, and consummate an Offer to Purchase for all the notes then outstanding, at a purchase price equal to 101.0% of the principal amount thereof, plus accrued interest (if any) to the date of purchase.

There can be no assurance that we will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of the notes) required by the foregoing covenant (as well as may be contained in other of our securities or other Indebtedness which might be outstanding at the time). The above covenant requiring us to repurchase the notes will, unless consents are obtained, require us to repay all indebtedness then outstanding which by its terms would prohibit such note repurchase, either prior to or concurrently with such note repurchase.

Commission Reports and Reports to Holders

At all times from and after the Closing Date, whether or not we are then required to file reports with the SEC, for so long as any notes are outstanding, we shall file with the SEC all such reports and other information when and as we would be required to file with the SEC by Sections 13(a) or 15(d) under the Exchange Act if we were subject thereto, unless the SEC does not permit such filings, in which case we shall provide such reports and other information to the Trustee (within the same time periods that would be applicable if we were required and permitted to file reports with the SEC) and instruct the Trustee to mail such reports and other information to holders at their addresses set forth on the notes Register. We shall supply the Trustee and each holder or shall supply to the Trustee for forwarding to each such holder, without cost to such holder, copies of such reports and other information. Notwithstanding the foregoing, as long as KCSM is subject to informational requirements of the Exchange Act and in accordance therewith files reports and other information with the SEC, the Trustee and each holder shall be deemed to have been supplied the foregoing reports and forms at the time such Trustee or holder may electronically access such reports and forms by means of the SEC’s homepage on the internet or at KCS’s homepage on the internet.

Events of Default

The following events will be defined as “Events of Default” in the Indenture:

(1)	default in the payment of principal of (or premium, if any, on) any note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise;

(2)	default in the payment of interest on any note when the same becomes due and payable, and such default continues for a period of 30 days;

(3)	default in the performance of or breach of the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of our assets or the failure to make or consummate an Offer to Purchase in accordance with the “Limitation on Asset Sales” or “Repurchase of Notes upon a Change of Control” covenant;

(4)	we default in the performance of or breach any other covenant or agreement of ours in the Indenture or under the notes (other than a default specified in clause (1), (2) or (3) above), and such default or breach continues for a period of 60 consecutive days after written notice by the Trustee or the holders of 25.0% or more in aggregate principal amount of the notes;

(5)	there occurs with respect to any issue or issues of our Indebtedness or that of any of our Significant Subsidiaries having an outstanding principal amount of $35.0 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created:

(A)	an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration, and/or

(B)	the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default;

(6)	any final judgment or order (not covered by insurance) for the payment of money in excess of $35.0 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against us or any of our Significant Subsidiaries and shall not be paid or discharged, and there shall be any period of 30 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $35.0 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(7)	a court having jurisdiction in the premises enters a decree or order for:

(A)	relief in respect of us or any of our Significant Subsidiaries in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect,

(B)	appointment of a receiver, liquidator, assignee, síndico, custodian, trustee, sequestrator or similar official of us or any of our Significant Subsidiaries or for all or substantially all of our property and assets or those of our Significant Subsidiaries, or

(C)	the winding-up or liquidation of our affairs or the affairs of any of our Significant Subsidiaries and, in each case, such decree or order shall remain unstayed and in effect for a period of 30 consecutive days;

(8)	we or any of our Significant Subsidiaries:

(A)	commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law,

(B)	consent to the appointment of or taking possession by a receiver, liquidator, assignee, síndico, custodian, trustee, sequestrator or similar official of ours or any of our Significant Subsidiaries or for all or substantially all of our property and assets or those of any of our Significant Subsidiaries, or

(C)	effect any general assignment for the benefit of creditors;

(9) (A)	the Concession Title shall cease to grant to us the rights (including exclusive rights) currently provided therein and such cessation has had a material adverse effect on us and our Restricted Subsidiaries taken as a whole,

(B)	(x) the Concession Title shall for any reason be terminated and not reinstated within 30 days or (y) rights provided therein which were originally exclusive to us shall become nonexclusive and the cessation of such exclusivity has had a material adverse effect on us and our Restricted Subsidiaries, taken as a whole, or

(C)	the operations of the Northeast Rail Lines shall be commandeered or repossessed (a requisa) for a period of 90 days or more.

If an Event of Default (other than an Event of Default specified in clause (7), (8) or (9) (B) (x) above that occurs with respect to us) occurs and is continuing under the Indenture, the Trustee or the holders of at least 25.0% in aggregate principal amount of the notes then outstanding, by written notice to us (and to the Trustee if such notice is given by the holders), may, and the Trustee at the request of such holders shall, declare the principal of, premium, if any, and accrued interest on the notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (5) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (5) shall be remedied or cured by us or our Significant Subsidiary or waived by the holders of the Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause (7), (8) or (9) (B) (x) above occurs with respect to us, the principal of, premium, if any, and accrued interest on the notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of Trustee or any holder. The holders of a majority in principal amount of the outstanding notes, by written notice to us and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if (i) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived and (ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see “ — Modification and Waiver.”

The holders of a majority in aggregate principal amount at maturity of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of holders of notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of notes. A holder may not pursue any remedy with respect to the Indenture or the notes unless:

•	the holder gives the Trustee written notice of a continuing Event of Default;

•	the holders of at least 25.0% in aggregate principal amount at maturity of outstanding notes make a written request to the Trustee to pursue the remedy;

•	such holder or holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

•	the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

•	during such 60-day period, the holders of a majority in aggregate principal amount at maturity of the outstanding notes do not give the Trustee a direction that is inconsistent with the request.

However, such limitations do not apply to the right of any holder of notes to receive payment of the principal of, premium, if any, or interest on, the notes or to bring suit for the enforcement of any such payment, on or after the due date expressed in the notes, which right shall not be impaired or affected without the consent of the holder.

The Indenture will require certain of our officers to certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of our activities and those of our Restricted Subsidiaries and of our and our Restricted Subsidiaries’ performance under the Indenture and that we have fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. We will also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Indenture.

Consolidation, Merger and Sale of Assets

We will not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into us unless:

(1)	we shall be the continuing Person, or the Person (if other than us) formed by such consolidation or into which we are merged or that acquired or leased such property and our assets shall be a corporation organized and validly existing under the laws of Mexico (including, without limitation, a sociedad de responsabilidad limitada), the United States of America or any jurisdiction of either such country and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of our obligations on all of the notes and under the Indenture;

(2)	immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(3)	immediately after giving effect to such transaction on a pro forma basis we, or any Person becoming the successor obligor of the notes, could Incur at least $1.00 of Indebtedness under the first paragraph of the “Limitation on Indebtedness” covenant, provided that this clause (3) shall not apply to a consolidation or merger of us with or into a Wholly Owned Restricted Subsidiary with a positive net worth, provided that, in connection with any such consolidation or merger, no consideration (other than Common Stock in the surviving Person or us) shall be issued or distributed to our stockholders; and

(4)	we deliver to the Trustee an Officers’ Certificate (attaching the arithmetic computations to demonstrate compliance with clause (3)) and Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with; provided, however, that clause (3) above does not apply if, in the good faith determination of our Board of Directors, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change our jurisdiction of incorporation or to incorporate us under the laws of a state of the United States; and

provided further that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

Defeasance

Defeasance and Discharge

The Indenture will provide that we will be deemed to have paid and will be discharged from any and all obligations in respect of the notes on the date of the deposit referred to below, and the provisions of the Indenture will no longer be in effect with respect to the notes (except for, among other matters, certain obligations to register the transfer or exchange of the notes, to replace stolen, lost or mutilated notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things:

(1)	we have deposited with the Trustee, in trust, money and/or Government Securities that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the notes on the Stated Maturity of such payments or on the applicable redemption date, as the case may be, in accordance with the terms of the Indenture and the notes and we have specified whether the notes are being defeased to the Stated Maturity or to a particular redemption date;

(2)	we have delivered to the Trustee:

(A)	either (x) an Opinion of Counsel to the effect that holders will not recognize income, gain or loss for United States federal income tax purposes as a result of the exercise of our option under this “Defeasance” provision and will be subject to United States federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable United States federal income tax law after the Closing Date such that a ruling is no longer required or (y) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel, and

(B)	either (x) an Opinion of Counsel to the effect that, based upon Mexican law then in effect, holders will not recognize income, gain or loss for Mexican federal tax (including withholding tax) purposes as a result of the exercise of our option under this “Defeasance” provision and will be subject to Mexican federal tax (including withholding tax) on the same amount and in the same manner and at the same time as would have been the case if such deposit, defeasance and discharge had not occurred, or (y) a ruling directed to the Trustee received from the Mexican tax authorities to the same effect as the aforementioned Opinion of Counsel;

(3)	immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit, and such deposit shall not result in a breach or violation of or constitute a default under any other agreement or instrument to which we or any of our Subsidiaries is a party or by which we or any of our Subsidiaries are bound; and

(4)	if at such time the notes are listed on a national securities exchange, we have delivered to the Trustee an Opinion of Counsel to the effect that the notes will not be delisted as a result of such deposit, defeasance and discharge.

Defeasance of Certain Covenants and Certain Events of Default

The Indenture further will provide that its provisions will no longer be in effect with respect to clause (3) under “Consolidation, Merger and Sale of Assets” and all the covenants described herein under “Covenants,” clause (3) under “Events of Default” with respect to such clause (3) under “Consolidation, Merger and Sale of Assets,” clause (4) with respect to such other covenants and clauses (5) and (6) under “Events of Default” shall be deemed not to be Events of Default, upon, among other things, the deposit with the Trustee, in trust, of money and/or Government Securities that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the notes on the Stated Maturity of such payments or on the applicable redemption date, as the case may be, in accordance with the terms of the Indenture and the notes, notification as to whether the notes are being defeased to the Stated Maturity or to a particular redemption date, the satisfaction of the provisions described in clauses (3) and (4) of the preceding paragraph and the delivery by us to the Trustee of an Opinion of Counsel to the effect that, among other things, the holders will not recognize income, gain or loss for United States federal income tax or Mexican federal tax (including withholding tax) purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to United States federal income tax and Mexican federal tax (including withholding tax) on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

Defeasance and Certain Other Events of Default

In the event we exercise our option to omit compliance with certain covenants and provisions of the Indenture with respect to the notes, as described in the immediately preceding paragraph and the notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or Government Securities on deposit with the Trustee will be sufficient to pay amounts due on the notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the notes at the time of the acceleration resulting from such Event of Default. However, we will remain liable for such payments.

Satisfaction and Discharge

The Indenture will cease to be of further effect (except as to certain matters as expressly provided for in the Indenture) as to all notes when:

(1)	either (A) all such notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid) have been delivered to the Trustee for cancellation and we have paid all sums payable by us thereunder or (B) all such notes not theretofore delivered to the Trustee for cancellation have become due and payable or will become due and payable at their Stated Maturity within one year or will be called for redemption within one year and we have irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest to the date of deposit (in the case of notes which have become due and payable) or to the date such notes will become due and payable or to the date of redemption, as the case may be (in the case of notes which will become due and payable at their Stated Maturity within one year or which will be called for redemption within one year);

(2)	we have paid all other sums payable under the Indenture; and

(3)	we have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel each stating (and such statements shall be true) that (A) all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with and (B) such satisfaction and discharge will not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument (which, in the case of the Opinion of Counsel, would be any other material agreement or instrument known to such counsel after due inquiry) to which we or any of our Subsidiaries is a party or by which we or any of our Subsidiaries are bound.

Modification and Waiver

Modifications and amendments of the Indenture may be made by us and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes issued pursuant to the Indenture that is the subject of the proposed modification or amendment; provided, however, that no such modification or amendment may, without the consent of each holder affected thereby:

•	change the Stated Maturity of the principal of, or any installment of interest on, any note;

•	reduce the principal amount of, or premium, if any, or interest on, any note;

•	change the redemption dates from those specified under “Optional Redemption”;

•	change the place or currency of payment of principal of, or premium, if any, or interest on, any note;

•	impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the redemption date) of any note;

•	reduce the above-stated percentage of outstanding notes, the consent of whose holders is necessary to modify or amend the Indenture;

•	waive a default in the payment of principal of, premium, if any, or interest on, the notes;

•

reduce the percentage or aggregate principal amount of outstanding notes the consent of whose holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults; or

•	modify the Additional Amounts provisions in a manner adverse to the holders.

Additional Amounts

Any and all payments made by us to the holders, under or with respect to the notes will be treated for Mexican tax purposes as additional interest and will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including any interest or penalties with respect thereto) imposed or levied by or on behalf of Mexico or any political subdivision thereof or by any authority or agency therein or thereof having power to tax (hereinafter “Mexican Withholding Taxes”), unless the withholding or deduction of such Mexican Withholding Taxes is required by law or the administration thereof. In the event any Mexican Withholding Taxes are required to be so withheld or deducted, we will (i) pay such additional amounts (“Additional Amounts”) as will result in receipt by the holders of such amounts as would have been received by them had no such withholding or deduction been required, (ii) deduct or withhold such Mexican Withholding Taxes and (iii) remit the full amount so deducted or withheld to the relevant taxing or other authority. Notwithstanding the foregoing, no such Additional Amounts shall be payable for or on account of:

(a)	any Mexican Withholding Taxes which would not have been imposed or levied on a holder but for the existence of any present or former connection between the holder or beneficial owner of the notes and Mexico or any political subdivision or territory or possession thereof or area subject to its jurisdiction (including, without limitation, such holder or beneficial owner (i) being or having been a citizen or resident thereof, (ii) maintaining or having maintained an office, permanent establishment, fixed base or branch therein, or (iii) being or having been present or engaged in trade or business therein) except for a connection solely arising from the mere ownership of, or receipt of payment under, such note or the exercise or enforcement of rights under such note or the Indenture;

(b)	except as otherwise provided, any estate, inheritance, gift, sales, transfer, or personal property or similar tax, assessment or other governmental charge;

(c)	any Mexican Withholding Taxes that are imposed or levied by reason of the failure by the holder or beneficial owner of such note to comply with any certification, identification, information, documentation, declaration or other reporting requirement which is required or imposed by a statute, treaty, regulation, general rule or administrative practice as a precondition to exemption from, or reduction in the rate of, the imposition, withholding or deduction of any Mexican Withholding Taxes; provided that at least 60 days prior to (i) the first payment date with respect to which we shall apply this clause (c) and, (ii) in the event of a change in such certification, identification, information, documentation, declaration or other reporting requirement, the first payment date subsequent to such change, we shall have notified the Trustee, in writing, that the holders or beneficial owners of the notes will be required to provide such certification, identification, information or documentation, declaration or other reporting;

(d)	any Mexican Withholding Taxes that are imposed or levied by reason of the failure by the holder or beneficial owner of such notes to timely comply (subject to the conditions set forth below) with a written request by or on behalf of us to provide information, documentation or other evidence concerning the nationality, residence, identity, or registration with the Secretaría de Hacienda y Crédito Publico (the “Ministry of Finance and Public Credit”) of the holder or beneficial owner of such note that is necessary from time to time to determine the appropriate rate of deduction or withholding of Mexican Withholding Taxes applicable to such holder or beneficial owner; provided that at least 60 days prior to the first payment date with respect to which we shall apply this clause (d), we shall have notified the Trustee, in writing, that such holders or beneficial owners of the notes will be required to provide such information, documentation or other evidence;

(e)	the presentation of such note (where presentation is required) for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later, except to the extent that the holder or the beneficial owner of such note would have been entitled to Additional Amounts in respect of such Mexican Withholding Taxes on presenting such note for payment on any date during such 30-day period;

(f)	any Mexican Withholding Taxes that are payable only by a method other than withholding or deduction; or

(g)	any combination of items (a), (b), (c), (d), (e) and (f) above.

Notwithstanding the foregoing, the limitations on our obligation to pay Additional Amounts set forth in clauses (c) and (d) above shall not apply if the provision of the certification, identification, information, documentation, declaration or other evidence described in such clauses (c) and (d) would be materially more onerous, in form, in procedure or in the substance of information disclosed, to a holder or beneficial owner of a note (taking into account any relevant differences between United States and Mexican law, regulation or administrative practice) than comparable information or other applicable reporting requirements imposed or provided for under United States federal income tax law (including the United States—Mexico Income Tax Treaty), Treasury Regulations (including proposed Treasury Regulations) and administrative practice. In addition, the limitations on our obligation to pay Additional Amounts set forth in clauses (c) and (d) above shall not apply if Rule 1.3.22.8. of the Miscellaneous Tax Resolution currently in force or a substantially similar successor of such rule is in effect, unless (i) the provision of the certification, identification, information, documentation, declaration or other evidence described in clauses (c) and (d) is expressly required by statute, regulation, general rules or administrative practice in order to apply Rule 1.3.22.8. (or a substantially similar successor of such rule), we cannot obtain such certification, identification, information, or satisfy any other reporting requirements, on our own through reasonable diligence and we otherwise would meet the requirements for application of Rule 1.3.22.8. (or such successor of such rule) or (ii) in the case of a holder or beneficial owner of a note that is a pension fund or other tax-exempt organization, such holder or beneficial owner would be subject to Mexican Withholding Taxes at a rate less than that provided by Article 195, Section II paragraph (a) of the Mexican Income Tax Law in connection with Rule 1.3.22.8. if the information, documentation or other evidence required under clause (d) above were provided. In addition, clause (c) above shall not be construed to require that a non-Mexican pension or retirement fund, a non-Mexican tax-exempt organization, a non-Mexican financial institution or any other holder or beneficial owner of a note register with the Ministry of Finance and Public Credit for the purpose of establishing eligibility for an exemption from or reduction of Mexican Withholding Taxes.

We will, upon written request, provide the Trustee, the holders and the Paying Agent with a duly certified or authenticated copy of an original receipt of the payment of Mexican Withholding Taxes which we have withheld or deducted in respect of any payments made under or with respect to the notes.

In the event that Additional Amounts actually paid with respect to any notes are based on Mexican Withholding Taxes in excess of the appropriate Mexican Withholding Taxes applicable to the holder or beneficial owner of such notes and, as a result thereof, such holder or beneficial owner is entitled to make a claim for a refund of such excess, or credit such excess against Mexican taxes, then, to the extent it is able to do so without jeopardizing its entitlement to such refund or credit, such holder or beneficial owner shall, by accepting the notes, be deemed to have assigned and transferred all right, title and interest to any claim for a refund or credit of such excess to us. By making such assignment and transfer, the holder or beneficial owner makes no representation or warranty that we will be entitled to receive such claim for a refund or credit and incurs no other obligation with respect thereto (including executing or delivering any documents and paying any costs or expenses of ours relating to obtaining such refund). Nothing contained in this paragraph shall interfere with the right of each holder or beneficial owner of a note to arrange its tax affairs in whatever manner it thinks fit nor oblige any holder or beneficial owner of a note to claim any refund or credit or to disclose any information relating to its tax affairs or any computations in respect thereof or to do anything that would prejudice its ability to benefit from any other credits, reliefs, remissions or repayments to which it may be entitled.

If we are obligated to pay Additional Amounts with respect to any payment under or with respect to the notes (other than Additional Amounts payable on the date of the Indenture), we will, upon written request, deliver to the Trustee an Officers’ Certificate stating the fact that such Additional Amounts are payable and the amounts so payable.

In addition, we will pay any stamp, issue, registration, documentary or other similar taxes and other similar duties (including interest and penalties with respect thereto) imposed or levied by Mexico (or any political subdivision or taxing authority thereof or therein) in respect of the creation, issue and offering of the notes.

We undertake that we shall use commercially reasonable efforts in compliance with applicable law to maintain a paying agent in a member state of the European Union that is not obliged to deduct or withhold tax pursuant to Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directive.

Currency Indemnity

U.S. dollars are the sole currency of account and payment for all sums payable by us under or in connection with the notes, including damages. Any amount received or recovered in a currency other than dollars (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of KCSM or otherwise) by any Holder in respect of any sum expressed to be due to it from us shall only constitute a discharge to us to the extent of the dollar amount which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so). If that dollar amount is less than the dollar amount expressed to be due to the recipient under any note, we shall indemnify the recipient against any loss sustained by it as a result. In any event, we shall indemnify the recipient against the cost of making any such purchase. For the purposes of this paragraph, it will be sufficient for the Holder to certify in a satisfactory manner (indicating the sources of information used) that it would have suffered a loss had an actual purchase of dollars been made with the amount so received in that other currency on the date of receipt or recovery (or, if a purchase of dollars on such date had not been practicable, on the first date on which it would have been practicable, it being required that the need for a change of date be certified in the manner mentioned above). These indemnities constitute a separate and independent obligation from our other obligations, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any Holder and shall continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any note.

No Personal Liability of Incorporators, Stockholders, Officers, Directors, or Employees

The Indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of ours in the Indenture, or in any of the notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of ours or of any successor Person thereof. Each Holder, by accepting the notes, waives and releases all such liability.

Concerning the Trustee

The Indenture provides that, except during the continuance of a Default, the Trustee will not be liable, except for the performance of such duties as are specifically set forth in the Indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The Indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein, contain limitations on the rights of the Trustee, should it become a creditor of ours, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if the Trustee acquires any conflicting interest under the terms of the Trust Indenture Act of 1939, it must eliminate such conflict or resign.

Irish Stock Exchange Listing

The outstanding notes are listed on the Global Exchange Market of the Irish Stock Exchange.

Irish Listing Agent

Arthur Cox Listing Services Limited is the Irish listing agent in respect of the notes. We will maintain such agency so long as the notes are listed on the Irish Stock Exchange and the rules of the exchange so require.

Notices

All notices shall be deemed to have been given upon the mailing by first class mail, postage prepaid, of such notices to holders at their registered addresses as recorded in the notes Register, not later than the latest date, and not earlier than the earliest date, prescribed in the notes for the giving of such notice.

As long as the notes are listed on the Global Exchange Market of the Irish Stock Exchange, we will also provide notices to holders as required by the rules of such exchange for so long as it is required by its rules.

Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive notices.

Governing Law and Submission to Jurisdiction

The notes and the Indenture are governed by the laws of the State of New York. We will submit to the jurisdiction of the United States federal and New York state courts located in the Borough of Manhattan, City and State of New York for purposes of all legal actions and proceedings instituted in connection with the notes and the Indenture. We have appointed CT Corporation as authorized agent upon which process may be served in any such action.

Form and Denomination

Notes, whether sold in the United States in reliance on Rule 144A or in offshore transactions in reliance on Regulation S, will be represented by a single, permanent Global Security (which may be subdivided) in definitive, fully registered form without interest coupons (each a “Global Security”) in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Each Global Security will be deposited with the Trustee as custodian for DTC and registered in the name of a nominee of DTC for credit to the respective accounts of the purchaser at DTC.

Except in the limited circumstances described below under “Certificated Notes,” owners of beneficial interest in the Global Security will not be entitled to receive physical delivery of Certificated Notes. The notes are not issuable in bearer form. The Global Security may be transferred, in whole or in part, only to another nominee of DTC.

Notes transferred to institutional “accredited investors” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act that are not “qualified institutional buyers” as defined in Rule 144A under the Securities Act (“QIB”) (“Non-Global Purchasers”) will be issued and registered in certificated form without interest coupons (“Certificated Notes”). Upon the transfer of a note, each Non-Global Purchaser will be required to execute and deliver a letter (the “Accredited Investor Letter”) containing certain representations and agreements. Upon the transfer of Certificated Notes to a QIB or in an offshore transaction in reliance on Regulation S, such Certificated Notes will, unless the Global Security has previously been exchanged in whole for Certificated Notes, be exchanged for an interest in the Global Security.

The Global Security and the Certificated Notes (and any notes issued in exchange therefore) will be subject to certain restrictions on transfer set forth therein and in the Indenture, and will bear legends regarding such restrictions.

The Global Security

Ownership of beneficial interests in the Global Security will be limited to persons who have accounts with DTC (“participants”) or persons who hold interests through participants. Ownership of beneficial interests in the Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). QIBs may hold their interests in the Global Security directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

So long as DTC, or its nominee, is the registered owner or holder of the Global Security, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the Global Security for all purposes under the Indenture and the notes. No beneficial owner of an interest in the Global Security will be able to transfer that interest except in accordance with the applicable procedures of DTC, in addition to those provided for under the Indenture and, if applicable, those of Euroclear and Clearstream Banking. Payments of the principal of, premium, if any, and interest on, the Global Security will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither we, the notes trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest in respect of the Global Security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount at maturity of the Global Security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream Banking will be effected in the ordinary way in accordance with their respective rules and operating procedures.

We expect that DTC will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Security is credited and only in respect of such portion of the aggregate principal amount at maturity of notes as to which such participant or participants have given such direction. However, if there is an Event of Default under the notes, DTC will exchange the Global Security for notes, which it will distribute to its participants and which may be legended.

We understand that DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A under the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

Although DTC, Euroclear and Clearstream Banking are expected to follow the foregoing procedures in order to facilitate transfers of interests in the Global Security among participants of DTC, Euroclear and Clearstream Banking, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the notes trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream Banking or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

If DTC is at any time unwilling or unable to continue as a depositary for the Global Security and a successor depositary is not appointed by us within 90 days, we will issue Certificated Notes, in exchange for the Global Security. Holders of an interest in the Global Security may receive Certificated Notes, in accordance with DTC’s rules and procedures in addition to those provided for under the Indenture.

TAXATION

The following summary is based on the federal tax laws of Mexico and the United States as in effect on the date of this prospectus, and is subject to changes in Mexican or U.S. law, including changes that could have retroactive effect. The following summary does not take into account or discuss the tax laws of any country other than Mexico or the United States and does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to exchange the notes.

Prospective investors should consult their own tax advisors as to Mexican, U.S. or other tax consequences of the acquisition, ownership and disposition of exchange notes, including, without limitation, the consequences of the receipt of interest and the sale, redemption or repayment of exchange notes. FOREIGN HOLDERS (AS DEFINED BELOW) SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO WHETHER THEY RESIDE IN A COUNTRY THAT HAS ENTERED INTO A TAX CONVENTION (AS DEFINED BELOW) WITH MEXICO WHICH IS EFFECTIVE, AND IF SO, THE CONDITIONS AND REQUIREMENTS FOR OBTAINING BENEFITS UNDER ANY SUCH TAX CONVENTION.

Mexican Tax Considerations

The following is a description of the material consequences under Mexican federal tax law, as currently in effect, of the purchase, ownership and disposition of the notes by a holder that is not a resident of Mexico and that will not hold notes or a beneficial interest therein in connection with the conduct of a trade or business through a permanent establishment in Mexico (a Foreign Holder). The discussion below does not address all Mexican tax considerations that may be relevant to particular investors, nor does it address the special tax rules applicable to certain categories of investors or any tax consequences under the tax laws of any state or municipality of Mexico.

Foreign Holders According to Mexican Taxation

For purposes of Mexican taxation, an individual or corporation that does not satisfy the necessary requirements to be considered a Mexican resident for tax purposes, as described below, is deemed to be a Foreign Holder.

Individuals are considered to be Mexican residents when they have established their home in Mexico; if an individual has his/her home in Mexico and in another country simultaneously, he/she shall be deemed to be a resident of Mexico for tax purposes if his/her “center of vital interests” is located within Mexican territory. The center of vital interests of an individual is considered to be located in Mexico if, among other conditions, (i) more than 50% of his/her total income for the relevant year is from a source in Mexico, or (ii) the main center of his/her professional activities is in Mexico. Mexican nationals who filed a change of tax residence to a country or jurisdiction that does not have a comprehensive exchange of information agreement with Mexico in which his/her income is subject to a preferred tax regime pursuant to the provisions of the Mexican Income Tax Law, will be considered Mexican residents for tax purposes during the year of filing of the notice of such residence change and during the following three years. Unless otherwise proven, a Mexican national is deemed a resident of Mexico for tax purposes. Mexican nationals who are government officials or employees are considered Mexican residents for tax purposes.

A legal entity is considered a Mexican resident for tax purposes if it maintains the main administration of its business or its place of effective management is established in Mexico.

A Foreign Holder conducting activities through a permanent establishment for tax purposes in Mexico will be required to pay income tax in Mexico on any and all income attributable to such permanent establishment, which could include income from the notes.

As used in this summary, “Foreign Holder” means a beneficial owner of the Notes that:

•	is not a resident of Mexico for tax purposes as provided above; and

•	does not hold the Notes or a beneficial interest in the Notes in connection with the conduct of a trade or business through a permanent establishment in Mexico.

Taxation of Interest

Payments of interest on the notes (including payments of principal in excess of the issue price of the notes which, under the Mexican tax law, are deemed to be interest) made by us to a Foreign Holder will be subject to a Mexican withholding tax assessed at a rate of 4.9% if all of the following requirements are met:

(1)	the notes’ offering has been issued in a country that has double taxation treaty with Mexico through a bank or brokerage house and the offering was notified before the CNBV under article 7 of the Mexican Securities Law, and that such notification is filed before the Tax Administration Service (Servicio de Administración Tributaria, or SAT) and the information requirements related to such registration established in the general rules issued by the SAT are duly complied with; and

(2)	we timely file with the SAT, fifteen days after the placement of the notes, information regarding such placement, and on a quarterly basis, information, among other things, setting forth that no party related to us, jointly or individually, directly or indirectly, and that no person in the following subsection (a) and (b) is the effective beneficiary of more than 5% of the aggregate amount of each interest payment, and we maintain records that evidence compliance with this requirement.

(a)	a beneficial owner of more than 10% of our voting stock, directly or indirectly, jointly with persons related to us or individually, or

(b)	a corporation or other entity, more than 20% of whose stock is owned, directly or indirectly, jointly by persons related to us or individually.

For these purposes of section (a) and (b) above, persons will be related if:

•	one person holds an interest in the business of the other person;

•	both persons have common interests; or

•	a third party has an interest in the business or assets of both persons.

We expect that all of the foregoing requirements will be met and, accordingly, we expect to withhold Mexican tax from interest payments on the notes made to Foreign Holders at the 4.9% rate in accordance with the Mexican income tax law and regulations and supplemental guidelines (Regla I.3.17.11. de la Resolución Miscelánea Fiscal Vigente). In the event that any of the foregoing requirements are not met, under the Mexican income tax law, payments of interest on the notes made by us to a Foreign Holder will be subject to Mexican withholding tax assessed at a rate of 10%. Withholding taxes may be higher up to 30% if the requirements identified in items (1) or (2) above are not met.

As of the date of this prospectus, neither the United States-Mexico treaty nor any other tax treaty entered into by Mexico is expected generally to have any material effect on the Mexican income tax consequences described in this prospectus because, as discussed above, it is expected that the 4.9% rate will apply in the future and, therefore, we will be required to withhold taxes in connection with interest payments under the notes at the 4.9% rate.

Payments of interest on the notes made by us to non-Mexican pension and retirement funds will be exempt from Mexican withholding tax provided that:

•	such fund is duly incorporated pursuant to the laws of its country of residence and is the effective beneficiary of the interest payment;

•	such income is exempt from taxes in its country of residence; and

•	such fund is registered with the SAT in accordance with certain rules issued for these purposes.

Taxation of Principal Payments

In terms of the Mexican Income Tax Law and regulations there under, payments of principal under the notes made by us to a Foreign Holder will not be subject to any Mexican withholding or similar taxes.

Taxation of Dispositions

In terms of the Mexican income tax law and regulations thereunder, capital gains resulting from the sale or other disposition of notes by a Foreign Holder to another Foreign Holder are not taxable in Mexico. Transfers of the notes by residents of Mexico (including a permanent establishment for tax purposes therein of Foreign Holders) to Foreign Holders, or by a Foreign Holder to a resident of Mexico or to a permanent establishment of a Foreign Holder, will be subject to Mexican income tax in respect of taxation of interest.

Transfer Taxes, etc.

A Foreign Holder will not be liable for estate, gift, inheritance or similar taxes in Mexico, with respect to its holding or disposition of the notes, nor will it be liable for Mexican stamp, registration or similar taxes.

Additional Amounts

We have agreed, subject to specified exceptions and limitations, to pay additional amounts to the holders of the notes in respect of the Mexican withholding taxes mentioned above (except for the potential withholdings derived from the Taxation of Dispositions), in order for the holders to receive the net amount that they would have received if such withholdings would not have been made. If we pay additional amounts in respect of such Mexican withholding taxes, any refunds of such additional amounts will generally be for our account. See “Description of the Exchange Notes — Additional Amounts.”

Foreign Holders or beneficial owners of notes may be requested, subject to specified exceptions and limitations, to provide certain information or documentation necessary to enable us to establish the appropriate Mexican withholding tax rate applicable to such Foreign Holders or beneficial owners of notes. In the event that the specified information or documentation concerning the holder or beneficial owner, if requested, is not provided on a timely basis, we may withhold Mexican tax from that interest payment to that Holder or beneficial owner at the maximum applicable rate, but the obligations to pay additional amounts would be calculated considering the withholding that would have been applied if the documentation would have been available in a timely manner and limited as set forth under “Description of the Exchange Notes — Additional Amounts.”

Material United States Federal Income Taxation

The following is a summary of the material United States federal income tax consequences of the exchange offer and the ownership and disposition of exchange notes by a holder thereof. In addition, the discussion pertaining to the ownership and disposition of the exchange notes only applies to exchange notes acquired in this exchange offering in exchange for a like aggregate principal amount of outstanding notes and held as capital assets within the meaning of Section 1221 of the Code. Furthermore, this summary does not address, except as set forth below, aspects of United States federal income taxation that may be applicable to holders that are subject to special tax rules, such as

•	financial institutions,

•	banks,

•	insurance companies,

•	real estate investment trusts,

•	regulated investment companies,

•	traders in securities that elect to mark to market,

•	partnerships or other pass-through entities,

•	grantor trusts,

•	tax-exempt organizations,

•	S corporations,

•	United States expatriates,

•	dealers or traders in securities or currencies, or

•

holders that will hold an exchange note as part of a position in a straddle or as part of a hedging, conversion, “synthetic security” or other integrated financial transaction for United States federal income tax purposes or that have a functional currency other than the U.S. dollar.

Moreover, this description does not address the United States federal estate and gift tax or alternative minimum tax consequences of the acquisition, ownership and disposition of exchange notes. Each prospective acquirer should consult its independent tax advisor with respect to the United State federal, state, local and foreign tax consequences of the acquisition, ownership and disposition of exchange notes.

This description is based on the Code, existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions, each as announced and in effect on the date hereof. All of the foregoing are subject to change, possibly with retroactive effect, or differing interpretations which could affect the tax consequences described herein.

For purposes of this description, a “U.S. Holder” is a beneficial owner of exchange notes who for United States federal income tax purposes is:

•	an individual who is a citizen or resident of the United States;

•

a corporation or other entity taxable as a corporation for United States. federal income tax purposes created or organized in or under the laws of the United States, any State thereof, or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust (1) that validly elects to be treated as a United States person for United States federal income tax purposes or (2)(a) the administration over which a United States court can exercise primary supervision and (b) all of the substantial decisions of which one or more United States persons has the authority to control.

A “Non-U.S. Holder” is a beneficial owner of notes that is an individual, corporation, estate or trust that is not a United States Holder or a partnership.

If a partnership (or any other entity treated as a partnership for United States federal income tax purposes) holds exchange notes, the tax treatment of the partnership and a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Such a partner or partnership should consult its own independent tax advisor as to the tax consequences of an investment in exchange notes through a partnership.

No ruling from the Internal Revenue Service (the “IRS”) has been sought with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with such statements and conclusions. In addition, the discussion in this “Material U.S. Federal Income Taxation” section does not describe any tax consequences arising out of the laws of any state or local or foreign jurisdiction. Accordingly, each U.S. Holder should consult its own tax advisor with regard to the offering and the application of U.S. federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdictions, to its particular situation.

Exchange of an Outstanding Note for an Exchange Note pursuant to this exchange offer — U.S. Holders

The exchange by a U.S. Holder of an outstanding note for an exchange note will not constitute a taxable exchange for United States Federal income tax purposes. Consequently, no gain or loss will be recognized by U.S. Holders that exchange outstanding notes for exchange notes pursuant to this exchange offer. For purposes of determining gain or loss upon the subsequent sale or exchange of exchange notes, a U.S. Holder’s adjusted tax basis in exchange notes will be the same as such U.S. Holder’s adjusted tax basis in the outstanding note exchanged therefore. A U.S. Holder’s holding period for an exchange note will include the holding period for the note so exchanged.

Interest

If you are a U.S. Holder, stated interest paid to you on an exchange note, including any Additional Amounts paid and any Mexican withholding taxes withheld with respect to an exchange note or such Additional Amounts, will be includible in your gross income as ordinary interest income in accordance with your usual method of accounting for U.S. federal income tax purposes.

Solely for purposes of this discussion, the term “interest” shall include any Additional Amounts paid and any Mexican withholding taxes withheld with respect to exchange notes (or such Additional Amounts). Interest on exchange notes will be treated as foreign-source income for U.S. federal income tax purposes. For U.S. foreign tax credit limitation purposes, interest on exchange notes generally will constitute passive category income. Alternatively, a U.S. Holder may elect to deduct any Mexican withholding taxes withheld when computing its U.S. federal taxable income, provided that such U.S. Holder elects to deduct (rather than credit) all foreign income taxes paid or accrued for the taxable year. The rules relating to foreign credits are complex and U.S. Holders should consult with their own independent tax advisors regarding the availability of a foreign tax credit and the application of the foreign tax credit limitations to their particular situation.

Subject to the discussion below under the caption “U.S. Backup Withholding Tax and Information Reporting,” if you are a Non-U.S. Holder, payments to you of interest on an exchange note will not be subject to U.S. federal income tax unless the income is effectively connected with your conduct of a trade or business in the United States (and, if an income tax treaty applies, is attributable to a U.S. permanent establishment or fixed base), in which case you will be taxed at graduated rates on a net income basis similarly to a U.S. Holder. For corporate Non-U.S. Holders receiving such interest, income may also be subject to an additional “branch profits” tax at a 30% rate or a lower rate if specified by an applicable income tax treaty.

Effect of Optional Redemption

In certain circumstances, we may be obligated to pay amounts in excess of stated interest or principal on exchange notes or required to redeem exchange notes. For example, if we experience a change of control, holders of exchange notes may require us to repurchase all or part of the exchange notes at 101% of their principal amount, plus accrued and unpaid interest, if any, and any Additional Amounts to the redemption date (see “Description of the Exchange Notes — Repurchase of Notes upon a Change in Control”). Under applicable Treasury Regulations regarding notes issued with OID, if based on all the facts and circumstances as of the date on which the outstanding notes were issued, there was a remote likelihood that these contingent events would occur and such payments would be made, it is assumed that such events will not occur and such payments will not be made. We believe that, based on all the facts and circumstances as of the issue date of the outstanding notes, there was a remote likelihood the contingencies would occur; therefore, for purposes of the applicable rules these contingencies will be treated as if they will not occur. In each case, our determination is not binding on the U.S. Internal Revenue Service, or the IRS, and if the IRS were to challenge this determination, you may be required to accrue income on the exchange notes that you own in excess of stated interest, and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of such exchange notes before the resolution of the contingency. In the event that any of these contingencies were to occur, it would affect the amount and timing of the income that you recognize. U.S. Holders are urged to consult their own tax advisors regarding the potential application to the exchange notes of the contingent payment debt instrument rules and the consequences thereof.

Sale, Exchange or Retirement

If you are a U.S. Holder, upon the sale, exchange or retirement of an exchange note you will recognize taxable gain or loss equal to the difference, if any, between the amount realized on the sale, exchange or retirement, other than accrued but unpaid interest which will be taxable as such, and your adjusted tax basis in the exchange note. Your adjusted tax basis in an exchange note generally will equal your cost of the outstanding note which you exchanged for the exchange note. Any such gain or loss will be capital gain or loss. If you are an individual U.S. Holder, the maximum marginal U.S. federal income tax rate applicable to the gain will be lower than the maximum marginal U.S. federal income tax rate applicable to ordinary income (other than certain dividends) if your holding period for the exchange notes exceeds one year (i.e., it is a long-term capital gain). These preferential rates are currently scheduled to increase for taxable years beginning on or after January 1, 2013. Any gain or loss realized on the sale, exchange or retirement of an exchange note generally will be treated as U.S.-source gain or loss, as the case may be. Accordingly, if Mexican or other foreign income tax is imposed on the sale, exchange or retirement of the notes, a U.S. Holder may not be able to fully utilize its U.S. foreign tax credits in respect of such tax unless such U.S. Holder has other foreign-source income. Prospective investors should consult their own independent tax advisors as to the U.S. tax and foreign tax credit implications of such sale, exchange or retirement of notes. The deductibility of capital losses is subject to limitations.

Subject to the discussion below under the caption “U.S. Backup Withholding Tax and Information Reporting,” if you are a Non-U.S. Holder, any gain realized by you upon the sale, exchange or retirement of an exchange note generally will not be subject to U.S. federal income tax, unless:

•

the gain is effectively connected with your conduct of a trade or business in the United States (and, if an income tax treaty applies, is attributable to a U.S. permanent establishment or fixed base), or

•	if you are an individual Non-U.S. Holder, you are present in the United States for 183 days or more in the taxable year of the sale, exchange or retirement and certain other conditions are met.

Gain with respect to exchange notes that are effectively connected with a U.S. trade or business (and, if an income tax treaty applies, is attributable to a U.S. permanent establishment or fixed base) will be taxed on a net income basis at graduated rates similarly to U.S. Holders (or lower applicable treaty rate). Corporate Non-U.S. Holders that realize such gain may also be subject to an additional “branch profits” tax at a 30% rate or a lower rate if specified by an applicable income tax treaty. Furthermore, if you are Non-U.S. Holder described in the second bullet point above, you will be subject to U.S. federal income tax at a 30% rate (or lower applicable treaty rate) on any capital gain, which may be offset by certain capital losses.

Discharge

If we were to obtain a discharge of the indenture with respect to all of the notes then outstanding, as described above under clause (1)(B) of “Description of the Exchange Notes — Satisfaction and Discharge,” such discharge would generally be deemed to constitute a taxable exchange of the exchange notes outstanding for other property. In such case, a U.S. Holder would be required to recognize capital gain or loss in connection with such deemed exchange, which generally will be U.S. source. In addition, after such deemed exchange, a U.S. Holder might also be required to recognize income from the property deemed to have been received in such exchange over the life of the transaction in a manner or amount that is different than if the discharge had not occurred. U.S. Holders and Non-U.S. Holders should consult their tax advisors as to the specific consequences arising from a discharge in their particular situations.

U.S. Backup Withholding Tax and Information Reporting

Backup withholding tax and information reporting requirements apply to certain payments of principal of, and interest on, an obligation and to proceeds of the sale, exchange or redemption of an obligation, to certain holders of exchange notes that are U.S. persons. Information reporting generally will apply to payments of interest and to proceeds from the sale, exchange or redemption of exchange notes made within the United States to a holder of exchange notes (other than an exempt recipient, a payee that is not a U.S. person who provides appropriate certification and certain other persons). The payor will be required to withhold backup withholding tax on payments made within the United States on an exchange note to a holder of a note that is a U.S. person, other than an exempt recipient, if the holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with, or establish an exemption from, the backup withholding requirements. Payments within the United States of principal and interest to a holder of an exchange note that is not a U.S. person will not be subject to backup withholding tax and information reporting requirements if an appropriate certification is provided by the holder to the payor and the payor does not have actual knowledge or a reason to know that the certificate is incorrect.

Foreign Asset Reporting

Certain U.S. Holders who are individuals are required to report information relating to an interest in the exchange notes, subject to certain exceptions (including an exception for exchange notes held in custodial accounts maintained by U.S. financial institutions). U.S. Holders are urged to consult their tax advisors regarding their information reporting requirements, if any, with respect to their ownership and disposition of the exchange notes.

The above description is not intended to constitute a complete analysis of all tax consequences relating to the exchange offer and the ownership and disposition of exchange notes. Prospective acquirers of exchange notes should consult their own independent tax advisors concerning the tax consequences of their particular situations.

European Union Savings Directive (Directive 2003/48/EC)

Under Council Directive 2003/48/EC on the taxation of savings income (the “Directive”), each member state of the European Union is required to provide to the tax authorities of another member state details of payments of interest or other similar income paid by a person within its jurisdiction to, or collected by such a person for, an individual, or certain other types of person, resident in that other member state; however, for a transitional period, Austria and Luxembourg are instead required to apply (unless during that period they elect otherwise) a withholding system in relation to such payments, deducting tax at rates rising over time to 35%. Belgium applied a similar withholding tax system for a transitional period until 1 January 2010. The transitional period is to terminate at the end of the first full fiscal year following agreement by certain non- EU countries to the exchange of information relating to such payments.

A number of non-EU countries, and certain dependent or associated territories of certain member states, have also agreed to adopt similar measures (either provision of information or transitional withholding) in relation to payments made by a person within their respective jurisdictions to, or collected by such a person for, an individual, or certain other types of person, resident in a member state (for example, a withholding system in the case of Switzerland).

The European Commission has published proposals for amendments to the Directive, which may amend or broaden the scope of the requirements described above.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for securities where such securities were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the date of consummation of the exchange offer and ending on the close of business one year after that date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. We have agreed to use our reasonable best efforts to keep the exchange offer registration statement effective so that it is available for such resales during such period.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Subject to the terms of the registration rights agreement, for a period of one year after the consummation of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holder of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

The exchange notes will constitute a new issue of securities with no established trading market. We do not intend to list the exchange notes on any national securities exchange or to seek approval for quotation through any automated quotation system. The initial purchasers informed us that, following the completion of the initial distribution of the outstanding notes, they intended to make a market in the outstanding notes. However, any such market making may be discontinued at any time. Accordingly, we cannot guarantee the development or liquidity of any trading market for the exchange notes. If a trading market does not develop or is not maintained, holders of the exchange notes may experience difficulty in reselling the exchange notes or may be unable to sell them at all. If a market for the exchange notes develops, any such market may cease to continue at any time. In addition, if a market for the exchange notes develops, the market prices of the exchange notes may be volatile. Factors such as fluctuations in our earnings and cash flow, the difference between our actual results and results expected by investors and analysts and Mexican and U.S. currency and economic developments could cause the market prices of the exchange notes to fluctuate substantially.

VALIDITY OF NOTES

The validity of the exchange notes offered and sold in this offering will be passed upon for us by White & Case LLP. Certain legal matters in connection with the exchange offer will also be passed upon by Edgar Aguileta Gutierrez, our Associate General Counsel. Certain U.S. federal income tax consequences of this offering will be passed upon for us by White & Case LLP and certain Mexican tax consequences of this offering will be passed upon for us by Baker  & McKenzie México, S.C., with respect to matters of Mexican law.

EXPERTS

The consolidated financial statements of Kansas City Southern de México, S.A. de C.V. as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

KANSAS CITY SOUTHERN DE MÉXICO, S.A. DE C.V. AND SUBSIDIARIES

Consolidated Financial Statements

Index to Consolidated Financial Statements

Contents	Page
Unaudited Interim Consolidated Financial Statements:
Consolidated Statement of Income — Three Months Ended March 31, 2011 and 2010	F-2
Consolidated Balance Sheets — March 31, 2011 and December 31, 2010	F-3
Consolidated Statements of Cash Flows — Three Months Ended March 31, 2011 and 2010	F-4
Notes to Consolidated Financial Statements	F-5

Audited Consolidated Financial Statements:
Management’s Report on Internal Control Over Financial Reporting	F-9
Report of KPMG LLP, Independent Registered Public Accounting Firm, regarding Company’s Consolidated Financial Statements for the years ended December 31, 2010, 2009 and 2008	F-10
Consolidated Statements of Income for the years ended December 31, 2010, 2009 and 2008	F-11
Consolidated Balance Sheets at December 31, 2010 and 2009	F-12
Consolidated Statements of Cash Flows for the years ended December 31, 2010, 2009 and 2008	F-13
Consolidated Statements of Changes in Stockholders’ Equity and Comprehensive Income for the years ended December 31, 2010, 2009 and 2008	F-14
Notes to the Consolidated Financial Statements	F-15

KANSAS CITY SOUTHERN DE MÉXICO, S.A. DE C.V. AND SUBSIDIARIES

Consolidated Statements of Income

	Three Months Ended March 31,
	2011	2010
	(In millions)
	(Unaudited)
Revenues	$218.2	$190.8

Operating expenses:
Compensation and benefits	30.7	22.5
Purchased services	31.1	32.0
Fuel	33.8	26.4
Equipment costs	20.5	18.5
Depreciation and amortization	21.2	23.9
Materials and other	12.7	11.2

Total operating expenses	150.0	134.5

Operating income	68.2	56.3
Equity in net earnings of unconsolidated affiliates	0.8	1.5
Interest expense	(19.9)	(27.5)
Debt retirement costs	—	(14.9)
Foreign exchange gain	—	2.8
Other income, net	1.8	0.5

Income before income taxes	50.9	18.7
Income tax expense	17.4	7.6

Net income	$33.5	$11.1

See accompanying notes to consolidated financial statements.

KANSAS CITY SOUTHERN DE MÉXICO, S.A. DE C.V. AND SUBSIDIARIES

Consolidated Balance Sheets

	March 31, 2011	December 31, 2010
	(In millions, except share amounts)
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$67.6	$37.0
Accounts receivable, net	97.9	83.7
Related company receivables	27.3	18.8
Materials and supplies	30.9	35.1
Deferred income taxes	113.0	109.2
Other current assets	73.7	93.4

Total current assets	410.4	377.2
Investments	13.3	12.1
Property and equipment (including concession assets), net	2,278.5	2,276.2
Other assets	31.9	33.5

Total assets	$2,734.1	$2,699.0

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Debt due within one year	$11.2	$11.2
Accounts payable and accrued liabilities	133.6	152.0
Related company payables	2.0	2.4

Total current liabilities	146.8	165.6
Long-term debt	870.6	874.4
Related company debt	39.0	39.0
Deferred income taxes	63.9	42.6
Other noncurrent liabilities and deferred credits	90.2	87.7

Total liabilities	1,210.5	1,209.3

Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, 4,785,510,235 shares authorized, issued without par value	602.3	602.3
Additional paid-in capital	243.6	243.6
Retained earnings	680.1	646.6
Accumulated other comprehensive loss	(2.4)	(2.8)

Total stockholders’ equity	1,523.6	1,489.7

Total liabilities and stockholders’ equity	$2,734.1	$2,699.0

See accompanying notes to consolidated financial statements.

KANSAS CITY SOUTHERN DE MÉXICO, S.A. DE C.V. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	Three Months Ended March 31,
	2011	2010
	(In millions)
	(Unaudited)
Operating activities:
Net income	$33.5	$11.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	21.2	23.9
Deferred income taxes	17.4	7.6
Equity in undistributed earnings of unconsolidated affiliates	(0.8)	(1.5)
Deferred compensation	5.9	1.5
Cash payments related to hurricane damage	(1.0)	—
Insurance proceeds related to hurricane damage	10.5	—
Debt retirement cost	—	14.9
Changes in working capital items:
Accounts receivable	(14.2)	(15.6)
Related companies	(8.9)	(3.9)
Materials and supplies	4.7	(2.1)
Other current assets	7.5	(2.6)
Accounts payable and accrued liabilities	(8.2)	22.8
Other, net	(1.0)	0.5

Net cash provided by operating activities	66.6	56.6

Investing activities:
Capital expenditures	(37.0)	(21.8)
Acquisition of an intermodal facility, net of cash acquired	—	(25.0)
Insurance proceeds related to hurricane damage	4.5	—
Proceeds from disposal of property	0.6	0.3
Repayments of loan from a related company	—	30.2
Other, net	—	(0.5)

Net cash used for investing activities	(31.9)	(16.8)

Financing activities:
Proceeds from issuance of long-term debt	—	295.7
Repayment of long-term debt	(4.1)	(300.3)
Debt costs	—	(18.9)

Net cash used for financing activities	(4.1)	(23.5)
Cash and cash equivalents:
Net increase during each period	30.6	16.3
At beginning of year	37.0	92.6

At end of period	$67.6	$108.9

See accompanying notes to consolidated financial statements.

KANSAS CITY SOUTHERN DE MÉXICO, S.A. DE C.V. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Amounts in millions of U.S. dollars)

1. Accounting Policies, Interim Financial Statements and Basis of Presentation

In the opinion of the management of KCSM, the accompanying unaudited consolidated financial statements contain all adjustments necessary for a fair presentation of the results for interim periods. All adjustments made were of a normal and recurring nature. Certain information and footnote disclosure normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted. These consolidated financial statements should be read in conjunction with the consolidated financial statements and accompanying notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010. The results of operations for the three months ended March 31, 2011, are not necessarily indicative of the results to be expected for the full year ending December 31, 2011. Certain prior year amounts have been reclassified to conform to the current year presentation.

2. Hurricane Alex

Hurricane Alex made landfall on June 30, 2010, causing widespread damage and flooding in central and northeastern Mexico. The hurricane resulted in extensive damage to KCSM’s track and bridge infrastructures, and also caused multiple track-related incidents and significantly disrupted the Company’s rail service.

The Company maintains a comprehensive insurance program intended to cover such events. The property and casualty insurance program covers loss or damage to Company property and third party property over which the Company has custody and control and covers losses associated with business interruption. This program has combined coverage for both property damage and business interruption and has a self-insured retention amount of $10.0 million for flood related losses. In addition, the Company also maintains a general liability insurance program. This program had a self-insured retention of $1.0 million in Mexico at the time of Hurricane Alex. The Company’s policy limits are in excess of the hurricane losses incurred.

Hurricane Alex affected revenues as customers were required to use alternate carriers or modes of transportation until rail service was restored. Based on data contained in the Company’s revised insurance claim, which may be updated and adjusted, the Company currently estimates that resulting lost revenues in the third quarter of 2010 were approximately $28.0 million before related avoided costs. Incurred losses related to property damage and incremental expenses were $34.9 million.

The $34.9 million of incurred losses related to property damage and incremental expenses were offset by a receivable for probable insurance recoveries. Through April 21, 2011, the Company has received $40.0 million of insurance proceeds (see table below). A portion of the proceeds received in the second quarter of 2011 will be allocated to the Company’s affiliate, The Kansas City Southern Railroad Company. The proceeds collected in excess of the outstanding receivable, and any subsequent proceeds, will be recognized as income when all contingencies have been resolved, which generally occurs at the time of final settlement.

The $40.0 million of insurance proceeds were collected in the following periods (in millions):

Period Received	Amount Collected
Fourth quarter 2010	$10.0
First quarter 2011	15.0
Second quarter 2011 — to date	15.0

Total proceeds collected to date	$40.0

3. Property and Equipment (including Concession Assets)

Property and equipment, including concession assets, and related accumulated depreciation and amortization are summarized below (in millions):

	March 31, 2011	December 31, 2010
Land	$76.2	$76.2
Concession land rights	141.2	141.2
Road property	2,014.3	1,998.0
Equipment	389.3	393.0
Technology and other	20.1	20.3
Construction in progress	71.9	73.1

Total property	2,713.0	2,701.8
Accumulated depreciation and amortization	434.5	425.6

Net property	$2,278.5	$2,276.2

Concession assets, net of accumulated amortization of $309.0 million and $305.3 million, totaled $1,811.9 million and $1,800.1 million at March 31, 2011 and December 31, 2010, respectively.

4. Fair Value Measurements

The Company’s short term financial instruments include cash and cash equivalents, accounts receivable, and accounts payable. The carrying value of the short term financial instruments approximates their fair value.

The fair value of the Company’s debt is estimated using quoted market prices when available. When quoted market prices are not available, fair value is estimated based on current market interest rates for debt with similar maturities and credit quality. The fair value of the Company’s debt was $984.8 million and $981.2 million at March 31, 2011 and December 31, 2010, respectively. The carrying value was $920.8 million and $924.6 million at March 31, 2011 and December 31, 2010, respectively.

5. Comprehensive Income

Other comprehensive income refers to revenues, expenses, gains and losses that under U.S. GAAP are included in comprehensive income, a component of stockholders’ equity within the consolidated balance sheets, rather than net income. Under existing accounting standards, other comprehensive income for KCSM reflects the cumulative translation adjustment on Ferrocarril y Terminal del Valle de México, S.A. de C.V. (“FTVM”).

KCSM’s total comprehensive income is as follows (in millions):

	Three Months Ended March 31,
	2011	2010
Net income	$33.5	$11.1
Other comprehensive income:
Cumulative translation adjustment — FTVM	0.4	0.5

Total comprehensive income	$33.9	$11.6

6. Commitments and Contingencies

Concession duty. Under KCSM’s railroad concession from the Mexican government (the “Concession”), the Mexican government has the right to receive a payment from the Company equivalent to 0.5% of the gross revenue during the first 15 years of the Concession period and, beginning on June 24, 2012, 1.25% for the remaining years of the Concession period. For the three months ended March 31, 2011 and 2010, the concession duty expense was $1.1 million compared to $1.0 million, respectively, which was recorded within operating expenses.

Litigation. The Company is a party to various legal proceedings and administrative actions, all of which, except as set forth below, are of an ordinary, routine nature and incidental to its operations. KCSM aggressively defends these matters and has established liability provisions, which management believes are adequate to cover expected costs. Although it is not possible to predict the outcome of any legal proceeding, in the opinion of management, other than those proceedings described in detail below, such proceedings and actions should not, individually, or in the aggregate, have a material adverse effect on the Company’s financial condition and liquidity. However, a material adverse outcome in one or more of these proceedings could have a material adverse impact on the operating results of a particular quarter or fiscal year.

Environmental Liabilities. The Company’s operations are subject to Mexican federal and state laws and regulations relating to the protection of the environment through the establishment of standards for water discharge, water supply, emissions, noise pollution, hazardous substances and transportation and handling of hazardous and solid waste. The Mexican government may bring administrative and criminal proceedings and impose economic sanctions against companies that violate environmental laws, and temporarily or even permanently close non-complying facilities.

The risk of incurring environmental liability is inherent in the railroad industry. As part of serving the petroleum and chemicals industry, the Company transports hazardous materials and has a professional team available to respond and handle environmental issues that might occur in the transport of such materials. Additionally, the Company has initiated environmental, health and safety management system programs to reduce the Company’s potential liability. The Company performs ongoing reviews and evaluations of the various environmental programs and issues within the Company’s operations, and, as necessary, takes actions intended to limit the Company’s exposure to potential liability. Although these costs cannot be predicted with certainty, management believes that the ultimate outcome of identified matters will not have a material adverse effect on the Company’s consolidated financial position or cash flows.

Settlement Agreement. On February 9, 2010, (i) KCSM and (ii) Ferrocarril Mexicano, S.A. de C.V. (“Ferromex”), Ferrosur, S.A. de C.V. (“Ferrosur”), Minera México, S.A. de C.V., Infraestructura y Transportes Ferroviarios, S.A. de C.V., Infraestructura y Transportes México, S.A. de C.V., Líneas Ferroviarias de México, S.A. de C.V., Grupo Ferroviario Mexicano, S.A. de C.V., and Grupo México, S.A.B. de C.V. (jointly, the “Ferromex Parties”) entered into a Settlement Agreement (the “Settlement Agreement”).

Pursuant to the Settlement Agreement, the parties agreed to completely, definitively and irrevocably terminate (i) certain disputes, procedures and controversies among KCSM and the Ferromex Parties, in connection with the merger between Ferromex and Ferrosur, including KCSM’s involvement in such procedures as an interested party; and (ii) the lawsuit filed against KCSM and the Mexican Government in connection with several disputes, procedures and controversies before judicial authorities with respect to the acquisition of the shares of Ferrocarril del Noreste, S.A. de C.V. (now KCSM) by Grupo Transportación Ferroviaria Mexicana, S.A. de C.V., in 1997 (the “Settlement Procedures”). The parties waived their rights to any future actions derived from or related to the Settlement Procedures. Further, the parties did not settle or agree to settle any disputes, controversies or procedures other than the Settlement Procedures.

Under the Settlement Agreement, Ferrosur agreed to grant KCSM certain trackage and switching rights within Veracruz, México, and switching rights in the Puebla-Tlaxcala zone. In a related agreement, the parties further agreed to amend the FTVM by-laws to, among other changes, grant certain veto and voting rights to KCSM at the shareholders’ and the board of directors’ levels.

In November 2005, Ferromex acquired control of and merged with Ferrosur creating Mexico’s largest railway, though such merger had been previously rejected by the Comisión Federal de Competencia (Mexican Antitrust Commission or “COFECO”). The Settlement Agreement provides that if COFECO does not authorize the merger of Ferromex and Ferrosur, the Settlement Agreement shall be terminated twelve months after the relevant resolution of the Governmental Authority is issued or when the unwinding is effective, whichever is later. On May 12, 2010, the Administrative and Fiscal Federal Court annulled the decision of COFECO and approved the merger between Ferromex and Ferrosur. On October 21, 2010, COFECO filed an appeal with the Collegiate Circuit Federal Court and on March 25, 2011, the Collegiate Circuit Federal Court dismissed the appeal and the merger between Ferromex and Ferrosur is considered final.

Certain Disputes with Ferromex. KCSM and Ferromex use certain trackage rights, haulage rights, and interline services (the “Services”) provided by each other. The rates to be charged after January 1, 2009, were agreed to pursuant to the Trackage Rights Agreement, dated February 9, 2010 (the “Trackage Rights Agreement”), between KCSM and Ferromex. The rates payable for these Services for the period beginning in 1998 through December 31, 2008 are still not resolved. If KCSM cannot reach an agreement with Ferromex for rates applicable for Services prior to January 1, 2009 which are not subject to the Trackage Rights Agreement, the Secretaría de Comunicaciones y Transportes (“Secretary of Communications and Transportation”) (“SCT”) is entitled to set the rates in accordance with Mexican law and regulations. KCSM and Ferromex both initiated administrative proceedings seeking a determination by the SCT of the rates that KCSM and Ferromex should pay each other in connection with the Services. The SCT issued rulings in 2002 and 2008 setting the rates for the Services and both KCSM and Ferromex challenged these rulings.

In addition, KCSM is currently involved in judicial, civil and administrative proceedings and negotiations with Ferromex regarding the rates payable to each other for the Services for the periods prior to January 1, 2009. Although KCSM and Ferromex have challenged these matters based on different grounds and these cases continue to evolve, management believes the amounts recorded related to these matters are adequate.

While the outcome of these matters cannot be predicted with certainty, the Company does not believe, when finally resolved, that these disputes will have a material effect on its results of operations or financial condition. However, an unexpected adverse resolution could have a material effect on the results of operations in particular quarter or fiscal year.

SCT Sanction Proceedings. In April 2006, the SCT initiated proceedings against KCSM, claiming that KCSM had failed to make certain minimum capital investments projected for 2004 and 2005 under its five-year business plan filed with the SCT prior to its April 2005 acquisition by Kansas City Southern (“KCS”) (collectively, the “Capital Investment Proceedings”). KCSM responded to the SCT by providing evidence in support of its investments and explaining why it believes sanctions were not appropriate. On March 24, 2011, the Company received a favorable resolution from the Tax and Administration Court and the Company considers this matter resolved.

On July 23, 2008, the SCT delivered notice to KCSM of proceedings against KCSM, claiming, among other things, that KCSM refused to grant Ferromex access to certain trackage over which Ferromex alleges it has trackage rights on six different occasions and, thus denied Ferromex the ability to provide service to a Mexican subsidiary of a large U.S. Auto Manufacturer at this location. On August 13, 2008, KCSM filed a response to the SCT. On July 15, 2010, the SCT resolved to consolidate these six sanction proceedings into a single proceeding, determining that the actions that motivated the underlying claims constitute a single occasion. On August 19, 2010, Ferromex filed an appeal which KCSM considers to be without merit. Management believes that even if KCSM were to be found liable, a single sanction would be imposed and could be challenged in the Administrative and Fiscal Federal Court. A single sanction makes it more likely that any unfavorable resolution will not have a material impact on KCSM’s results of operations. However, if KCSM is ultimately sanctioned by the SCT for “generic” sanctions on five occasions over the term of the Concession, KCSM could be subject to possible future SCT action seeking revocation of the Concession.

Contractual Agreements. In the normal course of business, the Company enters into various contractual agreements related to commercial arrangements and the use of other railroads’ or governmental entities’ infrastructure needed for the operations of the business. The Company is involved or may become involved in certain disputes involving transportation rates, product loss or damage, charges, and interpretations related to these agreements. While the outcome of these matters cannot be predicted with certainty, the Company does not believe, when finally resolved, that these disputes will have a material effect on its results of operations or financial condition. However, an unexpected adverse resolution could have a material effect on the results of operations in a particular quarter or fiscal year.

Credit Risk. The Company continually monitors risks related to the economic changes and certain customer receivable concentrations. Significant changes in customer concentration or payment terms, deterioration of customer credit-worthiness or further weakening in economic trends could have a significant impact on the collectability of KCSM’s receivables and operating results. If the financial condition of KCSM’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. The Company has recorded provisions for uncollectability based on its best estimate at March 31, 2011.

Income Tax. Tax returns filed by the Company from 2004 through the current year remain open to examination by the taxing authorities. The 2004 and 2005 tax returns are currently under examination. The Company believes that no provision is required as it expects to resolve these audits without a material adjustment. However, an unexpected adverse resolution could have a material effect on the results of operations in a particular quarter or fiscal year.

Management’s Report on Internal Control over Financial Reporting

The management of Kansas City Southern de México, S.A. de C.V., is responsible for establishing and maintaining adequate internal control over financial reporting as such term is defined in Exchange Act Rules 13a-15(f) and 15d-15(f). KCSM’s internal control over financial reporting was designed to provide reasonable assurance to the Company’s management and Board of Directors regarding the preparation and fair presentation of published financial statements.

All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

Under the supervision and participation of the Company’s President and Executive Representative and the Chief Financial Officer, management conducted an evaluation of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2010, based on the framework established by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control — Integrated Framework (commonly referred to as the COSO framework). Based on its evaluation, management concluded that the Company’s internal control over financial reporting was effective as of December 31, 2010, based on the criteria outlined in the COSO framework.

This annual report does not include an attestation report of the Company’s independent registered public accounting firm regarding internal control over financial reporting pursuant to the rules of the Securities and Exchange Commission that permit the Company to provide only management’s report in the annual report on form 10-K.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Kansas City Southern de México, S.A. de C.V.:

We have audited the accompanying consolidated balance sheets of Kansas City Southern de México, S.A. de C.V. and subsidiaries (the Company) as of December 31, 2010 and 2009 and the related consolidated statements of income, changes in stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Kansas City Southern de México, S.A. de C.V. and subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2010, in conformity with United States generally accepted accounting principles.

/s/ KPMG LLP

Kansas City, Missouri

February 9, 2011

KANSAS CITY SOUTHERN DE MÉXICO, S.A. DE C.V. AND SUBSIDIARIES

Consolidated Statements of Income

Years Ended December 31,

	2010	2009	2008
	(In millions)
Revenues	$794.7	$616.0	$818.5

Operating expenses:
Compensation and benefits	90.1	77.4	106.5
Purchased services	126.7	110.4	138.3
Fuel	119.2	86.9	112.6
Equipment costs	78.1	87.3	100.2
Depreciation and amortization	94.0	102.3	103.1
Materials and other	55.0	42.9	43.6

Total operating expenses	563.1	507.2	604.3

Operating income	231.6	108.8	214.2
Equity in net earnings of unconsolidated affiliates	6.6	2.9	7.4
Interest expense	(97.8)	(110.1)	(86.6)
Debt retirement costs	(52.5)	(0.6)	—
Foreign exchange gain (loss)	4.9	2.2	(21.3)
Other income, net	2.3	3.1	2.9

Income before income taxes	95.1	6.3	116.6
Income tax (benefit) expense	31.3	(0.1)	14.9

Net income	$63.8	$6.4	$101.7

See accompanying notes to consolidated financial statements.

KANSAS CITY SOUTHERN DE MÉXICO, S.A. DE C.V. AND SUBSIDIARIES

Consolidated Balance Sheets

December 31,

	2010	2009
	(In millions, except share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$37.0	$92.6
Accounts receivable, net	83.7	61.6
Related company receivables	18.8	16.8
Materials and supplies	35.1	37.4
Deferred income taxes	109.2	117.3
Other current assets	93.4	48.9

Total current assets	377.2	374.6
Investments	12.1	46.8
Property and equipment (including concession assets), net	2,276.2	2,239.7
Related company receivable	—	31.1
Other assets	33.5	25.3

Total assets	$2,699.0	$2,717.5

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Debt due within one year	$11.2	$11.0
Accounts payable and accrued liabilities	152.0	112.7
Related company payables	2.4	27.1

Total current liabilities	165.6	150.8
Long-term debt	874.4	1,103.5
Related company debt	39.0	21.6
Deferred income taxes	42.6	16.8
Other noncurrent liabilities and deferred credits	87.7	94.5

Total liabilities	1,209.3	1,387.2

Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, 4,785,510,235 shares authorized, issued without par value	602.3	507.3
Additional paid-in capital	243.6	243.6
Retained earnings	646.6	582.8
Accumulated other comprehensive loss	(2.8)	(3.4)

Total stockholders’ equity	1,489.7	1,330.3

Total liabilities and stockholders’ equity	$2,699.0	$2,717.5

See accompanying notes to consolidated financial statements.

KANSAS CITY SOUTHERN DE MÉXICO, S.A. DE C.V. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years Ended December 31,

	2010	2009	2008
	(In millions)
Operating activities:
Net income	$63.8	$6.4	$101.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	94.0	102.3	103.1
Deferred income taxes (benefit)	31.3	(0.1)	14.9
Equity in undistributed earnings of unconsolidated affiliates	(6.6)	(2.9)	(7.4)
Deferred compensation	5.1	3.2	(1.9)
Distributions from unconsolidated affiliates	1.5	3.0	7.2
Cash payments related to hurricane damage	(26.4)	—	—
Insurance proceeds related to hurricane damage	8.2	—	—
Gain on sale of Mexrail, Inc.	(0.7)	—	—
Debt retirement cost	52.5	0.6	—
Changes in working capital items:
Accounts receivable	(21.6)	(1.4)	39.0
Related companies	(27.0)	28.0	(60.8)
Materials and supplies	3.1	(12.7)	3.7
Other current assets	(21.9)	12.6	(12.0)
Accounts payable and accrued liabilities	16.6	(3.3)	(22.2)
Other, net	(0.2)	5.7	(5.9)

Net cash provided by operating activities	171.7	141.4	159.4

Investing activities:
Capital expenditures	(101.0)	(128.6)	(229.8)
Acquisition of an intermodal facility, net of cash acquired	(25.0)	—	—
Insurance proceeds related to hurricane damage	1.8	—	—
Proceeds from disposal of property	2.5	6.1	1.1
Proceeds and repayments of loan to/from a related company	31.4	(27.5)	—
Proceeds from sale of Mexrail, Inc.	41.0	—	—
Other, net	(0.6)	0.7	(1.0)

Net cash used for investing activities	(49.9)	(149.3)	(229.7)

Financing activities:
Proceeds from issuance of long-term debt	480.7	189.0	125.0
Proceeds from issuance of related company debt	17.4	21.6	—
Repayment of long-term debt	(715.8)	(40.6)	(24.6)
Debt costs	(54.7)	(4.2)	(1.0)
Dividends paid	—	(3.2)	(7.1)
Pro-rata contribution on (distribution of) common stock	95.0	(101.0)	—

Net cash provided by (used for) financing activities	(177.4)	61.6	92.3

Cash and cash equivalents:
Net increase (decrease) during each year	(55.6)	53.7	22.0
At beginning of year	92.6	38.9	16.9

At end of year	$37.0	$92.6	$38.9

Supplemental cash flow information:
Non-cash investing activities and financing activities:
Capital expenditures accrued but not yet paid	$23.6	$11.0	$48.3
Capital lease obligations incurred	—	—	7.5
Cash payments:
Interest	$91.2	$98.5	82.8

See accompanying notes to consolidated financial statements.

KANSAS CITY SOUTHERN DE MÉXICO, S.A. DE C.V. AND SUBSIDIARIES

Consolidated Statements of Changes in Stockholders’ Equity and Comprehensive Income

	Common Stock	Additional Paid in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total
	(In millions)
Balance at December 31, 2007	$608.3	$243.6	$485.0	$(0.8)	$1,336.1
Comprehensive income:
Net income	—	—	101.7	—	101.7
Adjustment to prior service cost	—	—	—	0.8	0.8
Cumulative translation adjustment — FTVM, net of tax of $1.1 million	—	—	—	(2.9)	(2.9)

Comprehensive income	—	—	101.7	(2.1)	99.6
Dividends declared	—	—	(7.1)	—	(7.1)

Balance at December 31, 2008	608.3	243.6	579.6	(2.9)	1,428.6
Comprehensive income:
Net income	—	—	6.4	—	6.4
Cumulative translation adjustment — FTVM	—	—	—	(0.5)	(0.5)

Comprehensive income	—	—	6.4	(0.5)	5.9
Dividends declared			(3.2)		(3.2)
Capital reduction — pro-rata reduction of common stock	(101.0)	—	—	—	(101.0)

Balance at December 31, 2009	507.3	243.6	582.8	(3.4)	1,330.3
Comprehensive income:
Net income	—	—	63.8	—	63.8
Cumulative translation adjustment — FTVM	—	—	—	0.6	0.6

Comprehensive income	—	—	63.8	0.6	64.4
Capital contribution — pro-rata increase of common stock	95.0	—	—	—	95.0

Balance at December 31, 2010	$602.3	$243.6	$646.6	$(2.8)	$1,489.7

See accompanying notes to consolidated financial statements.

KANSAS CITY SOUTHERN DE MÉXICO, S.A. DE C.V. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Amounts in millions of U.S. dollars ($) or millions of Mexican pesos (Ps))

Note 1. Description of the Business

Kansas City Southern de Mexico, S.A. de C.V. (“KCSM” or the “Company”) operates the primary commercial corridor of the Mexican railroad system, which allows it to participate significantly in the growing freight traffic between Mexico, the United States and Canada. KCSM’s rail lines consist of approximately 3,100 route miles. In addition, KCSM has trackage rights entitling it to run its trains over 700 miles of track of other Mexican railroad operators. KCSM is a wholly-owned subsidiary of Kansas City Southern (“KCS”). KCS’s principal United States subsidiary, The Kansas City Southern Railway Company (“KCSR”), is a United States Class I railroad. The rail network of KCSR, The Texas Mexican Railway Company (“Tex-Mex”) and KCSM together comprise approximately 6,200 route miles extending from the midwest and southeast portions of the United States into Mexico.

Arrendadora KCSM, S. de R.L. de C.V. (“Arrendadora KCSM”), a wholly-owned subsidiary, was incorporated on September 27, 2002 as a sociedad anonima de capital variable (variable capital corporation), under the Laws of Mexico and its only operation is the leasing of railroad equipment. On December 7, 2007 after the Company received shareholder approval, Arrendadora KCSM amended its by-laws to transform Arrendadora KCSM into a sociedad de responsabilidad limitada de capital variable, or S. de R.L. de C.V. (limited liability corporation).

KCSM Servicios, S.A. de C.V. (“KCSM Servicios”), was incorporated on July 3, 2006, as a sociedad anónima de capital variable (variable capital corporation), under the laws of Mexico. Currently, KCSM Servicios does not have any operations. Ninety-eight percent of the capital stock of KCSM Servicios was owned by KCSM and the remaining two percent was owned by Nafta Rail, S.A. de C.V. (“Nafta Rail”). On August 11, 2010, KCSM’s shareholders approved the sale of ninety-seven percent of the capital stock of KCSM Servicios to Nafta Rail. After this sale, KCSM owns one percent of the capital stock of KCSM Servicios.

KCSM Internacional, S.A. de C.V. (“KCSM Internacional”), was incorporated on July 3, 2006, as a sociedad anónima de capital variable (variable capital corporation), under the laws of Mexico. Currently, KCSM Internacional does not have any operations. Ninety-eight percent of the capital stock of KCSM Internacional was owned by KCSM and the remaining two percent was owned by Nafta Rail. On August 11, 2010, KCSM’s shareholders approved the sale of ninety-seven percent of the capital stock of KCSM Internacional to Nafta Rail. After this sale, KCSM owns one percent of the capital stock of KCSM Internacional.

KCSM Holdings LLC (“KCSM Holdings”), was formed on December 11, 2006 as a limited liability company under the laws of the state of Delaware. Currently, KCSM Holdings owns ten shares of KCSM’s variable class II stock. KCSM owns one hundred percent of the interest of KCSM Holdings.

Mexrail, Inc. (“Mexrail”), owns 100% of Tex-Mex. Until June 2010, KCSM owned 49% of the outstanding capital stock of Mexrail and KCS owned the remaining 51% of Mexrail’s outstanding capital stock. For the years ended December 31, 2010, 2009 and 2008, KCSM recognized its 49% interest under the equity method of accounting and has included in its income statement $3.4 million, $1.6 million and $2.7 million of income, respectively.

On June 10, 2010, KCSM sold its 49% ownership interest in Mexrail, Inc. to KCS for $41.0 million based upon an independent valuation, which resulted in a gain of $0.7 million. The sale resulted in a $4.3 million tax benefit due to excess tax over book basis in the investment.

Ferrocarril y Terminal del Valle de México, S.A. de C.V. (Mexico Valley Railway and Terminal or “FTVM”), was incorporated as a sociedad anónima de capital variable (variable capital corporation), under the laws of Mexico. FTVM provides railroad services as well as ancillary services, including those related to interconnection, switching and haulage services in the greater Mexico City area. KCSM holds 25% of the capital stock of FTVM. The other shareholders of FTVM, each holding a 25% interest, are Ferrocarril Méxicano, S.A. de C.V. or “Ferromex,” Ferrosur, S.A. de C.V. or “Ferrosur” and the Mexican government.

For the years ended December 31, 2010, 2009 and 2008, KCSM recognized its 25% interest under the equity method of accounting and has included in its income statement $3.2 million, $1.3 million and $4.7 million of income, respectively, attributable to its interest in FTVM. In 2010, 2009 and 2008, KCSM received cash dividends of $1.5 million, $3.0 million and $7.2 million, respectively, from FTVM.

Highstar Harbor Holdings Mexico, S. de R.L. de C.V., (“HHH Mexico”) was formed as a sociedad de responsabilidad limitada de capital variable, or S. de R.L. de C.V. (limited liability corporation). KCSM acquired HHH Mexico on March 3, 2010. KCSM owns 99.99% of the capital stock of HHH Mexico and the remaining 0.01% is owned by Nafta Rail. HHH Mexico through its subsidiaries operates an intermodal facility in Toluca, State of Mexico.

The Concession. KCSM holds a Concession from the Mexican government (“the Concession”) until June 2047 (exclusive through 2027, subject to certain trackage and haulage rights granted to other concessionaires) which is renewable under certain conditions for additional periods of up to 50 years. The Concession is to provide freight transportation services over rail lines which are a primary commercial corridor of the Mexican railroad system. These lines include the shortest, most direct rail passageway between Mexico City and Laredo, Texas and serve most of Mexico’s principal industrial cities and three of its major shipping ports. KCSM has the right to use, but does not own, all track and buildings that are necessary for the rail lines’ operation. KCSM is obligated to maintain the right of way, track structure, buildings and related maintenance facilities to the operational standards specified in the Concession agreement and to return the assets in that condition at the end of the Concession period. KCSM is required to pay the Mexican government a concession duty equal to 0.5% of gross revenues during the first 15 years of the Concession period and 1.25% of such revenues during the remainder of the period.

Under the Concession and Mexican law, the Company may freely set rates unless the Mexican government determines that there is no effective competition in Mexico’s rail industry. KCSM is required to register its rates with the Mexican government and to provide railroad services to all users on a fair and non-discriminatory basis and in accordance with efficiency and safety standards approved periodically by the Mexican government. In the event that rates charged are higher than the registered rates, KCSM must reimburse customers with interest, and risk revocation of the Concession.

Mexican railroad services law and regulations and the Concession establish several circumstances under which the Concession will terminate: revocation by the Mexican government, statutory appropriation, or KCSM’s voluntary surrender of its rights or liquidation or bankruptcy. The Concession requires the undertaking of capital projects, including those described in a business plan filed every five years with the Mexican government. KCSM filed its third business plan with the Mexican government in December 2007 in which KCSM committed to certain minimal investment and capital improvement goals, which may be waived by the Mexican government upon application for relief for good cause. The Mexican government could also revoke KCSM’s exclusivity after 2027 if it determines that there is insufficient competition.

The Concession is subject to early termination or revocation under certain circumstances. In the event that the Concession is revoked by the Mexican government, KCSM will receive no compensation. Rail lines and all other fixtures covered by the Concession, as well as all improvements made by KCSM or third parties, will revert to the Mexican government. All other property not covered by the Concession, including all locomotives and railcars otherwise acquired, will remain KCSM’s property. The Mexican government will have the right to cause KCSM to lease all service-related assets to it for a term of at least one year, automatically renewable for additional one-year terms up to five years. The Mexican government must exercise this right within four months after revocation of the Concession. In addition, the Mexican government will have a right of first refusal with respect to certain transfers by KCSM of railroad equipment within 90 days after any revocation of the Concession. The Mexican government may also temporarily seize the rail lines and assets used in operating the rail lines in the event of a natural disaster, war, significant public disturbances, or imminent danger to the domestic peace or economy for the duration of any of the foregoing events; provided, however, that Mexican law requires that the Mexican government pay KCSM compensation equal to damages caused and losses suffered if it effects a statutory appropriation for reasons of the public interest.

Employees and Labor Relations. KCSM union employees are covered by one labor agreement, which was signed on June 23, 1997 between KCSM and the Sindicato de Trabajadores Ferrocarrileros de la República Mexicana (Mexican Railroad Union), for a term of 50 years, for the purpose of regulating the relationship between the parties and improving conditions for the union employees. As of December 31, 2010, approximately 80% of KCSM’s employees are covered by this labor agreement. The compensation terms under this labor agreement are subject to renegotiation on an annual basis and all other terms are subject to negotiation every two years. Compensation terms and all other benefits, excluding the retirement benefit, covering the period from July 1, 2009 through June 30, 2010, were finalized between KCSM and the union during the second quarter of 2010. Compensation terms covering the period from July 1, 2010, through June 30, 2011, and the retirement benefit were finalized in the third quarter of 2010. The union labor negotiation with the Mexican Railroad Union has not historically resulted in any strike, boycott, or other disruption in KCSM’s business operations.

Note 2. Significant Accounting Policies

Principles of Consolidation. The accompanying consolidated financial statements are presented using the accrual basis of accounting and include the Company and its majority owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. Certain prior year amounts have been reclassified to conform to the current year presentation.

The equity method of accounting is used for all entities in which the Company or its subsidiaries have significant influence, but not a controlling interest. The Company evaluates less than majority owned investments for consolidation pursuant to consolidation and variable interest entity guidance. The Company does not have any less than majority owned investments requiring consolidation.

Basis of Presentation. During the first quarter of 2010, the Company elected to change its accounting policy for rail grinding costs from a capitalization method to a direct expense method. Previously, the Company capitalized rail grinding costs as an improvement to the rail. The Company believes it is preferable to expense these costs as incurred to eliminate the subjectivity in determining the period of benefit associated with rail grinding over which to depreciate the associated capitalized costs. The Company has reflected this as a change in accounting principle from an accepted accounting principle to a preferable accounting principle in accordance with Accounting Standards Codification 250 “Accounting for Changes and Error Corrections.” Comparative financial statements for all periods have been adjusted to apply the change in accounting principle retrospectively.

The following line items in the consolidated statements of income were affected by the change in accounting principle (in millions):

	Year Ended December 31, 2009
	As previously reported	As adjusted	Change
Compensation and benefits	$77.5	$77.4	$(0.1)
Purchased services	109.3	110.4	1.1
Depreciation and amortization	102.4	102.3	(0.1)
Income before income taxes	7.2	6.3	(0.9)
Income tax expense (benefit)	0.2	(0.1)	(0.3)
Net income	$7.0	$6.4	$(0.6)

	Year Ended December 31, 2008
	As previously reported	As adjusted	Change
Purchased services	$136.8	$138.3	$1.5
Depreciation and amortization	103.2	103.1	(0.1)
Income before income taxes	118.0	116.6	(1.4)
Income tax expense	15.0	14.9	(0.1)
Net income	$103.0	$101.7	$(1.3)

The following line items in the consolidated balance sheet were affected by the change in accounting principle (in millions):

	December 31, 2009
	As previously reported	As adjusted	Change
Investments	$46.9	$46.8	$(0.1)
Property and equipment (including concession assets), net	2,246.0	2,239.7	(6.3)
Deferred income tax liability	18.2	16.8	(1.4)
Other noncurrent liabilities and deferred credits	95.0	94.5	(0.5)
Retained earnings	587.3	582.8	(4.5)
Total stockholders’ equity	$1,334.8	$1,330.3	$(4.5)

As of January 1, 2008, the cumulative effect of the change in accounting principle on investments, property and equipment (including concession assets), deferred income tax liability, other noncurrent liabilities and deferred credits and retained earnings was ($0.1) million, ($3.9) million, ($1.0) million, ($0.4) million and ($2.6) million, respectively.

The following line items in the consolidated statements of cash flows were affected by the change in accounting principle (in millions):

	Year Ended December 31, 2009
	As previously reported	As adjusted	Change
Net cash provided by operating activities	$142.5	$141.4	$(1.1)
Net cash used for investing activities	(150.4)	(149.3)	1.1

	Year Ended December 31, 2008
	As previously reported	As adjusted	Change
Net cash provided by operating activities	$160.9	$159.4	$(1.5)
Net cash used for investing activities	(231.2)	(229.7)	1.5

Use of Estimates. The accounting and financial reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“U.S. GAAP”). The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions include those related to the recoverability and useful lives of assets, contingencies, and income taxes. Changes in facts and circumstances may result in revised estimates. Actual results could differ from those estimates.

Segments. KCSM is organized as a single business segment (railway) and currently operates within a single geographical area (Mexico).

Revenue Recognition. The Company recognizes freight revenue based upon the percentage of completion of a commodity movement as a shipment moves from origin to destination, with the related expense recognized as incurred. Other revenues, in general, are recognized when the product is shipped, as services are performed, or contractual obligations are fulfilled.

Foreign Exchange Gain (Loss). For financial reporting purposes, KCSM and its subsidiaries maintain records in U.S. dollars, which is the functional currency. The dollar is the currency that reflects the economic substance of the underlying events and circumstances relevant to the entity. Monetary assets and liabilities denominated in pesos are remeasured into dollars using current exchange rates. The difference between the exchange rate on the date of the transaction and the exchange rate on the settlement date, or balance sheet date if not settled, is included in the income statement as foreign exchange gain or loss.

Cash and Cash Equivalents. Short-term liquid investments with an initial maturity of three months or less when purchased are classified as cash and cash equivalents.

Accounts Receivable, net. Accounts receivable are net of an allowance for uncollectible accounts as determined by historical experience and adjusted for economic uncertainties or known trends. Accounts are charged to the allowance when a customer enters bankruptcy, when an account has been transferred to a collection agent or submitted for legal action, or when a customer is significantly past due and all available means of collection have been exhausted. At December 31, 2010 and 2009, the allowance for doubtful accounts was $0.2 million and $0.8 million, respectively. Bad debt expense was $0.3 million and $0.7 million for the years ended December 31, 2010 and 2009, respectively. For the year ended December 31, 2008, accounts receivable allowance recovery was $1.2 million.

Materials and Supplies. Materials and supplies consisting of diesel fuel, items to be used in the maintenance of rolling stock and items to be used in the maintenance or construction of road property, are valued at the lower of average cost or market.

Derivative Instruments. Derivatives are measured at fair value and recorded on the balance sheet as either assets or liabilities. Changes in the fair value of derivatives are recorded either through current earnings or as other comprehensive income, depending on hedge designation. Gains and losses on derivative instruments classified as cash flow hedges are reported in other comprehensive income and are reclassified into earnings in the periods in which earnings are impacted by the variability of the cash flow of the hedged item. The ineffective portion of all hedge transactions is recognized in current period earnings.

Property and Equipment (including Concession Assets). KCSM capitalizes costs for self-constructed additions and improvements to property including direct labor and material, indirect overhead costs, and interest during long-term construction projects. Direct costs are charged to capital projects based on the work performed and the material used. Indirect overhead costs are allocated to capital projects as a standard percentage, which is evaluated annually, and applied to direct labor and material costs. Asset removal costs are estimated based on a standard cost of labor to install capital replacement assets. For purchased assets, all costs necessary to make the asset ready for its intended use are capitalized. Expenditures that significantly increase asset values or extend useful lives are capitalized. Repair and maintenance costs are expensed as incurred.

Properties and equipment are carried at cost and are depreciated primarily on the group method of depreciation, which the Company believes closely approximates a straight line basis over the estimated useful lives measured in years. Costs incurred by the Company to acquire the Concession rights and related assets, as well as subsequent improvements to the concession assets, are capitalized and amortized over the lesser of the current expected Concession term, including probable renewal, or the estimated useful lives of the assets and rights. Remaining properties, primarily technology and leasehold improvements, are depreciated using the straight line method over the lesser of estimated useful or lease lives.

KCSM follows the group method of depreciation which applies a composite rate to classes of similar assets rather than to individual assets. Composite depreciation rates are based upon the Company’s estimates of the expected average useful lives of assets as well as expected net salvage value at the end of their useful lives. In developing these estimates, the Company utilizes periodic depreciation studies performed by an independent engineering firm. Depreciation rate studies are performed every three years for equipment and every six years for road property (rail, ties, ballast, etc.). The depreciation studies take into account factors such as:

•	Statistical analysis of historical patterns of use and retirements of each asset class;

•	Evaluation of any expected changes in current operations and the outlook for the continued use of the assets;

•	Evaluation of technological advances and changes to maintenance practices; and

•	Historical and expected salvage to be received upon retirement.

The depreciation studies may also indicate that the recorded amount of accumulated depreciation is deficient or in excess of the amount indicated by the study. Any such deficiency or excess is amortized as a component of depreciation expense over the remaining useful lives of the affected asset class, as determined by the study. The Company also monitors these factors in non-study years to determine if adjustments should be made to depreciation rates.

Also under the group method of depreciation, the cost of railroad property and equipment (net of salvage or sales proceeds) retired or replaced in the normal course of business is charged to accumulated depreciation with no gain or loss recognized. The cost of the property and equipment retired is based on actual historical costs. Gains or losses on dispositions of land or non-railroad property and abnormal retirements of railroad property are recognized through income. A retirement of railroad property would be considered abnormal if the cause of the retirement is unusual in nature and its actual life is significantly shorter than what would be expected for that group based on the depreciation studies. An abnormal retirement could cause the Company to reevaluate the estimated useful life of the impacted asset class.

Effective October 1, 2010, the Company reduced depreciation rates on certain locomotive assets based on reassessment of the adequacy of the accumulated depreciation reserves. This change in accounting estimate reduced depreciation expense by $3.3 million for the year ended December 31, 2010.

During the year ended December 31, 2009, KCSM engaged an independent engineering firm to assist management in performing a depreciation study on equipment as well as to assess the adequacy of the accumulated reserves for road property. The results of the study determined that overall KCSM’s depreciation rates should be lowered to better reflect asset usage and replacement patterns. This change in accounting estimate was implemented effective January 1, 2009. The full year reduction of depreciation expense in 2009 resulting from the change in depreciation and amortization rates was $1.9 million.

During the year ended December 31, 2009, KCSM extended its useful life estimates for its Concession assets. At the time the Concession was granted, because there was no previous experience with the Mexican government granting railroad concessions to private companies and due to the lack of experience in working with the Mexican Secretaría de Comunicaciones y Transportes

(“Secretary of Communications and Transportation” or “SCT”) and operating under the Concession rights, the Company used the shorter of the estimated useful life of the underlying assets or the current Concession term, which ends in 2047, as the useful life estimate for Concession assets. As part of the Company’s on-going assessment of useful lives of property, a determination was made in the fourth quarter of 2009 that it was probable that the Concession would be renewed for an additional 50-year term at the end of the current term, and that the capital assets required to operate under the Concession would be depreciated over the shorter of the asset group’s useful life or the current Concession term plus one additional 50-year term. This change in accounting estimate was implemented prospectively effective October 1, 2009, reducing amortization expense in the fourth quarter of 2009 by approximately $2.6 million and $10.4 million for the year ended December 31, 2010.

Long-lived assets are reviewed for impairment when events or circumstances indicate that the carrying amount of an asset may not be recoverable. If impairment indicators are present and the estimated future undiscounted cash flows are less than the carrying value of the long-lived assets, the carrying value would be reduced to the estimated fair value. Future cash flow estimates for an impairment review would be based on the lowest level of identifiable cash flows.

Goodwill and Other Intangible Assets. Goodwill represents the excess of the purchase price over the fair value of the net identifiable assets acquired in a business combination. As of December 31, 2010, the goodwill balance was $2.6 million which is included in other assets in the consolidated balance sheet. Goodwill and intangible assets with indefinite useful lives are not amortized, but are reviewed at least annually, or more frequently as indicators warrant for impairment. An impairment loss would be recognized to the extent that the carrying amount exceeds the assets’ fair value. The Company performed its annual impairment review for goodwill as of November 30, 2010 and concluded there was no impairment in 2010.

Fair Value of Financial Instruments. The Company’s short-term financial instruments include cash and cash equivalents, accounts receivable, and accounts payable. The carrying value of the short-term financial instruments approximates the fair value due to their short-term nature.

The fair value of the Company’s debt is estimated using quoted market prices when available. When quoted market prices are not available, fair value is estimated based on current market interest rates for debt with similar maturities and credit quality. The fair value of the Company’s debt was $981.2 million and $1,170.0 million at December 31, 2010 and 2009, respectively. The financial statement carrying value was $924.6 million and $1,136.1 million at December 31, 2010 and 2009, respectively.

Post-Employment Benefits. Mexican law requires that the Company provide certain post-employment benefits to its Mexican union and non-union employees. These plans provide statutorily calculated benefits which are payable upon retirement, death, disability, voluntary or involuntary termination to employees who meet applicable service requirements. Actuaries assist the Company in measuring the Company’s benefit obligation and the cost based upon the current plan provisions, employee demographics and assumptions about financial and demographic factors affecting the probability, timing and amount of expected future benefit payments. Significant assumptions include the discount rate, turnover, and rate of increase in compensation levels. Actuarial gains and losses determined at the measurement date (December 31) are recognized immediately in the consolidated statements of income.

Employees’ Statutory Profit Sharing. KCSM is subject to employee statutory profit sharing requirements under Mexican law and calculates profit sharing liability as 10% of KCSM net taxable income, adjusted as prescribed by the Mexican income tax law. Deferred employees’ statutory profit sharing is accounted for using the liability method in a manner similar to income taxes and included as a component of compensation and benefits within the consolidated statements of income.

Income Taxes. Deferred income tax effects of transactions reported in different periods for financial reporting and income tax purposes are recorded under the liability method of accounting for income taxes. This method gives consideration to the future tax consequences of the deferred income tax items and immediately recognizes changes in income tax laws upon enactment.

KCSM has recognized a deferred tax asset, net of a valuation allowance for net operating loss carryovers. KCSM projects sufficient future taxable income to realize the deferred tax asset recorded less the valuation allowance. These projections take into consideration assumptions about inflation rates, currency fluctuations, future income and future capital expenditures. If assumptions or actual conditions change, the deferred tax asset, net of the valuation allowance, will be adjusted to properly reflect the expected tax benefit.

Note 3. Hurricane Alex

Hurricane Alex made landfall on June 30, 2010, causing widespread damage and flooding in central and northeastern Mexico. The hurricane resulted in extensive damage to KCSM’s track and bridge infrastructures, and also caused multiple track-related incidents and significantly disrupted the Company’s rail service.

The Company maintains a comprehensive insurance program intended to cover such events. The property and casualty insurance program covers loss or damage to Company property and third party property over which the Company has custody and control and covers losses associated with business interruption. This program has combined coverage for both property damage and business interruption and has a self-insured retention amount of $10.0 million for flood related losses. In addition, the Company also maintains a general liability insurance program covering claims from third parties. This program had a self-insured retention of $1.0 million in Mexico at the time of Hurricane Alex. The Company’s policy limits are in excess of the hurricane losses incurred.

Hurricane Alex affected revenues as customers were required to use alternate carriers or modes of transportation until rail service was restored. Based on data contained in the Company’s revised insurance claim filed in the fourth quarter of 2010, which may be updated and adjusted, the Company currently estimates that resulting lost revenues in the third quarter of 2010 were approximately $28.0 million before related avoided costs. Additionally, the Company incurred losses of approximately $33.0 million related to property damage and incremental expenses. Through the insurance programs, the Company expects to recover its losses, net of related self-insured retentions of $11.0 million. Accordingly, the Company recognized a receivable for probable insurance recoveries which offsets the impact of incurred losses related to property damage and incremental expenses. The recognition of remaining probable insurance recoveries represents a contingent gain, which will be recognized when all contingencies have been resolved, which generally occurs at the time of final settlement or when nonrefundable cash payments are received.

During the fourth quarter of 2010, the Company received $10.0 million of insurance proceeds from the insurance program.

Note 4. Property and Equipment (including concession assets)

Property and Equipment. The following tables list the major categories of property and equipment, as well as the depreciation rates for each category (in millions, except percentages).

As of December 31, 2010	Cost	Accumulated Depreciation	Net Book Value	Depreciation Rates for 2010
Land	$76.2	$—	$76.2	N/A

Concession land rights	141.2	(16.6)	124.6	1.0%

Rail and other track material	509.4	(87.0)	422.4	4.2%
Ties	360.4	(55.8)	304.6	4.0%
Grading	504.7	(56.8)	447.9	1.0%
Bridges and tunnels	241.1	(32.1)	209.0	1.6%
Ballast	155.3	(25.2)	130.1	4.6%
Other (a)	227.1	(53.0)	174.1	4.3%

Total road property	1,998.0	(309.9)	1,688.1	3.1%

Locomotives	329.4	(68.0)	261.4	3.6%
Freight cars	57.2	(21.3)	35.9	8.1%
Other equipment	6.4	0.4	6.8	11.5%

Total equipment	393.0	(88.9)	304.1	4.4%

Technology and other	20.3	(10.2)	10.1	21.1%

Construction in progress	73.1	—	73.1	N/A

Total property and equipment (including concession assets)	$2,701.8	$(425.6)	$2,276.2	N/A

As of December 31, 2009	Cost	Accumulated Depreciation	Net Book Value	Depreciation Rates for 2009
Land	$65.0	$—	$65.0	N/A

Concession land rights	137.6	(14.8)	122.8	1.0%

Rail and other track material	464.0	(66.4)	397.6	4.2%
Ties	318.0	(43.2)	274.8	4.1%
Grading	492.2	(50.7)	441.5	1.0%
Bridges and tunnels	235.4	(27.4)	208.0	1.6%
Ballast	141.8	(19.8)	122.0	4.7%
Other (a)	249.0	(55.6)	193.4	4.5%

Total road property	1,900.4	(263.1)	1,637.3	3.1%

Locomotives	312.4	(48.1)	264.3	7.0%
Freight cars	57.8	(17.2)	40.6	8.1%
Other equipment	3.5	0.1	3.6	12.5%

Total equipment	373.7	(65.2)	308.5	7.2%

Technology and other	17.7	(7.0)	10.7	21.3%

Construction in progress	95.4	—	95.4	N/A

Total property and equipment (including concession assets)	$2,589.8	$(350.1)	$2,239.7	N/A

(a)	Other includes signals, buildings and other road assets.

Concession assets, net of accumulated amortization of $305.3 million and $259.4 million, totaled $1,800.1 million and $1,768.0 million at December 31, 2010 and 2009, respectively.

Depreciation and amortization of property and equipment (including concession assets) totaled $94.0 million, $102.3 million, and $103.1 million for 2010, 2009, and 2008, respectively.

Note 5. Other Balance Sheet Captions

Other Current Assets. Other current assets included the following items at December 31 (in millions):

	2010	2009
Deferred employees’ statutory profit sharing asset	$36.8	$36.8
Prepaid expenses	25.1	3.5
Insurance receivable related to hurricane damage	22.1	—
Refundable taxes	8.0	5.9
Other	1.4	2.7

Other current assets	$93.4	$48.9

Accounts Payable and Accrued Liabilities. Accounts payable and accrued liabilities included the following items at December 31 (in millions):

	2010	2009
Accounts payable	$70.2	$53.6
Accrued wages and vacation	20.2	13.1
Interest payable	15.9	16.7
Rents and leases payable	8.4	5.4
Derailments and other claim reserves	7.4	6.8
Income and other taxes	6.8	3.0
Other	23.1	14.1

Accounts payable and accrued liabilities	$152.0	$112.7

Note 6. Acquisition

On March 3, 2010, the Company acquired an intermodal facility in Mexico. The aggregate purchase price for the intermodal facility was $25.1 million, which was funded with existing cash. As a result of the final valuation completed in the second quarter of 2010, the Company recorded goodwill of $2.6 million and identifiable intangible assets of $2.0 million. The acquisition is not material to the Company’s consolidated financial statements.

Note 7. Long-Term Debt

Long-term debt at December 31 (in millions):

	2010	2009
Long-term debt:
Revolving credit facility, variable interest rate, due 2013	$—	$—
9 3/8% senior notes	—	460.0
7 5/8% senior notes, due 2013	32.4	175.0
7 3/8% senior notes, due 2014	165.0	165.0
12 1/2% senior notes, due 2016	93.6	189.7
8.0% senior notes, due 2018	296.0	—
6 5/8% senior notes, due 2020	185.0	—
5.737% financing agreement	60.6	65.5
6.195% financing agreement	44.4	47.8
Capital lease obligations, due serially 2012	3.4	5.0
Other debt obligations	5.2	6.5

Total	885.6	1,114.5
Less: Debt due within one year	11.2	11.0

Long-term debt	$874.4	$1,103.5

Revolving Credit Facility. On August 30, 2010, KCSM entered into a new secured credit agreement (the “2010 Credit Agreement”) with various lenders and other institutions as named in the 2010 Credit Agreement which provides KCSM with (i) a three-year revolving credit facility in an amount up to $100.0 million (the “Revolving Facility”) and, (ii) a letter of credit and a swing line facility (the “Swing Line Facility”) in an amount up to $10.0 million each, which constitutes usage under the Revolving Facility. At KCSM’s option, the outstanding principal balance of loans under the Revolving Facility will bear interest at either (i) the greater of (a) The Bank of Nova Scotia’s base rate, (b) federal funds rate plus 50 basis points or (c) one-month London Interbank Offered Rate (“LIBOR”) plus 100 basis points (the “Base Rate”) plus a spread depending on KCSM’s leverage ratio or (ii) LIBOR plus a spread depending on KCSM’s leverage ratio. The outstanding principal balance of loans under the Swing Line Facility will bear interest at the Base Rate plus a spread depending on KCSM’s leverage ratio.

The 2010 Credit Agreement is secured by the accounts receivable and certain locomotives of KCSM and certain KCSM subsidiaries and the pledge of equity interests of certain KCSM subsidiaries. In addition, KCSM and certain KCSM subsidiaries agreed to subordinate payment of intercompany debt and certain KCSM subsidiaries guaranteed repayment of the amounts due under the 2010 Credit Agreement. The 2010 Credit Agreement contains affirmative and negative covenants that are customary for credit agreements of this type, including financial covenants related to a leverage ratio and an interest coverage ratio as defined in the 2010 Credit Agreement.

As of December 31, 2010, KCSM had no outstanding amount under the Revolving Facility.

9 3/8% Senior Notes. On April 19, 2005, KCSM issued $460.0 million principal amount of 9 3/8% senior unsecured notes due May 1, 2012 (the “9 3/8% Senior Notes”), which bear interest semiannually at a fixed annual rate of 9 3/8%. The 9 3/8% Senior Notes are redeemable at KCSM’s option in whole or in part on or after May 1, 2009, subject to certain limitations, at the following redemption prices (expressed in percentages of principal amount), plus any accrued and unpaid interest: 2009 — 104.688%, 2010 — 102.344% and thereafter — 100.000%. In addition, the 9 3/8% Senior Notes are redeemable, in whole but not in part, at KCSM’s option at their principal amount, plus any accrued and unpaid interest in the event of certain changes in the Mexican withholding tax rate.

On January 7, 2010, pursuant to an offer to purchase, KCSM commenced a cash tender offer for a portion of its 9 3/8% Senior Notes. On January 22, 2010, the Company purchased $290.0 million of the tendered 9 3/8% Senior Notes in accordance with the terms and conditions of the tender offer set forth in the offer to purchase using the proceeds received from the issuance of $300.0 million principal amount of 8.0% senior unsecured notes due in February 1, 2018 (the “8.0% Senior Notes”). On February 1, 2010, the Company purchased an additional $6.3 million of the 9 3/8% Senior Notes. On June 4, 2010, the Company redeemed $100.0 million principal amount of the 9 3/8% Senior Notes and on September 30, 2010, KCSM used available cash to redeem the remaining $63.7 million principal amount of outstanding 9 3/8% Senior Notes.

7 5/8% Senior Notes. On November 21, 2006, KCSM issued $175.0 million principal amount of 7 5/8% senior unsecured notes due December 1, 2013 (The “7 5/8% Senior Notes”), which bear interest semiannually at a fixed annual rate of 7 5/8%. The 7 5/8% Senior Notes are redeemable at KCSM’s option in whole or in part on or after December 1, 2010, subject to certain limitations, at the following redemption prices (expressed in percentages of principal amount), plus any accrued and unpaid interest: 2010 — 103.813%, 2011 — 101.906% and 2012 — 100.000%. In addition, the 7 5/8% Senior Notes are redeemable, in whole but not in part, at KCSM’s option at their principal amount, plus any accrued and unpaid interest in the event of certain changes in the Mexican withholding tax rate.

On November 2, 2010, pursuant to an offer to purchase, KCSM commenced a cash tender offer for its 7 5/8% Senior Notes and a consent solicitation. On December 20, 2010, KCSM purchased $142.6 million principal amount of the tendered 7 5/8% Senior Notes in accordance with the terms and conditions of the tender offer set forth in the offer to purchase using the proceeds received from the issuance of $185.0 million principal amount of 6 5/8% senior unsecured notes due December 15, 2020 (the “6 5/8% Senior Notes”).

7 3/8% Senior Notes. On May 16, 2007, KCSM issued $165.0 million principal amount of 7 3/8% senior unsecured notes due June 1, 2014 (the “7 3/8% Senior Notes”), which bear interest semiannually at a fixed annual rate of 7 3/8%. The 7 3/8% Senior Notes are redeemable at KCSM’s option, in whole but not in part, at 100% of their principal amount, plus any accrued and unpaid interest, in the event of certain changes in the Mexican withholding tax rate, and in whole or in part, on or after June 1, 2011, subject to certain limitations, at the following redemption prices (expressed as percentages of principal amount) plus any accrued and unpaid interest: 2011 — 103.688%, 2012 — 101.844% and 2013 — 100.000%.

12 1/2% Senior Notes. On March 30, 2009, KCSM issued $200.0 million principal amount of 12 1/2% senior unsecured notes due April 1, 2016 (the “12  1/2% Senior Notes”), which bear interest semiannually at a fixed annual rate of 12 1/2%. The 12 1/2% Senior Notes were issued at a discount to par value, resulting in an $11.0 million discount and a yield to maturity of 13 3/4%. KCSM used a portion of the net proceeds from the offering to repay all amounts outstanding under a credit agreement entered into on June 14, 2007 (the “2007 Credit Agreement”). The 12 1/2% Senior Notes are redeemable at KCSM’s option in whole or in part on and after April 1, 2013, at the following redemption prices (expressed as percentages of principal amount) plus any accrued and unpaid interest: 2013 — 106.250%, 2014 — 103.125% and 2015 — 100.000%. In addition, the notes are redeemable, in whole but not in part, at KCSM’s option at their principal amount, plus any accrued unpaid interest in the event of certain changes in the Mexican withholding tax rate. On June 4, 2010, KCSM redeemed $70.0 million principal amount of the 12 1/2% Senior Notes.

On November 2, 2010, pursuant to an offer to purchase, KCSM commenced a cash tender offer for any and all of its 12 1/2% Senior Notes. On December 20, 2010, KCSM purchased $31.9 million of the tendered 12 1/2% Senior Notes in accordance with the terms and conditions of the tender offer set forth in the offer to purchase using the proceeds received from the issuance of the 6 5/8% Senior Notes.

8.0% Senior Notes. On January 22, 2010, KCSM issued the 8.0% Senior Notes due February 1, 2018, which bear interest semiannually at a fixed annual rate of 8.0%. The 8.0% Senior Notes were issued at a discount to par value, resulting in a $4.3 million discount and a yield to maturity of 8 1/4%. KCSM used the net proceeds from the issuance of the 8.0% Senior Notes and cash on hand to purchase $290.0 million principal amount of the 9 3/8% Senior Notes tendered under an offer to purchase and pay all fees and expenses incurred in connection with the 8.0% Senior Notes offering and the tender offer. The 8.0% Senior Notes are redeemable at KCSM’s option, in whole or in part, on and after February 1, 2014, at the following redemption prices (expressed as percentages of principal amount) plus any accrued and unpaid interest: 2014 — 104.000%, 2015 — 102.000% and 2016 — 100.000%. In addition, KCSM may redeem up to 35% of the 8.0% Senior Notes any time prior to February 1, 2013 at par value plus coupon from the proceeds of the sale of capital stock in KCSM or KCS and the notes are redeemable, in whole but not in part, at KCSM’s option at their principal amount, plus any accrued unpaid interest in the event of certain changes in the Mexican withholding tax rate.

6 5/8% Senior Notes. On December 20, 2010, KCSM issued the 6 5/8% Senior Notes, which bear interest semiannually at a fixed annual rate of 6 5/8%. KCSM used the net proceeds from the issuance of the 6 5/8% Senior Notes and cash on hand to purchase

$142.6 million principal amount of the 7 5/8% Senior Notes and $31.9 million principal amount of the 12 1/2% Senior Notes tendered under an offer to purchase and pay all fees and expenses incurred in connection with the 6 5/8% Senior Notes offering and the tender offers. The 6 5/8% Senior Notes are redeemable at KCSM’s option, in whole or in part, on and after December 15, 2015, at the following redemption prices (expressed as percentages of principal amount) plus any accrued and unpaid interest: 2015 — 103.313%, 2016 — 102.208%, 2017 — 101.104% and 2018 —100.000%. In addition, KCSM may redeem up to 35% of the 6 5/8% Senior Notes at a redemption price equal to 106.625% any time prior to December 15, 2015 at par value plus coupon from the proceeds of the sale of capital stock in KCSM or KCS and the notes are redeemable, in whole but not in part, at KCSM’s option at their principal amount, plus any accrued unpaid interest in the event of certain changes in the Mexican withholding tax rate.

All of KCSM’s senior notes described above are denominated in dollars and are unsecured, unsubordinated obligations, rank pari passu in right of payment with KCSM’s existing and future unsecured, unsubordinated obligations, and are senior in right of payment to KCSM’s future subordinated indebtedness. KCSM’s senior notes contain certain covenants that, among other things, prohibit or restrict KCSM for taking certain actions, including the ability to incur debt, pay dividends or make other distributions in respect of KCSM’s stock, issue guarantees, enter into certain transactions with affiliates, make restricted payments, sell certain assets, create liens, engage in sale-leaseback transactions and engage in mergers, divestitures and consolidations. However, these limitations are subject to a number of important qualifications and exceptions.

5.737% Financing Agreement. On February 26, 2008, KCSM entered into a financing agreement with Export Development Canada (“EDC”) for an aggregate principal amount of $72.8 million. KCSM used the proceeds to finance 85% of the purchase price of forty new SD70ACe locomotives delivered and purchased by KCSM in late 2007 and early 2008. KCSM granted EDC a security interest in the locomotives to secure the loan. The financing agreement requires KCSM to make thirty equal semi-annual principal payments of approximately $2.4 million plus interest at an annual rate of 5.737%, with the final payment due and payable on February 28, 2023.

6.195% Financing Agreement. On September 24, 2008, KCSM entered into a financing agreement with DVB Bank AG (“DVB”) for an aggregate principal amount of $52.2 million. KCSM received the loan principal amount on September 26, 2008 and used the proceeds to finance approximately 80% of the purchase price of twenty-nine ES44AC locomotives delivered and purchased by KCSM in June 2008. KCSM granted DVB a security interest in the locomotives to secure the loan. The financing agreement requires KCSM to make sixty equal quarterly principal payments plus interest at an annual rate of 6.195%, with the final payment due and payable on September 29, 2023.

Both locomotive financing agreements contain representations, warranties and covenants typical of such equipment loan agreements. Events of default in the financing agreements include, but are not limited to, certain payment defaults, certain bankruptcy and liquidation proceedings and the failure to perform any covenants or agreements contained in the financing agreement. Any event of default could trigger acceleration of KCSM’s payment obligations under the terms of the financing agreements.

Leases and Debt Maturities

The Company leases transportation equipment, as well as office buildings and other operating facilities under various capital and operating leases. Rental expenses under operating leases were $53.7 million, $62.9 million and $63.5 million for the years ended December 31, 2010, 2009 and 2008, respectively. Operating leases that contain scheduled rent adjustments are recognized on a straight-line basis over the term of the lease. Other debt maturities, minimum annual payments and present value thereof under existing capital leases and minimum annual rental commitments under non-cancelable operating leases are shown below (in millions):

Years	Long-term Debt	Capital Leases			Total debt	Operating Leases	Total
		Minimum Lease Payments	Less interest	Net Present Value
2011	$9.6	$1.9	$0.3	$1.6	$11.2	$58.6	$69.8
2012	9.6	1.9	0.1	1.8	11.4	38.1	49.5
2013	42.0	—	—	—	42.0	33.0	75.0
2014	174.6	—	—	—	174.6	31.0	205.6
2015	8.4	—	—	—	8.4	28.5	36.9
Thereafter	638.0	—	—	—	638.0	118.0	756.0

Total	$882.2	$3.8	$0.4	$3.4	$885.6	$307.2	$1,192.8

In the normal course of business, the Company enters into long-term contractual requirements for future goods and services needed for the operations of the business. Such commitments are not in excess of expected requirements and are not reasonably likely to result in performance penalties or payments that would have a material adverse effect on the Company’s liquidity.

Note 8. Related Companies

Balances and transactions with related companies included the following items at December 31 (in millions):

	2010	2009
Related company receivables:
Current:
Nafta Rail(1)	$18.7	$16.4
Mexrail	0.1	—
Panama Canal Railway Company	—	0.4

	18.8	16.8
Long term:
KCSR(2)	—	30.0
Panama Canal Railway Company	—	1.1

Total related company receivables	$18.8	$47.9

Related company payables:
Current:
KCSR(3)	$0.6	$25.5
FTVM	1.4	1.0
Servicios Ferroviarios Europeos	0.4	0.4
Superior Tie & Timber	—	0.2

	2.4	27.1
Long term:
KCS(4)	39.0	21.6

Total related company payables	$41.4	$48.7

(1)	As of December 31, 2010 and 2009, this amount is comprised primarily of a loan receivable from Nafta Rail, denominated in Mexican pesos plus interest.
(2)	This balance is comprised primarily of a revolving credit agreement with The Kansas City Southern Railway Company (“KCSR”) due 2013.
(3)	As of December 31, 2010, the balance is comprised of other accounts payable. As of December 31, 2009, the balance was comprised primarily of prepayment of freight services provided to KCSR during 2010.
(4)	The outstanding balance represents an unsecured loan agreement with a wholly-owned subsidiary of KCS.

The most significant transactions with related parties are summarized as follows for the years ended December 31, (in millions):

	2010	2009	2008
Corporate expenses	$(28.0)	$(26.6)	$(28.3)
Terminal expenses	(10.4)	(8.7)	(14.2)
Software amortization	(2.6)	(2.6)	(2.6)
Other	(5.6)	0.7	12.5

Loan Agreement between KCSM and PCRC

On December 28, 2007, KCSM and PCRC entered into a loan agreement (the “Loan”), pursuant to which KCSM loaned PCRC $4.2 million. The term of the Loan was eight years and the Loan bore interest at rate per annum equal to four hundred basis points over the British Bankers Association LIBOR Rate applicable for the quarter. In December 2009, PCRC paid $2.0 million in advance of its scheduled payments, and on April 21, 2010, PCRC paid the outstanding balance of the loan.

Revolving Credit Agreement

KCSM, as lender, and The Kansas City Southern Railway Company (“KCSR”), as borrower, entered into a Revolving Credit Agreement effective as of April 1, 2008 (the “Revolving Agreement”), pursuant to the terms of which KCSM may make one or more loans from time to time during the term of the Revolving Agreement. The Revolving Agreement is secured by certain assets of KCSR and terminates on December 31, 2013. As of December 31, 2010 and 2009, the amount outstanding was zero and $30.0 million, respectively, under the terms of the Revolving Agreement.

Prepayment Freight Services Agreement

On December 23, 2009, KCSM and KCSR entered into a prepayment freight services agreement. KCSR paid KCSM $25.0 million for the railroad services rendered by KCSM to KCSR during 2010.

Loan Agreement between KCSM and a wholly-owned subsidiary of KCS

On September 29, 2009, KCSM entered into an unsecured loan agreement (the “Loan Agreement”) with a wholly-owned subsidiary of KCS. Pursuant to the terms of the Loan Agreement, KCSM received $21.6 million for general corporate purposes. The Loan Agreement requires KCSM to make annual interest payments at a rate of 7.5%, with the principal payment due on September 29, 2012. On October 1, 2010, KCSM entered into an amended loan agreement (the “Amendment Agreement”) with a wholly-owned subsidiary of KCS. Pursuant to the terms of the Amendment Agreement the principal amount of the loan was increased from $21.6 million to $39.0 million and the annual interest rate was decreased from 7.5% to 4.25%.

Management Services Agreement

On December 31, 2005, KCSM and KCS entered into a Management Services Agreement under which KCS provides to KCSM general guidance, oversight, consultation and management services in connection with the business and operations of KCSM. The Management Services Agreement became effective as of April 1, 2005 and will continue in full force and effect until terminated by one party by providing written notice to the other party. During 2010 and 2009 KCS charged $28.0 million and $26.6 million, respectively, to KCSM under the agreement. On October 1, 2010, KCSM prepaid KCSR $17.5 million for services which will be provided by KCSR during 2011. This prepayment is included in other current assets.

Software Agreement

On January 1, 2008, KCSM and KCSR entered into a software license agreement which granted KCSM the right to access and use the software on KCSR’s computer system. KCSM paid KCSR $16.4 million under the terms of this agreement. KCSM is amortizing this asset over approximately 6.5 years.

Locomotive Purchase Agreements

In 2008, KCSM entered into an agreement to purchase 16 locomotives from KCSR which were planned to be repowered per an agreement with Electro-Motive Diesel. Eleven of the locomotives were purchased in 2008; the remaining 5 were purchased in the first quarter of 2009. As of December 31, 2009, all 16 locomotives have been repowered.

Note 9. Income Tax and Statutory Profit Sharing

Current income tax expense represents the amounts expected to be reported on the Company’s income tax returns, and deferred tax expense or benefit represents the change in net deferred tax assets and liabilities. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities as measured by enacted tax rates expected to be in effect when these differences reverse. Valuation allowances are recorded as appropriate to reduce deferred tax assets to the amount estimated to be realized.

Tax Expense. The deferred income tax expense (benefit) for the years ended December 31, 2010, 2009 and 2008 was $31.3 million, ($0.1) million and $14.9 million, respectively. There were no current income tax provisions for the years ended December 31, 2010, 2009 and 2008.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows at December 31 (in millions):

	2010	2009
Assets:
Loss carryovers	$175.3	$229.8
Inventories and provisions	69.0	67.2
Other, net	12.1	8.6

Gross deferred tax assets before valuation allowance	256.4	305.6
Valuation allowance on loss carryovers	(4.9)	(11.9)

Gross deferred tax assets	251.5	293.7

Liabilities:
Property and equipment	(21.8)	(38.6)
Concession rights	(163.1)	(154.6)

Gross deferred tax liabilities	(184.9)	(193.2)

Net deferred tax asset	$66.6	$100.5

Tax Rates. Differences between the Company’s effective income tax rates and the Mexican income tax statutory rate of 30% for 2010 and 28% for 2009 and 2008 are as follows for the years ended December 31 (in millions):

	2010	2009	2008
Income tax expense using the statutory rate in effect	$28.5	$1.8	$32.6
Tax effect of:
Uncertain tax positions	—	—	0.4
Equity earnings from unconsolidated affiliates	(2.0)	(0.8)	(2.2)
Foreign exchange and inflation adjustments	15.3	9.5	(27.1)
Change in the Mexican federal tax rate	(0.2)	(10.7)	—
Change in valuation allowances	(8.3)	0.4	11.5
Sale of Mexrail	(4.3)	—	—
Other, net	2.3	(0.3)	(0.3)

Income tax expense (benefit)	$31.3	$(0.1)	$14.9

Effective tax rate	32.9%	(1.6)%	12.8%

Employees’ Statutory Profit Sharing — The profit sharing effects of temporary differences that give rise to significant portions of the deferred profit sharing assets and deferred profit sharing liabilities are as follows at December 31 (in millions):

	2010	2009
Liabilities:
Property and equipment	$24.3	$15.1
Concession rights	29.5	31.0

Gross deferred profit sharing liabilities	53.8	46.1
Assets:
Inventories and provisions	(23.7)	(24.5)
Other	(9.1)	(0.8)

Gross deferred profit sharing assets	(32.8)	(25.3)

Net deferred profit sharing liability	$21.0	$20.8

Change in Tax Law. On December 28, 2009, the final provisions of Mexico’s 2010 tax reform were enacted. The income tax rate increased to 30% from 28% for the years 2010 to 2012, to 29% for 2013 and then returns to its previous rate of 28% in 2014. The

Company’s deferred income tax assets and liabilities were revalued using the rates expected to be in effect when the underlying temporary differences are expected to reverse. This revaluation resulted in a $10.7 million benefit in the 2009 tax provision. A 1% increase to the value added tax rate was also enacted, however, this increase will not have a significant impact on the consolidated financial statements because, under Mexican law, value added tax is fully transferred to the final customer.

Tax Carryovers. KCSM loss carryovers at December 31, 2010 were $595.3 million, of which $108.4 million will begin to expire in 2015 and the remaining $486.9 million will expire in 2046. A deferred tax asset was recorded in prior periods for the expected future tax benefit of these losses which will be carried forward to reduce only ordinary Mexican income tax payable in future years. A deferred tax asset is recorded for an asset tax credit carryover in the amount of $6.4 million which will begin to expire in 2011.

The valuation allowance for deferred tax assets as of December 31, 2010 was $4.9 million, a decrease of $7.0 million as compared to $11.9 million as of December 31, 2009. The decrease primarily reflects the $8.8 million reduction of a valuation allowance established in 2008 related to a projected liability under Mexican income tax law which reduced the value of the deferred tax asset related to Mexican federal loss carryovers. In December 2010, the Company determined that it had the ability to implement tax strategies that would avoid this liability and reduced the related valuation allowance. This decrease was partially offset by the recognition of a $2.6 million valuation allowance related to the net operating losses acquired in the 2010 acquisition of an intermodal facility.

KCSM believes it is more likely than not that the results of future operations will generate sufficient taxable income to realize the deferred tax assets, net of valuation allowances, related to loss carryovers and tax credits.

Uncertain Tax Positions. The accounting guidance for uncertainty in income taxes prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The guidance requires the Company to recognize in the financial statements the benefit of a tax position only if the impact is more likely than not of being sustained on audit based on the technical merits of the position. The guidance also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosure. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in millions):

	2010	2009
Balance at January 1,
Additions based on tax positions related to the current year	$0.4	$0.4
Settlements	(0.4)	—

Balance at December 31,	$—	$0.4

Interest and penalties related to uncertain tax positions are included in income before taxes on the income statement. Accrued interest and penalties on unrecognized tax benefits were zero and $0.2 million as of December 31, 2010 and December 31, 2009, respectively. For the year ended December 31, 2010, the Company recognized $0.2 million in interest expense. For the years ended December 31, 2009 and 2008, the Company recognized no interest expense.

During 2010, KCSM received an audit assessment for the year ended December 31, 2003 from the Servicio de Administracion Tributaria (the “SAT”), the Mexican equivalent of the IRS. On December 1, 2010, the Company paid the accrued liability and settled the 2003 audit assessment. Tax returns filed by the Company through 2003 are closed to examination by the taxing authorities. The 2004 and 2005 tax returns are currently under examination. The Company believes that no provision is required as it expects to resolve these audits without adjustment. However, an unexpected adverse resolution could have a material effect on the results of operations in a particular quarter or fiscal year.

Note 10. Stockholders’ Equity

The following table sets forth information with respect to the ownership of the Company’s outstanding shares of stock as of December 31, 2010. Pursuant to the bylaws, KCSM’s capital stock is divided between a fixed and variable portion. The fixed portion of the capital stock with no withdrawal rights is represented by 600,000 shares. The variable portion of the capital stock is unlimited. KCSM’s capital stock is divided into Class I Shares, representing the fixed portion of the stated capital, and Class II Shares, representing the variable portion of the capital, fully subscribed and paid for, without a par value expression.

	Shares
	Class I	Class II	Total	%
Shareholders
Nafta Rail, S.A. de C.V.(1)	600,000	3,227,033,430	3,227,633,430	67.44%
Kara Sub, Inc.(1)	—	1,195,368,147	1,195,368,147	24.97%
KCS Investment I, Ltd.(1)	—	312,634,746	312,634,746	6.53%
Caymex Transportation, Inc.(1)	—	49,873,902	49,873,902	1.04%
KCSM Holdings LLC(1)	—	10	10	0.02%

Total	600,000	4,784,910,235	4,785,510,235	100.00%

(1)	Wholly-owned subsidiaries of KCS.

Capital Contribution

On June 3, 2010, KCSM shareholders approved a pro-rata increase of $95.0 million in the variable portion of the common stock of the Company (the “Capital Contribution”). KCSM used the proceeds from the Capital Contribution to redeem $70.0 million of the 12 1/2% Senior Notes and a portion of the 9 3/8% Senior Notes, plus accrued and unpaid interest and expenses. The shares representing the Company’s common stock have no par value and, therefore, the capital increase of the common stock in its variable portion, represented by Class II shares, did not result in the issuance of new shares.

Dividend Payment

On December 22, 2009 and September 22, 2008, the Company declared a cash dividend on its common stock of Ps.41.2 million or $3.2 million and Ps.75.0 million or $7.1 million, respectively, to the Company’s shareholders, all subsidiaries of KCS. These dividends do not relate to earnings from the operations of KCSM. The dividends reflect pass-through of related company dividends from the Company’s equity investment in FTVM. The Company had not declared or paid dividends on its common stock before September 22, 2008.

Capital Reduction Plan

On December 22, 2008, KCSM shareholders approved a capital reduction plan of up to $250.0 million to be executed during the year ended December 31, 2009. On January 28, 2009 and on September 29, 2009, KCSM declared and paid capital reductions of $65.0 million and $36.0 million, respectively, to the Company’s shareholders.

Note 11. Post Employment Benefits

Post-Employment Benefits. Mexican law requires that the Company provide certain post-employment benefits to its Mexican union and non-union employees. These plans provide statutorily calculated benefits which are payable upon retirement, death, disability, voluntary or involuntary termination to employees based on length of service.

During September 2010, KCSM completed negotiations with the Mexican labor union. Among other matters resolved in these negotiations, KCSM is not required to provide an incremental benefit to its union employees upon retirement. Previous to the agreement reached with the Mexican labor union, KCSM had recorded a liability for an incremental retirement benefit which was based on various factors including retirement eligibility based on a combination of age and years of credited service and the employee’s salary at the time of retirement. KCSM has no legal obligation to fund any benefit previously calculated under these factors.

The Company uses December 31 as the measurement date for its post-employment benefit obligations.

Net Periodic Benefit Cost, Plan Obligation, and Funded Status

Components of the net cost (benefit) for the plan were as follows for the years ended December 31 (in millions):

	2010	2009	2008
Service cost	$1.3	$2.5	$1.9
Interest cost	1.4	1.4	1.4
Actuarial (gain) loss (i)	(7.6)	(3.6)	1.0
Foreign currency (gain) loss	0.9	0.7	(3.8)

Net periodic cost (benefit) recognized	$(4.0)	$1.0	$0.5

(i)	Net benefit costs above do not include a component for the amortization of actuarial gains or losses as the Company’s policy is to recognize such gains and losses immediately.

The following table reconciles the change in the benefit obligation for each of the years ended December 31 (in millions):

	2010	2009
Benefit obligation, beginning of year	$15.9	$16.0
Service cost	1.3	2.5
Interest cost	1.4	1.4
Actuarial gain	(7.6)	(3.6)
Foreign currency loss	0.9	0.7
Benefits paid, net of retiree contributions	(1.5)	(1.1)

Benefit obligation, end of year	$10.4	$15.9

Funded status	$(10.4)	$(15.9)

Assumptions

The assumptions used to determine benefit obligations and costs are selected based on current and expected market conditions. Discount rates are selected based on low risk government bonds with cash flows approximating the timing of expected benefit payments. The Mexico bond market is utilized for the KCSM post-employment obligation.

Weighted average assumptions used to determine the benefit obligation and net benefit cost were as follows for the years ended December 31:

	2010	2009
Discount rate	8.25%	8.50%
Rate of compensation increase	4.50%	4.50%

Cash Flows

The following table presents benefit payments expected to be paid, which reflect expected future service, as appropriate, for each of the next five years and the aggregate five years thereafter (in millions):

Year	Expected Payments
2011	$0.9
2012	1.1
2013	1.3
2014	0.8
2015	0.9
2016-2020	6.2

Note 12. Commitments and Contingencies

Concession Duty. Under the Concession, the Mexican government has the right to receive a payment from the Company equivalent to 0.5% of the gross revenue during the first 15 years of the Concession period and 1.25% during the remaining years of the Concession period. For the year ended December 31, 2010, the concession duty expense, which is recorded within operating expenses, amounted to $4.1 million, compared to $3.2 million and $4.3 million for the same periods in 2009 and 2008, respectively.

Litigation. The Company is a party to various legal proceedings and administrative actions, all of which, except as set forth below, are of an ordinary, routine nature and incidental to its operations. Included in these proceedings are various tort claims brought by current and former employees for job-related injuries and by third parties for injuries related to railroad operations. KCSM aggressively defends these matters and has established liability reserves, which management believes are adequate to cover expected costs. Although it is not possible to predict the outcome of any legal proceeding, in the opinion of management, other than those proceedings described in detail below, such proceedings and actions should not, individually, or in the aggregate, have a material adverse effect on the Company’s financial condition and liquidity. However, a material adverse outcome in one or more of these proceedings could have a material adverse impact on the operating results of a particular quarter or fiscal year.

Environmental Liabilities. The Company’s operations are subject to Mexican federal and state laws and regulations relating to the protection of the environment through the establishment of standards for water discharge, water supply, emissions, noise pollution, hazardous substances and transportation and handling of hazardous and solid waste. The Mexican government may bring administrative and criminal proceedings and impose economic sanctions against companies that violate environmental laws, and temporarily or even permanently close non-complying facilities.

The risk of incurring environmental liability is inherent in the railroad industry. As part of serving the petroleum and chemicals industry, the Company transports hazardous materials and has a professional team available to respond and handle environmental issues that might occur in the transport of such materials.

Settlement Agreement. On February 9, 2010, (i) KCSM and (ii) Ferrocarril Mexicano, S.A. de C.V. (“Ferromex”), Ferrosur, S.A. de C.V. (“Ferrosur”), Minera México, S.A. de C.V., Infraestructura y Transportes Ferroviarios, S.A. de C.V., Infraestructura y Transportes México, S.A. de C.V., Líneas Ferroviarias de México, S.A. de C.V., Grupo Ferroviario Mexicano, S.A. de C.V., and Grupo México, S.A.B. de C.V. (jointly, the “Ferromex Parties”) entered into a Settlement Agreement (the “Settlement Agreement”).

Pursuant to the Settlement Agreement, the parties agreed to completely, definitively and irrevocably terminate (i) certain disputes, procedures and controversies among KCSM and the Ferromex Parties, in connection with the merger between Ferromex and Ferrosur, including KCSM’s involvement in such procedures as an interested party; and (ii) the lawsuit filed against KCSM and the Mexican Government in connection with several disputes, procedures and controversies before judicial authorities with respect to the acquisition of the shares of Ferrocarril del Noreste, S.A. de C.V. (now KCSM) by Grupo Transportación Ferroviaria Mexicana, S.A. de C.V., in 1997 (the “Settlement Procedures”). The parties waived their rights to any future actions derived from or related to the Settlement Procedures. Further, the parties did not settle or agree to settle any disputes, controversies or procedures other than the Settlement Procedures.

Under the Settlement Agreement, Ferrosur agreed to grant KCSM certain trackage and switching rights within Veracruz, México, and switching rights in the Puebla-Tlaxcala zone. In a related agreement, the parties further agreed to amend the FTVM by-laws to, among other changes, grant certain veto and voting rights to KCSM at the shareholders’ and the board of directors’ levels.

The Settlement Agreement shall remain in effect until the term of the concession title of KCSM expires, unless the parties mutually agree to renew the Settlement Agreement beyond the expiration of KCSM’s concession title. The Settlement Agreement may be terminated earlier upon delivery by KCSM of a notice to the Ferromex Parties indicating any breach by the Ferromex Parties of any of their respective obligations under the Settlement Agreement. Notwithstanding, the settlement and termination of the Settlement Procedures shall not be subject to rescission or termination.

The Settlement Agreement may be terminated, at KCSM’s option, before its stipulated term if Ferromex is sold or if it transfers, directly or indirectly, its concession under its concession title. A change in control of KCSM or its affiliates, however, shall not be a cause for termination. Likewise, the Settlement Agreement will terminate three years after Ferromex and Ferrosur cease to be under the common control of one person or group of persons acting jointly or in agreement to adopt coordinated resolutions (“Common Control”). Notwithstanding, if for any reason Ferromex and Ferrosur are under Common Control within five years after the Settlement Agreement is terminated due to Ferromex and Ferrosur ceasing to be under Common Control, the Settlement Agreement would automatically be reinstated.

In November 2005, Ferromex acquired control of and merged with Ferrosur creating Mexico’s largest railway, though such merger has been previously rejected by the Comisión Federal de Competencia (Mexican Antitrust Commission) (“COFECO”). The Settlement Agreement provides that if COFECO does not authorize the merger of Ferromex and Ferrosur, the Settlement Agreement will be terminated twelve months after the relevant resolution of the Governmental Authority is issued or when the unwinding is effective, whichever is later. On May 12, 2010, the Administrative and Fiscal Federal Court annulled the decision of COFECO and approved the merger between Ferromex and Ferrosur. On October 21, 2010, COFECO filed an appeal with the Collegiate Circuit Federal Court and as of the date of this filing, a ruling on this matter has not been issued.

Trackage Rights Settlement Agreement with Ferromex. KCSM’s operations are subject to certain trackage rights, switching rights, and interline services with Ferromex. KCSM and Ferromex entered into a Trackage Rights, Switching and Interline Settlement Agreement, dated February 9, 2010 (the “Trackage Rights Agreement”). Pursuant to the Trackage Rights Agreement, the parties terminated, in a definitive and irrevocable manner, all actions and procedures regarding: (a) rates applicable to trackage rights, switching and interlinear services from January 1, 2009 onward, but not regarding the applicable rates before January 1, 2009 or the amounts owed by the parties to one another prior to the execution of the Trackage Rights Agreement; (b) the scope of certain trackage rights in Monterrey, Nuevo León, Guadalajara, Jalisco and Altamira, Tamaulipas, the Long Trackage Rights and Aguascalientes; and (c) court costs, as well as any other directly-related issue or dispute that arises from, are related in any manner directly or indirectly to the terms and conditions and/or scope of such mandatory trackage and/or switching rights or that arises by reason of the definition of trackage rights (the “Settlement Controversies”). The parties waived their rights to any future actions derived from or related to the Settlement Controversies. Further, KCSM and Ferromex set the rates applicable for January 1, 2009 for each party for the use of the other party’s trackage. The retroactive application of these rates to January 1, 2009 did not have a material impact on the results of operations.

Excluded from the scope and purpose of the Trackage Rights Agreement are all procedures, disputes, lawsuits, remedies, appeals and disagreements that were not expressly identified in the Trackage Rights Agreement, including without limitation, the disputes, claims and lawsuits that relate to the determination of rates for mandatory trackage and/or switching rights and for interconnection and/or terminal services, accrued prior to January 1, 2009, as well as the disputes among the parties regarding amounts payable to one another for trackage rights, interline services and switching services, that are currently being disputed by both parties at the Federal Court of Fiscal and Administrative Justice. Furthermore, the parties did not settle or agree to settle any other trackage and switching rights not specifically mentioned in the Trackage Rights Agreement.

The Trackage Rights Agreement shall remain in effect until the term of the concession title of Ferromex or the concession title of KCSM expire, unless the parties mutually agree to renew the Trackage Rights Agreement beyond the expiration of either party’s concession title. The Trackage Rights Agreement may be terminated, at KCSM’s option, before its stipulated term if Ferromex is sold or if it transfers, directly or indirectly, its concession under its concession title. A change in control of KCSM or its affiliates, however, shall not be a cause for termination.

Certain Disputes with Ferromex. KCSM’s operations are subject to certain trackage rights, haulage rights, and interline services (the “Services”) with Ferromex. Other than the rates to be charged pursuant to the Trackage Rights Agreement, dated February 9, 2010, between KCSM and Ferromex, the rates payable for these Services have not been agreed upon by KCSM and Ferromex for the periods beginning in 1998 through December 31, 2008. If KCSM cannot reach an agreement with Ferromex for rates applicable for Services prior to January 1, 2009 which are not subject to the Trackage Rights Agreement, the SCT is entitled to set the rates in accordance with Mexican law and regulations. KCSM and Ferromex both initiated administrative proceedings seeking a determination by the SCT of the rates that KCSM and Ferromex should pay each other in connection with the Services. The SCT issued rulings in 2002 and 2008 setting the rates for the Services and both KCSM and Ferromex challenged these rulings.

In addition, KCSM is currently involved in judicial, civil and administrative proceedings and negotiations with Ferromex regarding the rates payable to each other for the Services for the periods prior to January 1, 2009. Although KCSM and Ferromex have challenged these matters based on different grounds and these cases continue to evolve, management believes the amounts recorded related to these matters are adequate and does not believe there will be a future material impact to the results of operations arising out of these disputes.

SCT Sanction Proceedings. In April 2006, the SCT initiated proceedings against KCSM, claiming that KCSM had failed to make certain minimum capital investments projected for 2004 and 2005 under its five-year business plan filed with the SCT prior to its April 2005 acquisition by KCS (collectively, the “Capital Investment Proceedings”). KCSM believes it made capital expenditures exceeding the required amounts. KCSM responded to the SCT by providing evidence in support of its investments and explaining why it believes sanctions are not appropriate. In May 2007, KCSM was served with an SCT resolution regarding the Capital Investment Proceeding for 2004, in which the SCT resolved to impose no sanction. In June 2007, KCSM was served with an SCT resolution regarding the Capital Investment Proceeding for 2005, in which the SCT determined that KCSM had indeed failed to make the minimum capital investments required for such year, and imposed a minimum fine. KCSM filed an action in the Mexican Administrative and Fiscal Federal Court challenging this ruling and on December 21, 2010 received a favorable ruling. The SCT has the right to challenge this ruling.

In May 2008, the SCT initiated a proceeding against KCSM, at the request of a Mexican subsidiary of a large United States Auto Manufacturer (the “Auto Manufacturer”), alleging that KCSM impermissibly bundled international rail services and engaged in discriminatory pricing practices with respect to rail services provided by KCSM to the Auto Manufacturer. In March 2009, the SCT issued a decision determining that KCSM had engaged in the activities alleged, but imposed no sanction since this was the first time KCSM had engaged in such activities. On May 6, 2009, KCSM challenged the SCT’s decision. On October 26, 2010, KCSM and the Auto Manufacturer entered into a Settlement Agreement and this proceeding was dismissed by the SCT, with no resulting impact to KCSM’s financial results.

On July 23, 2008, the SCT delivered notice to KCSM of new proceedings against KCSM, claiming, among other things, that KCSM refused to grant Ferromex access to certain trackage over which Ferromex alleges it has trackage rights on six different occasions and, thus denied Ferromex the ability to provide service to the Auto Manufacturer at this location. On August 13, 2008, KCSM filed a response to the SCT. On July 15, 2010, the SCT resolved to consolidate these six sanction proceedings into a single proceeding, determining that the actions that motivated the underlying claims constitute a single occasion. On August 19, 2010 Ferromex filed an appeal which KCSM considers to be without merit. Management believes that even if KCSM were to be found liable, a single sanction would be imposed and could be challenged in the Administrative and Fiscal Federal Court. A single sanction makes it more likely that any unfavorable resolution will not have a material impact on KCSM’s results of operations.

KCSM believes it has defenses to the imposition of sanctions for the foregoing proceedings and intends to vigorously contest these allegations. KCSM does not believe that these SCT proceedings will have a material adverse effect on KCSM’s results of operations or financial condition. However, if KCSM is ultimately sanctioned by the SCT for “generic” sanctions on five occasions over the term of the Concession, KCSM could be subject to possible future SCT action seeking revocation of the Concession.

Agreement with the Auto Manufacturer. KCSM has been involved in several disputes related to providing services to the Auto Manufacturer. On October 26, 2010, KCSM and the Auto Manufacturer reached an agreement to settle all disputes related to services provided prior to May 28, 2010 by KCSM to the Auto Manufacturer, other than the interpretation of access rights at one of the Auto Manufacturer’s facilities pending before the SCT, which is not subject to this agreement. This agreement did not have a significant impact on KCSM’s results of operations.

Mancera Proceeding. In February 2006, Mancera Ernst & Young, S.C., (“Mancera”) filed a claim against KCSM seeking payment for an additional contingency fee for costs and expenses related to Mancera’s representation of KCSM in its value added tax or “VAT” claim against the Mexican government. Following litigation, KCSM was notified on May 29, 2009, that in a session held on May 28, 2009, the magistrates of the Twelfth Civil Federal Court of Appeals in Mexico decided by majority vote to deny KCSM’s most recent appeal. As a result of the decision, KCSM was required to pay Mancera $7.8 million related to the principal claim. KCSM previously made a good faith payment to the Mexico courts of $2.6 million in December 2007 and paid the remaining $5.2 million on September 4, 2009. On October 27, 2009, the Company paid the remaining obligation related to interest and legal cost, which did not have an impact on the Company’s results of operations.

Contractual Agreements. In the normal course of business, the Company enters into various contractual agreements related to commercial arrangements and the use of other railroads’ or governmental entities’ infrastructure needed for the operations of the business. The Company is involved or may become involved in certain disputes involving transportation rates, product loss or damage, charges, and interpretations related to these agreements. While the outcome of these matters cannot be predicted with certainty, the Company does not believe, when finally resolved, that these disputes will have a material effect on its results of operations or financial condition. However, an unexpected adverse resolution could have a material effect on the results of operations in a particular quarter or fiscal year.

Credit Risk. The Company continually monitors risks related to economic changes and certain customer receivable concentrations. Significant changes in customer concentration or payment terms, deterioration of customer credit-worthiness or further weakening in economic trends could have a significant impact on the collectability of KCSM’s receivables and operating results. If the financial condition of KCSM’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. The Company has recorded reserves for uncollectability based on its best estimate at December 31, 2010.

Note 13. Derivative Instruments

The Company does not engage in the trading of derivative financial instruments except where the Company’s objective is to manage the variability of forecasted fuel price risk. In general, the Company enters into derivative transactions in limited situations based on management’s assessment of current market conditions and perceived risks.

Fuel Derivative Transactions. In the first quarter of 2010, the Company entered into fuel swap agreements to hedge 6.6 million gallons of diesel fuel purchases from July 1, 2010 through December 31, 2010 at an average swap price per gallon of $2.15, which were not designated as hedging instruments. Gains and losses for derivatives which have not been designated as hedge instruments are recorded in fuel expense in the consolidated statements of operations. As of December 31, 2010 and 2009, the Company has no outstanding fuel swap agreements. For the year ended December 31, 2010, the Company recognized a gain of $0.4 million in fuel expense related to fuel swaps agreements. The Company did not have any fuel derivative transactions for the year ended December 31, 2009.

UNTIL                     , 2011, ALL DEALERS EFFECTING TRANSACTIONS IN THE EXCHANGE NOTES, WHETHER OR NOT PARTICIPATING IN THIS EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN SELLING EXCHANGE NOTES RECEIVED IN EXCHANGE FOR OUTSTANDING NOTES HELD FOR THEIR OWN ACCOUNT.

KANSAS CITY SOUTHERN DE MÉXICO, S.A. DE C.V.

OFFER TO EXCHANGE

UP TO $200,000,000 6.125% SENIOR NOTES DUE 2021

WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT

OF 1933, AS AMENDED

FOR

ANY AND ALL OF ITS

OUTSTANDING UNREGISTERED

UP TO $200,000,000 6.125% SENIOR NOTES DUE 2021

PROSPECTUS

    , 2011

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Under Mexican law, when an officer or director of a corporation acts within the scope of his authority, the corporation will indemnify the officer or director for any resulting liabilities or expenses. In addition, our directors and officers are covered under the global KCS directors and officers liability insurance program.

In addition, for those officers and directors of ours that are officers or directors of KCS and who are serving as our officers and directors at the request of KCS, they are also indemnified pursuant to the Bylaws of KCS which provide that directors and officers shall be indemnified as described below in this paragraph to the fullest extent permitted under Section 145 of the Delaware General Corporation Law, or the DGCL. Section 145 of the DGCL, provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of any such threatened, pending or completed action or suit by or in the right of the corporation if such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification (unless ordered by a court) may be made only as authorized in each specific case upon a determination by the stockholders, disinterested directors, committee of such directors or by independent legal counsel in a written opinion, that indemnification is proper because the indemnitee has met the applicable standard of conduct. Section 145 of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by the corporation as authorized under Section 145 of the DGCL. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate. Section 145 of the DGCL also provides that a corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

The foregoing right of indemnification shall in no way be exclusive of any other rights of indemnification to which any such director, officer, employee or agent may be entitled, under any by law, agreement, vote of stockholders or disinterested directors or otherwise. Because neither of KCS’s Certificate of Incorporation or Bylaws explicitly authorizes KCS to eliminate or impair the right to indemnification or advancement of expenses after the occurrence of an act or omission that is subject to civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses may be sought, Section 145 of the DCGL prohibits KCS from eliminating or impairing such right to indemnification or advancement of expenses by amendment to its Certificate of Incorporation or Bylaws after the occurrence of such act or omission.

Section 102(b)(7) of the DGCL provides, generally, that the certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision may eliminate or limit the liability of a director for any act or omission occurring before the date when such provision becomes effective.

In addition, KCS has entered into indemnification agreements with its officers and directors. Those agreements are intended to supplement its officer and director liability insurance and provide the officers and directors with specific contractual assurance that the protection provided by its bylaws (“KCS Bylaws”) will continue to be available regardless of, among other things, an amendment to the KCS Bylaws or a change in management or control of KCS. The indemnification agreements provide for prompt indemnification to the fullest extent permitted by law and for the prompt advancement of expenses, including attorneys’ fees and all other costs and expenses incurred in connection with any action, suit or proceeding in which the director or officer is a witness or other participant, or to which the director or officer is a party, by reason (in whole or in part) of service in certain capacities. Under the indemnification agreements, KCS’s determinations of indemnity are made by a committee of disinterested directors unless a change in control of KCS has occurred, in which case the determination is made by special independent counsel. The indemnification agreements also provide a mechanism to seek court relief if indemnification or expense advances are denied or not received within specified periods. Indemnification and advancement of expenses would also be provided in connection with court proceedings initiated to determine rights under the indemnification agreements and certain other matters.

Item 21.	Exhibits and Financial Statement Schedules

The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

(a) List of Exhibits:

Exhibit No.	Exhibit

3.1	Current Corporate Bylaws (Estatutos Sociales) of Kansas City Southern de México, S.A. de C.V. (formerly known as TFM, S.A. de C.V.), as amended and restated May 8, 2007, together with an English translation (previously filed as Exhibit 99.1 to its Current Report on Form 8-K filed on May 9, 2007, File No. 333-08322)

4.1	Indenture, dated as of March 30, 2009, between KCSM and U.S. Bank National Association, as trustee and paying agent, covering up to $200,000,000 of KCSM’s 12 1/2% Senior Notes due 2016 (previously filed as Exhibit 4.1 of our Quarterly Report on Form 10-Q filed on April 30, 2009, File No. 333-08322)

4.1.1	Supplemental Indenture, dated as of November 12, 2009, between KCSM and U.S. Bank National Association, as trustee and paying agent, relating to KCSM’s 12 1/2% Senior Notes due 2016, (previously filed as Exhibit 4.11 of our Annual Report on Form 10-K filed on February 12, 2010, File No. 333-08322)

4.1.2	Special Global Note representing the 12 1/2% Senior Notes due 2016 (previously filed as Exhibit 4.10 of our Registration Statement on Form S-4 filed on October 5, 2009, File No. 333-161762)

4.2	Indenture, dated as of January 22, 2010, between KCSM and U.S. Bank National Association, as trustee and paying agent, covering up to $300,000,000 of KCSM’s 8.0% Senior Notes due 2018, (previously filed as Exhibit 4.1 of our Current Report on Form 8-K filed on January 28, 2010 (File No. 1-4717)

4.2.1	Form of Rule 144A Restricted Global Note representing the 8.0% Senior Notes due 2018 (previously filed as Exhibit 4.17 of our Registration Statement on Form S-4 filed on September 13, 2010, File No. 333-169340)

4.2.2	Form of Regulation S Restricted Global Note representing the 8.0% Senior Notes due 2018 (previously filed as Exhibit 4.18 of our Registration Statement on Form S-4 filed on September 13, 2010, File No. 333-169340)

4.2.3	Special Global Note representing the 8.0% Senior Notes due 2018 (previously filed as Exhibit 4.19 of our Registration Statement on Form S-4 filed on September 13, 2010, File No. 333-169340)

4.3	Indenture, dated December 20, 2010, between KCSM and U.S. Bank National Association, as trustee and paying agent, covering up to $185,000,000 of KCSM’s 6.625% Senior Notes due 2020, (previously filed as Exhibit 4.1 of our Current Report on Form 8-K filed on December 20, 2010, File No. 333-08322)

4.4	Registration Rights Agreement, dated December 20, 2010, among Kansas City Southern de México, S.A. de C.V., and Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, Scotia Capital (USA) Inc., BBVA Securities Inc., Citigroup Global Markets Inc. and UBS Securities LLC. (previously filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on December 20, 2010, File No. 333-08322)

Exhibit No.	Exhibit

4.5	Form of 144A Restricted Global Note representing the 6.625% Senior Notes due 2020 (previously filed as Exhibit 4.5 of our Registration Statement on Form S-4 relating to the 6.625% Senior Notes due 2020 filed on June 16, 2011, File No. 333-174927)

4.6	Form of Regulation S Restricted Global Note representing the 6.625% Senior Notes due 2020 (previously filed as Exhibit 4.6 of our Registration Statement on Form S-4 relating to the 6.625% Senior Notes due 2020 filed on June 16, 2011, File No. 333-174927)

4.7	Special Global Note representing the 6.625% Senior Notes due 2020 (previously filed as Exhibit 4.7 of our Registration Statement on Form S-4 relating to the 6.625% Senior Notes due 2020 filed on June 16, 2011, File No. 333-174927)

4.8	Indenture, dated May 20, 2011, between KCSM and U.S. Bank National Association, as trustee and paying agent, covering up to $200,000,000 of KCSM’s 6.125% Senior Notes due 2021, (previously filed as Exhibit 4.1 of our Current Report on Form 8-K filed on May 25, 2011, File No. 333-08322)

4.9	Registration Rights Agreement, dated May 20, 2011, among Kansas City Southern de México, S.A. de C.V., and Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, Scotia Capital (USA) Inc., Banco Bilbao Vizcaya Argentaria, S.A. and Morgan Stanley & Co. Incorporated. (previously filed as Exhibit 4.2 of our Current Report on Form 8-K filed on May 25, 2011, File No. 333-08322)

4.10*	Form of 144A Restricted Global Note representing the 6.125% Senior Notes due 2021

4.11*	Form of Regulation S Restricted Global Note representing the 6.125% Senior Notes due 2021

4.12*	Special Global Note representing the 6.125% Senior Notes due 2021

4.13	Form of Exchange Note (attached as Exhibit A to the Indenture filed as Exhibit 4.8 hereto)

5.1*	Opinion of White & Case LLP as to the validity of the exchange notes

5.2*	Opinion of the General Counsel of KCSM as to the validity of the exchange notes under Mexican law

8.1*	Opinion of White & Case LLP regarding certain United States federal tax consequences relating to the exchange offer

8.2*	Opinion of Baker & McKenzie México, S.C. regarding certain Mexican tax consequences relating to the exchange offer

10.1	Concession title granted by the Secretaria de Comunicaciones y Transportes (“SCT”) in favor of Ferrocarril del Noreste, S.A. de C.V. (“FNE”), dated December 2, 1996, together with an English translation (previously filed as Exhibit 2.1 of our Registration Statement on Form F-4, File No. 333-08322)

10.1.1	Amendment, dated February 12, 2001, of concession title granted by SCT in favor of KCSM, formerly known as FNE, December 2, 1996, together with an English translation (previously filed as Exhibit 4.2 from KCSM and Grupo KCSM’s Annual Report on Form 20-F for fiscal year 2000)

10.1.2	Amendment No. 2, dated November 22, 2006, of concession title granted by SCT in favor of KCSM, formerly known as FNE, December 2, 1996, amended February 12, 2001, together with an English translation (previously filed as Exhibit 10.3 of our Registration Statement on Form S-4 filed on September 18, 2007, File No. 333-146153)

10.2†	English translation of Employment Agreement, dated as of October 5, 2005, between KCSM and David Weiler Eaton Keener (previously filed as Exhibit 10.20 of our Registration Statement on Form S-4 filed on September 13, 2010, File No. 333-169340)

10.3†	English translation of Employment Agreement, dated as of April 20, 2006, between KCSM and José Guillermo Zozaya Delano (previously filed as Exhibit 10.1 of our Quarterly Report on Form 10-Q filed on May 10, 2006, File No. 333-08322)

10.3.1†	English translation of Amendment Agreement to the Individual Indefinite Employment Contract of April 2, 2006, dated May 27, 2009, between KCSM and José Guillermo Zozaya Delano (previously filed as Exhibit 10.1 of our Current Report on Form 8-K filed on June 2, 2009, File No. 333-08322)

10.4†	English translation of Employment Agreement, dated as of January 18, 1999, between KCSM and Oscar Augusto Del Cueto Cuevas (previously filed as Exhibit 10.15 of our Registration Statement on Form S-4 filed on September 4, 2009, File No. 333-161762)

10.5	Loan and Security Agreement, dated as of February 28, 2008, between KCSM and Export Development Canada (previously filed as Exhibit 10.16 of the amendment to our Registration Statement on Form S-4/A filed on March 26, 2008, File No. 333-146519)

Exhibit No.	Exhibit

10.6	Loan Agreement, dated as of September 24, 2008, between KCSM and DVB Bank AG (previously filed as Exhibit 10.1 of our Quarterly Report on Form 10-Q filed on October 28, 2008, File No. 333-08322)

10.7	Trackage Rights Agreement, dated February 9, 2010, between KCSM and Ferromex (previously filed as Exhibit 10.2 of our Quarterly Report on Form 10-Q filed on April 27, 2010, File No. 333-08322)

10.8	Settlement Agreement, dated February 9, 2010, between KCSM and Ferrocarril Mexicano, S.A. de C.V. , Ferrosur S.A. de C.V., Minera México, S.A. de C.V., Infraestructura y Transportes Ferroviarios, S.A. de C.V., Infraestructura y Transportes México, S.A. de C.V., Líneas Ferroviarias de México, S.A. de C.V., Grupo Ferroviario Mexicano, S.A. de C.V., and Grupo México, S.A.B. de C.V. 2016 (previously filed as Exhibit 10.1 of our Quarterly Report on Form 10-Q filed on April 27, 2010, File No. 333-08322)

10.9	Credit Agreement, dated August 30, 2010, by and between Kansas City Southern de México, S.A. de C.V., the lenders defined therein and The Bank of Nova Scotia, as administrative agent for the Lenders, Scotiabank Inverlat, S.A., Institución de Banca Múltiple, Grupo Financiero Scotiabank Inverlat, as collateral agent and Scotia Capital and Banc of America Securities LLC, as joint lead arrangers and joint bookrunners (previously filed as Exhibit 10.1 of our Current Report on Form 8-K filed on September 3, 2010, File No. 333-08322)

10.9.1	Subsidiary Guaranty, dated as of August 30, 2010, by each subsidiary of Kansas City Southern de México, S.A. de C.V. from time to time party thereto, in favor of The Bank of Nova Scotia, in its capacity as the administrative agent and each of secured parties defined therein (previously filed as Exhibit 10.2 of our Current Report on Form 8-K filed on September 3, 2010, File No. 333-08322)

10.9.2	Pledge Without Transfer of Possession Agreement, dated August 30, 2010, entered into by and among Kansas City Southern de México, S.A. de C.V., Arrendadora KCSM, S. de R.L. de C.V., Highstar Harbor Holdings Mexico, S. de R.L. de C.V. , MTC Puerta Mexico, S. de R.L. de C.V., and Vamos a México, S.A. de C.V., and Scotiabank Inverlat, S.A., Institución de Banca Múltiple, Grupo Financiero Scotiabank Inverlat, as collateral agent, acting on its own behalf and on behalf and for the benefit of the secured parties defined therein, as pledgee. (English translation of document executed in Spanish) (previously filed as Exhibit 10.3 of our Current Report on Form 8-K filed on September 3, 2010, File No. 333-08322)

10.9.3	Stock Pledge Agreement, dated August 30, 2010, entered into by and among MTC Puerta México, S. de R.L. de C.V and Highstar Harbor Holdings México, S. de R.L. de C.V., as pledgors, Scotiabank Inverlat, S.A., Institución de Banca Múltiple, Grupo Financiero Scotiabank Inverlat, in its capacity as collateral agent, acting on its own behalf and on behalf and for the benefit of the secured parties defined therein, as pledgee, and Vamos a México, S.A. de C.V. (English translation of document executed in Spanish) (previously filed as Exhibit 10.4 of our Current Report on Form 8-K filed on September 3, 2010, File No. 333-08322)

10.9.4	Partnership Interest Pledge Agreement, dated August 30, 2010, entered into by and among Kansas City Southern de México, S.A. de C.V. and KSCM Holdings, LLC, as pledgors, Scotiabank Inverlat, S.A., Institución de Banca Múltiple, Grupo Financiero Scotiabank Inverlat, in its capacity as collateral agent, acting on its own behalf and on behalf and for the benefit of the secured parties defined therein, as pledgee and Arrendadora KCSM, S. de R.L. de C.V. (English translation of document executed in Spanish) (previously filed as Exhibit 10.5 of our Current Report on Form 8-K filed on September 3, 2010, File No. 333-08322)

10.9.5	Partnership Interest Pledge Agreement, dated August 30, 2010, entered into by and among Kansas City Southern de México, S.A. de C.V. and Nafta Rail, S.A. de C.V., as pledgors, Scotiabank Inverlat, S.A., Institución de Banca Múltiple, Grupo Financiero Scotiabank Inverlat, in its capacity as collateral agent, acting on its own behalf and on behalf and for the benefit of the secured parties defined therein, as pledgee and Highstar Harbor Holdings México, S. de R.L. de C.V. (English translation of document executed in Spanish) (previously filed as Exhibit 10.6 of our Current Report on Form 8-K filed on September 3, 2010, File No. 333-08322)

Exhibit No.	Exhibit

10.9.6	Partnership Interest Pledge Agreement, dated August 30, 2010 entered into by and among Highstar Harbor Holdings México, S. de R.L. de C.V. and Nafta Rail, S.A. de C.V., as pledgors, Scotiabank Inverlat, S.A., Institución de Banca Múltiple, Grupo Financiero Scotiabank Inverlat, in its capacity as collateral agent, acting on its own behalf and on behalf and for the benefit of the secured parties defined therein, as pledgee and MTC Puerta México, S. de R.L. de C.V. (English translation of document executed in Spanish) (previously filed as Exhibit 10.7 of our Current Report on Form 8-K filed on September 3, 2010, File No. 333-08322)

10.9.7	Intercompany Subordination Agreement, dated as of August 30, 2010, by and between Kansas City Southern de México, S.A. de C.V., and each of the persons defined therein, in favor of The Bank of Nova Scotia, as administrative agent for each of the secured parties defined therein (previously filed as Exhibit 10.8 of our Current Report on Form 8-K filed on September 3, 2010, File No. 333-08322)

10.10	Placement Agreement, dated December 14, 2010, among Kansas City Southern de México, S.A. de C.V., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, Scotia Capital (USA) Inc., BBVA Securities Inc., Citigroup Global Markets Inc. and UBS Securities LLC (previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on December 20, 2010, File No. 333-08322)

10.11	Placement Agreement, dated May 6, 2011, among Kansas City Southern de México, S.A. de C.V., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, Scotia Capital (USA) Inc., Banco Bilbao Vizcaya Argentaria, S.A. and Morgan Stanley & Co. Incorporated (previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on May 12, 2011, File No. 333-08322)

12.1*	Computation of Ratio of Earnings to Fixed Charges

21.1*	List of Subsidiaries of KCSM

23.1	Consent of White & Case LLP (contained in Exhibit 5.1 and Exhibit 8.1)

23.2	Consent of the General Counsel of KCSM (contained in Exhibit 5.2)

23.3	Consent of Baker & McKenzie México, S.C. (contained in Exhibit 8.2)

23.4*	Consent of White and Case, S.C.

23.5*	Consent of KPMG LLP

24.1	Power of Attorney (included on signature page)

25.1*	Form T-1 Statement of Eligibility and Qualification of U.S. Bank National Association with respect to the exchange notes

99.1*	Form of Letter of Transmittal

99.2*	Form of Notice of Guaranteed Delivery

99.3*	Form of Exchange Agent Agreement

* Filed herewith.

† Management or compensatory contract.

(b) There are no Financial Statement Schedules required to be filed herewith pursuant to this item.

Item 22.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”); (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) KCSM hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective; and

(5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of KCSM pursuant to the foregoing provisions, or otherwise, KCSM has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by KCSM of expenses incurred or paid by a director, officer or controlling person of KCSM in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, KCSM will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized in Mexico City, Mexico on June 16, 2011.

Kansas City Southern de México, S.A. de C.V.

By:	/s/ José Guillermo Zozaya Delano
Name: José Guillermo Zozaya Delano
Title: President and Executive Representative

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below appoints José Guillermo Zozaya Delano his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, to this registration statement on Form S-4, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-4 has been signed on June 16, 2011 by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ José Guillermo Zozaya Delano José Guillermo Zozaya Delano	President and Executive Representative (Principal Executive Officer)	June 16, 2011

/s/ Michael R. Haverty Michael R. Haverty	Chairman of the Board of Directors	June 16, 2011

/s/ Michael W. Upchurch Michael W. Upchurch	Chief Financial Officer (Principal Financial Officer)	June 16, 2011

/s/ Mary K. Stadler Mary K. Stadler	Chief Accounting Officer (Principal Accounting Officer)	June 16, 2011

/s/ David L. Starling David L. Starling	Director	June 16, 2011

/s/ Patrick J. Ottensmeyer Patrick J. Ottensmeyer	Director	June 16, 2011

/s/ David R. Ebbrecht David R. Ebbrecht	Director	June 16, 2011

SIGNATURE OF AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Kansas City Southern de México, S.A. de C.V., has signed this registration statement on Form S-4 in the City of Kansas City, State of Missouri on June 16, 2011.

Signature	Title

/s/ Michael W. Upchurch Michael W. Upchurch	Authorized Representative in the United States

EXHIBIT INDEX

Exhibit No.	Exhibit

3.1	Current Corporate Bylaws (Estatutos Sociales) of Kansas City Southern de México, S.A. de C.V. (formerly known as TFM, S.A. de C.V.), as amended and restated May 8, 2007, together with an English translation (previously filed as Exhibit 99.1 to its Current Report on Form 8-K filed on May 9, 2007, File No. 333-08322)

4.1	Indenture, dated as of March 30, 2009, between KCSM and U.S. Bank National Association, as trustee and paying agent, covering up to $200,000,000 of KCSM’s 12 1/2% Senior Notes due 2016 (previously filed as Exhibit 4.1 of our Quarterly Report on Form 10-Q filed on April 30, 2009, File No. 333-08322)

4.1.1	Supplemental Indenture, dated as of November 12, 2009, between KCSM and U.S. Bank National Association, as trustee and paying agent, relating to KCSM’s 12 1/2% Senior Notes due 2016, (previously filed as Exhibit 4.11 of our Annual Report on Form 10-K filed on February 12, 2010, File No. 333-08322)

4.1.2	Special Global Note representing the 12 1/2% Senior Notes due 2016 (previously filed as Exhibit 4.10 of our Registration Statement on Form S-4 filed on October 5, 2009, File No. 333-161762)

4.2	Indenture, dated as of January 22, 2010, between KCSM and U.S. Bank National Association, as trustee and paying agent, covering up to $300,000,000 of KCSM’s 8.0% Senior Notes due 2018, (previously filed as Exhibit 4.1 of our Current Report on Form 8-K filed on January 28, 2010 (File No. 1-4717)

4.2.1	Form of Rule 144A Restricted Global Note representing the 8.0% Senior Notes due 2018 (previously filed as Exhibit 4.17 of our Registration Statement on Form S-4 filed on September 13, 2010, File No. 333-169340)

4.2.2	Form of Regulation S Restricted Global Note representing the 8.0% Senior Notes due 2018 (previously filed as Exhibit 4.18 of our Registration Statement on Form S-4 filed on September 13, 2010, File No. 333-169340)

4.2.3	Special Global Note representing the 8.0% Senior Notes due 2018 (previously filed as Exhibit 4.19 of our Registration Statement on Form S-4 filed on September 13, 2010, File No. 333-169340)

4.3	Indenture, dated December 20, 2010, between KCSM and U.S. Bank National Association, as trustee and paying agent, covering up to $185,000,000 of KCSM’s 6.625% Senior Notes due 2020, (previously filed as Exhibit 4.1 of our Current Report on Form 8-K filed on December 20, 2010, File No. 333-08322)

4.4	Registration Rights Agreement, dated December 20, 2010, among Kansas City Southern de México, S.A. de C.V., and Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, Scotia Capital (USA) Inc., BBVA Securities Inc., Citigroup Global Markets Inc. and UBS Securities LLC. (previously filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on December 20, 2010, File No. 333-08322)

4.5	Form of 144A Restricted Global Note representing the 6.625% Senior Notes due 2020 (previously filed as Exhibit 4.5 of our Registration Statement on Form S-4 relating to the 6.625% Senior Notes due 2020 filed on June 16, 2011, File No. 333-174927)

4.6	Form of Regulation S Restricted Global Note representing the 6.625% Senior Notes due 2020 (previously filed as Exhibit 4.6 of our Registration Statement on Form S-4 relating to the 6.625% Senior Notes due 2020 filed on June 16, 2011, File No. 333-174927)

4.7	Special Global Note representing the 6.625% Senior Notes due 2020 (previously filed as Exhibit 4.7 of our Registration Statement on Form S-4 relating to the 6.625% Senior Notes due 2020 filed on June 16, 2011, File No. 333-174927)

4.8	Indenture, dated May 20, 2011, between KCSM and U.S. Bank National Association, as trustee and paying agent, covering up to $200,000,000 of KCSM’s 6.125% Senior Notes due 2021, (previously filed as Exhibit 4.1 of our Current Report on Form 8-K filed on May 25, 2011, File No. 333-08322)

4.9	Registration Rights Agreement, dated May 20, 2011, among Kansas City Southern de México, S.A. de C.V., and Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, Scotia Capital (USA) Inc., Banco Bilbao Vizcaya Argentaria, S.A. and Morgan Stanley & Co. Incorporated. (previously filed as Exhibit 4.2 of our Current Report on Form 8-K filed on May 25, 2011, File No. 333-08322)

4.10*	Form of 144A Restricted Global Note representing the 6.125% Senior Notes due 2021

4.11*	Form of Regulation S Restricted Global Note representing the 6.125% Senior Notes due 2021

4.12*	Special Global Note representing the 6.125% Senior Notes due 2021

4.13	Form of Exchange Note (attached as Exhibit A to the Indenture filed as Exhibit 4.8 hereto)

5.1*	Opinion of White & Case LLP as to the validity of the exchange notes

Exhibit No.	Exhibit

5.2*	Opinion of the General Counsel of KCSM as to the validity of the exchange notes under Mexican law

8.1*	Opinion of White & Case LLP regarding certain United States federal tax consequences relating to the exchange offer

8.2*	Opinion of Baker & McKenzie México, S.C. regarding certain Mexican tax consequences relating to the exchange offer

10.1	Concession title granted by the Secretaria de Comunicaciones y Transportes (“SCT”) in favor of Ferrocarril del Noreste, S.A. de C.V. (“FNE”), dated December 2, 1996, together with an English translation (previously filed as Exhibit 2.1 of our Registration Statement on Form F-4, File No. 333-08322)

10.1.1	Amendment, dated February 12, 2001, of concession title granted by SCT in favor of KCSM, formerly known as FNE, December 2, 1996, together with an English translation (previously filed as Exhibit 4.2 from KCSM and Grupo KCSM’s Annual Report on Form 20-F for fiscal year 2000)

10.1.2	Amendment No. 2, dated November 22, 2006, of concession title granted by SCT in favor of KCSM, formerly known as FNE, December 2, 1996, amended February 12, 2001, together with an English translation (previously filed as Exhibit 10.3 of our Registration Statement on Form S-4 filed on September 18, 2007, File No. 333-146153)

10.2†	English translation of Employment Agreement, dated as of October 5, 2005, between KCSM and David Weiler Eaton Keener (previously filed as Exhibit 10.20 of our Registration Statement on Form S-4 filed on September 13, 2010, File No. 333-169340)

10.3†	English translation of Employment Agreement, dated as of April 20, 2006, between KCSM and José Guillermo Zozaya Delano (previously filed as Exhibit 10.1 of our Quarterly Report on Form 10-Q filed on May 10, 2006, File No. 333-08322)

10.3.1†	English translation of Amendment Agreement to the Individual Indefinite Employment Contract of April 2, 2006, dated May 27, 2009, between KCSM and José Guillermo Zozaya Delano (previously filed as Exhibit 10.1 of our Current Report on Form 8-K filed on June 2, 2009, File No. 333-08322)

10.4†	English translation of Employment Agreement, dated as of January 18, 1999, between KCSM and Oscar Augusto Del Cueto Cuevas (previously filed as Exhibit 10.15 of our Registration Statement on Form S-4 filed on September 4, 2009, File No. 333-161762)

10.5	Loan and Security Agreement, dated as of February 28, 2008, between KCSM and Export Development Canada (previously filed as Exhibit 10.16 of the amendment to our Registration Statement on Form S-4/A filed on March 26, 2008, File No. 333-146519)

10.6	Loan Agreement, dated as of September 24, 2008, between KCSM and DVB Bank AG (previously filed as Exhibit 10.1 of our Quarterly Report on Form 10-Q filed on October 28, 2008, File No. 333-08322)

10.7	Trackage Rights Agreement, dated February 9, 2010, between KCSM and Ferromex (previously filed as Exhibit 10.2 of our Quarterly Report on Form 10-Q filed on April 27, 2010, File No. 333-08322)

10.8	Settlement Agreement, dated February 9, 2010, between KCSM and Ferrocarril Mexicano, S.A. de C.V. , Ferrosur S.A. de C.V., Minera México, S.A. de C.V., Infraestructura y Transportes Ferroviarios, S.A. de C.V., Infraestructura y Transportes México, S.A. de C.V., Líneas Ferroviarias de México, S.A. de C.V., Grupo Ferroviario Mexicano, S.A. de C.V., and Grupo México, S.A.B. de C.V. 2016 (previously filed as Exhibit 10.1 of our Quarterly Report on Form 10-Q filed on April 27, 2010, File No. 333-08322)

10.9	Credit Agreement, dated August 30, 2010, by and between Kansas City Southern de México, S.A. de C.V., the lenders defined therein and The Bank of Nova Scotia, as administrative agent for the Lenders, Scotiabank Inverlat, S.A., Institución de Banca Múltiple, Grupo Financiero Scotiabank Inverlat, as collateral agent and Scotia Capital and Banc of America Securities LLC, as joint lead arrangers and joint bookrunners (previously filed as Exhibit 10.1 of our Current Report on Form 8-K filed on September 3, 2010, File No. 333-08322)

Exhibit No.	Exhibit

10.9.1	Subsidiary Guaranty, dated as of August 30, 2010, by each subsidiary of Kansas City Southern de México, S.A. de C.V. from time to time party thereto, in favor of The Bank of Nova Scotia, in its capacity as the administrative agent and each of secured parties defined therein (previously filed as Exhibit 10.2 of our Current Report on Form 8-K filed on September 3, 2010, File No. 333-08322)

10.9.2	Pledge Without Transfer of Possession Agreement, dated August 30, 2010, entered into by and among Kansas City Southern de México, S.A. de C.V., Arrendadora KCSM, S. de R.L. de C.V., Highstar Harbor Holdings Mexico, S. de R.L. de C.V. , MTC Puerta Mexico, S. de R.L. de C.V., and Vamos a México, S.A. de C.V., and Scotiabank Inverlat, S.A., Institución de Banca Múltiple, Grupo Financiero Scotiabank Inverlat, as collateral agent, acting on its own behalf and on behalf and for the benefit of the secured parties defined therein, as pledgee. (English translation of document executed in Spanish) (previously filed as Exhibit 10.3 of our Current Report on Form 8-K filed on September 3, 2010, File No. 333-08322)

10.9.3	Stock Pledge Agreement, dated August 30, 2010, entered into by and among MTC Puerta México, S. de R.L. de C.V and Highstar Harbor Holdings México, S. de R.L. de C.V., as pledgors, Scotiabank Inverlat, S.A., Institución de Banca Múltiple, Grupo Financiero Scotiabank Inverlat, in its capacity as collateral agent, acting on its own behalf and on behalf and for the benefit of the secured parties defined therein, as pledgee, and Vamos a México, S.A. de C.V. (English translation of document executed in Spanish) (previously filed as Exhibit 10.4 of our Current Report on Form 8-K filed on September 3, 2010, File No. 333-08322)

10.9.4	Partnership Interest Pledge Agreement, dated August 30, 2010, entered into by and among Kansas City Southern de México, S.A. de C.V. and KSCM Holdings, LLC, as pledgors, Scotiabank Inverlat, S.A., Institución de Banca Múltiple, Grupo Financiero Scotiabank Inverlat, in its capacity as collateral agent, acting on its own behalf and on behalf and for the benefit of the secured parties defined therein, as pledgee and Arrendadora KCSM, S. de R.L. de C.V. (English translation of document executed in Spanish) (previously filed as Exhibit 10.5 of our Current Report on Form 8-K filed on September 3, 2010, File No. 333-08322)

10.9.5	Partnership Interest Pledge Agreement, dated August 30, 2010, entered into by and among Kansas City Southern de México, S.A. de C.V. and Nafta Rail, S.A. de C.V., as pledgors, Scotiabank Inverlat, S.A., Institución de Banca Múltiple, Grupo Financiero Scotiabank Inverlat, in its capacity as collateral agent, acting on its own behalf and on behalf and for the benefit of the secured parties defined therein, as pledgee and Highstar Harbor Holdings México, S. de R.L. de C.V. (English translation of document executed in Spanish) (previously filed as Exhibit 10.6 of our Current Report on Form 8-K filed on September 3, 2010, File No. 333-08322)

10.9.6	Partnership Interest Pledge Agreement, dated August 30, 2010 entered into by and among Highstar Harbor Holdings México, S. de R.L. de C.V. and Nafta Rail, S.A. de C.V., as pledgors, Scotiabank Inverlat, S.A., Institución de Banca Múltiple, Grupo Financiero Scotiabank Inverlat, in its capacity as collateral agent, acting on its own behalf and on behalf and for the benefit of the secured parties defined therein, as pledgee and MTC Puerta México, S. de R.L. de C.V. (English translation of document executed in Spanish) (previously filed as Exhibit 10.7 of our Current Report on Form 8-K filed on September 3, 2010, File No. 333-08322)

10.9.7	Intercompany Subordination Agreement, dated as of August 30, 2010, by and between Kansas City Southern de México, S.A. de C.V., and each of the persons defined therein, in favor of The Bank of Nova Scotia, as administrative agent for each of the secured parties defined therein (previously filed as Exhibit 10.8 of our Current Report on Form 8-K filed on September 3, 2010, File No. 333-08322)

10.10	Placement Agreement, dated December 14, 2010, among Kansas City Southern de México, S.A. de C.V., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, Scotia Capital (USA) Inc., BBVA Securities Inc., Citigroup Global Markets Inc. and UBS Securities LLC (previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on December 20, 2010, File No. 333-08322)

10.11	Placement Agreement, dated May 6, 2011, among Kansas City Southern de México, S.A. de C.V., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, Scotia Capital (USA) Inc., Banco Bilbao Vizcaya Argentaria, S.A. and Morgan Stanley & Co. Incorporated (previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on May 12, 2011, File No. 333-08322)

12.1*	Computation of Ratio of Earnings to Fixed Charges

Exhibit No.	Exhibit

21.1*	List of Subsidiaries of KCSM

23.1	Consent of White & Case LLP (contained in Exhibit 5.1 and Exhibit 8.1)

23.2	Consent of the General Counsel of KCSM (contained in Exhibit 5.2)

23.3	Consent of Baker & McKenzie México, S.C. (contained in Exhibit 8.2)

23.4*	Consent of White and Case, S.C.

23.5*	Consent of KPMG LLP

24.1	Power of Attorney (included on signature page)

25.1*	Form T-1 Statement of Eligibility and Qualification of U.S. Bank National Association with respect to the exchange notes

99.1*	Form of Letter of Transmittal

99.2*	Form of Notice of Guaranteed Delivery

99.3*	Form of Exchange Agent Agreement

*	Filed herewith.
†	Management or compensatory contract.

(b) There are no Financial Statement Schedules required to be filed herewith pursuant to this item.